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As filed with the Securities and Exchange Commission on October 10, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TransDigm Inc.
TransDigm Group Incorporated
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact name of registrant as specified in its charter)

TransDigm Inc.	3728	TransDigm Group Incorporated
Delaware (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	Delaware (State or other jurisdiction of incorporation or organization)
34-1750032 (I.R.S. Employer Identification No.)		51-0484716 (I.R.S. Employer Identification No.)

1301 East 9th Street, Suite 3710
Cleveland, Ohio 44114
(216) 706-2939
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

W. Nicholas Howley
Chairman and Chief Executive Officer
TransDigm Group Incorporated
1301 East 9th Street, Suite 3710
Cleveland, Ohio 44114
(216) 706-2939
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven J. Gartner, Esq.
Cristopher Greer, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(6) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

7 3/4% Senior Subordinated Notes due 2014	$275,000,000	100%	$275,000,000	$29,425

Guarantees(2)	N/A	N/A	N/A	N/A

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee is payable for the guarantees.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

CHAMPION AEROSPACE INC.
(Name as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation or
organization)
3722
(Primary Standard Industrial Classification Code Number)
58-2623644
(I.R.S. Employer Identification Number)
1230 OLD NORRIS ROAD
LIBERTY, SC 29657
(864) 843-1162
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)	ZMP, INC.
(Name as specified in its charter)
CALIFORNIA
(State or other jurisdiction of incorporation or organization)
3728
(Primary Standard Industrial Classification Code Number)
95-4056651
(I.R.S. Employer Identification Number)
4141 NORTH PALM STREET
FULLERTON, CA 92635
(714) 278-6500
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)

ADAMS RITE AEROSPACE, INC.
(Name as specified in its charter)
CALIFORNIA
(State or other jurisdiction of incorporation or organization)
3728
(Primary Standard Industrial Classification Code Number)
95-4056812
(I.R.S. Employer Identification Number)
4141 NORTH PALM STREET
FULLERTON, CA 92835
(714) 278-6500
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)
CHRISTIE ELECTRIC CORP.
(Name as specified in its charter)
CALIFORNIA
(State or other jurisdiction of incorporation or organization)
3629
(Primary Standard Industrial Classification Code Number)
95-0987760
(I.R.S. Employer Identification Number)
8301 IMPERIAL DRIVE
WACO, TX 76712
(254) 776-0650
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)

MARATHONNORCO AEROSPACE, INC.
(formerly Marathon Power Technologies Company)
(Name as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation or organization)
3691
(Primary Standard Industrial Classification Code Number)
74-2707437
(I.R.S. Employer Identification Number)
8301 IMPERIAL DRIVE
WACO, TX 76712
(254) 776-0650
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)
AVIONIC INSTRUMENTS INC.
(Name as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation or organization)
336410
(Primary Standard Industrial Classification Code Number)
13-2666109
(I.R.S. Employer Identification Number)
1414 RANDOLPH AVENUE
AVENEL, NEW JERSEY 07001-2402
(732) 388-3500
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)

DAC REALTY CORP.
(Name as specified in its charter)
NEW JERSEY
(State or other jurisdiction of incorporation or organization)
531120
(Primary Standard Industrial Classification Code Number)
11-2821284
(I.R.S. Employer Identification Number)
1414 RANDOLPH AVENUE
AVENEL, NEW JERSEY 07001-2402
(732) 388-3500
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)
SKURKA AEROSPACE INC.
(Name as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation or organization)
336410
(Primary Standard Industrial Classification Code Number)
20-2042650
(I..R.S. Employer Identification Number)
4600 CALLE BOLERO, P.O. BOX 2869
CAMARILLO, CALIFORNIA 93011-2869
(805) 484-8884
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)

SWEENEY ENGINEERING CORP.
(Name as specified in its charter)
CALIFORNIA
(State or other jurisdiction of incorporation or organization)
336410
(Primary Standard Industrial Classification Code Number)
95-3561481
(I.R.S. Employer Identification Number)
17224 GRAMERCY PLACE
GARDENA, CALIFORNIA 90247-5211
(310) 324-4961
(Address, including zip code, and
telephone number, including area code,
of principal executive offices)

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 10, 2006.

PROSPECTUS

TransDigm Inc.

OFFER TO EXCHANGE

Up to $275,000,000 aggregate principal amount of its 7 3/4% Senior Subordinated Notes due 2014 registered under the Securities Act of 1933 for
any and all outstanding 7 3/4% Senior Subordinated Notes due 2014

  •
  We are offering to exchange new registered 7 3/4% senior subordinated notes due 2014, which we refer to herein as the "exchange notes," for all of our outstanding unregistered 7 3/4% senior subordinated notes due 2014, which we refer to herein as the "original notes." We refer herein to the exchange notes and the original notes, collectively, as the "notes."

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2006, unless extended.

  •
  The exchange offer is subject to customary conditions that we may waive.

  •
  All outstanding original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

  •
  Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  •
  We believe that the exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

  •
  If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

  •
  There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

        See "Risk Factors" beginning on page 19 for a discussion of matters you should consider before you participate in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006.

        This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Chief Financial Officer, TransDigm Inc., 1301 East 9th Street, Suite 3710, Cleveland, Ohio 44114 (telephone number (216) 706-2939). In order to ensure timely delivery of this information, any request should be made by                        , 2006, five business days prior to the expiration date of the exchange offer.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prosecutes or in our affairs since the date hereof.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection

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with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."

NOTICE TO INVESTORS

        This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

        The notes will be available in book-entry form only. The notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture governing the notes, or the Indenture. See "Book-Entry, Delivery and Form."

NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus before you decide to participate in the exchange offer. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the "Risk Factors" and other sections of this prospectus.

Our Company

General Company Information

        We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving. Each of these product offerings consists of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.

        For fiscal year 2005, we generated net sales of $374.3 million and net income of $34.7 million. In addition, for fiscal year 2005, our EBITDA was $154.5 million, or 41.3% of net sales, our EBITDA As Defined was $164.2 million, or 43.9% of net sales, and our capital expenditures were $8.0 million, or 2.1% of net sales.

        We estimate that over 90% of our net sales for fiscal year 2005 were generated by proprietary products for which we own the design. In addition, for fiscal year 2005, we estimate that we generated approximately 75% of our net sales from products for which we are the sole source provider.

        Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold as original equipment on an aircraft, we generate net sales from recurring aftermarket consumption over the life of that aircraft, which is generally estimated to be approximately 30 years. We estimate that approximately two-thirds of our net sales in fiscal year 2005 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to original equipment manufacturers, or OEMs.

        We provide components for a large, diverse installed base of aircraft and, therefore, we are not overly dependent on any single airframe. For example, we estimate that sales to support any single OEM airframe production requirement did not exceed 4.0% of our net sales for fiscal year 2005, and sales to support any single aftermarket airframe platform did not exceed 5.5% of our net sales for this same period.

Organizational Structure and Related Matters

        TransDigm Inc. was formed in July 1993 in connection with the acquisition of certain companies from IMO Industries Inc. TransDigm Group Incorporated (formerly known as TD Holding Corporation), or TD Group, was formed in July 2003 at the direction of Warburg Pincus Private Equity VIII, L.P., or Warburg Pincus, to facilitate the acquisition of TransDigm Holding Company, or TransDigm Holdings. On July 22, 2003, TD Acquisition Corporation, a newly formed, wholly-owned subsidiary of TD Group, was merged with and into TransDigm Holdings with TransDigm Holdings continuing as the surviving corporation. Contemporaneously with the completion of that merger, a newly formed, wholly-owned subsidiary of TD Acquisition Corporation was merged with and into TransDigm Inc., with TransDigm Inc. continuing as the surviving corporation. These mergers are sometimes referred to in this prospectus as the "Mergers." Upon the completion of the Mergers, TransDigm Holdings became a wholly-owned subsidiary of TD Group, and TransDigm Inc. continued to be a wholly-owned subsidiary of TransDigm Holdings. In an effort to simplify our organizational structure, on June 26, 2006, TransDigm Holdings was merged with and into TransDigm Inc., with TransDigm Inc. continuing as the surviving corporation. TransDigm Holdings did not conduct any operations and did not have any significant assets other than its ownership interest in TransDigm Inc. Accordingly, as of the date of this prospectus, TransDigm Inc. is a wholly-owned subsidiary of TD Group.

        On March 20, 2006, certain stockholders of TD Group and certain members of our management sold an aggregate of 12,597,756 shares of TD Group common stock in an underwritten initial public offering, or the Initial Public Offering, at a price of $21.00 per share. TD Group did not offer any shares of common stock for sale in the Initial Public Offering and TD Group did not receive any of the proceeds from the sale of shares by the selling stockholders. As a result of the Initial Public Offering, TD Group's common stock is publicly traded on the New York Stock Exchange under the ticker symbol "TDG."

Industry and Market Overview

        We primarily compete in the commercial and military aerospace industry. The commercial aftermarket, where we have historically derived the majority of our net sales, has generally been more stable and has exhibited steady growth compared to the commercial OEM market, which has historically exhibited cyclical swings due to changes in production rates for new aircraft. Commercial aftermarket revenue is driven primarily by the number of miles flown by paying customers of commercial airlines, which is known in the industry and referred to in this prospectus as revenue passenger miles, or RPMs, and by the size and age of the worldwide aircraft fleet.

        Historically, aftermarket and OEM sales in the military sector tend to follow defense spending. Military aftermarket revenue is driven primarily by the operational tempo of the military, while military OEM revenue is driven primarily by spending on new systems and platforms.

Our Competitive Strengths

        We believe our key competitive strengths include:

        Large and Growing Installed Product Base with Aftermarket Revenue Stream.    We provide components to a large and growing installed base of aircraft to which we supply aftermarket products. We estimate that our products are installed on more than 40,000 commercial transport, regional transport, military and general aviation fixed wing turbine aircraft and over 15,000 rotary wing aircraft.

        Diversified Revenue Base.    Our diversified revenue base reduces our dependence on any particular product, platform or market segment and has been a significant factor in maintaining our financial performance. Our products are installed on almost all of the major commercial aircraft platforms now in production. We expect to continue to develop new products for military and commercial applications. For example, we expect to be certified and provide a range of components for the new Boeing 787 and Airbus A380 and A400M.

        Significant Barriers to Entry.    We believe that the niche nature of our markets, the industry's stringent regulatory and certification requirements, the large number of products that we sell and the investments necessary to develop and certify products create barriers to entry for potential competitors.

        Strong Cash Flow Generation.    We generate strong cash flow from operations as a result of our high margins and low capital expenditure requirements. For fiscal years 2005 and 2004 and for the twelve-month period ended September 30, 2003, our EBITDA As Defined margins were 43.9%, 46.3% and 42.4%, respectively. In addition, our low recurring capital expenditure requirements, which have historically been between approximately $5 million to $8 million per year, or approximately 2% of net sales per year, coupled with our consistent installed revenue base, provide a stable stream of cash flows.

        Consistent Track Record of Financial Success and Strong Growth.    From fiscal year 1994 to fiscal year 2005, our net sales grew at a Compound Annual Growth Rate, or CAGR, of 19.7%, and during this same period our EBITDA As Defined grew at a CAGR of 29.1%.

        Value-Driven Management Team with a Successful Track Record.    Our operations are managed by a very experienced, value-driven management team with a proven record of growing our business organically, reducing overhead, rationalizing costs and integrating acquisitions.

Our Business Strategy

        Our business strategy is made up of two key elements: (1) a value-driven operating strategy focused around our three core value drivers; and (2) a selective acquisition strategy.

        Value-Driven Operating Strategy.    Our three core value drivers are:

  •
  Obtaining Profitable New Business. We attempt to obtain profitable new business by using our technical expertise, unique application skill and our detailed knowledge of our customer base and the individual niche markets in which we operate. We have regularly been successful in identifying and developing both aftermarket and OEM products to drive our growth. For example, Airbus S.A.S. selected us to design the security bolting system that has been installed on all Airbus cockpit doors to comply with the Federal Aviation Administration, or the FAA, and European regulatory requirements adopted after the events of September 11, 2001.

  •
  Improving Our Cost Structure. We attempt to make steady improvements to our cost structure through detailed attention to the cost of each of the products that we offer and our organizational structure, with a focus on steadily reducing the cost of each.

  •
  Providing Highly Engineered Value-Added Products to Customers. We focus on the engineering, manufacturing and marketing of a broad range of highly engineered niche products that we believe provide unique value to our customers. We have been consistently successful in communicating to our customers the value of our products. This has generally enabled us to price our products to fairly reflect the value we provide and the resources required to do so.

        Selective Acquisition Strategy.    We selectively pursue the acquisition of proprietary component businesses when we see an opportunity to create value through the application of our three core value-driven operating strategies. The aerospace industry, in particular, remains highly fragmented, with many of the companies in the industry being small private businesses or small non-core operations of larger businesses. We have significant experience among our management team in executing acquisitions and integrating acquired businesses into our company and culture, having successfully acquired and integrated seventeen businesses and/or product lines since our formation in 1993.

Financing Transaction

        On May 25, 2006, we commenced a tender offer to purchase for cash any and all of our outstanding 8 3/8% senior subordinated notes due 2011, or our 8 3/8% Senior Subordinated Notes, and, in connection therewith, we solicited consents to amend the indenture governing such notes to, among other things, eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default. On June 23, 2006, we closed the tender offer and consent solicitation for the 8 3/8%

Senior Subordinated Notes. In connection with the closing, we purchased all of the issued and outstanding 8 3/8% Senior Subordinated Notes that were validly tendered, totaling $399,670,000 in aggregate principal amount.

        In addition, simultaneously with the closing of the tender offer and consent solicitation for the 8 3/8% Senior Subordinated Notes, we entered into a new senior secured credit facility, or the New Senior Secured Credit Facility, which consists of a $650 million term loan facility, all of which was funded at the closing of the Financing Transaction (as defined below), and a revolving loan facility with a total borrowing availability of $150 million, none of which was drawn at the closing of the Financing Transaction.

        On June 23, 2006, simultaneously with the consummation of the transactions described above, we consummated the offering and sale of the original notes. We used the net proceeds from the offering and sale of the original notes, together with the initial borrowings under the New Senior Secured Credit Facility and a portion of our existing cash balances, to fund (1) the repayment of the entire $288.4 million of principal amount outstanding under our senior secured credit facility that was in effect prior to the consummation of the Financing Transaction, or the Former Senior Secured Credit Facility, (2) the repayment of the entire $200 million of principal amount outstanding under a term loan facility under which TD Group was the borrower, or the TD Group Loan Facility, (3) the purchase of all of the 8 3/8% Senior Subordinated Notes that were tendered in connection with the tender offer for such notes totaling $399,670,000, (4) the payment of accrued and unpaid interest on all such indebtedness and (5) the payment of all premiums and transaction expenses associated therewith.

        We collectively refer to the repayment of our Former Senior Secured Credit Facility, the repayment of the TD Group Loan Facility, the purchase of any and all of our 8 3/8% Senior Subordinated Notes in connection with the tender offer referred to above, the entry into the New Senior Secured Credit Facility and all related transactions, including the offering and sale of the original notes, as the "Financing Transaction." For a more detailed description of these transactions, see "Financing Transaction" on page 107.

        On August 7, 2006, we redeemed all of the 8 3/8% Senior Subordinated Notes that remained outstanding after the consummation of the tender offer for such notes.

Recent Development

        On October 3, 2006, TransDigm Inc. acquired all of the issued and outstanding capital stock of CDA InterCorp., or CDA, for an aggregate purchase price of approximately $45 million. CDA designs and manufactures specialized controllable drive actuators, motors, transducers and gearing. CDA's products are used on a range of defense, space and commercial aircraft applications. In accordance with the terms of the Indenture and the New Senior Secured Credit Facility, CDA intends to enter into a supplemental indenture and a joinder agreement under which it will agree to become a guarantor in respect of the obligations of TransDigm Inc. under the Indenture and the New Senior Secured Credit Facility.

Summary of the Exchange Offer

        On June 23, 2006, we completed an offering of $275,000,000 aggregate principal amount of 7 3/4% senior subordinated notes due 2014, which we refer to herein as the "original notes," in a transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. In connection with the offering of the original notes, we entered into a registration rights agreement, dated as of June 23, 2006, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to offer our new 7 3/4% senior subordinated notes due 2014, which will be registered under the Securities Act, and which we refer to herein as the "exchange notes," in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. In this prospectus, we refer to the original notes and the exchange notes collectively as the "notes." You should read the discussions under the headings "Prospectus Summary—Summary of the Terms of the Exchange Notes" and "Description of the Exchange Notes" for information regarding the exchange notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes generally will be freely transferable. Based upon interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
	•	acquire the exchange notes in the ordinary course of your business;
	•	are not and do not intend to become engaged in a distribution of the exchange notes;
	•	are not an "affiliate" (within the meaning of the Securities Act) of ours;
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.
If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See "The Exchange Offer—Purpose of the Exchange Offer."

Registration Rights Agreement	Under the registration rights agreement, we have agreed to use our reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, liquidated damages will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See "The Exchange Offer—Liquidated Damages."
Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the exchange offer.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we extend it.
Exchange Date	We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.
Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.
Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.
Procedures for Tendering Original Notes	See "The Exchange Offer—How to Tender."
United States Federal Income Tax Consequences	We believe that the exchange of the original notes for the exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss as a result of such exchange.
Effect on Holders of Original Notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "The Exchange Offer—Other."

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted original notes, will continue to be subject to the transfer restrictions provided for in the original notes and the Indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "Risk Factors—Risks Associated with the Exchange Offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer," "—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer" and "The Exchange Offer—Other."
Appraisal Rights	Holders of original notes do not have appraisal or dissenters' rights under applicable law or the Indenture. See "The Exchange Offer—Terms of the Exchange Offer."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Exchange Agent	The Bank of New York Trust Company, N.A., the trustee under the Indenture, is serving as the exchange agent in connection with this exchange offer.

Summary of the Terms of the Exchange Notes

Issuer	TransDigm Inc.
Exchange Notes	$275,000,000 in aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014.
Maturity Date	July 15, 2014.
Interest	We will pay interest on the exchange notes at a rate of 7 3/4% per annum. We will pay interest due on the exchange notes semi-annually on January 15 and July 15 of each year. We will make the first such payment on January 15, 2007.
Guarantees	The exchange notes will be fully and unconditionally guaranteed, on a joint and several and senior subordinated basis, by TD Group, our parent company, and, other than immaterial subsidiaries, all of our existing and future domestic subsidiaries. Our foreign subsidiaries will not guarantee the exchange notes. As of the date of this prospectus, we only have one foreign subsidiary, which has minor assets and liabilities.
Ranking	The exchange notes will be our unsecured senior subordinated obligations. The exchange notes and guarantees will rank:
• junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under the New Senior Secured Credit Facility;
• equally with any of our and the guarantors' existing and future senior subordinated indebtedness; and
• senior to any of our and the guarantors' existing and future subordinated indebtedness.
As of July 1, 2006, the exchange notes would rank junior to approximately $651 million of senior indebtedness, all of which is secured, excluding amounts that may be drawn under the revolving credit line under the New Senior Secured Credit Facility, which would all rank senior to the exchange notes.

Optional Redemption	We may redeem the exchange notes at any time and from time to time on or after July 15, 2009 in whole or in part in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may also redeem the exchange notes at any time and from time to time prior to July 15, 2009 in whole or in part at a make-whole redemption price described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, at any time and from time to time prior to July 15, 2009, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at the redemption price described in this prospectus, plus accrued and unpaid interest to the date of redemption, provided that (i) at least $150 million of the aggregate principal amount of the notes remain outstanding immediately after the occurrence of each such redemption and (ii) each such redemption occurs within 90 days after the date of the related equity offering. See "Description of the Exchange Notes—Optional Redemption."
Change of Control	If a change of control event occurs, each holder of exchange notes will have the right to require us to purchase all or a portion of its exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange Notes—Change of Control."
Certain Covenants	The Indenture contains covenants that, among other things, limit the ability of TransDigm Inc. and its restricted subsidiaries to:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt;
	•	make investments;
	•	sell assets;
	•	enter into agreements that restrict distributions or other payments from restricted subsidiaries to TransDigm Inc.;
	•	incur or suffer to exist liens securing indebtedness;
	•	consolidate, merge or transfer all or substantially all of our assets;
	•	engage in transactions with affiliates;
	•	create unrestricted subsidiaries; and
	•	engage in certain business activities.

These limitation are subject to a number of important qualifications and exceptions, including a qualification that, upon the achievement of a specified financial threshold, will remove most of the limitations on the ability of TransDigm Inc. and its restricted subsidiaries to pay distributions on or redeem or repurchase capital stock, repurchase subordinated debt or make investments. See "Description of the Exchange Notes—Certain Covenants."
Covenant Suspension	At any time when the notes are rated investment grade by Moody's Investors Service, Inc. and Standard & Poor's and no default has occurred and is continuing under the Indenture, TransDigm Inc. and its restricted subsidiaries will not be subject to many of the foregoing covenants. However, if TransDigm Inc. and its restricted subsidiaries are not subject to such covenants and on any subsequent date, one or both of such rating agencies withdraws its investment grade ratings assigned to the notes or downgrades the rating assigned to the notes below an investment grade rating or if a default or event of default occurs and is continuing, then TransDigm Inc. and its restricted subsidiaries will again become subject to such covenants. See "Description of the Exchange Notes—Certain Covenants."
In addition, subject to certain exceptions, if either TransDigm Inc. or TD Group is acquired by an entity that has received an investment grade rating from both Moody's Investors Service, Inc. and Standard & Poor's and that files current and periodic reports with the SEC, the requirement in the Indenture that either TransDigm Inc. or TD Group file current and periodic reports with the SEC will be suspended. See "Description of the Exchange Notes—Certain Covenants."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Trustee	The Bank of New York Trust Company, N.A. is the trustee for the holders of the exchange notes.
Governing Law	The exchange notes, the Indenture and the other documents for the offering of the exchange notes are governed by the laws of the State of New York.

        For additional information about the exchange notes, see the section of this prospectus entitled "Description of the Exchange Notes."

Regulatory Approvals

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Risk Factors

        Participating in the exchange offer involves certain risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before participating in the exchange offer.

Principal Offices

        Our executive offices are located at 1301 East 9th Street, Suite 3710, Cleveland, Ohio 44114 and our telephone number is (216) 706-2939. Our website address is http://www.transdigm.com. Our website and the information contained on, or that can be accessed through, our website are not part of this prospectus.

Summary Historical Consolidated Financial Data

        TD Group was formed in July 2003 under the name TD Holding Corporation to facilitate the consummation of the Mergers. TD Group does not have any operations other than through its ownership of its direct and indirect subsidiaries.

        The following table sets forth summary historical consolidated financial and other data of TD Group or its predecessor (i) as of September 30, 2005, 2004 and 2003 and for the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation of TD Group) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers), which have been derived from TD Group's or its predecessor's audited consolidated financial statements, and (ii) as of July 1, 2006 and for the thirty-nine week periods ended July 1, 2006 and July 2, 2005, which have been derived from TD Group's unaudited condensed consolidated financial statements. TD Group's consolidated financial statements for the periods subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Accordingly, the accompanying summary historical consolidated financial and other data as of dates and for the period prior to the Mergers is labeled as "Predecessor." Separate historical financial information for TransDigm Inc. is not presented since TD Group has no operations or assets separate from its investment in TransDigm Inc. and since the exchange notes will be fully and unconditionally guaranteed, on a joint and several and senior subordinated basis, by TD Group and, other than immaterial subsidiaries, all direct and indirect domestic subsidiaries of TransDigm Inc.

        On February 24, 2003, we acquired certain assets and assumed certain liabilities of the Norco, Inc. business, or Norco, from TransTechnology Corporation. On July 9, 2004, TransDigm Inc. acquired all of the outstanding capital stock of Avionic Instruments, Inc., or Avionic. On December 31, 2004, Skurka Aerospace, Inc., or Skurka, a wholly-owned subsidiary of TransDigm Inc., acquired certain assets and assumed certain liabilities of Skurka Engineering Company. On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators Corporation, or Fluid Regulators. On June 30, 2005, Skurka acquired an aerospace motor product line from Eaton Corporation. On May 1, 2006, Skurka acquired certain assets and assumed certain liabilities of Electra-Motion, Inc. On June 12, 2006, TransDigm Inc. acquired all of the outstanding capital stock of Sweeney Engineering Corp., or Sweeney. All of the acquisitions were accounted for as purchases. The results of operations of the acquired entities, businesses and product lines are included in TD Group's or its predecessor's consolidated financial statements from the date of each of the acquisitions.

        We present below certain financial information based on our EBITDA and EBITDA As Defined. We note that neither EBITDA nor EBITDA As Defined is a measurement of financial performance under accounting principles generally accepted in the United States of America, or GAAP, and neither should be considered as an alternative to net income or operating cash flows determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies. While we believe that the presentation of EBITDA and EBITDA As Defined will enhance an investor's understanding of our operating performance, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. For a reconciliation of EBITDA and EBITDA As Defined to net income, please refer to the table below. For additional information regarding these non-GAAP financial measures, including a more detailed description with respect to the limitations of these non-GAAP financial measures, please refer to footnotes 9 and 10 below.

        The information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

						Predecessor
	Thirty-Nine Week Periods Ended				July 8, 2003 (Date of Formation) Through September 30, 2003
			Fiscal Years Ended September 30,			October 1, 2002 Through July 22, 2003 (Closing Date of the Mergers)
	July 1, 2006	July 2, 2005
			2005	2004
	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales	$319,272	$269,289	$374,253	$300,703	$52,083	$241,185
Gross profit(1)	162,827	132,423	184,270	136,505	11,684	114,669
Operating expenses:
Selling and administrative	37,059	27,841	38,943	31,201	5,205	20,167
Amortization of intangibles	4,681	5,836	7,747	10,325	1,975	945
Refinancing costs(2)	48,456	—	—	—	—	—
Merger expenses(3)	—	—	—	—	—	176,003

Income (loss) from operations(1)	72,631	98,746	137,580	94,979	4,504	(82,446)
Interest expense, net	58,686	59,228	80,266	74,675	14,233	28,224

Income (loss) before income taxes	13,945	39,518	57,314	20,304	(9,729)	(110,670)
Income tax provision (benefit)	4,050	14,858	22,627	6,682	(3,970)	(40,701)

Net income (loss)	$9,895	$24,660	$34,687	$13,622	$(5,759)	$(69,969)

Net income (loss) available to common stockholders	$9,895	$24,660	$34,687	$13,622	$(5,759)	$(72,638)

Basic earnings (loss) per share computation:
Weighted-average common shares outstanding(4)	44,344	44,202	44,202	44,193	43,608	119.8

Net income (loss) per share(5)	$0.22	$0.56	$0.78	$0.31	$(0.13)	$(606.38)

Diluted earnings (loss) per share computation:
Weighted-average common shares outstanding(4)	47,285	46,408	46,544	46,300	43,608	119.8

Net income (loss) per share(6)	$0.21	$0.53	$0.75	$0.29	$(0.13)	$(606.38)

		As of September 30,
	As of July 1, 2006
		2005	2004	2003
	(unaudited)	(in thousands)
Balance Sheet Data:
Cash and cash equivalents(7)	$22,091	$104,221	$48,498	$18,902
Marketable securities	—	—	50,601	—
Working capital	175,875	118,559	179,385	133,622
Total assets	1,395,524	1,427,748	1,345,912	1,315,395
Long-term debt, including current portion	925,330	889,846	892,788	894,997
Stockholders equity	346,755	333,107	297,412	283,551

						Predecessor
	Thirty-Nine Week Periods Ended				July 8, 2003 (Date of Formation) Through September 30, 2003
			Fiscal Years Ended September 30,			October 1, 2002 Through July 22, 2003 (Closing Date of the Mergers)
	July 1, 2006	July 2, 2005
			2005	2004
	(unaudited)		(dollars in thousands)
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$(39,792)	$60,971	$80,695	$111,139	$16,852	$(34,184)
Investing activities	(32,724)	(65,567)	(20,530)	(77,619)	(469,319)	(57,267)
Financing activities	(9,614)	(3,706)	(4,442)	(3,924)	471,369	82,450
Depreciation and amortization	11,962	12,503	16,956	18,303	3,333	6,355
Capital expenditures	(5,567)	(5,520)	7,960	5,416	968	4,241
Ratio of earnings to fixed charges(8)	1.2x	1.7x	1.7x	1.3x	—	—
Other Data:
EBITDA(9)	$84,593	$111,249	$154,536	$113,282	$7,837	$(76,091)
EBITDA, margin(10)	26.5%	41.3%	41.3%	37.7%	15.0%	(31.5)%
EBITDA As Defined(9)	$142,198	$118,233	$164,240	$139,084	$22,062	$102,306
EBITDA As Defined, margin(10)	44.5%	43.9%	43.9%	46.3%	42.4%	42.4%

(1)
Gross profit and income (loss) from operations include the effect of charges relating to purchase accounting adjustments to inventory associated with the Mergers, the acquisition of various entities, businesses and a product line for the thirty-nine week periods ended July 1, 2006 and July 2, 2005, the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers) of $0, $1,325,000, $1,493,000, $18,471,000, $12,038,000 and $855,000, respectively.

(2)
Represents costs incurred in connection with the Financing Transaction, including the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million and the write off of debt issue costs of $22.9 million.

(3)
One-time merger-related charges were incurred in connection with the Mergers in July 2003.

(4)
The weighted-average common shares outstanding for the successor periods presented have been adjusted to give effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006 in connection with the Initial Public Offering.

(5)
Net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the basic weighted-average common shares outstanding.

(6)
Net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the diluted weighted-average common shares outstanding. However, stock options and restricted stock totaling 0.1 million outstanding at July 1, 2006, were excluded from the diluted earnings per share computation for the thirty-nine week period ended July 1, 2006 due to the anti-dilutive effect of such options and restricted stock. Stock options totaling 7.3 million outstanding at September 30, 2003, were excluded from the diluted earnings per share computation for the period from July 8, 2003 (date of formation) through September 30, 2003 due to the anti-dilutive effect of such options.

(7)
On November 10, 2005, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made bonus payments of approximately $6.2 million to certain members of our management. TransDigm Holdings used all of the proceeds received from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group entered into the TD Group Loan Facility and used the net proceeds received from borrowings thereunder of approximately $193.8 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes issued in connection with its acquisition of TransDigm Holdings in July 2003, which payments in the aggregate were equal to approximately $262.7 million, and (ii) make certain distributions to members of our management who participated in our deferred compensation plans, which distributions in the aggregate were equal to approximately $26.0 million.

(8)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient by $9,729,000 and $110,670,000 to cover fixed charges for the period from July 8, 2003 (date of formation) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers), respectively.

(9)
EBITDA represents earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our operating performance. Our management believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, accounting methods, book value of assets, capital structure and the method by which assets are acquired. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

  EBITDA As Defined represents EBITDA plus, as applicable for the relevant period, inventory purchase accounting adjustments, acquisition integration costs, non-cash compensation and deferred compensation costs, certain non-recurring expenses incurred in connection with the Mergers, one-time special bonus payments made to members of our management and certain acquisition earnout costs, and as more fully described below, for the thirty-nine week period ended July 1, 2006, any and all expenses or charges incurred by us in connection with equity offerings, permitted investments, acquisitions, dispositions, recapitalizations or permitted debt transactions, including all of the expenses or charges relating to the Financing Transaction. Our management uses EBITDA As Defined to review and assess our operating performance and management team in connection with our employee incentive programs and the preparation of our annual budget and our financial projections. In addition, the revolving credit facility under the New Senior Secured Credit Facility requires compliance, on a pro forma basis, with a first lien leverage ratio, which is measured based on our Consolidated EBITDA (as defined therein). The New Senior Secured Credit Facility defines Consolidated EBITDA in a manner equal to how we defined EBITDA As Defined for the thirty-nine week period ended July 1, 2006. This financial covenant is a material term of the New Senior Secured Credit Facility as failure to comply with such financial covenant could result in an event of default in respect of the revolving credit facility (and, in turn, such an event of default could result in an event of default under the Indenture). In addition, our Former Senior Secured Credit Facility required compliance, on a pro forma basis, with a leverage ratio, a fixed charge coverage ratio and an interest coverage ratio, all of which were measured based on our Consolidated EBITDA (as defined therein). The Former Senior Secured Credit Facility defined Consolidated EBITDA in a manner equal to how we defined EBITDA As Defined for the periods presented prior to the thirty-nine week period ended July 1, 2006, and such historical definition was substantially similar to the definition of Consolidated EBITDA under the New Senior Secured Credit Facility, except that for purposes of computing Consolidated EBITDA under the New Senior Secured Credit Facility, we are permitted to add back to net income any and all expenses or charges incurred by us in connection with equity offerings, permitted investments, acquisitions, dispositions, recapitalizations or permitted debt transactions, including all of the expenses or charges related to the Financing Transaction.

  Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations, and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

  •
  neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

  •
  the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

  •
  neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

  •
  EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

  Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation, and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

(10)
The EBITDA margin represents the amount of EBITDA as a percentage of net sales. The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

        The following is a reconciliation of EBITDA and EBITDA As Defined to net income:

	Thirty-Nine Week Periods Ended				July 8, 2003 (Date of Formation) Through September 30, 2003
			Fiscal Years Ended September 30,
	July 1, 2006	July 2, 2005				Predecessor October 1, 2002 Through July 22, 2003 (Closing Date of the Mergers)
			2005	2004
			(in thousands)
	(unaudited)
Net income (loss)	$9,895	$24,660	$34,687	$13,622	$(5,759)	$(69,969)
Add:
Depreciation and amortization	11,962	12,503	16,956	18,303	3,333	6,355
Interest expense, net	58,686	59,228	80,266	74,675	14,233	28,224
Income tax provision (benefit)	4,050	14,858	22,627	6,682	(3,970)	(40,701)

EBITDA	84,593	111,249	154,536	113,282	7,837	(76,091)
Add:
Inventory purchase accounting adjustments(1)	—	1,325	1,493	18,471	12,038	855
Acquisition integration costs(2)	455	802	1,363	1,162	1,154	1,539
Non-cash compensation and deferred compensation costs(3)	(514)	4,857	6,848	6,169	1,033	—
Merger expenses(4)	—	—	—	—	—	176,003
One-time special bonus payments(5)	6,222	—	—	—	—	—
Acquisition earnout costs(6)	336	—	—	—	—	—
Refinancing costs(7)	48,456	—	—	—	—	—
Non-recurring IPO expenses(8)	2,650	—	—	—	—	—

EBITDA As Defined	$142,198	$118,233	$164,240	$139,084	$22,062	$102,306

(1)
This represents the portion of the purchase accounting adjustments to inventory associated with the Mergers and to the acquisitions of various entities, businesses and a product line that were charged to cost of sales when the inventory was sold.

(2)
This represents costs incurred to integrate various entities, businesses and a product line into the Company's operations.

(3)
Represents the expense (income) recognized by us under our 2003 stock option plan and our deferred compensation plans. The amount reflected above for the thirty-nine week period ended July 1, 2006 includes (i) a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two of our deferred compensation plans during such period and (ii) expense recognized by us under a new deferred compensation plan adopted by us during such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(4)
Represents one-time charges incurred in connection with the Mergers in July 2003.

(5)
Represents the aggregate amount of one-time special bonuses paid on November 10, 2005 to members of management. On November 10, 2005, we entered into an amendment to the Former Senior Secured Credit Facility pursuant to which the lenders thereunder agreed to exclude these one-time special bonus payments from the calculation of EBITDA As Defined.

(6)
Represents the amount recognized for the potential earnout payment to Howard Skurka pursuant to the terms of the retention agreement entered into with him in connection with Skurka's acquisition of substantially all of the assets of Skurka Engineering Company in December 2004. Pursuant to the amendment to the Former Senior Secured Credit Facility described above, the lenders thereunder agreed to exclude earnout payments and deferred purchase price payments made in connection with certain permitted acquisitions from the calculation of EBITDA As Defined.

(7)
Represents costs incurred in connection with the Financing Transaction, including the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million and the write off of debt issue costs of $22.9 million.

(8)
Represents non-recurring costs and expenses incurred by TD Group related to the Initial Public Offering.

RISK FACTORS

        Participating in the exchange offer involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before you decide to participate in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. The risks described below are not the only ones that could impact our company or the value of the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health, harm our ability to react to changes to our business and could prevent us from fulfilling our obligations under our indebtedness, including the notes.

        As a result of the Financing Transaction, we have a significant amount of indebtedness. As of July 1, 2006, after giving effect to the redemption of the remaining 8 3/8% Senior Subordinated Notes that were not tendered in connection with the Financing Transaction, our total indebtedness was approximately $925 million, excluding unused commitments under our new revolving loan facility, which would have represented approximately 73% of our total capitalization.

        Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial debt could also have other important consequences. For example, it could:

  •
  increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to competitors that have less debt; and

  •
  limit our ability to raise additional financing on satisfactory terms or at all.

        In addition, all of our debt under the New Senior Secured Credit Facility, which includes a $650 million term loan facility and a revolving loan facility of $150 million, will bear interest at floating rates. Accordingly, in the event that interest rates increase, our debt service expense will also increase. See "Description of the New Senior Secured Credit Facility."

        We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt, including the notes, and to meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. For example, as of July 1, 2006, approximately $148.8 million of borrowings were available under the revolving loan facility under the New Senior Secured Credit Facility. Although the Indenture and the New Senior Secured Credit Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and the indebtedness incurred in compliance with these qualifications and exceptions could be substantial. Any additional borrowings could be senior to the notes and the related guarantees. If we incur additional debt above current levels, the risks associated with our substantial leverage would increase.

        See "Capitalization," "Selected Historical Consolidated Financial Data," "Description of the New Senior Secured Credit Facility" and "Description of the Exchange Notes."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        Our ability to make payments on our indebtedness, including the notes and amounts borrowed under the New Senior Secured Credit Facility, and to fund our operations, will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under the New Senior Secured Credit Facility or otherwise in amounts sufficient to enable us to service our indebtedness, including the notes and amounts borrowed under the New Senior Secured Credit Facility, or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, the Indenture and the New Senior Secured Credit Facility may restrict us from adopting any of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms and would otherwise adversely affect the notes.

        See "Description of the New Senior Secured Credit Facility" and "Description of the Exchange Notes."

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

        Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The terms of the New Senior Secured Credit Facility and the Indenture may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

        The New Senior Secured Credit Facility and the Indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on TD Group, TransDigm Inc. and its subsidiaries (in the case of the New Senior Secured Credit Facility) and TransDigm Inc. and its subsidiaries (in the case of the Indenture) and may limit their ability to engage in acts that may be in our long-term best interests. The New Senior Secured Credit Facility and Indenture include covenants restricting, among other things, the ability of TD Group, TransDigm Inc. and its subsidiaries (in the case of the New Senior Secured Credit Facility) and TransDigm Inc. and its subsidiaries (in the case of the Indenture) to:

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  incur or guarantee additional indebtedness or issue preferred stock;

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  pay distributions on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt;

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  make investments;

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  sell assets;

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  enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

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  incur or suffer to exist liens;

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  consolidate, merge or transfer all or substantially all of our assets;

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  engage in transactions with affiliates;

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  create unrestricted subsidiaries; and

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  engage in certain business activities.

        A breach of any of these covenants could result in a default under the New Senior Secured Credit Facility or the Indenture. If any such default occurs, the lenders under the New Senior Secured Credit Facility and the holders of the notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under the New Senior Secured Credit Facility also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under the New Senior Secured Credit Facility, the lenders under that facility will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash, and they will also have the right to prevent us from making debt service payments on the notes. If the debt under the New Senior Secured Credit Facility or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the notes and our other debt.

Many of the covenants in the Indenture will not be applicable during any period when the notes are rated investment grade by Moody's Investors Service, Inc. and Standard & Poor's and no default has occurred and is continuing.

        Many of the covenants contained in the Indenture will not be applicable during any period when the notes are rated investment grade by both Moody's Investors Service, Inc. and Standard & Poor's and no default has occurred and is continuing. These covenants restrict, among other things, the ability of TransDigm Inc. and its restricted subsidiaries to incur or guarantee additional indebtedness or issue preferred stock, to pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt, sell assets, consolidate, merge or transfer all or substantially all of our assets and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, suspension of these covenants will allow TransDigm Inc. and its restricted subsidiaries to engage in certain actions that would not have been permitted while these covenants were in force, and the effects of any such actions that TransDigm Inc. and its restricted subsidiaries take while these covenants are not in force will be permitted to remain in place even if the notes are subsequently downgraded below investment grade and the covenants are reinstated.

Your right to receive payments on the notes will be subordinated to the borrowings under the New Senior Secured Credit Facility and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors' existing senior indebtedness and possibly to all of the guarantors' future borrowings.

        The notes and the guarantees rank behind all of our and the guarantors' existing senior indebtedness, including the New Senior Secured Credit Facility, and will rank behind all of our and the guarantors' future borrowings, in each case, except any future indebtedness that expressly provides that it ranks equal with, or junior in right of payment to, the notes and the guarantees, as applicable. As of July 1, 2006, after giving effect to the redemption of the remaining 8 3/8% Senior Subordinated Notes that were not tendered in connection with the Financing Transaction, the notes and the guarantees would have been subordinated to approximately $651 million of outstanding senior debt. In addition, as of July 1, 2006, approximately $148.8 million of borrowings were available under the revolving loan facility under the New Senior Secured Credit Facility, subject to compliance with the covenants and conditions to borrowings under the New Senior Secured Credit Facility, which borrowings would be senior to the notes and the guarantees. We also may be able to incur substantial additional indebtedness, including senior indebtedness, in the future.

        As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with the trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the Indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness.

The notes are not secured by our assets or those of the guarantors, and the lenders under the New Senior Secured Credit Facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being subordinated to all our existing and future senior debt, the notes and the guarantees will not be secured by any of our assets or any of the assets of the guarantors. Our obligations under the New Senior Secured Credit Facility are secured by, among other things, a first priority pledge of all of TransDigm Inc.'s and its subsidiaries' capital stock (subject to exception specified in the facility), substantially all of our assets and substantially all the assets of the guarantors. If we become insolvent or are liquidated, or if payment under the New Senior Secured Credit Facility or in respect of any other secured indebtedness is accelerated, the lenders under the New Senior Secured Credit Facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the New Senior Secured Credit Facility or other secured debt). Upon the occurrence of any default under the New Senior Secured Credit Facility (and even without accelerating the indebtedness under the New Senior Secured Credit Facility), the lenders may be able to prohibit the payment of the notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the Indenture. See "Description of the New Senior Secured Credit Facility" and "Description of the Exchange Notes—Ranking—Subordination; Payment of Notes."

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes.

        Our issuance of the notes and the issuance of the guarantees by the guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors. While the relevant laws may vary from state to state, under such laws the issuance of the notes and the guarantees and the application of the proceeds therefrom will be a fraudulent conveyance if (1) we issued the notes and the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of clause (2) only, one of the following is true:

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  we or any of the guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

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  we or any of the guarantors were or was engaged in a business or transaction for which our or the applicable guarantor's assets constituted unreasonably small capital; or

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  we or any of the guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

        If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the applicable guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the notes.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

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  the sum of its debts was greater than the fair value of all its assets;

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  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

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  it cannot pay its debts as they become due.

        A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer laws.

An active trading market for the exchange notes may not develop.

        The exchange notes are a new issue of securities and there is no established trading market for the exchange notes. We do not intend to apply to list the exchange notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system.

        As a result of this and the other factors listed below, an active trading market for the exchange notes may not develop, in which case the market price and liquidity of the exchange notes may be adversely affected.

        In addition, you may not be able to sell your exchange notes at a particular time or at a price favorable to you. Future trading prices of the exchange notes will depend on many factors, including:

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  our operating performance and financial condition;

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  our prospects or the prospects for companies in our industry generally;

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  the interest of securities dealers in making a market in the notes;

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  the market for similar securities; and

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  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the exchange notes, regardless of our prospects or performance.

        Although the initial purchasers of the original notes have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers may also discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the exchange notes or the prevailing market price at the time you choose to sell.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

        Except in limited circumstances specified in the Indenture, upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase the notes. Upon the occurrence of a change of control, we would also be required to repay all of the indebtedness outstanding under the New Senior Secured Credit Facility. Also, as the New Senior Secured Credit Facility will generally prohibit us from purchasing any notes, if we do not repay all borrowings under the New Senior Secured Credit Facility first or obtain the consent of the lenders thereunder, we will be prohibited from purchasing the notes upon a change of control.

        In addition, if a change of control occurs, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the Indenture. See "Description of the Exchange Notes—Events of Default."

Risks Associated with the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

        If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

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  registered under the Securities Act:

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  offered or sold under an exemption from the Securities Act and applicable state securities laws; or

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  offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

        To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

        In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their original notes may be deemed to be underwriters.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

        We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See "The Exchange Offer."

Risks Relating to Our Business

Future terrorist attacks may have a material adverse impact on our business.

        Following the September 11, 2001 terrorist attacks, passenger traffic on commercial flights was significantly lower than prior to the attacks and many commercial airlines reduced their operating schedules. Overall, the terrorist attacks resulted in billions of dollars in losses to the airline industry. Any future acts of terrorism and any military response to such acts could result in further acts of terrorism and additional hostilities, including possible retaliatory attacks on sovereign nations, as well as financial, economic and political instability. While the precise effects of any such terrorist attack, military response or instability on our industry and our business is difficult to determine, it could result in further reductions in the use of commercial aircraft. If demand for new aircraft and spare parts decreases, demand for certain of our products would also decrease.

Our business is sensitive to the number of flight hours that our customers' planes spend aloft, the size and age of the worldwide aircraft fleet and our customers' profitability. These items are, in turn, affected by general economic conditions.

        Our business is directly affected by, among other factors, changes in revenue passenger miles, or RPMs, the size and age of the worldwide aircraft fleet and, to a lesser extent, changes in the profitability of the commercial airline industry. Revenue passenger miles and airline profitability have historically been correlated with the general economic environment, although national and international events also play a key role. For example, RPMs declined primarily as a result of increased security concerns among airline customers following the events of September 11, 2001. In addition to the events of September 11, 2001, in recent years, the airline industry has been severely affected by the downturn in the global economy, higher fuel prices, the Severe Acute Respiratory Syndrome, or SARS, epidemic and the conflicts in Afghanistan and Iraq. As a result of the substantial reduction in airline traffic resulting from these events, the airline industry incurred, and some in the industry continue to incur, large losses and financial difficulties. Some carriers have also parked or retired a portion of their fleets and have reduced workforces and flights. During periods of reduced airline profitability, some airlines may delay purchases of spare parts, preferring instead to deplete existing inventories. If demand for new aircraft and spare parts decreases, there would be a decrease in demand for certain of our products.

Our sales to manufacturers of large aircraft are cyclical, and a downturn in sales to these manufacturers may adversely affect us.

        Our sales to manufacturers of large commercial aircraft, which accounted for approximately 13% of our net sales in fiscal year 2005, have historically experienced periodic downturns. In the past, these sales have been affected by airline profitability, which is impacted by, among other things, fuel and labor costs, price competition, downturns in the global economy and national and international events, such as the events of September 11, 2001. Prior downturns have adversely affected our net sales, gross margin and net income.

We rely heavily on certain customers for much of our sales.

        Our three largest customers for fiscal year 2005 were the U.S. Government (through various agencies and buying organizations), Aviall, Inc. (a distributor of commercial aftermarket parts to airlines throughout the world) and Honeywell International Inc. These customers accounted for approximately 11%, 10% and 9%, respectively, of our net sales in fiscal year 2005. Our top ten customers for fiscal year 2005 accounted for approximately 52% of our net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

We generally do not have guaranteed future sales of our products. Further, we enter into fixed price contracts with some of our customers, so we take the risk for cost overruns.

        As is customary in our business, we do not generally have long-term contracts with most of our aftermarket customers and, therefore, do not have guaranteed future sales. Although we have long-term contracts with many of our OEM customers, some of those customers may terminate the contracts on short notice and, in many other cases, our customers have not committed to buy any minimum quantity of our products. In addition, in certain cases, we must anticipate the future volume of orders based upon the historic purchasing patterns of customers and upon our discussions with customers as to their anticipated future requirements, and this anticipated future volume of orders may not materialize.

        We also have entered into multi-year, fixed-price contracts with some of our OEM customers, pursuant to which we have agreed to perform the work for a fixed price and, accordingly, realize all the benefit or detriment resulting from any decreases or increases in the costs for making these products. Sometimes we accept a fixed-price contract for a product that we have not yet produced, and the fact that we have not yet produced the product increases the risk of cost overruns or delays in the completion of the design and manufacturing of the product. Most of our contracts do not permit us to recover for increases in raw material prices, taxes or labor costs, although some contracts provide for renegotiation to address certain material adverse changes.

U.S. military spending is dependent upon the U.S. defense budget.

        The U.S. Department of Defense, or the DOD, budget has generally increased for each fiscal year from fiscal 1997 to the recently approved budget for fiscal 2007, and, based on the Bush Administration's current Future Year Defense Program, the DOD budget is expected to continue to increase modestly through fiscal 2010. However, future DOD budgets after fiscal 2007 could be negatively impacted by several factors, including but not limited to the U.S. Government's budget deficits and spending priorities and the cost of sustaining the U.S. military presence and rebuilding operations in Iraq and Afghanistan, which could cause the DOD budget to remain unchanged or to decline. A significant decline in U.S. military expenditures in the future could result in a reduction in the amount of our products sold to the various agencies and buying organizations of the U.S. Government.

We are subject to certain unique business risks as a result of supplying equipment and services to the U.S. Government. In addition, government contracts contain unfavorable termination provisions and are subject to modification and audit.

        Companies engaged in supplying defense-related equipment and services to U.S. Government agencies are subject to business risks specific to the defense industry. These risks include the ability of the U.S. Government to unilaterally:

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  suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

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  terminate existing contracts;

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  reduce the value of existing contracts; and

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  audit our contract-related costs and fees, including allocated indirect costs.

        Most of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        On contracts where the price is based on cost, the U.S. Government may review our costs and performance, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs, and certain marketing expenses may not be subject to reimbursement.

        In addition to these U.S. Government contract risks, we are at times required to obtain approval from U.S. Government agencies to export our products. Additionally, we are not permitted to export some of our products. A determination by the U.S. Government that we failed to receive required approvals or licenses could eliminate or restrict our ability to sell our products outside the United States, and the penalties that could be imposed by the U.S. Government for failure to comply with these laws could be significant.

Certain of our divisions and subsidiaries have been subject to a pricing review by the DOD Office of Inspector General.

        Five of our divisions and subsidiaries have been subject to a DOD Office of Inspector General review of our records for the purpose of determining whether the DOD's various buying offices negotiated "fair and reasonable" prices for spare parts purchased from those five divisions and subsidiaries in fiscal years 2002 through 2004. On February 28, 2006, we received a copy of the Inspector General's final report dated February 23, 2006, and on April 19, 2006, a redacted version of such report was made publicly available. The report recommends (i) that the Defense Logistics Agency request that those five subsidiaries and divisions voluntarily refund, in the aggregate, approximately $2.6 million for allegedly overpriced parts and (ii) that Defense Logistics Agency contracting officers reevaluate their procedures for determining the reasonableness of pricing for sole source spare parts purchased from those divisions and subsidiaries and seek to develop Strategic Supplier Alliances with those divisions and subsidiaries.

        The Company's position has been, and continues to be, that our pricing has been fair and reasonable and that there is no legal basis for the amount suggested as a refund by the Inspector General in its report. In response to the report, we offered reasons why we disagree with the Inspector

General's overall analysis. The Defense Logistics Agency has requested additional information from the Company and the Company's position on the voluntary refund. The Company has responded to such request.

        In February 2006, the Defense Logistics Agency made a request to initiate discussions regarding future pricing and developing an acquisition strategy that will mutually strengthen TransDigm and the Defense Logistics Agency's business relationship. The parties have discussed and are considering future purchasing approaches but negotiations regarding Strategic Supplier Alliances or any specific approach have not yet commenced, but will likely occur at a later date. As a result of those negotiations, it is possible that the divisions and subsidiaries subject to the pricing review will enter into Strategic Supplier Alliances with the Defense Logistics Agency. It is likely that in connection with any Strategic Supplier Alliance, the Defense Logistics Agency will seek prices for parts based on cost or may seek volume discounts or other favorable pricing and/or the applicable division or subsidiary may agree to cost or pricing justification or appropriate discounts. It is also possible that the DOD may seek alternative sources of supply for such parts.

        The entry into Strategic Supplier Alliances or a decision by the DOD to pursue alternative sources of supply for our sole source parts could reduce the amount of revenue we derive from, and the profitability of certain of our supply arrangements with, certain agencies and buying organizations of the U.S. Government.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Government Pricing Review" for additional information with respect to the pricing review.

Our business may be adversely affected if we would lose our government or industry approvals or if more stringent government regulations are enacted or if industry oversight is increased.

        The aerospace industry is highly regulated in the United States and in other countries. In order to sell our components, we and the components we manufacture must be certified by the FAA, the DOD and similar agencies in foreign countries and by individual manufacturers. If new and more stringent government regulations are adopted or if industry oversight increases, we might incur significant expenses to comply with any new regulations or heightened industry oversight. In addition, if material authorizations or approvals were revoked or suspended, our business would be adversely affected.

We are dependent on our highly trained employees and any work stoppage or difficulty hiring similar employees could adversely affect our business.

        Because our products are complicated and highly engineered, we depend on an educated and trained workforce. There is substantial competition for skilled personnel in the aircraft component industry, and we could be adversely affected by a shortage of skilled employees. We may not be able to fill new positions or vacancies created by expansion or turnover or attract and retain qualified personnel.

        As of July 1, 2006, we had approximately 1,400 employees. Approximately 9.5% of our employees were represented by the United Steelworkers Union, approximately 4.0% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America and approximately 6.3% were represented by the International Brotherhood of Electrical Workers. Collective bargaining agreements between us and these labor unions expire in April 2008, November 2008 and May 2009, respectively. Although we believe that our relations with our employees are satisfactory, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable. Because we maintain a relatively small inventory of finished goods, any work stoppage could materially and adversely affect our ability to provide products to our customers.

Our business is dependent on the availability of certain components and raw materials that we buy from suppliers.

        Our business is affected by the price and availability of the raw materials and component parts that we use to manufacture our components. Our business, therefore, could be adversely impacted by factors affecting our suppliers (such as the destruction of our suppliers' facilities or their distribution infrastructure, a work stoppage or strike by our suppliers' employees or the failure of our suppliers to provide materials of the requisite quality), or by increased costs of such raw materials or components if we were unable to pass along such price increases to our customers. Because we maintain a relatively small inventory of raw materials and component parts, our business could be adversely affected if we were unable to obtain these raw materials and components from our suppliers in the quantities we require or on favorable terms. Although we believe in most cases that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive FAA and OEM certification processes associated with aerospace products could prevent efficient replacement of a supplier, raw material or component part.

We are subject to a number of environmental laws and regulations, and we could incur substantial costs as a result of violations of or liabilities under such environmental laws and regulations.

        Our operations and facilities are subject to a number of federal, state and local environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water and the handling, storage and disposal of hazardous materials. We could incur substantial costs, including clean-up costs, fines and sanctions and third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, relevant common law or the environmental permits required for our operations.

        Pursuant to certain environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials also may be held liable for such costs at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We also receive inquiries and notices of potential liability with respect to offsite disposal facilities from time to time. Although we are not aware of any sites for which material obligations exist, the discovery of additional contaminants or the imposition of additional clean-up obligations could result in significant liability.

We intend to pursue future acquisitions. Our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations.

        A significant portion of our growth has occurred through acquisitions. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We intend to pursue acquisitions that we believe will present opportunities consistent with our overall business strategy. However, we may not be able to find suitable acquisition candidates to purchase or may be unable to acquire desired businesses or assets on economically acceptable terms. In addition, we may not be able to raise the money necessary to complete future acquisitions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

        We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions could likely result in the incurrence of additional debt and contingent liabilities and an increase in interest and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

        In addition, we may not be able to successfully integrate any business we acquire into our existing business. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

We have recorded a significant amount of intangible assets, which may never generate the returns we expect.

        Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Identifiable intangible assets, which primarily include trademarks, trade names, trade secrets, license agreements and technology were approximately $225.3 million at July 1, 2006, representing approximately 16.1% of our total assets. Goodwill recognized in accounting for the Mergers and other recent acquisitions was approximately $878.2 million at July 1, 2006, representing approximately 62.9% of our total assets. We may never realize the full value of our identifiable intangible assets and goodwill, and to the extent we were to determine that our identifiable intangible assets and/our goodwill were impaired within the meaning of applicable accounting regulations, we would be required to write-off the amount of any impairment.

We face significant competition.

        We operate in a highly competitive global industry and compete against a number of companies, including divisions of larger companies, some of which have significantly greater resources than we do, and therefore may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Competitors in our product lines are both U.S. and foreign companies and range in size from divisions of large public corporations to small privately held entities. We believe that our ability to compete depends on high product performance, consistent high quality, short lead-time and timely delivery, competitive pricing, superior customer service and support and continued certification under customer quality requirements and assurance programs. We may have to adjust the prices of some of our products to stay competitive.

We could be adversely affected if one of our components causes an aircraft to crash.

        Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that we have designed, manufactured or serviced. While we believe that our liability insurance is adequate to protect us from future products liability claims, it may not be adequate. We may not be able to maintain insurance coverage in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could result in significant liability to us.

        In addition, a crash caused by one of our components could also damage our reputation for quality products. We believe our customers consider safety and reliability as key criteria in selecting a provider of aircraft components. If a crash were to be caused by one of our components, or if we were otherwise to fail to maintain a satisfactory record of safety and reliability, our ability to retain and attract customers may be materially adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains both historical and "forward-looking statements." All statements other than statements of historical fact included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations and business. we have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. These forward-looking statements may be contained throughout this prospectus, including under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," Will be important in determining future results. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those described under "Risk Factors." Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by these forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update these forward-looking statements or the risk factors contained in this prospectus to reflect new information, future events or otherwise, except as may be required under federal securities laws.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

        We used the net proceeds from the offering and sale of the original notes, together with the initial borrowings under the New Senior Secured Credit Facility and a portion of our existing cash balances, to fund (1) the repayment of the entire $288.4 million of principal amount outstanding under the Former Senior Secured Credit Facility, (2) the repayment of the entire $200 million of principal amount outstanding under the TD Group Loan Facility, (3) the purchase of all of the 8 3/8% Senior Subordinated Notes that were tendered in connection with the tender offer for such notes, totaling $399,670,000, (4) the payment of accrued and unpaid interest on all such indebtedness and (5) the payment of all premiums and transaction expenses associated therewith.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges:

						Predecessor
						October 1, 2002 Through July 22, 2003 (Closing Date of the Mergers)
				July 8, 2003 (Date of Formation) Through September 30, 2003
	Thirty-Nine Week Period Ended July 1, 2006	Fiscal Years Ended September 30,						Fiscal Years Ended September 30,
		2005	2004					2002	2001
Ratio of earnings to fixed charges(1)	1.2x	1.7x	1.3x	—	(2)	—	(2)	2.3x	1.7x

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense.

(2)
Earnings were insufficient by $9,729,000 and $110,670,000 to cover fixed charges for the period from July 8, 2003 (date of formation) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers), respectively.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On June 23, 2006, we offered the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to a registration rights agreement entered into with the initial purchasers of the original notes, we and the guarantors agreed, for the benefit of holders of the original notes, to:

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  no later than 180 days after the Issue Date, as defined in "Description of the Exchange Notes," file a registration statement with the SEC with respect to a registered offer to exchange the original notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions;

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  use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 270 days after the Issue Date; and

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  consummate the exchange offer within 310 days after the Issue Date.

        For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor, or, if no interest has been paid on such original note, from the date of its original issue.

        Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers, or Participating Broker-Dealers, receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the exchange offer registration statement.

        Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

        A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Shelf Registration Statement

        In the event that:

        (1)   because of any change in law or in applicable interpretations of the staff of the SEC, we are not permitted to effect the exchange offer;

        (2)   we do not consummate the exchange offer within 310 days of the Issue Date;

        (3)   an initial purchaser notifies us following consummation of the exchange offer that original notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

        (4)   certain holders are not eligible to participate in the exchange offer, or certain holders participate in the exchange offer but do not receive freely tradeable securities on the date of the exchange, then, we will, subject to certain exceptions,

        (x)   promptly file a shelf registration statement, or the Shelf Registration Statement, with the SEC covering resales of the original notes or the exchange notes, as the case may be;

        (y)   (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 270th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

        (z)   We have agreed to use our reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years from the Issue Date or such shorter period that will terminate when all of the securities covered by the Shelf Registration Statement (A) have been sold pursuant thereto or (B) are no longer restricted securities under Rule 144 of the Securities Act.

        We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be. A holder selling such original notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Liquidated Damages

        We will pay additional cash interest on the original notes and exchange notes, subject to certain exceptions, upon the occurrence of any of the following events:

        (1)   if we fail to file an exchange offer registration statement with the SEC on or prior to December 20, 2006;

        (2)   if obligated to file the Shelf Registration Statement as provided above, we fail to file the Shelf Registration Statement with the SEC on or prior to the 60th day, or the Shelf Filing Date, after the date on which the obligation to file a Shelf Registration Statement arises;

        (3)   if the exchange offer registration statement is not declared effective by the SEC on or prior to March 20, 2007 or, if obligated to file a Shelf Registration Statement as provided above, a Shelf Registration Statement is not declared effective by the SEC on or prior to March 20, 2007;

        (4)   if the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective;

        (5)   if obligated to file the Shelf Registration Statement as provided above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date; or

        (6)   after the exchange offer registration statement or the Shelf Registration Statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable due to the reasons specified in the registration rights agreement, subject to certain exceptions.

        Each such event referred to in the preceding clauses (1) through (6) is referred to herein as a Registration Default. Additional cash interest on the original notes and exchange notes will be payable from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

        The rate of the additional interest will be $0.05 per week per $1,000 principal amount of notes for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the original notes and the exchange notes.

        We will be entitled to consummate the exchange offer on the expiration date, provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on                        , 2006, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York Trust Company, N.A., as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

        The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

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  terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under "—Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us; and

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  amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

        If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

        If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

        This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of outstanding original notes. We will accept for exchange any and all original notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions of the Exchange Offer." Original notes may be tendered only in multiples of $1,000. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered original notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

        As of the date of this prospectus, $275 million in aggregate principal amount of the original notes are outstanding. Solely for reasons of administration, we have fixed the close of business on                        , 2006 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder's legal representative or attorney-in-fact, whose ownership is reflected in the records of The Bank of New York Trust Company, N.A., as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our "affiliate," as defined in Rule 405 under the Securities Act.

        We will be deemed to have accepted validly tendered original notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders of original notes do not have appraisal or dissenters' rights under applicable law or the Indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations under the Exchange Act, including Rule 14e-1.

        Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Solicitation of Tender; Expenses" for more information about the costs of the exchange offer.

        We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

        The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

        General Procedures.    A holder of an original note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the inside back cover of this prospectus on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

        If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to herein as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the inside back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

        Guaranteed Delivery Procedures.    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

        The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

        The party tendering original notes for exchange, whom we refer to herein as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

        Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered the original notes to be withdrawn, the certificate numbers of the original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent.

        The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

        We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

  •
  any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

  •
  an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

  •
  there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

  •
  all governmental approvals that we deem necessary for the consummation of the exchange have not been obtained;

  •
  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

  •
  a material adverse change shall have occurred in our business, condition, operations or prospects.

        The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

        Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

        The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

        The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

        You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

        We believe that the exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and that holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Material United States Federal Income Tax Considerations."

Regulatory Approvals

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

        Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights and limitations applicable thereto under the Indenture and the registration rights agreement, except for any terms of such documents which, by their terms, terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Exchange Notes." All untendered original notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See "Risk Factors—Risks Associated with the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer."

        We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and the consolidated capitalization of TD Group as of July 1, 2006. This table should be read in conjunction with the information contained in "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of TD Group and the notes thereto included elsewhere in this prospectus.

As of July 1, 2006
(in thousands)
Cash and cash equivalents	$22,091

Debt:
New Senior Secured Credit Facility(1)	$650,000
7 3/4% Senior Subordinated Notes due 2014	275,000
8 3/8% Senior Subordinated Notes due 2011(2)	330

Total long-term debt of TD Group and subsidiaries	925,330

Stockholders equity	346,755

Total capitalization	$1,272,085

(1)
The New Senior Secured Credit Facility consists of a $650 million term loan facility and a revolving loan facility with a total borrowing availability of $150 million. As of July 1, 2006, $1.2 million of letters of credit were outstanding and $148.8 million of borrowings were available under the revolving loan facility under the New Senior Secured Credit Facility.

(2)
On August 7, 2006, we redeemed all of the 8 3/8% Senior Subordinated Notes that remained outstanding after the consummation of the tender offer for such notes.

SELECTED CONSOLIDATED FINANCIAL DATA

        TD Group was formed in July 2003 under the name TD Holding Corporation to facilitate the consummation of the Mergers. TD Group does not have any operations other than through its ownership of its direct and indirect subsidiaries.

        The following table sets forth selected historical consolidated financial and other data of TD Group or its predecessor (i) as of September 30, 2005, 2004, 2003, 2002 and 2001 and for the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation of TD Group) through September 30, 2003, the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers) and each of the two fiscal years ended September 30, 2002 and September 30, 2001, which have been derived from TD Group's or its predecessor's audited consolidated financial statements and (ii) as of July 1, 2006 and for the thirty-nine week periods ended July 1, 2006 and July 2, 2005, which have been derived from TD Group's unaudited condensed consolidated financial statements. TD Group's consolidated financial statements for the periods subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the periods prior to the Mergers reflect the historical cost basis of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Accordingly, the accompanying selected historical consolidated financial and other data as of dates and for the periods prior to the Mergers are labeled as "Predecessor." Separate historical financial information for TransDigm Inc. is not presented since TD Group has no operations or assets separate from its investment in TransDigm Inc. and since the exchange notes will be fully and unconditionally guaranteed, on a joint and several and senior subordinated basis, by TD Group and, other than immaterial subsidiaries, all direct and indirect domestic subsidiaries of TransDigm Inc.

        On March 26, 2001, we acquired an exclusive, worldwide license to produce and sell products composed of a lubrication and scavenge pump product line along with certain related equipment and inventory. On May 31, 2001, Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., acquired substantially all of the assets and certain liabilities of the Champion Aviation Products business from Federal Mogul Ignition Company, a wholly-owned subsidiary of Federal-Mogul Corporation. On February 24, 2003, we acquired certain assets and assumed certain liabilities of the Norco business from TransTechnology Corporation. On July 9, 2004, TransDigm Inc. acquired all of the outstanding capital stock of Avionic. On December 31, 2004, Skurka acquired certain assets and assumed certain liabilities of Skurka Engineering Company. On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators. On June 30, 2005, Skurka acquired an aerospace motor product line from Eaton Corporation. On May 1, 2006, Skurka acquired certain assets and assumed certain liabilities of Electra-Motion, Inc. On June 12, 2006, TransDigm Inc. acquired all of the outstanding capital stock of Sweeney. All of the acquisitions were accounted for as purchases. The results of operations of the acquired entities, businesses and product lines are included in TD Group's or its predecessor's consolidated financial statements from the date of each of the acquisitions.

        We present below certain financial information based on our EBITDA and EBITDA As Defined. We note that neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP and neither should be considered as an alternative to net income or operating cash flows determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies. While we believe that the presentation of EBITDA and EBITDA As Defined will enhance an investor's understanding of our operating performance, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. For a reconciliation of EBITDA and EBITDA As Defined to net income, please refer to the table below. For additional information regarding these non-GAAP financial measures, including a more detailed description with respect to the limitations of these non-GAAP financial measures, please refer to footnotes 9 and 10 below.

        The information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

						Predecessor
	Thirty-Nine Week Periods Ended				July 8, 2003 (Date of Formation) Through September 30, 2003	October 1, 2002 Through July 22, 2003 (Closing Date of the Mergers)
			Fiscal Years Ended September 30,				Fiscal Years Ended September 30,
	July 1, 2006	July 2, 2005
			2005	2004			2002	2001
	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales	$319,272	$269,289	$374,253	$300,703	$52,083	$241,185	$248,802	$200,773
Gross profit(1)	162,827	132,423	184,270	136,505	11,684	114,669	114,227	82,248
Operating expenses:
Selling and administrative	37,059	27,841	38,943	31,201	5,205	20,167	23,962	23,612
Amortization of intangibles	4,681	5,836	7,747	10,325	1,975	945	6,294	2,966
Refinancing costs(2)	48,456	—	—	—	—	—	—	—
Merger expenses(3)	—	—	—	—	—	176,003	—	—

Income (loss) from operations(1)	72,631	98,746	137,580	94,979	4,504	(82,446)	83,971	55,670
Interest expense, net	58,686	59,228	80,266	74,675	14,233	28,224	36,538	31,926

Income (loss) before income taxes	13,945	39,518	57,314	20,304	(9,729)	(110,670)	47,433	23,744
Income tax provision (benefit)	4,050	14,858	22,627	6,682	(3,970)	(40,701)	16,804	9,386

Net income (loss)	$9,895	$24,660	$34,687	$13,622	$(5,759)	$(69,969)	$30,629	$14,358

Net income (loss) available to common stockholders	$9,895	$24,660	$34,687	$13,622	$(5,759)	$(72,638)	$27,727	$13,470

Basic earnings (loss) per share computation:
Weighted-average common shares outstanding(4)	44,344	44,202	44,202	44,193	43,608	119.8	119.8	119.8

Net income (loss) per share(5)	$0.22	$0.56	$0.78	$0.31	$(0.13)	$(606.38)	$231.44	$112.42

Diluted earnings (loss) per share computation:
Weighted-average common shares outstanding(4)	47,285	46,408	46,544	46,300	43,608	119.8	138.0	134.1

Net income (loss) per common share(6)	$0.21	$0.53	$0.75	$0.29	$(0.13)	$(606.38)	$200.87	$100.45

					Predecessor
		As of September 30,
	As of July 1, 2006	2005	2004	2003	2002	2001
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents(7)	$22,091	$104,221	$48,498	$18,902	$49,206	$11,221
Marketable securities	—	—	50,601	—	—	—
Working capital	175,875	118,559	179,385	133,622	99,035	55,672
Total assets	1,395,524	1,427,748	1,345,912	1,315,395	402,226	372,898
Long-term debt, including current portion	925,330	889,846	892,788	894,997	408,952	413,209
Stockholders equity (deficiency)	346,755	333,107	297,412	283,551	(77,156)	(103,388)
						Predecessor
	Thirty-Nine Week Periods Ended				July 8, 2003 (Date of Formation) Through September 30, 2003	October 1, 2002 Through July 22, 2003 (Closing Date of the Mergers)
			Fiscal Years Ended September 30,				Fiscal Years Ended September 30,
	July 1, 2006	July 2, 2005
			2005	2004			2002	2001
	(unaudited)
	(dollars in thousands)
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$(39,792)	$60,971	$80,695	$111,139	$16,852	$(34,184)	$56,452	$22,761
Investing activities	(32,724)	(65,567)	(20,530)	(77,619)	(469,319)	(57,267)	(5,439)	(173,588)
Financing activities	(9,614)	(3,706)	(4,442)	(3,924)	471,369	82,450	(13,028)	157,739
Depreciation and amortization	11,962	12,503	16,956	18,303	3,333	6,355	13,492	8,646
Capital expenditures	(5,567)	(5,520)	7,960	5,416	968	4,241	3,816	4,486
Ratio of earnings to fixed charges(8)	1.2x	1.7x	1.7x	1.3x	—	—	2.3x	1.7x
Other Data:
EBITDA(9)	$84,593	$111,249	$154,536	$113,282	$7,837	$(76,091)	$97,463	$64,316
EBITDA, margin(10)	26.5%	41.3%	41.3%	37.7%	15.0%	(31.5)%	39.2%	32.0%
EBITDA As Defined(9)	$142,198	$118,233	$164,240	$139,084	$22,062	$102,306	$97,463	$72,259
EBITDA As Defined, margin(10)	44.5%	43.9%	43.9%	46.3%	42.4%	42.4%	39.2%	36.0%

(1)
Gross profit and income (loss) from operations include the effect of charges relating to purchase accounting adjustments to inventory associated with the Mergers and the acquisition of various entities, businesses and product lines for the thirty-nine week periods ended July 1, 2006 and July 2, 2005, the fiscal years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 (date of formation) through September 30, 2003, the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers) and the fiscal years ended September 30, 2002 and September 30, 2001 of $0, $1,325,000, $1,493,000, $18,471,000, $12,038,000, $855,000, $0 and $6,639,000, respectively.

(2)
Represents costs incurred in connection with the Financing Transaction, including the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million and the write off of debt issue costs of $22.9 million.

(3)
One-time merger-related charges were incurred in connection with the Mergers in July 2003.

(4)
The weighted-average common shares outstanding for the successor periods presented have been adjusted to give effect to the 149.60 for 1.00 stock split that occurred on March 14, 2006 in connection with the Initial Public Offering.

(5)
Net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the basic weighted-average common shares outstanding.

(6)
Net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the diluted weighted-average common shares outstanding. However, stock options and restricted stock totaling 0.1 million outstanding at July 1, 2006, were excluded from the diluted earnings per share computation for the thirty-nine week period ended July 1, 2006 due to the anti-dilutive effect of such options and restricted stock. Stock options totaling 7.3 million outstanding at September 30, 2003, were excluded from the diluted earnings per share computation for the period from July 8, 2003 (date of formation) through September 30, 2003 due to the anti-dilutive effect of such options.

(7)
On November 10, 2005, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made bonus payments of approximately $6.2 million to certain members of our management. TransDigm Holdings used all of the proceeds received from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group entered into the TD Group Loan Facility and used the net proceeds received from borrowings thereunder of approximately $193.8 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes issued in connection with its acquisition of TransDigm Holdings in July 2003, which payments in the aggregate were equal to approximately $262.7 million, and (ii) make certain distributions to members of our management who participated in our deferred compensation plans, which distributions in the aggregate were equal to approximately $26.0 million.

(8)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient by $9,729,000 and $110,670,000 to cover fixed charges for the period from July 8, 2003 (date of formation) through September 30, 2003 and the period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers), respectively.

(9)
EBITDA represents earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our operating performance. Our management believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, accounting methods, book value of assets, capital structure and the method by which assets are acquired. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

EBITDA As Defined represents EBITDA plus, as applicable for the relevant period, inventory purchase accounting adjustments, acquisition integration costs, non-cash compensation and deferred compensation costs, certain non-recurring expenses incurred in connection with the Mergers, one-time special bonus payments made to members of our management and certain acquisition earnout costs, and as more fully described below, for the thirty-nine week period ended July 1, 2006, any and all expenses or charges incurred by us in connection with equity offerings, permitted investments, acquisitions, dispositions, recapitalizations or permitted debt transactions, including all of the expenses or charges relating to the Financing Transaction. Our management uses EBITDA As Defined to review and assess our operating performance and management team in connection with our employee incentive programs and the preparation of our annual budget and our financial projections. In addition, the revolving credit facility under the New Senior Secured Credit Facility requires compliance, on a pro forma basis, with a first lien leverage ratio, which is measured based on our Consolidated EBITDA (as defined therein). The New Senior Secured Credit Facility defines Consolidated EBITDA in a manner equal to how we defined EBITDA As Defined for the thirty-nine week period ended July 1, 2006. This financial covenant is a material term of the New Senior Secured Credit Facility as failure to comply with such financial covenant could result in an event of default in respect of the revolving credit facility (and, in turn, such an event of default could result in an event of default under the Indenture). In addition, our Former Senior Secured Credit Facility required compliance, on a pro forma basis, with a leverage ratio, a fixed charge coverage ratio and an interest coverage ratio, all of which were measured based on our Consolidated EBITDA (as defined therein). The Former Senior Secured Credit Facility defined Consolidated EBITDA in a manner equal to how we defined EBITDA As Defined for the periods presented prior to the thirty-nine week period ended July 1, 2006, and such historical definition was substantially similar to the definition of Consolidated EBITDA under the New Senior Secured Credit Facility, except that for purposes of computing Consolidated EBITDA under the New Senior Secured Credit Facility, we are permitted to add back to net income any and all expenses or charges incurred by us in connection with equity offerings, permitted investments, acquisitions, dispositions, recapitalizations or permitted debt transactions, including all of the expenses or charges related to the Financing Transaction.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations, and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

  •
  neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

  •
  the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

  •
  neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

  •
  EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

  Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation, and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

(10)
The EBITDA margin represents the amount of EBITDA as a percentage of net sales. The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

        The following is a reconciliation of EBITDA and EBITDA As Defined to net income:

						Predecessor
	Thirty-Nine Week Periods Ended				July 8, 2003 (Date of Formation) Through September 30, 2003	October 1, 2002 Through July 22, 2003 (Closing Date of the Mergers)
			Fiscal Years Ended September 30,				Fiscal Years Ended September 30,
	July 1, 2006	July 2, 2005
			2005	2004			2002	2001
	(unaudited)
	(in thousands)
Net income (loss)	$9,895	$24,660	$34,687	$13,622	$(5,759)	$(69,969)	$30,629	$14,358
Add:
Depreciation and amortization	11,962	12,503	16,956	18,303	3,333	6,355	13,492	8,646
Interest expense, net	58,686	59,228	80,266	74,675	14,233	28,224	36,538	31,926
Income tax provision (benefit)	4,050	14,858	22,627	6,682	(3,970)	(40,701)	16,804	9,386

EBITDA	$84,593	$111,249	$154,536	$113,282	$7,837	$(76,091)	$97,463	$64,316
Add:
Inventory purchase accounting adjustments(1)	—	1,325	1,493	18,471	12,038	855	—	6,639
Acquisition integration costs(2)	455	802	1,363	1,162	1,154	1,539	—	1,304
Non-cash compensation and deferred compensation costs(3)	(514)	4,857	6,848	6,169	1,033	—	—	—
Merger expenses(4)	—	—	—	—	—	176,003	—	—
One-time special bonus payment(5)	6,222	—	—	—	—	—	—	—
Acquisition earnout costs(6)	336	—	—	—	—	—	—	—
Refinancing costs(7)	48,456	—	—	—	—	—	—	—
Non-recurring IPO costs(8)	2,650	—	—	—	—	—	—	—

EBITDA As Defined	$142,198	$118,233	$164,240	$139,084	$22,062	$102,306	$97,463	$72,259

(1)
This represents the portion of the purchase accounting adjustments to inventory associated with the Mergers and to the acquisitions of various entities, businesses and product lines that were charged to cost of sales when the inventory was sold.

(2)
This represents costs incurred to integrate various entities, businesses and product lines into the Company's operations.

(3)
Represents the expense (income) recognized by us under our 2003 stock option plan and our deferred compensation plans. The amount reflected above for the thirty-nine week period ended July 1, 2006 includes (i) a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two of our deferred compensation plans during such period and (ii) expense recognized by us under a new deferred compensation plan adopted by us during such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(4)
Represents one-time charges incurred in connection with the Mergers in July 2003.

(5)
Represents the aggregate amount of one-time special bonuses paid on November 10, 2005 to members of management. On November 10, 2005, we entered into an amendment to the Former Senior Secured Credit Facility pursuant to which the lenders thereunder agreed to exclude these one-time special bonus payments from the calculation of EBITDA As Defined.

(6)
Represents the amount recognized for the potential earnout payment to Howard Skurka pursuant to the terms of the retention agreement entered into with him in connection with Skurka's acquisition of substantially all of the assets of Skurka Engineering Company in December 2004. Pursuant to the amendment to the Former Senior Secured Credit Facility described above, the lenders thereunder agreed to exclude earnout payments and deferred purchase price payments made in connection with certain permitted acquisitions from the calculation of EBITDA As Defined.

(7)
Represents costs incurred in connection with the Financing Transaction, including the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million and the write off of debt issue costs of $22.9 million.

(8)
Represents non-recurring costs and expenses incurred by TD Group related to the Initial Public Offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with "Selected Consolidated Financial Data" and TD Group's and its predecessor's consolidated financial statements and the related notes included elsewhere in this prospectus. References to "TransDigm", "the Company", "we", "us", "our" and similar references refer to TD Group, TransDigm Inc. and TransDigm Inc.'s subsidiaries, unless the context otherwise indicates. Financial information presented herein for the period through July 22, 2003, the closing date of the Mergers, is presented as "Predecessor" financial information. TD Group's consolidated financial statements for the periods subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while prior periods are presented using the historical cost basis of the Company. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under the heading entitled "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

        We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving. Each of these product offerings consists of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.

        For fiscal year 2005, we generated net sales of $374.3 million and net income of $34.7 million. In addition, for fiscal year 2005, our EBITDA was $154.5 million, or 41.3% of net sales, our EBITDA As Defined was $164.2 million, or 43.9% of net sales, and our capital expenditures were $8.0 million, or 2.1% of net sales.

        We estimate that over 90% of our net sales for fiscal year 2005 were generated by proprietary products for which we own the design. These products are generally approved and certified by airframe manufacturers (who often certify only one manufacturer's component design for a specific application on an aircraft), government agencies and/or the FAA and similar entities or agencies. In addition, for fiscal year 2005, we estimate that we generated approximately 75% of our net sales from products for which we are the sole source provider.

        Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold as original equipment on an aircraft, we generate net sales from recurring aftermarket consumption over the life of that aircraft. This installed base and our sole source provider position generate a long-term stream of aftermarket revenues over the estimated 30-year life of an individual aircraft. We estimate that approximately two-thirds of our net sales in fiscal year 2005 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to OEMs.

        In fiscal year 2005, our top three customers accounted for approximately 30% of our net sales, and during this same period our top ten customers accounted for approximately 52% of our net sales. However, our components are ultimately used on a large, diverse installed base of aircraft and, therefore, we are not overly dependent on any single airframe produced by any of our customers or other ultimate end-users of our products. For example, we estimate that sales to support any single OEM airframe production requirement did not exceed 4.0% of our net sales for fiscal year 2005, and sales to support any single aftermarket airframe platform did not exceed 5.5% of our net sales for this same period. In the commercial aerospace sector, which generated approximately 70% of our net sales for fiscal year 2005, we sell to distributors of aftermarket components, as well as directly to commercial airlines, aircraft maintenance facilities, systems suppliers, and aircraft and engine OEMs. In addition, for fiscal year 2005, approximately 24% of our net sales were attributable to the defense aerospace sector, with approximately 11% of our overall net sales for this period being attributable to various agencies and buying organizations of the U.S. Government. Net sales to the defense sector are generated primarily through sales to the United States and foreign militaries, brokers, distributors and defense OEMs. The remaining portion of our net sales in fiscal year 2005, or approximately 6% of our net sales during this period, were derived from industries with similar niche engineered product characteristics such as the mining, military ground vehicle and power generation industries.

Financing Transaction and Intercompany Mergers

        On May 25, 2006, we commenced a tender offer to purchase for cash any and all of our 8 3/8% Senior Subordinated Notes and, in connection therewith, we solicited consents to amend the indenture governing such notes to, among other things, eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default. On June 23, 2006, we closed the tender offer and consent solicitation for the 8 3/8% Senior Subordinated Notes. In connection with the closing, we purchased all of the issued and outstanding 8 3/8% Senior Subordinated Notes that were validly tendered, totaling $399,670,000 in aggregate principal amount.

        In addition, simultaneously with the closing of the tender offer and consent solicitation for the 8 3/8% Senior Subordinated Notes, we entered into the New Senior Secured Credit Facility, which consists of a $650 million term loan facility, all of which was funded at the closing of the Financing Transaction, and a revolving loan facility with a total borrowing availability of $150 million, none of which was drawn at the closing of the Financing Transaction.

        On June 23, 2006, simultaneously with the consummation of the other transactions described above, we consummated the offering and sale of the original notes. For a more detailed description of these transactions, see "Financing Transaction."

        On August 7, 2006, we redeemed all of the 8 3/8% Senior Subordinated Notes that remained outstanding after the consummation of the tender offer for such notes.

        In an effort to simplify our organizational structure, on June 23, 2006, TD Finance Corporation, a wholly-owned subsidiary of TransDigm Inc., was merged with and into TransDigm Inc., with TransDigm Inc. continuing as the surviving corporation. TD Finance Corporation did not conduct any operations and did not have any assets other than an intercompany note receivable from TransDigm Holdings. In addition, on June 26, 2006, TransDigm Holdings was merged with and into TransDigm Inc., with TransDigm Inc. continuing as the surviving corporation. TransDigm Holdings did not conduct any operations and did not have any significant assets other than its ownership interest in TransDigm Inc. Accordingly, as of the date of this prospectus, TransDigm Inc. is a wholly-owned subsidiary of TD Group.

TD Group's Initial Public Offering

        On March 20, 2006, certain stockholders of TD Group and certain members of our management sold an aggregate of 12,597,756 shares of TD Group's common stock in the Initial Public Offering at a price of $21.00 per share. TD Group did not offer any shares of its common stock for sale in the Initial Public Offering and TD Group did not receive any of the proceeds from the sale of such shares by the selling stockholders. As a result of the Initial Public Offering, TD Group's common stock is publicly traded on the New York Stock Exchange under the ticker symbol "TDG."

Dividend and Bonus Payments

        On November 10, 2005, TD Group closed on the $200 million TD Group Loan Facility. In connection with the closing of the TD Group Loan Facility, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made bonus payments of approximately $6.2 million to certain members of our management (which bonus payments were in addition to amounts paid to certain members of our management under our deferred compensation plans, as described below). TransDigm Holdings used all of the proceeds received from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.8 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to:

  •
  prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes issued in connection with its acquisition of TransDigm Holdings in July 2003, or the Senior Unsecured Promissory Notes, with all such payments totaling approximately $262.7 million;

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  make distributions to certain members of our management who participated in the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan, or the Rollover Deferred Compensation Plan, of their vested deferred compensation account balances, with all such distributions totaling approximately $23.0 million; and

  •
  make distributions to certain members of our management and one of our directors who participated in the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan, or the Management Deferred Compensation Plan, of their vested and a portion of their unvested deferred compensation account balances, with all such distributions totaling approximately $3.0 million (with approximately $1.8 million of such distributions being attributable to vested deferred compensation account balances and approximately $1.2 million being attributable to unvested deferred compensation account balances).

In connection with the distributions under the Rollover Deferred Compensation Plan, the Board of Directors of TD Group approved the termination of the Rollover Deferred Compensation Plan, with such termination becoming effective on November 10, 2005. The Management Deferred Compensation Plan was terminated effective as of December 16, 2005 in connection with our adoption of a new deferred compensation plan, which is described in more detail elsewhere in this prospectus.

Government Pricing Review

        Certain parts sold by five of our divisions and subsidiaries to the DOD through various buying agencies of the Defense Logistics Agency have been the subject of a pricing review by the DOD of Inspector General. The pricing review examined whether the various buying offices within the Defense Logistics Agency had negotiated "fair and reasonable" prices for certain sole source spare parts purchased from those divisions and subsidiaries during fiscal years 2002 through 2004. On February 28, 2006, we received a copy of the Inspector General's final report dated February 23, 2006, and on April 19, 2006, a redacted version of such report was made publicly available. The report recommends (i) that the Defense Logistics Agency request that those five subsidiaries and divisions voluntarily refund, in the aggregate, approximately $2.6 million for allegedly overpriced parts and (ii) that Defense Logistics Agency contracting officers reevaluate their procedures for determining the reasonableness of pricing for sole source spare parts purchased from those divisions and subsidiaries and seek to develop Strategic Supplier Alliances with those divisions and subsidiaries.

        We believe that the pricing review is part of a continuing effort by the Inspector General to monitor and evaluate prices paid to defense contractors for sole source spare parts. The report is consistent with reports issued with respect to sole source spare parts supplied by other companies, and, like those other reports, it advocates the negotiation of Strategic Supplier Alliances incorporating prices for parts based on cost, rather than based on prices of comparable commercial parts or other methods.

We believe that our pricing of spare parts comports with the regulations applicable to contracts with agencies of the Federal government. Nonetheless, the report recommends that the Defense Logistics Agency request that the applicable divisions and subsidiaries of TransDigm Inc. voluntarily refund, in the aggregate, approximately $2.6 million for allegedly overpriced parts and negotiate Strategic Supplier Alliances incorporating cost-based prices for future Defense Logistics Agency purchases of sole source spare parts.

        The Company's position has been, and continues to be, that our pricing has been fair and reasonable and that there is no legal basis for the amount suggested as a refund by the Inspector General in its report. In response to the report, we offered reasons why we disagree with the Inspector General's overall analysis. The Defense Logistics Agency has requested additional information from the Company and the Company's position on the voluntary refund. The Company has responded to such request.

        In February 2006, the Defense Logistics Agency made a request to initiate discussions regarding future pricing and developing an acquisition strategy that will mutually strengthen TransDigm and the Defense Logistics Agency's business relationship. The parties have discussed and are considering future purchasing approaches but negotiations regarding Strategic Supplier Alliances or any specific approach have not yet commenced, but will likely occur at a later date. As a result of those negotiations, it is possible that the divisions and subsidiaries subject to the pricing review will enter into Strategic Supplier Alliances with the Defense Logistics Agency. It is likely that in connection with any Strategic Supplier Alliance, the Defense Logistics Agency will seek prices for parts based on cost or may seek volume discounts or other favorable pricing and/or the applicable division or subsidiary may agree to cost or pricing justification or appropriate discounts. It is also possible that the DOD may seek alternative sources of supply for such parts.

        The entry into Strategic Supplier Alliances or a decision by the DOD to pursue alternative sources of supply for our sole source parts could reduce the amount of revenue we derive from, and the profitability of certain of our supply arrangements with, certain agencies and buying organizations of the U.S. Government. However, we believe not all of the sales to the government would be affected by pricing associated with potential Strategic Supplier Alliance. While management believes that the entry into Strategic Supplier Alliances with the Defense Logistics Agency will not have a material adverse effect on our financial condition, liquidity or capital resources, there is no means to determine the outcome of any future negotiations or discussions at this time.

Certain Acquisitions

CDA Acquisition

        On October 3, 2006, TransDigm Inc. acquired all of the issued and outstanding capital stock of CDA for an aggregate purchase price of approximately $45 million. CDA designs and manufactures specialized controllable drive actuators, motors, transducers and gearing. CDA's products are used on a range of defense, space and commercial aircraft applications. In accordance with the terms of the Indenture and the New Senior Secured Credit Facility, CDA intends to enter into a supplemental indenture and a joinder agreement under which it will agree to become a guarantor in respect of the obligations of TransDigm Inc. under the Indenture and the New Senior Secured Credit Facility.

Sweeney Acquisition

        On June 12, 2006, TransDigm Inc. acquired all of the outstanding capital stock of Sweeney for approximately $25.9 million in cash. Sweeney designs and manufactures specialized aerospace valving used primarily in fuel, environmental control and de-icing applications. Sweeney's products are used on a range of defense and commercial aircraft applications. Sweeney's products fit well with our existing valving business. The acquired business will be consolidated into AeroControlex's existing business in Painesville, Ohio.

Electra-Motion Acquisition

        On May 1, 2006, Skurka, our wholly-owned subsidiary, acquired certain assets and assumed certain liabilities of Electra-Motion, Inc. for $1.3 million in cash. The acquired business designs and manufactures specialized AC/DC motors for a broad range of aerospace applications, and its products are installed on various airframes. The acquired business has been consolidated into Skurka's existing aerospace motor business in Camarillo, California.

Motor Product Line Acquisition

        On June 30, 2005, Skurka, our wholly-owned subsidiary, acquired an aerospace motor product line from Eaton Corporation for $9.6 million in cash. The acquired Eaton business has been a long-time supplier of aerospace motors and related products. The motor products are used on a range of commercial aircraft, as well as military programs. The proprietary products, market position and aftermarket content of the acquired business fit well with our overall business and strategic direction. The acquired product line has been consolidated into Skurka's existing aerospace motor business in Camarillo, California.

Fluid Regulators Acquisition

        On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators from Esterline Technologies Corporation for $23.5 million in cash, net of a purchase price adjustment of $0.5 million received in April 2005. Fluid Regulators designs and manufactures highly engineered flight control and pressure valves used in hydraulic, fuel, lubrication and related applications. The products are used on a wide range of commercial and regional aircraft as well as many corporate and military aircraft. Fluid Regulators' product characteristics and market position fit well with our overall direction. In addition, in an attempt to reduce the combined operating costs of Fluid Regulators and the AeroControlex division of TransDigm Inc., Fluid Regulators was merged into TransDigm Inc. on September 30, 2005.

Skurka Acquisition

        On December 31, 2004, Skurka, our wholly-owned subsidiary, acquired certain assets and assumed certain liabilities of Skurka Engineering Company for $30.7 million in cash. The acquired business designs and manufactures engineered aerospace components, consisting primarily of AC/DC electric motors and transducers. The products are used on a wide range of commercial and military aircraft, ships and ground vehicles. The product characteristics and market position of the acquired business fit well with our overall direction.

EBITDA and EBITDA As Defined

        The following table sets forth the calculation of EBITDA and EBITDA As Defined.

	Thirty-Nine Week Periods Ended		Fiscal Years Ended September 30,		Non-GAAP Combined Twelve Month Period Ended September 30,
	July 1, 2006	July 2, 2005	2005	2004	2003(1)
	(unaudited)
	(in millions)
Net income	$9.9	$24.7	$34.7	$13.6	$(75.7)
Adjustments:
Depreciation and amortization expense	12.0	12.5	17.0	18.3	9.7
Interest expense, net	58.7	59.2	80.2	74.7	42.5
Income tax provision (benefit)	4.0	14.8	22.6	6.7	(44.7)

EBITDA(2)(12)	84.6	111.2	154.5	113.3	(68.2)
Adjustments:
Inventory purchase accounting adjustments(3)	—	1.3	1.5	18.5	12.9
Acquisition integration costs(4)	0.5	0.8	1.4	1.1	2.7
Non-cash compensation and deferred compensation costs(5)	(0.5)	4.9	6.8	6.2	1.0
Merger expenses(6)	—	—	—	—	176.0
One-time special bonus payments(7)	6.2	—	—	—	—
Acquisition earnout costs(8)	0.3	—	—	—	—
Refinancing costs(9)	48.5	—	—	—	—
Non-recurring IPO expenses(10)	2.6	—	—	—	—

EBITDA As Defined(11)(12)	$142.2	$118.2	$164.2	$139.1	$124.4

(1)
The amounts for the twelve-months ended September 30, 2003 represent a mathematical addition of the results of operations for the predecessor period through July 22, 2003 and the results for the period subsequent to the Mergers. Our consolidated financial statements for the period subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company.

(2)
EBITDA represents earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our operating performance. Our management believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, accounting methods, book value of assets, capital structure and the method by which assets are acquired. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

(3)
This represents the portion of the purchase accounting adjustments to inventory associated with the Mergers and to the acquisitions of various entities, businesses and a product line that were charged to cost of sales when the inventory was sold.

(4)
This represents costs incurred to integrate various entities, businesses and a product line into the Company's operations.

(5)
Represents the expense (income) recognized by us under our 2003 stock option plan and our deferred compensation plans. The amount reflected above for the thirty-nine week period ended July 1, 2006 includes (i) a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two of our deferred compensation plans during such period and (ii) expense recognized by us under a new deferred compensation plan adopted by us during such period.

(6)
Represents one-time charges incurred in connection with the Mergers in July 2003.

(7)
Represents the aggregate amount of one-time special bonuses paid on November 10, 2005 to certain members of management. On November 10, 2005, we entered into an amendment to the Former Senior Secured Credit Facility pursuant to which the lenders thereunder agreed to exclude these one-time special bonus payments from the calculation of EBITDA As Defined.

(8)
Represents the amount recognized for the potential earnout payment to Howard Skurka pursuant to the terms of the retention agreement entered into with him in connection with our acquisition of substantially all of the assets of Skurka Engineering Company in December 2004. Pursuant to the amendment to the Former Senior Secured Credit Facility described above, the lenders thereunder agreed to exclude earnout payments and deferred purchase price payments made in connection with certain permitted acquisitions from the calculation of EBITDA As Defined.

(9)
Represents costs associated with refinancing the debt structure of TD Group, including the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million and the write off of debt issue costs of $22.9 million.

(10)
Represents non-recurring costs and expenses incurred by TD Group related to the Initial Public Offering.

(11)
EBITDA As Defined represents EBITDA plus, as applicable for the relevant period, inventory purchase accounting adjustments, acquisition integration costs, non-cash compensation and deferred compensation costs, certain non-recurring expenses incurred in connection with the Mergers, one-time special bonus payments made to members of our management and certain acquisition earnout costs, and as more fully described below, for the thirty-nine week period ended July 1, 2006, any and all expenses or charges incurred by us in connection with equity offerings, permitted investments, acquisitions, dispositions, recapitalizations or permitted debt transactions, including all of the expenses or charges relating to the Financing Transaction. Our management uses EBITDA As Defined to review and assess our operating performance and management team in connection with our employee incentive programs and the preparation of our annual budget and our financial projections. In addition, the revolving credit facility under the New Senior Secured Credit Facility requires compliance, on a pro forma basis, with a first lien leverage ratio, which is measured based on our Consolidated EBITDA (as defined therein). The New Senior Secured Credit Facility defines Consolidated EBITDA in a manner equal to how we defined EBITDA As Defined for the thirty-nine week period ended July 1, 2006. This financial covenant is a material term of the New Senior Secured Credit Facility as failure to comply with such financial covenant could result in an event of default in respect of the revolving credit facility under the New Senior Secured Credit Facility (and, in turn, such an event of default could result in an event of default under the Indenture). In addition, our Former Senior Secured Credit Facility required compliance, on a pro forma basis, with a leverage ratio, a fixed charge coverage ratio and an interest coverage ratio, all of which were measured based on our Consolidated EBITDA (as defined therein). The Former Senior Secured Credit Facility defined Consolidated EBITDA in a manner equal to how we defined EBITDA As Defined for the periods presented prior to the thirty-nine week period ended July 1, 2006, and such historical definition was substantially similar to the definition of Consolidated EBITDA under the New Senior Secured Credit Facility, except that for purposes of computing Consolidated EBITDA under the New Senior Secured Credit Facility, we are permitted to add back to net income any and all expenses or charges incurred by us in connection with equity offerings, permitted investments, acquisitions, dispositions, recapitalizations or permitted debt transactions, including all of the expenses or charges related to the Financing Transaction.

(12)
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of EBITDA and EBITDA As Defined as an analytical tool has limitations, and you should not consider either of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

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neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•
the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•
neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•
EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

        Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation, and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP, and our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Trend Information

        The commercial aerospace industry is impacted by the health of the global economy and geo-political events around the world. The commercial aerospace industry suffered after the events of September 11, 2001 and the subsequent downturn in the global economy, the SARS epidemic and, more recently, from rising fuel prices and the conflicts in the Middle East. Recently, the industry has shown signs of strengthening with increases in RPMs, although rising fuel prices, conflicts in the Middle East, major airline financial distress and the risk of additional terrorist activity have tempered the recovery.

        Our presence in both the commercial transport and military sectors of the aerospace industry may mitigate the impact on our business of any specific industry risk. We service a diversified customer base in the commercial and military aerospace industry, and we provide components to a diverse installed base of aircraft, which mitigates our exposure to any individual airframe platform. At times, declines in sales in any one sector have been offset by increased sales in another. For example, the commercial transport sector that we serve was adversely affected by the events of September 11, 2001, but the downturn in that market was partially offset by an increase in military aircraft spending that resulted from the military engagements in Afghanistan and Iraq and the war on terrorism.

        There is industry consensus that conditions in the commercial transport market sector have improved recently. We are experiencing increased activity in the large commercial OEM sector (aircraft with 100 or more seats) driven by order announcements by The Boeing Company and Airbus S.A.S. We expect this level of activity to continue in the near future.

        RPMs are recovering to pre-September 11, 2001 levels or higher, and absent any disruptive events, we are hopeful our aftermarket business will continue to follow this trend.

        In recent years, defense spending has reached historic highs, due in part to the military engagements in Afghanistan and Iraq and the war on terrorism. After several recent quarters of continued growth, we have recently seen our military business level off. Our military business fluctuates from year to year, and is dependent, to a degree, on government budget constraints, the timing of orders and the extent of global conflicts. We anticipate that military related sales of our types of products will experience modest, if any, growth over the current high levels.

        The aerospace industry is cyclical and fragmented. There are many short-term factors (including inventory corrections, unannounced changes in order patterns and mergers and acquisitions) that can cause short-term disruptions in our weekly, monthly and quarterly shipment patterns as compared to previous quarters and the same periods in prior years. To normalize for short-term fluctuations, we tend to look at our performance over several quarters or years of activity rather than discreet short-term periods. As such, it can be difficult to determine longer-term trends in our business based on quarterly comparisons.

        There are also fluctuations in OEM and aftermarket ordering and delivery requests from quarter-to-quarter. Due to the differences between the profitability of our products sold to OEM and aftermarket customers, variation in product mix can cause short-term swings in gross margins. Again, in many instances these are timing events between quarters and must be balanced with macro aerospace industry indicators.

        We believe that The Boeing Company and Airbus S.A.S. are in a period of increased production and we think we are well positioned on the new aircraft platforms recently announced. Having significant content on these new aircraft platforms could negatively impact our margin over the near term, given that OEM revenues tend to produce lower gross margins than aftermarket revenues, but should positively impact our business in future years as replacement aftermarket parts will be required to service these new aircrafts.

        Although the aerospace industry is in a cycle of increased production, our business would be adversely affected by significant changes in the U.S. or global economy. Historically, aircraft travel, as measured by RPMs, generally correlates to economic conditions and a reduction in aircraft travel would result in a decrease in the need for aftermarket parts, which in turn would adversely affect our business.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with GAAP, which often requires the judgment of management in the selection and application of certain accounting principles and methods. Management believes that the quality and reasonableness of our most critical policies enable the fair presentation of our financial position and results of operations. However, investors are cautioned that the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

        We have identified the following as the most critical accounting policies upon which our financial status depends. These critical policies were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most critical accounting policies are as follows:

        Revenue Recognition and Related Allowances:    Substantially all of our revenues are recognized based upon shipment of products to the customer, at which time title and risk of loss passes to the customer. Substantially all sales are made pursuant to firm, fixed-price purchase orders received from customers. Provisions for uncollectible accounts and the cost of repairs under contract warranty provisions are provided for in the same period as the related revenues are recorded and are principally based on historical results modified, as appropriate, by the most current information available. We have a history of making reasonably dependable estimates of such allowances; however, due to uncertainties inherent in the estimation process, it is possible that actual results may vary from the estimates and the differences could be material.

        Management estimates the allowance for doubtful accounts based on the aging of the accounts receivable and customer creditworthiness. The allowance also incorporates a provision for the estimated impact of disputes with customers. Management's estimate of the allowance amounts that are necessary includes amounts for specifically identified losses and a general amount for estimated losses based on historical information. The determination of the amount of the allowance for doubtful accounts is subject to significant levels of judgment and estimation by management. If circumstances change or economic conditions deteriorate, management may need to increase the allowance for doubtful accounts.

        We provide limited warranties in connection with the sale of our products. The warranty period for products sold by us varies, ranging from 90 days to five years; however, the warranty period for the majority of our sales generally does not exceed one year. We accrue for warranty claims based on, among other things, our knowledge of product performance issues. We also provide a general amount based on historical results. Historically, actual warranty claims have not differed materially from the estimates originally established.

        Inventories:    Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Because we sell products that are installed on airframes that can be in-service for 20 or more years, we must keep a supply of such products on hand while the airframes are in use. Provision for potentially obsolete or slow-moving inventory is made based on our analysis of inventory levels, past usage and future sales forecasts. Although management believes that our estimates of obsolete and slow-moving inventory are reasonable, actual results may differ materially from the estimates and additional provisions may be required in the future. In addition, in accordance with industry practice, all inventories are classified as current assets as all inventories are available and necessary to support current sales, even though a portion of the inventories may not be sold within one year.

        Intangible Assets:    The Mergers and the other acquisitions we have completed have resulted in significant amounts of identifiable intangible assets and goodwill. Intangible assets other than goodwill are recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed or exchanged, regardless of our intent to do so. Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition and, under Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," or SFAS 142, are reviewed at least annually for impairment based on undiscounted cash flow projections and fair value estimates. The determination of undiscounted cash flows is based on our strategic plans and long-range planning forecasts. The revenue growth rates included in the plans and forecasts are based on industry and Company specific data. The profit margin assumptions included in the plans and forecasts are projected based on the current cost structure and anticipated cost changes. If different assumptions were used in these plans and forecasts, the related undiscounted cash flows used in measuring impairment could be different and the recognition of an impairment loss might be required. Intangible assets, such as goodwill, trademarks and trade names that have an indefinite useful life are not amortized. All other intangible assets are amortized over their estimated useful lives.

        Stock Options and Deferred Compensation Plans:    Prior to the Mergers, we applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for our stock option plans. No compensation cost was recognized for TransDigm Holdings' stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant date.

        Effective with the consummation of the Mergers and the issuance of the TD Group stock options (see "Management—Stock Option Plans"), we adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", which requires the measurement of compensation expense under our stock option plans to be based on the estimated fair values of the awards under the plan on the grant dates and amortizes the expense over the options' vesting periods. In addition, we account for the cost of our deferred compensation plans in accordance with Opinion No. 12 of the Accounting Principles Board, which requires the cost of deferred compensation arrangements to be accrued over the service period of the related employees in a systematic and rational manner.

        Purchase Accounting:    Mergers and acquisitions are accounted for using the purchase method. Accordingly, fair value adjustments to our assets and liabilities are recognized and the results of operations of the acquired business are included in our consolidated financial statements from the effective date of the merger or acquisition. We generally use third-party appraisals to assist us in determining the fair value adjustments.

Results of Operations

        The following tables set forth, for the periods indicated, certain operating data of the Company, including presentation of the amounts as a percentage of net sales (dollars in thousands):

							Predecessor
	Thirty-Nine Week Periods Ended				Non-GAAP Combined	July 8, 2003 (Date of Formation) Through Sept. 30, 2003
							October 1, 2002 Through July 22, 2003
	July 1, 2006	July 2, 2005	Fiscal Year Ended Sept. 30, 2005	Fiscal Year Ended Sept. 30, 2004	Twelve Months Ended Sept. 30, 2003(1)
	(unaudited)
Net sales	$319,272	$269,289	$374,253	$300,703	$293,268	$52,083	$241,185
Cost of sales	156,445	136,866	189,983	164,198	166,915	40,399	126,516
Selling and administrative	37,059	27,841	38,943	31,201	25,372	5,205	20,167
Amortization of intangibles	4,681	5,836	7,747	10,325	2,920	1,975	945
Refinancing costs	48,456	—	—	—	—	—	—
Merger expenses	—	—	—	—	176,003	—	176,003

Income (loss) from operations	72,631	98,746	137,580	94,979	(77,942)	4,504	(82,446)
Interest expense, net	58,686	59,228	80,266	74,675	42,457	14,233	28,224
Income tax provision (benefit)	4,050	14,858	22,627	6,682	(44,671)	(3,970)	(40,701)

Net income (loss)	$9,895	$24,660	$34,687	$13,622	$(75,728)	$(5,759)	$(69,969)

							Predecessor
	Thirty-Nine Week Periods Ended				Non-GAAP Combined	July 8, 2003 (Date of Formation) Through Sept. 30, 2003
							October 1, 2002 Through July 22, 2003
	July 1, 2006	July 2, 2005	Fiscal Year Ended Sept. 30, 2005	Fiscal Year Ended Sept. 30, 2004	Twelve Months Ended Sept. 30, 2003(1)
Net sales	100%	100%	100%	100%	100%	100%	100%
Cost of sales	49	51	51	55	57	78	52
Selling and administrative	12	10	10	10	9	10	9
Amortization of intangibles	2	2	2	3	1	3	—
Refinancing Costs	15	—	—	—	—	—	—
Merger expenses	—	—	—	—	60	—	73

Income (loss) from operations	22	37	37	32	(27)	9	(34)
Interest expense, net	18	22	22	25	14	27	12
Income tax provision (benefit)	1	6	6	2	(15)	(7)	(17)

Net income (loss)	3%	9%	9%	5%	(26)%	(11)%	(29)%

(1)
The amounts for the twelve-months ended September 30, 2003 represent a mathematical addition of the results of operations for the predecessor period through July 22, 2003 and the results for the period subsequent to the Mergers. Our consolidated financial statements for the period subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company.

Thirty-nine week period ended July 1, 2006 compared with the thirty-nine week period ended July 2, 2005

        Net Sales.    Net sales increased by $50.0 million, or 18.6%, to $319.3 million for the thirty-nine week period ended July 1, 2006 from $269.3 million for the comparable period last year. Sales growth excluding acquisitions was $32.3 million and represented a 12% increase over the comparable period last year. The organic sales growth was primarily due to: (i) an increase of $16.7 million of commercial aftermarket sales resulting from the continuing recovery in the commercial aerospace market as well as new business initiatives; and (ii) an increase of $16.3 million of commercial OEM sales primarily resulting from the increase in production rates for The Boeing Company and Airbus S.A.S. and related OEM system suppliers as well as the business jet market. Partially offsetting the increase in organic sales was a slight decrease in military sales. The remaining $17.7 million increase resulted from the acquisitions of substantially all of the assets of Skurka Engineering Company, Fluid Regulators Corporation and a motor product line in fiscal 2005, and Electra-Motion and Sweeney in fiscal 2006.

        Cost of Sales.    Cost of sales increased by $19.5 million, or 14.3%, to $156.4 million for the thirty-nine week period ended July 1, 2006 from $136.9 for the comparable period last year. Cost of sales as a percentage of sales decreased approximately 1.8 percentage points to 49.0% for the thirty-nine week period ended July 1, 2006 from 50.8% for the comparable period last year. The increase in cost of sales was primarily due to increased volume associated with the higher net sales of $50.0 million discussed above, partially offset by a reduction in acquisition related costs of $1.7 million, or 0.7% of net sales. The decrease in cost of sales as a percentage of sales was primarily due to: (i) the reduction in acquisition related costs; (ii) productivity improvements; and (iii) the favorable impact of leveraging fixed costs from the higher sales discussed above.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $9.3 million or 33.1%, to $37.1 million for the thirty-nine week period ended July 1, 2006 from $27.8 million for the comparable period last year. The increase is due to: (i) the one-time special bonus of $6.2 million, or 1.9% of net sales, paid to certain members of management in November 2005; (ii) the higher net sales discussed above; and (iii) non-recurring costs of $2.6 million incurred in connection with the Initial Public Offering, or 0.8% of net sales. These increases were partially offset by (a) reversal of previously recorded charges of $3.8 million, or 1.2% of net sales, resulting from the termination in fiscal 2006 of the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, and (b) the decrease of $2.5 million due to the lower compensation expense recorded under the New Management Deferred Compensation Plan. Selling and administrative expenses as a percentage of net sales increased to 11.6% for the thirty-nine week period ended July 1, 2006 from 10.3% for the comparable period last year primarily due to the factors described above.

        Amortization of Intangibles.    Amortization of intangibles decreased by $1.1 million to $4.7 million for the thirty-nine week period ended July 1, 2006 from $5.8 million for the comparable period last year. The decrease was due to order backlog that was recorded in accounting for acquisitions made in fiscal 2005 that was subsequently fully amortized in fiscal 2006.

        Refinancing Costs.    Refinancing costs represent a one-time charge that was recorded in June 2006 in connection with the consummation of the Financing Transaction. The charge of $48.5 million consisted of the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million and the write-off of debt issue costs associated with the Former Senior Secured Credit Facility, the 8 3/8% Senior Subordinated Notes and the TD Group Loan Facility of $22.9 million.

        Income from Operations.    Operating income decreased by $26.1 million, or 26.4%, to $72.6 million for the thirty-nine week period ended July 1, 2006 from $98.7 million for the comparable period last year, primarily due to the refinancing costs of $48.5 million described above.

        Interest Expense.    Interest expense decreased $0.5 million, or 1.0%, to $58.7 million for the thirty-nine week period ended July 1, 2006 from $59.2 million for the comparable period last year. The net decrease was the result of a $17.9 million reduction in interest expense resulting from the November 2005 repayment of the Senior Unsecured Promissory Notes, partially offset by $12.3 million of interest expense from the TD Group Loan Facility and an increase in interest charges under the Former Senior Secured Credit Facility and the New Senior Secured Credit Facility of $4.9 million primarily due to an increase in interest rates and the increase in the average level of borrowings outstanding.

        Income Taxes.    Income tax expense as a percentage of income before income taxes was 29.0% for the thirty-nine week period ended July 1, 2006 compared to 37.6% for the comparable period last year. The lower effective tax rate was primarily due to the adoption of a change in Texas tax law enacted in May 2006 resulting in a write-off of net deferred tax liabilities and an income tax benefit of $1.5 million, or 11.1% of the loss before income taxes, recorded in the thirty-nine week period ended July 1, 2006. Partially offsetting the decrease from the change in Texas law was the change in the federal extraterritorial law that phases out the foreign sales deduction by 2007 and an increase in state and local tax expense as a percentage of income before income taxes.

        Net Income.    The Company earned $9.9 million for the thirty-nine week period ended July 1, 2006 compared to $24.7 million for the comparable period last year, primarily attributable to the costs incurred in connection with the Financing Transaction, and the other factors referred to above.

Fiscal year ended September 30, 2005 compared with fiscal year ended September 30, 2004

        Net Sales.    Net sales increased by $73.6 million, or 24.5%, to $374.3 million for fiscal year 2005 from $300.7 million for fiscal year 2004. The increase is due to: (i) net sales attributable to the acquisition of Avionic in July 2004, Skurka in December 2004, Fluid Regulators in January 2005 and a motor product line in June 2005, which we refer to collectively as the Acquisitions, totaling $40.0 million; (ii) an increase in commercial OEM net sales of $14.5 million resulting from the higher production rates for The Boeing Company, Airbus S.A.S. and regional and business jet markets; (iii) an increase in military shipments of $9.5 million primarily due to the continued spending by the U.S. Government resulting in part from the conflicts in the Middle East; and (iv) an increase in commercial aftermarket sales of $9.6 million due to the continuing recovery of the commercial aerospace market.

        Cost of Sales.    Cost of sales increased by $25.8 million, or 15.7%, to $190.0 million for fiscal year 2005 from $164.2 million for fiscal year 2004. The increase was primarily attributable to the cost of the higher net sales of $73.6 discussed previously, partially offset by the $18.5 million charge, or 6.1% of net sales, that was recorded in fiscal year 2004 that resulted in increased cost of sales due to inventory purchase price accounting charges pertaining to the write-up of inventory associated with the Mergers that occurred in fiscal year 2003.

        The improvement in cost of sales as a percentage of total net sales in fiscal year 2005 when compared to fiscal year 2004 was primarily due to the $18.5 million charge recorded in fiscal year 2004 that is discussed above, partially offset by less favorable product mix (i.e., higher OEM shipments) in fiscal year 2005 and the impact of lower margin revenues from the Acquisitions.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $7.7 million, or 24.8%, to $38.9 million for fiscal year 2005 from $31.2 million for fiscal year 2004 primarily due to the higher net sales discussed above. Selling and administrative expenses as a percentage of net sales were the same for both fiscal years.

        Amortization of Intangibles.    Amortization of intangibles decreased by $2.6 million to $7.7 million for fiscal year 2005 from $10.3 million for fiscal year 2004. The decrease was primarily due to the reduction of $3.1 million in order backlog amortization during fiscal year 2005. During fiscal year 2004, $5.4 million of order backlog that was recorded in accounting for the Mergers was fully amortized. This decrease was partially offset by an increase in amortization expense of approximately $0.5 million on the additional identifiable intangible assets recognized in connection with the Acquisitions.

        Interest Expense.    Interest expense increased by $5.6 million, or 7.5%, to $80.3 million for fiscal year 2005 from $74.7 million for fiscal year 2004 due to (i) an increase of $3.1 million in interest expense on the Senior Unsecured Promissory Notes resulting from the semi-annual compounding of the accrued and unpaid interest on such notes since July 2003 and (ii) an increase in the interest rates on borrowings under the Former Senior Secured Credit Facility, resulting in an additional $3.4 million of interest expense in fiscal year 2005. This increase was offset by certain other items, which resulted in a reduction in interest expense of $0.9 million.

        Income Tax Provision.    Income tax provision as a percentage of income before income taxes was 39.5% for fiscal year 2005 compared to 32.9% for fiscal year 2004. The increase in the income tax provision as a percentage of income before income taxes is largely due to two items: (i) the reduction in the benefit from foreign sales; and (ii) a change in the Ohio tax law. The reduction in the foreign sales benefit was due to higher income before income taxes in fiscal year 2005 and a change in the federal extraterritorial law that phases out the foreign sales deduction by 2007. Our reduced benefit from foreign sales increased our effective tax rate by 4.4%. The change in the Ohio tax law became effective on July 1, 2005 and replaced the income tax with a commercial activity tax by 2010. As a result of this law change, our ability to utilize net operating loss carryforwards was limited; therefore, adjustments were made to non-current deferred income tax assets and liabilities. These adjustments resulted in a charge to income tax expense of $1.3 million, or a 2.3% increase to the effective tax rate.

        Net Income.    Net income increased $21.1 million, or 154.6%, to $34.7 million for fiscal year 2005 compared to net income of $13.6 million for fiscal year 2004.

Fiscal year ended September 30, 2004 compared with the twelve-month period ended September 30, 2003

        The discussion of our results of operations that follows is based upon the combined twelve-month period ended September 30, 2003. The amounts for the twelve-month period ended September 30, 2003 represent a mathematical addition of the results of operations for the predecessor period through July 22, 2003 and the results of operations for the period subsequent to the Mergers. Our consolidated financial statements for the period subsequent to the Mergers reflect a new basis of accounting incorporating the fair value adjustments made in recording the Mergers while the period prior to the Mergers reflect the historical cost basis of the Company.

        Net Sales.    Net sales increased by $7.4 million, or 2.5%, to $300.7 million for fiscal year 2004 from $293.3 million for the twelve-month period ended September 30, 2003. Net sales increased primarily due to an increase in aftermarket sales of $19.9 million due primarily to the recovery in the commercial aerospace market, $12.8 million of increased sales due to the acquisitions of Norco in February 2003 and Avionic in July 2004 and an increase of $3.5 million in OEM sales. The increase in net sales was partially offset by a decrease of $28.8 million of non-repeat net sales in the twelve-month period ended September 30, 2003 that supported the cockpit security retrofit of the Airbus fleet.

        Cost of Sales.    Cost of sales decreased by $2.7 million, or 1.6%, from $166.9 million in the twelve-month period ended September 30, 2003 to $164.2 million in fiscal year 2004. The decrease in cost of sales was primarily due to the favorable product mix (i.e., higher commercial aftermarket sales) in fiscal year 2004, continuing cost control measures and productivity savings (including savings relating to the Norco acquisition) and the strength of our proprietary products and market positions. Cost of sales for fiscal year 2004, when compared to the twelve-month period ended September 30, 2003, was unfavorably impacted by $5.6 million due to the $18.5 million inventory purchase accounting charge related to the Mergers recorded during fiscal year 2004 compared to the $12.9 million inventory purchase accounting charge related to the Mergers that was recorded during the twelve-month period ended September 30, 2003. Cost of sales for fiscal year 2004 was favorably impacted by the absence of non-recurring integration costs pertaining to the Norco acquisition of $1.5 million that were recorded during the twelve-month period ended September 30, 2003.

        The improvement in cost of sales as a percentage of total net sales of 2.3% was primarily due to the favorable product mix (i.e., higher commercial aftermarket sales) in fiscal year 2004, continuing cost control measures and productivity savings (including savings relating to the Norco acquisition) and the strength of our proprietary products and market positions.

        Selling and Administrative Expenses.    Selling and administrative expenses increased by $5.8 million, or 23.0%, to $31.2 million, or 10.4% of net sales, for fiscal year 2004 from $25.4 million, or 8.7% of net sales, for the twelve-month period ended September 30, 2003 primarily due to an increase of $4.5 million, or 1.5% of net sales, of deferred compensation plan expenses. The deferred compensation costs were incurred by us in connection with certain employees' participation in our two deferred compensation plans that were established contemporaneously with the Mergers.

        Amortization of Intangibles.    Amortization of intangibles increased by $7.4 million to $10.3 million for fiscal year 2004 from $2.9 million for the twelve-month period ended September 30, 2003 primarily due to the increase in the amortization of other intangible assets resulting from the recognition of a full year of amortization expense on the additional identifiable intangible assets recognized in accounting for the Mergers, which was primarily related to the increase in the amortization of order backlog, an intangible asset, of $4.3 million, which became fully amortized in fiscal year 2004, and the increase in the amortization of unpatented technology, an intangible asset, of $2.8 million.

        Merger Expenses.    These expenses represent a one-time charge that was recorded in the twelve-month period ended September 30, 2003 as a result of the Mergers and consisted primarily of the following (in millions):

Description	Amount
Compensation costs recognized for stock options redeemed and rolled over in connection with the Mergers	$137.5
Premium paid to redeem the 10 3/8% Senior Subordinated Notes	16.6
Write-off of debt issue costs associated with the 10 3/8% Senior Subordinated Notes	9.5
Investment banker fees	8.2
Other fees and expenses	4.2
Total merger expenses	$176.0

        Interest Expense.    Interest expense increased by $32.2 million, or 75.9%, to $74.7 million for fiscal year 2004 from $42.5 million for the twelve-month period ended September 30, 2003. This increase in interest expense was primarily caused by: (i) the issuance of approximately $200 million in aggregate principal amount of the Senior Unsecured Promissory Notes in July 2003 in connection with the Mergers, resulting in additional interest expense of $21.1 million; (ii) the issuance of $400 million of 8 3/8% Senior Subordinated Notes in July 2003 in connection with the Mergers (the then outstanding $200 million of 10 3/8% Senior Subordinated Notes were repaid in connection with the Mergers), resulting in additional interest expense of $10.7 million; (iii) an increase in the weighted average borrowing level of TransDigm Inc.'s then existing senior credit facilities to approximately $294 million in fiscal year 2004 from approximately $205 million in the twelve-month period ended September 30, 2003 primarily due to the Mergers, partially offset by lower interest rates, resulting in additional interest expense of $1.5 million; and (v) other items resulting in an increase in interest expense of $0.4 million. The increase in interest expense was partially offset by a $1.5 million decrease in interest expense resulting from the February 2003 repayment of all of TransDigm Holdings' outstanding 12% Payment in Kind Notes, or the PIK Notes.

        Income Tax Provision.    Income tax provision (benefit) as a percentage of income (loss) before income taxes decreased to 33% for fiscal year 2004 from 37% for the twelve-month period ended September 30, 2003. The decrease in the income tax provision (benefit) as a percentage of income (loss) before taxes is primarily due to two items: (i) nondeductible merger expenses; and (ii) benefits from foreign sales. During the twelve-month period ended September 30, 2003, we incurred nondeductible merger expenses, which reduced our income tax benefit by $4.2 million. The tax effect of these nondeductible merger expenses comprised 3.5% of the income tax provision (benefit) as a percentage of income (loss) before income taxes for the twelve-month period ended September 30, 2003 and 0% of the income tax provision (benefit) as a percentage of income (loss) before income taxes for fiscal year 2004. The foreign sales income tax benefit for the twelve-month period ended September 30, 2003 ($1.4 million) was approximately 1.1% of the income (loss) before income taxes, whereas the foreign sales benefit for fiscal year 2004 ($1.1 million) was approximately 5.6% of the income (loss) before income taxes for fiscal year 2004.

        Net Income (Loss).    We earned $13.6 million for fiscal year 2004 compared to a net loss of $75.7 million for the twelve-month period ended September 30, 2003.

Backlog

        As of July 1, 2006, we estimated our sales order backlog at $259.1 million compared to an estimated $219.4 million as of July 2, 2005. This increase in backlog is due to the acquisitions of Sweeney and Electra-Motion discussed above totaling approximately $9.2 million and an increase in orders across existing product offerings in both the OEM and aftermarket segments. The majority of the purchase orders outstanding as of July 1, 2006 are scheduled for delivery within the next twelve months. Purchase orders may be subject to cancellation by the customer prior to shipment. The level of unfilled purchase orders at any given date during the year will be materially affected by the timing of our receipt of purchase orders and the speed with which those orders are filled. Accordingly, our backlog as of July 1, 2006 may not necessarily represent the actual amount of shipments or sales for any future period.

Foreign Operations

        Substantially all of our operations and assets are located within the United States. We purchase certain of the components that we use in our products from foreign suppliers and a portion of our products are resold to foreign end-users. Our direct sales to foreign customers were approximately $81.5 million, $69.9 million and $87.8 million in fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, respectively. The decrease in foreign sales in fiscal year 2004 is primarily due to non-repeat sales in the twelve-month period ended September 30, 2003 that supported the cockpit security retrofit of the Airbus fleet. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on our business or market opportunities within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Inflation

        Many of our raw materials and operating expenses are sensitive to the effects of inflation, which could result in changing operating costs. However, the effects of inflation on our business during the thirty-nine week periods ended July 1, 2006 and July 2, 2005, fiscal years 2005 and 2004, and the twelve-month period ended September 30, 2003 were not significant.

Liquidity and Capital Resources

        Operating Activities.    We used $39.8 million of cash from operating activities during the thirty-nine week period ended July 1, 2006 compared to $61.0 million of cash generated from operating activities during the comparable period last year. The decrease of $100.8 million is primarily due to (i) the payment of accrued interest of $62.7 million relating to Senior Unsecured Promissory Notes in November 2005 and $12.3 million relating to the TD Group Loan Facility, (ii) the distributions to participants in our deferred compensation plans totaling approximately $26.0 million in November 2005 (in connection with the distributions under the deferred compensation plans, our Board of Directors approved the termination of the plans during the first quarter of fiscal 2006), and (iii) the payment in November 2005 of a one-time special bonus to certain members of management of $6.2 million. These decreases are partially offset by a $6.4 million increase in operating cash flows as a result of an increase in net sales and other factors described in "Results of Operations" above.

        We generated $80.7 million of cash from operating activities during fiscal year 2005 compared to $111.1 million of cash generated from operating activities in fiscal year 2004. The decrease of $30.4 million in fiscal year 2005 is primarily due to the receipt of income tax refunds of $37.1 million during fiscal year 2004 resulting from the merger charge in the twelve-month period ended September 30, 2003. During the twelve-month period ended September 30, 2003 we used $17.3 million of cash from operating activities. We generated $16.9 million of cash from operating activities during the period from July 8, 2003 (date of formation) through September 30, 2003 and used $34.2 million of cash during the predecessor period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers). The increase of $128.5 million in fiscal year 2004 is primarily due to approximately $88 million of cash outlays made in the twelve-month period ended September 30, 2003 in connection with the one-time expenses of the Mergers as well as the receipt of income tax refunds in fiscal year 2004 of $37.1 million.

        Investing Activities.    Cash used in investing activities was $32.7 million during the thirty-nine week period ended July 1, 2006 with such cash primarily being used in connection with the acquisitions of Electra-Motion and Sweeney for $27.2 million. Cash used in investing activities was $65.6 million during the thirty-nine week period ended July 2, 2005, consisting primarily of the acquisitions of Skurka, Fluid Regulators and the motor product line for $63.1 million.

        Cash used in investing activities decreased to $20.5 million during fiscal year 2005 compared to $77.6 million of cash used in investing activities during fiscal year 2004. The cash used in fiscal year 2005 was primarily for (i) the Acquisitions discussed previously of $63.2 million, offset by the sale of marketable securities (net of purchases) of $50.6 million, and (ii) capital expenditures of $8.0 million. The cash used in investing activities in fiscal year 2004 was primarily for the net purchase of marketable securities of $50.7 million and the acquisition of Avionic for $21.5 million. The cash used in investing activities during the period from July 8, 2003 (date of formation) through September 30, 2003, totaling $469.3 million, was used in connection with the Mergers. The cash used in investing activities during the predecessor period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers), totaling $57.3 million, was primarily for the acquisition of the Norco business for $53.0 million.

        Financing Activities.    Cash used in financing activities during the thirty-nine week period ended July 1, 2006 increased to $9.6 million compared to $3.7 million of cash used in financing activities during the comparable period last year. The cash used in financing activities during the thirty-nine week period ended July 1, 2006 of $9.6 million primarily consisted of: (i) the use of $3.0 million associated with the consummation of the Financing Transaction and (ii) the use of $200 million of cash in connection with repayment of the Senior Unsecured Promissory Notes. The cash used in these financing activities in the thirty-nine week period ended July 1, 2006 was partially offset by the proceeds from the TD Group Loan Facility of $193.8 million. The cash used in financing activities during fiscal 2005 of $3.7 million was due to the repayment of amounts borrowed under the Former Senior Credit Facility of $2.2 million and the payment of a license obligation of $1.5 million.

        We used $4.4 million of cash in financing activities during fiscal year 2005 compared to using $3.9 million of cash in financing activities during fiscal year 2004, primarily for the repayment of term loans and a license agreement. We generated $471.3 million of cash from financing activities during the period from July 8, 2003 (date of formation) through September 30, 2003 from the proceeds from the issuance of common stock of $271.3 million and the proceeds from the issuance of the Senior Unsecured Promissory Notes of $200.0 million, which proceeds were used to partially finance the Mergers. The cash generated from financing activities of $82.5 million during the predecessor period from October 1, 2002 through July 22, 2003 (the closing date of the Mergers) resulted from: (i) $90.5 million of borrowings and equity contributions associated with the Mergers that were obtained to finance the cash portion of the expenses of the Mergers that are reflected in our consolidated statement of cash flows as an operating activity and were not paid from existing cash balances; and (ii) $24.8 million obtained to finance the Norco acquisition. The cash generated from financing activities during this period was partially offset by the cash used in the repayment of the PIK Notes of $32.8 million and other expenditures.

Senior Unsecured Promissory Notes

        In connection with the Mergers, TD Group issued the Senior Unsecured Promissory Notes in an aggregate principal amount of approximately $200 million. The Senior Unsecured Promissory Notes were unsecured and were not guaranteed by any of TD Group's direct or indirect subsidiaries, including TransDigm Inc. The Senior Unsecured Promissory Notes were scheduled to mature in July 2008. The principal amount of the indebtedness outstanding under the Senior Unsecured Promissory Notes was not amortized and, therefore, the entire balance thereof was payable upon maturity in July 2008, subject to certain required prepayment events. The Senior Unsecured Promissory Notes accrued interest at a rate per annum equal to 12%, compounded semi-annually, with all interest being payable upon maturity or the earlier repayment of the Senior Unsecured Promissory Notes. As described above, on November 10, 2005, TD Group elected to optionally prepay the entire outstanding principal amount and all accrued and unpaid interest in respect of the Senior Unsecured Promissory Notes. The total amount paid to the holders of the Senior Unsecured Promissory Notes in full satisfaction of TD Group's obligations thereunder was approximately $262.7 million.

Former Senior Secured Credit Facility

        In connection with the Mergers, all of TransDigm Inc.'s borrowings (term loans) under its previous senior secured credit facility were repaid and a new senior secured credit facility was obtained. On April 1, 2004, TransDigm Inc.'s senior secured credit facility was amended and restated to refinance approximately $294 million of term loans then outstanding. The Former Senior Secured Credit Facility totaled $394 million, which consisted of (i) a $100 million revolving credit line (including a letter of credit sub-facility of $15 million) maturing in July 2009 and (ii) a $294 million term loan facility maturing in July 2010. In connection with the Financing Transaction, the entire $288.4 million outstanding under the Former Senior Secured Credit Facility, together with all accrued and unpaid interest thereon and all other amounts payable thereunder, was repaid.

8 3/8% Senior Subordinated Notes

        In connection with the Mergers, TransDigm Inc. (as successor by merger to TD Funding Corporation) issued $400 million aggregate principal amount of 8 3/8% Senior Subordinated Notes, which did not require principal payments prior to their maturity in July 2011. In May 2006, TransDigm Inc. commenced a tender offer to purchase for cash any and all of the outstanding 8 3/8% Senior Subordinated Notes, and, in connection therewith, we solicited consents to amend the indenture governing such notes to, among other things, eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default. On June 23, 2006, we closed the tender offer and consent solicitation for the 8 3/8% Senior Subordinated Notes. In connection with the closing, we purchased all of the issued and outstanding 8 3/8% Senior Subordinated Notes that were validly tendered, totaling $399,670,000 in aggregate principal amount.

        On August 7, 2006, we redeemed all of the 8 3/8% Senior Subordinated Notes that remained outstanding after the consummation of the tender offer for such notes.

Funding of the Mergers and Related Transactions

        In connection with the Mergers, Warburg Pincus and certain other investors made an investment in TD Group of approximately $471.3 million, with approximately $200 million of such investment being attributable to the Senior Unsecured Promissory Notes described above. TD Group contributed such funds as equity to TD Acquisition Corporation (which, as described elsewhere in this prospectus, was merged into TransDigm Holdings. TD Acquisition Corporation then contributed the funds as equity to TD Funding Corporation (which, as described elsewhere in this prospectus, was merged into TransDigm Inc.), which lent a portion of such proceeds together with a portion of the proceeds it received from the issuance of the 8 3/8% Senior Subordinated Notes and from borrowings under its then effective senior secured credit facilities, to TD Acquisition Corporation. TD Acquisition Corporation used the proceeds of such intercompany loan to pay all amounts due to the equity holders of TransDigm Holdings under the terms of the merger agreement that totaled approximately $759.7 million. In connection with the Mergers, certain employees also rolled over options with a net value of approximately $35.7 million.

        Using a portion of the proceeds from the 8 3/8% Senior Subordinated Notes, the borrowings under its then effective senior secured credit facilities, the cash investment by Warburg Pincus and certain other co-investors and existing cash balances, TransDigm Inc. repaid or defeased all of its long-term indebtedness that was outstanding immediately prior to the consummation of the Mergers and paid acquisition fees and expenses of approximately $34.7 million. The repaid indebtedness included all amounts outstanding under TransDigm Inc.'s then existing credit facilities. TransDigm Inc. also completed a tender offer to repurchase its 10 3/8% Senior Subordinated Notes. Approximately $197.8 million aggregate principal amount of the $200 million aggregate principal amount of outstanding 10 3/8% Senior Subordinated Notes were tendered in the tender offer. TransDigm Inc. defeased the remaining $2.2 million aggregate principal amount of 10 3/8% Senior Subordinated Notes not tendered and accepted for payment in the tender offer and, in December 2003, redeemed such notes.

TD Group Loan Facility

        On November 10, 2005, the lenders under the TD Group Loan Facility made loans to TD Group in an aggregate principal amount of $200 million, and on such date and after giving effect to the fees and expenses paid in connection with the consummation of such transactions, TD Group received aggregate net proceeds of approximately $193.8 million. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings which is described above to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on the Senior Unsecured Promissory Notes, with all such payments totaling approximately $262.7 million, and (ii) make certain distributions under the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, with the aggregate distributions that were made under such deferred compensation plans totaling approximately $26.0 million.

        The TD Group Loan Facility was unsecured and was not guaranteed by any of TD Group's direct or indirect subsidiaries, including TransDigm Inc. The TD Group Loan Facility was to mature in November 2011. The principal amount of the indebtedness outstanding under the TD Group Loan Facility was not amortized and, therefore, the entire balance thereof would have been payable upon maturity in November 2011, subject to certain required prepayment events.

        Upon consummation of the Financing Transaction, the entire $200 million outstanding under the TD Group Loan Facility, together with all accrued and unpaid interest thereon and all other amounts payable thereunder, was repaid.

Certain Restrictive Covenants in Our Debt Documents

        Both the New Senior Secured Credit Facility and the Indenture contain restrictive covenants that, among other things, limit the incurrence of additional indebtedness, the payment of dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and prepayments of other indebtedness. In addition, the revolving loan facility under the New Senior Secured Credit Facility requires TransDigm Inc. to comply with a first lien leverage ratio. A breach of any of these covenants or the inability to comply with the required leverage ratio could result in a default under the New Senior Secured Credit Facility or the Indenture. If any such default occurs, the lenders under the New Senior Secured Credit Facility and the holders of the notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under the New Senior Secured Credit Facility also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under the New Senior Secured Credit Facility, the lenders under this facility will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash, and they will also have the right to prevent us from making debt service payments on the notes. See "Description of the New Senior Secured Credit Facility" and "Description of the Exchange Notes."

Contractual Obligations

        The following is a summary of our contractual cash obligations as of July 1, 2006 (in millions):

	2006(1)	2007	2008	2009	2010	2011 and Thereafter	Total
New Senior Secured Credit Facility(2)	$—	$—	$—	$—	$—	$650.0	$650.0
7 3/4% Senior Subordinated Notes due 2014	—	—	—	—	—	275.0	275.0
Scheduled Interest Payments(3)	13.5	72.0	70.7	70.7	70.4	214.3	511.6
Operating Leases	0.6	2.3	1.6	1.5	1.1	2.0	9.1
TD Holding Corporation 2005 New Management Deferred Compensation Plan	—	—	—	6.2	—	—	6.2

Total Contractual Cash Obligations	$14.1	$74.3	$72.3	$78.4	$71.5	$1,141.3	$1,451.9

(1)
The contractual cash obligations are measured from July 1, 2006.

(2)
The New Senior Secured Credit Facility will mature on June 23, 2013 (in the case of the term loan facility) and June 23, 2012 (in the case of the revolving credit facility), and will not be subject to interim scheduled amortization. However, under the terms of the New Senior Secured Credit Facility, commencing 90 days after the end of fiscal 2007 and each fiscal year thereafter, TransDigm Inc. is required to prepay outstanding term loans in a principal amount equal to 50% of Excess Cash Flow (as defined); provided, that the amount of the prepayment will be reduced to 25% of Excess Cash Flow if the Consolidated Leverage Ratio (as defined) at the end of the applicable fiscal year is less than 5.00 to 1.00, but greater than 4.50 to 1.00, and TransDigm Inc. will not be required to prepay any of the term loan if the Consolidated Leverage Ratio as of the end of the applicable fiscal year is equal to or less than 4.50 to 1.00 or if the term loan achieves certain minimum credit ratings at the end of such fiscal year. See "Description of the New Senior Secured Credit Facility."

(3)
Assumes that the variable interest rate on our borrowings under the New Senior Secured Credit Facility remains constant at 7.45%.

        Our primary future cash needs will consist of debt service and capital expenditures. We incur capital expenditures for the purpose of maintaining and replacing existing equipment and facilities and, from time to time, for facility expansion. Capital expenditures totaled approximately $5.6 million, $8.0 million, $5.4 million and $5.2 million during the thirty-nine week period ended July 1, 2006, fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, respectively. We expect our capital expenditures for ordinary operating activities for the entire fiscal year 2006 to be approximately $8.0 million and such expenditures are projected to increase moderately thereafter.

        We may from time to time seek to retire our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, we may issue additional debt if prevailing market conditions are favorable to doing so and contractual restrictions permit us to do so.

        We intend to pursue acquisitions that present opportunities consistent with our business strategy. We regularly engage in discussions with respect to potential acquisitions and investments. However, there can be no assurance that we will be able to consummate an agreement with respect to any future acquisition. Our acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary funds on acceptable terms or at all. If we incur additional debt to finance acquisitions, total interest expense will increase.

        Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, or to fund non-acquisition related capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current levels of operations and anticipated cost savings and operating improvements and absent any disruptive events, management believes that internally generated funds and borrowings available under the revolving loan facility under our New Senior Secured Credit Facility should provide sufficient resources to finance our operations, non-acquisition related capital expenditures, research and development efforts and long-term indebtedness obligations through at least fiscal year 2007. There can be no assurance, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to TransDigm Inc. under the New Senior Secured Credit Facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. Also, to the extent we accelerate our growth plans, consummate acquisitions or have lower than anticipated sales or increases in expenses, we may also need to raise additional capital. In particular, increased working capital needs occur whenever we consummate acquisitions or experience strong incremental demand. There can be no assurance that we will be able to raise additional capital on commercially reasonable terms or at all.

New Accounting Standards

        In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 prescribes the minimum accounting and disclosure requirements of uncertain tax positions. FIN 48 also provides guidance on the derecognition, measurement, classification, interest and penalties, and transition of uncertain tax positions. FIN 48 is effective for fiscal periods after December 15, 2006. We are currently analyzing the expected impact of adoption of FIN 48 on our financial statements.

        In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3," or SFAS 154. This Statement requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented on the basis of the new accounting principle, unless it is impracticable to do so. SFAS 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. We do not anticipate that the adoption of this statement will have a material impact on our results of operation or financial condition.

        During December 2004, the FASB issued Statement No. 123(R), "Share Based Payment," or SFAS 123(R), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We anticipate adopting this pronouncement effective October 1, 2006. We anticipate that the adoption of this pronouncement will not have a material impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

        Our main exposure to market risk relates to interest rates. Our financial instruments that are subject to interest rate risk principally include fixed-rate and floating-rate long-term debt. At July 1, 2006, TransDigm Inc. had borrowings under its New Senior Secured Credit Facility of $650 million that were subject to interest rate risk. Borrowings under the New Senior Secured Credit Facility bear interest, at TransDigm Inc.'s option, at a rate equal to either an alternate base rate or an adjusted LIBO rate for a one, two, three or six-month (or to the extent available to each lender, a nine or twelve-month) interest period chosen by TransDigm Inc., in each case, plus an applicable margin percentage that varies based on the consolidated leverage ratio of TransDigm Inc. as of the relevant date of determination. Accordingly, the Company's cash flows and earnings will be exposed to the market risk of interest rate changes resulting from variable rate borrowings under the New Senior Secured Credit Facility. The effect of a hypothetical one percentage point increase in interest rates would increase the annual interest costs under the New Senior Secured Credit Facility by approximately $6.5 million based on the amount of outstanding borrowings at July 1, 2006. The weighted average interest rate on the $650 million of borrowings under the New Senior Secured Credit Facility on July 1, 2006 was 7.45%.

        At July 1, 2006, we had an agreement in place to swap variable interest rates on the New Senior Secured Credit Facility for fixed interest rates through June 23, 2009 for the notional amount of $187 million, which will decrease to $170 million on September 23, 2007 and to $150 million on September 23, 2008 through June 23, 2009. The fair value of the interest rate swap agreement is adjusted at each balance sheet date, with a corresponding adjustment to other comprehensive income. At July 1, 2006, the fair value of the interest rate swap agreement was a liability of $0.6 million.

        Because the interest rates on borrowings under the New Senior Secured Credit Facility vary with market conditions, the amount of outstanding borrowings under the New Senior Secured Credit Facility approximates the fair value of the indebtedness. The fair value of the $275 million aggregate principal amount of TransDigm Inc.'s 7 3/4% Senior Subordinated Notes is exposed to the market risk of interest rate changes. The estimated fair value of such notes approximated $273 million at July 1, 2006 based upon quoted market rates.

Foreign Currency Exchange Rate Risk

        We manufacture all of our products in the United States and sell our products in the United States, as well as in foreign countries. Substantially all of our foreign sales are transacted in U.S. dollars and, therefore, we have no material exposure to fluctuations in the rate of exchange between foreign currencies and the U.S. dollar. In addition, the amount of components or other raw materials or supplies that we purchase from foreign suppliers are not material, with substantially all such transactions being made in U.S. dollars. Accordingly, we have no material exposure to currency fluctuations in the rate of exchange between foreign currencies and the U.S. dollar arising from these transactions.

BUSINESS

General

        TransDigm Inc. was formed in July 1993 in connection with the acquisition of certain companies from IMO Industries. TD Group was formed under the name TD Holding Corporation in July 2003 at the direction of Warburg Pincus to facilitate the acquisition of TransDigm Holdings. On July 22, 2003, TD Acquisition Corporation, a newly formed, wholly-owned subsidiary of TD Group, was merged with and into TransDigm Holdings with TransDigm Holdings continuing as the surviving corporation. Upon the completion of that merger, TransDigm Holdings became a wholly-owned subsidiary of TD Group, and TransDigm Inc. continued to be a wholly-owned subsidiary of TransDigm Holdings. TransDigm Holdings has since been merged into TransDigm Inc., resulting in TransDigm Inc. being a wholly-owned direct subsidiary of TD Group. Over the past five years, we have made several acquisitions, including the May 2001 acquisition by Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., of substantially all of the assets and certain liabilities of the Champion Aviation Products business from Federal Mogul Ignition Company. For additional information with respect to the acquisitions we have made during the last five years, please see "Selected Consolidated Financial Data."

        We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving. Each of these product offerings consists of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.

        For fiscal year 2005, we generated net sales of $374.3 million and net income of $34.7 million. In addition, for fiscal year 2005, our EBITDA was $154.5 million, or 41.3% of net sales, our EBITDA As Defined was $164.2 million, or 43.9% of net sales, and our capital expenditures were $8.0 million, or 2.1% of net sales.

        We estimate that over 90% of our net sales for fiscal year 2005 were generated by proprietary products for which we own the design. These products are generally approved and certified by airframe manufacturers (who often certify only one manufacturer's component design for a specific application on an aircraft), government agencies and/or the FAA and similar entities or agencies. In addition, for fiscal year 2005, we estimate that we generated approximately 75% of our net sales from products for which we are the sole source provider.

        Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold as original equipment on an aircraft, we generate net sales from recurring aftermarket consumption over the life of that aircraft. This installed base and our sole source provider position generate a long-term stream of aftermarket revenues over the estimated 30-year life of an individual aircraft. We estimate that approximately two-thirds of our net sales in fiscal year 2005 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to OEMs.

        In fiscal year 2005, our top three customers accounted for approximately 30% of our net sales, and during this same period our top ten customers accounted for approximately 52% of our net sales. However, our components are ultimately used on a large, diverse installed base of aircraft and, therefore, we are not overly dependent on any single airframe produced by any of our customers or other ultimate end-users of our products. For example, we estimate that sales to support any single OEM airframe production requirement did not exceed 4.0% of our net sales for fiscal year 2005, and sales to support any single aftermarket airframe platform did not exceed 5.5% of our net sales for this same period. In the commercial aerospace sector, which generated approximately 70% of our net sales for fiscal year 2005, we sell to distributors of aftermarket components, as well as directly to commercial airlines, aircraft maintenance facilities, systems suppliers, and aircraft and engine OEMs. In addition, for fiscal year 2005, approximately 24% of our net sales were attributable to the defense aerospace sector, with approximately 11% of our overall net sales for this period being attributable to various agencies and buying organizations of the U.S. Government. Net sales to the defense sector are generated primarily through sales to the United States and foreign militaries, brokers, distributors and defense OEMs. The remaining portion of our net sales in fiscal year 2005, or approximately 6% of our net sales during this period, were derived from industries with similar niche engineered product characteristics such as the mining, military ground vehicle and power generation industries.

Industry and Market Overview

        We primarily compete in the commercial and military aerospace industry. The commercial aftermarket, where we have historically derived the majority of our net sales, has generally been more stable and has exhibited steady growth compared to the commercial OEM market which has historically exhibited cyclical swings due to changes in production rates for new aircraft. Commercial aftermarket revenue is driven primarily by revenue passenger miles and by the size and age of the worldwide aircraft fleet. The growth rates of revenue passenger miles and the size of the worldwide aircraft fleet tend to correlate. Between 1970 and 2004, RPMs grew at a CAGR of approximately 6.2%, and are expected to grow at a CAGR of approximately 5.3% between 2005 and 2010 according to The Airline Monitor. The worldwide aircraft fleet grew at a CAGR of approximately 4.8% between 1970 and 2004, and is expected to grow at approximately a 4.0% CAGR between 2005 and 2010, reflecting the anticipated increase in RPMs during this period. We anticipate that the growth of RPMs and the increase in the size of the worldwide aircraft fleet will increase the size of our installed base of aircraft for which we supply aftermarket products.

        Historically, aftermarket and OEM sales in the military sector tend to follow defense spending. Military aftermarket revenue is driven primarily by the operational tempo of the military, while military OEM revenue is driven primarily by spending on new systems and platforms. In recent years, defense spending has reached historic highs, due in part to the military engagements in Afghanistan and Iraq and the war on terrorism. The total defense spending budget can be difficult to predict. We anticipate that military related sales of our types of products will experience modest, if any, growth over the current high levels.

Our Competitive Strengths

        We believe our key competitive strengths include:

        Large and Growing Installed Product Base with Aftermarket Revenue Stream.    We provide components to a large and growing installed base of aircraft to which we supply aftermarket products. We estimate that our products are installed on more than 40,000 commercial transport, regional transport, military and general aviation fixed wing turbine aircraft and over 15,000 rotary wing aircraft. This installed base and our sole source provider position for an estimated 75% of our net sales for fiscal year 2005 enable us to capture a long-term stream of highly profitable aftermarket revenues over the long life of an individual aircraft.

        Diversified Revenue Base.    Our diversified revenue base reduces our dependence on any particular product, platform or market segment and has been a significant factor in maintaining our financial performance. Our products are installed on almost all of the major commercial aircraft platforms now in production, including the Boeing 737, 747, 757, 767 and 777, the Airbus A300/310, A319/20/21 and A330/340, the Bombardier CRJ's and Challenger, the Embraer RJ's, the Cessna Citation family, the Raytheon Premier and Hawker and most Gulfstream airframes. Military platforms include aircraft such as the Boeing C-17, F-15 and F-18, the Lockheed Martin C-130J and F-16, the Northrop Grumman E2C (Hawkeye), the Joint Strikefighter and the Blackhawk, Chinook and Apache helicopters. We expect to continue to develop new products for military and commercial applications. For example, we expect to be certified and provide a range of components for the new Boeing 787 and Airbus A380 and A400M.

        Significant Barriers to Entry.    We compete in niche markets with significant barriers to entry. We believe that the niche nature of our markets, the industry's stringent regulatory and certification requirements, the large number of products that we sell and the investments necessary to develop and certify products create barriers to entry for potential competitors. So long as we deliver products that meet or exceed our customers' expectations and performance standards, we believe that our customers will have little incentive to certify another supplier because of the cost and time of the certification process. In addition, we believe concerns about safety and the indirect costs of flight delays if products are unavailable or undependable make our customers hesitant to switch to new suppliers.

        Strong Cash Flow Generation.    We generate strong cash flow from operations as a result of our high margins and low capital expenditure requirements. We believe that our high margins are the result of the value we provide to our customers through our engineering, service and manufacturing capabilities, our focus on proprietary and high margin aftermarket business, our ability to generate profitable new business and our ability to consistently realize productivity savings. For fiscal years 2005 and 2004 and for the twelve-month period ended September 30, 2003, our EBITDA As Defined margins were 43.9%, 46.3% and 42.4%, respectively. In addition, our low recurring capital expenditure requirements, which have historically been between approximately $5 million to $8 million per year, or approximately 2% of net sales per year, coupled with our consistent installed revenue base, provide a stable stream of cash flows. We have historically allocated our capital expenditures efficiently and we believe that our capacity is sufficient to meet our current growth initiatives. Therefore, we anticipate that our capital expenditures for ordinary course operating activities will remain relatively consistent with historic levels when measured as a percentage of net sales. Our strong cash flow provides us with the ability to reduce our indebtedness and reinvest in our business, including by acquiring new businesses and operations.

        Consistent Track Record of Financial Success and Strong Growth.    From fiscal year 1994 to fiscal year 2005, our net sales grew at a CAGR of 19.7%. In addition, during this same period our EBITDA As Defined grew at a CAGR of 29.1%. Management achieved this growth through a focus on our value-driven operating strategy and a methodical and focused acquisition strategy, each of which is described in more detail below. Management's strategy has resulted in significant margin expansion, with EBITDA As Defined margins increasing from 19.0% in fiscal year 1993 to 43.9% for fiscal year 2005.

        Value-Driven Management Team with a Successful Track Record.    Our operations are managed by a very experienced, value-driven management team with a proven record of growing our business organically, reducing overhead, rationalizing costs and integrating acquisitions. Our management team, many of whom have been with us since or soon after our formation in 1993, has demonstrated its ability over the last twelve years to successfully operate the business through various market cycles while consistently achieving higher revenue growth rates and improving margins.

Business Strategy

        Our business strategy is made up of two key elements. The first element is a value-driven operating strategy focused on our three core value drivers: (1) new business development; (2) steady improvements to our cost structure; and (3) value-based pricing. The second element is a selective acquisition strategy focused on the acquisition of proprietary components businesses and related products and services. The successful execution of these two elements of our business strategy has enabled us to deliver consistent financial performance through all phases of the market cycles of the aerospace industry.

Value-Driven Operating Strategy

        Our three core value drivers are:

        Obtaining Profitable New Business.    We attempt to obtain profitable new business by using our technical expertise, unique application skill and our detailed knowledge of our customer base and the individual niche markets in which we operate. We believe that we develop reliable, high value added products that meet our customers' specific new application requirements and/or solve problems with current applications. We have regularly been successful in identifying and developing both aftermarket and OEM products to drive our growth. We work closely with OEMs, airlines and other end users to identify components that are not meeting their performance or reliability expectations. We then attempt to develop products that meet or exceed their expectations. For example, Airbus S.A.S. selected us to design the security bolting system that has been installed on all Airbus cockpit doors to comply with FAA and European regulatory requirements adopted after the events of September 11, 2001. The system has been retrofitted on more than 2,500 Airbus aircraft. We also work closely with OEMs to develop reliable products for their new airframe designs. The content we expect to provide for the new Boeing 787, Airbus A380, Airbus A400M and Joint Strike Fighter is a current indication of the success of this strategy. Due in part to this strategy, we have been able to grow our business through all phases of the market cycles of the aerospace industry.

        Improving Our Cost Structure.    We attempt to make steady improvements to our cost structure through detailed attention to the cost of each of the products that we offer and our organizational structure, with a focus on steadily reducing the cost of each. By maintaining this detailed focus across each area of our company, we have been able to consistently improve our overall cost structure through all phases of the market cycles of the aerospace industry.

        Providing Highly Engineered Value-Added Products to Customers.    We focus on the engineering, manufacturing and marketing of a broad range of highly engineered niche products that we believe provide unique value to our customers. We seek to excel in customer service, application knowledge, quality and reliability. As a result, we have been consistently successful over many years and through all phases of the aerospace market cycles in communicating to our customers the value of our products. This has generally enabled us to price our products to fairly reflect the value we provide and the resources required to do so.

Selective Acquisition Strategy

        We selectively pursue the acquisition of proprietary component businesses when we see an opportunity to create value through the application of our three core value-driven operating strategies. Though we primarily seek acquisitions in the aerospace industry, we also consider proprietary engineered product businesses serving other industries with similar niche characteristics. The aerospace industry, in particular, remains highly fragmented, with many of the companies in the industry being small private businesses or small non-core operations of larger businesses. We have established a dedicated acquisition effort to identify, approach and evaluate potential acquisition targets. When considering an acquisition candidate we focus, among other specific factors unique to each situation, on the following two key issues: (1) the likelihood that the application of our three core value-driven operating strategies will generate increased value; and (2) whether the acquisition candidate's product portfolio consists of proprietary engineered products or services with strong niche market positions.

        In addition, we have significant experience among our management team in executing acquisitions and integrating the acquired businesses into our company and culture. We have successfully acquired seventeen businesses and/or product lines since our formation in 1993. While each acquisition presents a unique set of factual circumstances, we generally focus our integration activities on evaluating the value potential of the products offered to the customers of the acquired business, analyzing and, at times, rationalizing the cost structures of the acquired business, and focusing on the new product and market development processes of the acquired business.

Our Products

        We primarily design, produce and supply highly-engineered proprietary aerospace components (and limited system/subsystems) with significant aftermarket content. We seek to develop highly customized products to solve specific needs for aircraft operators and manufacturers. We attempt to differentiate ourselves based on engineering, service and manufacturing capabilities. We typically choose not to compete for non-proprietary "build to print" business because it usually offers lower margins than proprietary products. We believe that our products have strong brand names within the industry and that we have a reputation for high quality, reliability and customer support.

        Our business is well diversified due to the broad range of products that we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include: (1) ignition systems and components such as igniters, exciters and spark plugs used to start and spark turbine and reciprocating aircraft engines; (2) gear pumps used primarily in lubrication and fuel applications; (3) mechanical/electro-mechanical actuators and controls used in numerous actuation applications; (4) NiCad batteries/chargers used to provide starting and back-up power; (5) power conditioning devices used to modify and control electrical power; (6) rods and locking devices used primarily to hold open cowlings to allow access to engines for maintenance; (7) engineered connectors used in fuel, pneumatic and hydraulic applications; (8) engineered latching and locking devices used in various bin, security and other applications; (9) lavatory hardware and components; (10) specialized AC/DC electric motors and components used in various defense and commercial applications; and (11) specialized valving used in fuel, hydraulic and pneumatic applications.

Sales and Marketing

        Consistent with our overall strategy, our sales and marketing organization is structured to continually develop a stream of technical solutions that meets customer needs. In particular, we attempt to focus on products and programs that will lead to high-margin, repeatable sales in the aftermarket.

        We have structured our sales efforts along our major product offerings, assigning a product manager to certain products. Each product manager is expected to grow the sales and profitability of the products for which he is responsible and to achieve the targeted annual level of bookings, sales, new business and profitability for such products. The product managers are assisted by account managers and sales engineers who are responsible for covering major OEM and airline accounts. Account managers and sales engineers are expected to be familiar with the personnel, organization and needs of specific customers, to achieve total bookings and new business goals at each account, and, together with the product managers, to determine when additional resources are required at customer locations. Most of our sales personnel are compensated, in part, on their bookings and their ability to identify and obtain new business opportunities.

        Though typically performed by employees, the account manager function may be performed by independent representatives depending on the specific customer, product and geographic location. We also use a number of distributors to provide logistical support as well as primary customer contact with certain smaller accounts. Our major distributors are Aviall, Inc. and Satair A/S.

Manufacturing and Engineering

        We maintain eight principal manufacturing facilities, six of which are owned by us and two of which are leased by us. Our principal owned and leased manufacturing facilities as of July 1, 2006 are as follows:

Location	Square Footage
Los Angeles, CA (owned)	131,000
Cleveland, OH (owned)	43,400
Painesville, OH (owned)	56,500
Waco, TX (owned)	218,800
Liberty, SC (owned)	219,000
Avenel, NJ (owned)	48,500
Fullerton, CA (leased)	100,000
Camarillo, CA (leased)	70,000

        Each manufacturing facility comprises manufacturing, distribution and engineering as well as administrative functions, including management, sales and finance. We continually strive to improve productivity and reduce costs, including rationalization of operations, developing improved control systems that allow for accurate product profit and loss accounting, investing in equipment, tooling, and information systems and implementing broad-based employee training programs. Management believes that our manufacturing systems and equipment contribute to our ability to compete by permitting us to meet the rigorous tolerances and cost sensitive price structure of aircraft component customers.

        We attempt to differentiate ourselves from our competitors by producing uniquely engineered products with high quality and timely delivery. Our engineering costs are recorded in Cost of Sales and in Selling and Administrative captions in our Statement of Operations. Total engineering expense represents approximately 8% to 9% of our manufacturing cost of sales, or approximately 4% to 5% of our net sales. Our proprietary products are designed by our engineering staff and are intended to serve the needs of the aircraft component industry, particularly through our new product initiatives. These proprietary designs must withstand the extraordinary conditions and stresses that will be endured by products during use and meet the rigorous demands of our customers' tolerance and quality requirements.

        We use sophisticated equipment and procedures to attempt to ensure the quality of our products and comply with military specifications and FAA and OEM certification requirements. We perform a variety of testing procedures, including testing under different temperature, humidity and altitude levels, shock and vibration testing and X-ray fluorescent measurement. These procedures, together with other customer approved techniques for document, process and quality control, are used throughout our manufacturing facilities.

Customers

        Our customers include: (1) distributors of aerospace components; (2) worldwide commercial airlines, including national and regional airlines; (3) large commercial transport and regional and business aircraft OEMs; (4) various armed forces of the United States and friendly foreign governments; (5) defense OEMs; (6) system suppliers; and (7) various other industrial customers. For the year ended September 30, 2005, the U.S. Government through various agencies and buying organizations accounted for approximately 11% of our net sales, Aviall, Inc. (a distributor of commercial aftermarket parts to airlines throughout the world) accounted for approximately 10% of our net sales and Honeywell International Inc. accounted for approximately 9% of our net sales. Products supplied to many of our customers, including the three largest customers, are used on multiple platforms.

        Active commercial production programs include the Boeing 737, 747, 757, 767 and 777, the Airbus A300/310, A319/20/21 and A330/A340, the Bombardier CRJ's and Challenger, the Embraer RJ's, the Cessna Citation family, the Raytheon Premier and Hawker and most Gulfstream airframes. Military platforms include aircraft such as the Boeing C-17, F-15 and F-18, the Lockheed Martin C-130J and F-16, the Northrop Grumman E2C (Hawkeye), the Joint Strikefighter and the Blackhawk, Chinook and Apache helicopters.

        We believe that we have strong customer relationships with almost all important, large commercial transport, regional, general aviation and military OEMs. The demand for our aftermarket parts and services depends on, among other things, the breadth of our installed OEM base, RPMs, the size and age of the worldwide aircraft fleet and, to a lesser extent, airline profitability. We believe that we are also a leading supplier of components used on U.S. designed military aircraft, including components that are used on a variety of fighter aircraft, military freighters and military helicopters.

Competition

        We compete with a number of established companies, including divisions of larger companies that have significantly greater financial, technological and marketing resources than we do. The niche markets within the aerospace industry that we serve are relatively fragmented and we face several competitors for many of the products and services we provide. Due to the global nature of the commercial aircraft industry, competition in these categories comes from both U.S. and foreign companies. Competitors in our product offerings range in size from divisions of large public corporations to small privately-held entities, with only one or two components in their entire product portfolio.

        We compete on the basis of engineering, manufacturing and marketing high quality products which we believe meet or exceed the performance and maintenance requirements of our customers, consistent and timely delivery, and superior customer service and support. The industry's stringent regulatory, certification and technical requirements, and the investments necessary in the development and certification of products, create barriers to entry for potential new competitors. So long as customers receive products that meet or exceed expectations and performance standards, we believe that they will have a reduced incentive to certify another supplier because of the cost and time of the technical design and testing certification process. In addition, we believe that concerns about safety and flight delays if products are unavailable or undependable make our customers continue long term supplier relationships.

Government Contracts

        Companies engaged in supplying defense-related equipment and services to U.S. Government agencies are subject to business risks specific to the defense industry. These risks include the ability of the U.S. Government to unilaterally: (1) suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations; (2) terminate existing contracts; (3) reduce the value of existing contracts; (4) audit our contract-related costs and fees, including allocated indirect costs; and (5) control and potentially prohibit the export of our products.

        Most of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        As described elsewhere in this prospectus, five of our divisions and subsidiaries have been subject to a DOD Office of Inspector General review of our records for the purpose of determining whether the DOD's various buying offices negotiated "fair and reasonable" prices for spare parts purchased from those five divisions and subsidiaries in fiscal years 2002 through 2004. For additional information regarding the details and status of the pricing review, please refer to "Risk Factors—Certain of our divisions and subsidiaries have been subject to a pricing review by the DOD Office of Inspector General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Government Pricing Review."

Governmental Regulation

        The commercial aircraft component industry is highly regulated by both the FAA in the United States and by the Joint Aviation Authorities in Europe and other agencies throughout the world, while the military aircraft component industry is governed by military quality specifications. We, and the components we manufacture, are required to be certified by one or more of these entities or agencies, and, in some cases, by individual OEMs, in order to engineer and service parts and components used in specific aircraft models.

        We must also satisfy the requirements of our customers, including OEMs and airlines that are subject to FAA regulations, and provide these customers with products and services that comply with the government regulations applicable to commercial flight operations. In addition, the FAA requires that various maintenance routines be performed on aircraft components, and we believe that we currently satisfy or exceed these maintenance standards in our repair and overhaul services. We also maintain several FAA approved repair stations.

        In addition, sales of many of our products that will be used on aircraft owned by non-U.S. entities are subject to compliance with U.S. export control laws.

        Our operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act, or OSHA, mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. Management believes that our operations are in material compliance with OSHA's health and safety requirements.

Raw Materials and Patents

        We require the use of various raw materials, including titanium, aluminum, nickel powder, nickel screen, stainless steel, iridium and cadmium, in our manufacturing processes. We also purchase a variety of manufactured component parts from various suppliers. At times, we concentrate our orders among a few suppliers in order to strengthen our supplier relationships. Raw materials and component parts are generally available from multiple suppliers at competitive prices.

        We have various trade secrets, proprietary information, trademarks, trade names, patents, copyrights and other intellectual property rights, which we believe, in the aggregate but not individually, are important to our business.

Backlog

        As of July 1, 2006, we estimated our sales order backlog at $259.1 million compared to an estimated $219.4 million as of July 2, 2005. This increase in backlog is due to the acquisitions of Sweeney and Electra-Motion discussed above totaling approximately $9.2 million and an increase in orders across existing product offerings in both the OEM and aftermarket segments. The majority of the purchase orders outstanding as of July 1, 2006 are scheduled for delivery within the next twelve months. Purchase orders may be subject to cancellation by the customer prior to shipment. The level of unfilled purchase orders at any given date during the year will be materially affected by the timing of our receipt of purchase orders and the speed with which those orders are filled. Accordingly, our backlog as of July 1, 2006 may not necessarily represent the actual amount of shipments or sales for any future period.

Foreign Operations

        Substantially all of our operations and assets are located within the United States. We purchase certain of the components that we use in our products from foreign suppliers and a portion of our products are resold to foreign end-users. Our direct sales to foreign customers were approximately $81.5 million, $69.9 million and $87.8 million for fiscal years 2005 and 2004 and the twelve-month period ended September 30, 2003, respectively. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Environmental Matters

        Our operations and facilities are subject to federal, state and local environmental laws and regulations governing, among other matters, the emission, discharge, generation, management, transportation and disposal of hazardous materials, wastes and pollutants, the investigation and remediation of contaminated sites, and permits required in connection with our operations. Although management believes that our operations and facilities are in material compliance with applicable environmental laws, management cannot provide assurance that future changes in such laws, or the regulations or requirements thereunder, or in the nature of our operations will not require us to make significant additional expenditures to ensure compliance in the future. Further, we could incur substantial costs, including cleanup costs, fines and sanctions, and third party property damage or personal injury claims as a result of violations of or liabilities under environmental laws, relevant common law, or the environmental permits required for our operations.

        Under some environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous materials. Persons who arrange for disposal or treatment of hazardous materials also may be liable for the costs of investigation, removal or remediation of those substances at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Because we own and/or operate a number of facilities that have a history of industrial or commercial use and because we arrange for the disposal of hazardous materials at many disposal sites, we may and do incur costs for investigation, removal and remediation. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We receive inquiries and notices of potential liability with respect to offsite disposal facilities from time to time. Although we have not incurred any material investigation or cleanup costs to date and investigation and cleanup costs are not expected to be material in the future, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites, or the failure of any other potentially liable party to meet its obligations, could result in significant liability for us.

Employees

        As of July 1, 2006, we had approximately 1,400 employees. Approximately 9.5% of our employees were represented by the United Steelworkers Union, approximately 4.0% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America and approximately 6.3% were represented by the International Brotherhood of Electrical Workers. Collective bargaining agreements between us and these labor unions expire in April 2008, November 2008 and May 2009, respectively. We consider our relationship with our employees generally to be satisfactory.

Legal Proceedings

        We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. Based upon information currently known to us, we believe the outcome of such proceedings will not have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information concerning our executive officers and directors as of September 30, 2006:

Name	Age	Position
W. Nicholas Howley	54	Chief Executive Officer and Chairman of the Board of Directors of TD Group and TransDigm Inc.
Robert S. Henderson	50	Executive Vice President of TD Group and TransDigm Inc., and President, AdelWiggins Group, an operating division of TransDigm Inc.
Bernt G. Iverson	49	President, Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc.
Raymond F. Laubenthal	45	President and Chief Operating Officer of TD Group and TransDigm Inc., and Director of TransDigm Inc.
John F. Leary	59	President, Adams Rite Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc.
Ralph McClelland	48	President, MarathonNorco Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc.
James Riley	40	President, AeroControlex Group, an operating division of TransDigm Inc.
Albert J. Rodriguez	46	Executive Vice President—Mergers and Acquisitions of TD Group and TransDigm Inc.
Gregory Rufus	50	Executive Vice President, Chief Financial Officer and Secretary of TD Group, and Executive Vice President and Chief Financial Officer of TransDigm Inc., and Director of TransDigm Inc.
Howard A. Skurka	55	President, Skurka Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc.
David A. Barr	43	Director of TD Group
Michael Graff	55	Director of TD Group
Sean P. Hennessy	49	Director of TD Group
Kevin Kruse	36	Director of TD Group
Kewsong Lee	41	Director of TD Group
Douglas W. Peacock	67	Director of TD Group

        TD Group historically had no employees and the officers of TD Group were the Chief Executive Officer, Chief Financial Officer and Secretary of TransDigm Holdings and TransDigm Inc. In December 2005, in contemplation of the Initial Public Offering, certain officers of TD Group's subsidiaries were appointed as officers of TD Group, as set forth below.

        Mr. Howley has been a director of TransDigm Inc. since December 1998, and was named Chairman of the Board of Directors of TD Group and TransDigm Inc. on July 23, 2003, in connection with the closing of the Mergers. Mr. Howley served as President of TD Group from July 2003 until December 2005, and was named Chief Executive Officer of TD Group in December 2005. Mr. Howley served as Chief Executive Officer of TransDigm Inc. since December 2001, served as Chief Operating Officer of TransDigm Inc. from December 1998 through December 2001 and served as President of TransDigm Inc. from December 1998 through September 2005. Mr. Howley served as Executive Vice President of TransDigm Inc. and President of the AeroControlex Group, an operating division of TransDigm Inc., from TransDigm Inc.'s inception in September 1993 until December 1998.

        Mr. Henderson was appointed Executive Vice President of TD Group in December 2005, Executive Vice President of TransDigm Inc. in October 2005 and has been President of the AdelWiggins Group, an operating division of TransDigm Inc., since August 1999. From March 1998 until August 1999, he served as President of Marathon Power Technologies Company, a wholly-owned subsidiary of TransDigm Inc. now known as MarathonNorco Aerospace Inc. From November 1994 until March 1998, he served as Manager of Operations for the AdelWiggins Group.

        Mr. Iverson was appointed President of Champion Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., in June 2006. From July 2001 to June 2006, he served as Director of Engineering and Marketing for Champion Aerospace. From 1998 to July 2001, Mr. Iverson served as Director of Marketing for the AdelWiggins Group, an operating division of TransDigm Inc. From 1993 to 1998, Mr. Iverson served as Product Manager for the AeroControlex Group, an operating division of TransDigm Inc.

        Mr. Laubenthal was appointed President and Chief Operating Officer of TD Group in December 2005, President and Chief Operating Officer of TransDigm Inc. in October 2005 and was President of the AeroControlex Group, an operating division of TransDigm Inc., from November 1998 through September 2005. Mr. Laubenthal has been a director of TransDigm Inc. since May 2006. From December 1996 until November 1998, Mr. Laubenthal served as Director of Manufacturing and Engineering for the AeroControlex Group. From October 1993 until December 1996, Mr. Laubenthal served as Director of Manufacturing for the AeroControlex Group. Prior to joining the AeroControlex Group, Mr. Laubenthal had extensive experience in manufacturing and engineering at Parker Hannifin, a manufacturer, and Textron, a multi-industry company serving the general aviation, aerospace, defense, industrial and commercial finance markets.

        Mr. Leary has been President of Adams Rite Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc., since June 1999. From 1995 to June 1999, Mr. Leary was a General Operations Manager with Furon Company, a manufacturer. From 1991 to 1995, Mr. Leary served as the Plant Manager of the Chromalox Division of Emerson Electric, a manufacturer.

        Mr. McClelland has been President of MarathonNorco Aerospace Inc. since June of 2006. He joined MarathonNorco in August 2003 as Chief Engineer. From November 2003 to June 2006, he served as Director of Operations for MarathonNorco. Prior to joining MarathonNorco, Mr. McClelland has held a variety of management roles in operations and engineering at companies including Parker Hannifin and General Electric.

        Mr. Riley has been President of the AeroControlex Group, an operating division of TransDigm Inc., since October 1, 2005. From October 2003 through September 2005, he served as Director of Mergers & Acquisitions for TransDigm Inc. From February 1994 through September 2003, Mr. Riley served the AeroControlex Group in various manufacturing, sales and management positions.

        Mr. Rodriguez was appointed Executive Vice President—Mergers and Acquisitions of TD Group and TransDigm Inc. in June 2006. Mr. Rodriguez served as Executive Vice President of TD Group from December 2005 to June 2006, Executive Vice President of TransDigm Inc. from October 2005 to June 2006 and was the President of MarathonNorco Aerospace, Inc., a wholly-owned subsidiary of TransDigm Inc., from September 1999 through May 2006. From January 1998 until September 1999, Mr. Rodriguez served as Director of Commercial Operations for the AeroControlex Group, an operating division of TransDigm Inc. From 1993 to 1997, Mr. Rodriguez served as Director of Sales and Marketing for the AeroControlex Group.

        Mr. Rufus served as Vice President of TD Group from July 2003 until December 2005, and was named Executive Vice President, Chief Financial Officer and Secretary of TD Group in December 2005. Mr. Rufus was appointed Executive Vice President and Chief Financial Officer of TransDigm Inc. on October 1, 2005 and had been Vice President and Chief Financial Officer of

TransDigm Inc. since August 2000. Mr. Rufus has been a director of TransDigm Inc. since May 2006. Prior to joining TransDigm Inc., Mr. Rufus spent 19 years at Emerson Electric, a manufacturer, during which time he held divisional vice president responsibilities at Ridge Tool, Liebert Corp., and Harris Calorific, all part of the Emerson Electric organization. Prior to joining Emerson Electric, Mr. Rufus spent four years with Ernst & Young LLP.

        Mr. Skurka has been President of Skurka Aerospace Inc., a wholly-owned subsidiary of TransDigm Inc., since December 2004. From October 2000 until December 2004, he served as President and Chief Operating Officer of Skurka Engineering Company, a manufacturer. From July 1990 until October 2000, Mr. Skurka served as Executive Vice President and Chief Operating Officer of Skurka Engineering Company.

        Mr. Barr was named a director of TD Group on July 23, 2003, in connection with the closing of the Mergers. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr served as a managing director at Butler Capital, an investment company, where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of Builders First Source, Inc., a distributor, Eagle Family Foods, Inc., a manufacturer, Polypore Inc., a manufacturer, The Neiman Marcus Group, Inc., a retailer, and Wellman, Inc., a manufacturer.

        Mr. Graff was named a director of TD Group on July 23, 2003, in connection with the closing of the Mergers. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, a manufacturer, serving as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London and Pittsburgh offices serving a number of aerospace suppliers and OEMs, as well as major airlines. Mr. Graff is a director of Builders First Source, Inc., a distributor, Polypore Inc., a manufacturer, and CAMP Systems, a provider of aviation management products.

        Mr. Hennessy was named a director of TD Group on April 4, 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. From 1984 until 2001, Mr. Hennessy held a broad range of financial and operating positions with The Sherwin Williams Company. Mr. Hennessy is a Certified Public Accountant.

        Mr. Kruse was named a director of TD Group on July 23, 2003, in connection with the closing of the Mergers. Mr. Kruse was named a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. in January 2005. From January 2003 until January 2005, Mr. Kruse served as Vice President of Warburg Pincus LLC and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc., an investment company, where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Builders First Source, Inc., a distributor, Polypore Inc., a manufacturer, and Wellman, Inc., a manufacturer.

        Mr. Lee was named a director of TD Group on July 23, 2003, in connection with the closing of the Mergers. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus LLC, Mr. Lee served as a consultant at McKinsey & Company, Inc., a management consulting firm, from 1990 to 1992. Mr. Lee is a director of Arch Capital Group, Ltd., a provider of insurance and reinsurance, Knoll, Inc., a manufacturer, and The Neiman Marcus Group, Inc., a retailer.

        Mr. Peacock was named a director of TD Group on July 23, 2003, in connection with the closing of the Mergers. Mr. Peacock has been a director of TransDigm Inc. since September 1993. He served as Chairman of the Board of Directors of TransDigm Inc. since its inception in September 1993 until July 2003. Prior to December 2001, Mr. Peacock also served as Chief Executive Officer of TransDigm Inc.

Board of Directors—Controlled Company Election

        The board of directors of TransDigm Inc. is comprised of Messrs. Howley, Laubenthal and Rufus, and the board of directors of TD Group, the publicly traded parent company, is comprised of Messrs. Barr, Kruse, Lee, Graff, Hennessy, Howley and Peacock. TD Group Holdings, LLC, an entity controlled by Warburg Pincus owns more than 50% of the voting power of TD Group, and TD Group is therefore considered to be a "controlled company" for the purposes of the NYSE listing requirements. As such, TD Group is permitted, and has elected, to opt out of the NYSE listing requirements that would otherwise require its Board of Directors to be comprised of a majority of independent directors.

Board of Directors, Committees and Executive Officers

Term of Directors and Composition of Board of Directors

        The Board of Directors of TD Group is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2007 for the Class I directors, 2008 for the Class II directors and 2009 for the Class III directors.

  •
  Our Class I directors are Messrs. Graff and Lee;

  •
  Our Class II directors are Messrs. Kruse, Hennessy and Peacock; and

  •
  Our Class III directors are Messrs. Barr and Howley.

        TD Group's amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of TD Group's Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

        In addition, under the terms of the stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the percentage of the outstanding shares of our common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to its Board of Directors, or the Warburg Percentage. In addition, under the terms of the stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors. Finally, under the terms of the stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of its Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors.

        TD Group is also party to an employment agreement with W. Nicholas Howley, its Chairman and Chief Executive Officer, pursuant to which TD Group has agreed to propose Mr. Howley for re-election to its Board of Directors. Under the terms of this agreement, Warburg Pincus has agreed to vote all of the shares it controls in favor of Mr. Howley's re-election.

Term of Executive Officers

        Each officer serves at the discretion of TD Group's Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of TD Group's directors or executive officers.

Director Compensation

        TD Group pays its non-employee directors an annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of our common stock, and each such director will also receive a $10,000 annual stock grant in the form of stock options or restricted stock, which shall vest evenly over a three-year period from the date of grant. Each non-employee member of TD Group's Board of Directors is also paid a fee of $2,500 for each meeting of the Board of Directors attended, and a fee of $1,000 for each meeting of any committee of the Board of Directors attended. The chairman of the audit committee of TD Group's Board of Directors is paid an annual fee of $15,000, and the chairman of each of the other committees of TD Group's Board of Directors is paid an annual fee of $5,000. Other than non-employee directors, TD Group does not compensate directors for serving on its Board of Directors or any of its committees. TD Group does, however, reimburse each member of its Board of Directors for out-of-pocket expenses incurred by them in connection with attending meetings of the Board of Directors and its committees.

Board Committees

        TD Group's Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

        Audit Committee. TD Group's audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. TD Group's audit committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence, and the performance of our internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The members of TD Group's audit committee are Messrs. Hennessy, Kruse and Peacock. Mr. Kruse is the Chairman of the audit committee and the composition of TD Group's audit committee complies with all applicable NYSE rules, including the requirement that at least one member of the audit committee have accounting or related financial management expertise. Messrs. Hennessy and Peacock are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules of the NYSE, although Mr. Kruse is not independent.

        In accordance with NYSE rules, we plan to appoint a third independent member to our Board of Directors within 12 months after the consummation of the Initial Public Offering who will replace Mr. Kruse as a member of the audit committee so that all of TD Group's audit committee members will be independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and applicable NYSE rules.

        Our Board of Directors has adopted a written charter for the audit committee, which is available on our website.

        Compensation Committee. TD Group's compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The members of TD Group's compensation committee are Messrs. Barr and Kruse. Neither Mr. Kruse nor Mr. Barr are independent as such term is defined under Rule 10A-3(b)(1) under the Exchange Act or the rules of the NYSE. Our compensation committee has sole discretion concerning administration of our stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted. Because TD Group Holdings, LLC owns more than 50% of the voting power of TD Group's common stock, it is considered to be a "controlled company" for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our compensation committee to be comprised entirely of independent directors.

        Our Board of Directors has adopted a written charter for the compensation committee, which is available on our website.

        Nominating and Corporate Governance Committee. TD Group's nominating and corporate governance committee is comprised of Messrs. Graff, Barr and Lee, none of whom are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and the rules of the NYSE. The nominating and corporate governance committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters. Because TD Group Holdings, LLC owns more than 50% of the voting power of TD Group's common stock, it is considered to be a "controlled company" for the purposes of the NYSE listing requirements. As such, we are permitted, and have elected, to opt out of the NYSE listing requirements that would otherwise require our nominating and corporate governance committee to be comprised entirely of independent directors.

        Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website.

        Our Board of Directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serve as members of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or compensation committee.

Executive Compensation

        The following table sets forth the aggregate compensation paid or accrued by us for services rendered during fiscal years 2006, 2005 and 2004 to our Chief Executive Officer and each of our four other most highly paid executive officers, who we refer to herein collectively as the named executive officers:

Summary Compensation Table

									Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year					Other Annual Compensation(1)			Securities Underlying Options	All Other Compensation
		Salary	Bonus
W. Nicholas Howley Chief Executive Officer and Chairman of the Board of Directors	2006 2005 2004	$480,000 410,000 375,500	$	— 300,000 250,000	(2)		$137,067 137,824 121,607	(3)	— 78,166 —	$13,688,518 13,860 13,680	(4)
Robert S. Henderson Executive Vice President and President of AdelWiggins	2006 2005 2004	$215,000 186,625 179,500	$	— 80,000 70,000	(2)	$	— — —		29,920 13,240 —	$2,330,894 13,538 12,240	(5)
Raymond F. Laubenthal President and Chief Operating Officer	2006 2005 2004	$280,000 178,250 169,500	$	— 90,000 80,000	(2)	$	— — —		194,480 15,858 —	$2,330,969 13,448 11,760	(6)
Albert J. Rodriguez Executive Vice President—Mergers and Acquisitions	2006 2005 2004	$186,865 161,875 154,000	$	— 60,000 62,500	(2)	$	— — —		29,920 13,613 —	$2,396,150 12,462 10,720	(7)
Gregory Rufus Executive Vice President, and Chief Financial Officer	2006 2005 2004	$232,994 207,500 200,000	$	— 80,000 75,000	(2)	$	— — —		29,920 7,031 —	$1,318,847 13,860 13,380	(8)

(1)
Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the listed executives, other than Mr. Howley.

(2)
Does not include the bonus amounts for fiscal year 2006 because such amounts have not been determined as of the date hereof. The bonus amounts will be determined based upon the satisfaction of Company and individual performance criteria established by the Board of Directors of TD Group (or a committee thereof).

(3)
Amounts shown for Mr. Howley include the incremental cost to us relating to personal use by Mr. Howley of the corporate aircraft in the amount of $86,106. We own and operate our own aircraft to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is calculated based on variable operating costs, which includes the following: repairs and maintenance, fuel, general aircraft expense, hanger fees and travel expenses for the flight crew. Fixed costs, such as flight crew salaries, aircraft insurance, training and depreciation are not included in the calculation of incremental cost since these expenses are incurred by us regardless of the personal use of the corporate aircraft by the executives. In addition, reflects $28,500 in fees related to planning and preparing Mr. Howley's tax returns and managing his financial affairs and $22,461 in other perquisites pursuant to the terms of Mr. Howley's employment agreement.

(4)
Includes $11,287,068 of deferred compensation, a one time special bonus of $2,387,723, $12,750 in contributions by us to a plan established under Section 401(k) of the Internal Revenue Code, or the 401(k) plan, and $977 in Company-paid life insurance.

(5)
Includes $1,880,003 of deferred compensation, a one time special bonus of $437,239, $12,675 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.

(6)
Includes $1,880,003 of deferred compensation, a one time special bonus of $437,239, $12,750 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.

(7)
Includes $1,933,622 of deferred compensation, a one time special bonus of $450,331, $11,220 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.

(8)
Includes $1,030,060 of deferred compensation, a one time special bonus of $275,060, $12,750 in contributions by us to the 401(k) plan and $977 in Company-paid life insurance.

Option Grants in the Last Fiscal Year

        The following table sets forth summary information concerning individual grants of stock options to each of the named executive officers during fiscal year 2006.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price ($/Share)	Expiration Date
						5%($)		10%($)
W. Nicholas Howley(1) Chief Executive Officer and Chairman of the Board of Directors	—	—		—	—		—		—
Robert S. Henderson Executive Vice President and President of AdelWiggins	23,936(2) 5,984(3)	2.3 0.6	% %	13.37 13.37	10/1/2015 10/1/2015	$ $	201,262 50,315	$ $	510,036 127,509
Raymond F. Laubenthal President and Chief Operating Officer	155,584(2) 38,896(3)	14.8 3.7	% %	13.37 13.37	10/1/2015 10/1/2015	$ $	1,308,200 327,050	$ $	3,315,236 828,809
Albert J. Rodriguez Executive Vice President—Mergers and Acquisitions	23,936(2) 5,984(3)	2.3 0.6	% %	13.37 13.37	10/1/2015 10/1/2015	$ $	201,262 50,315	$ $	510,036 127,509
Gregory Rufus Executive Vice President and Chief Financial Officer	23,936(2) 5,984(3)	2.3 0.6	% %	13.37 13.37	10/1/2015 10/1/2015	$ $	201,262 50,315	$ $	510,036 127,509

(1)
We did not grant any stock options to W. Nicholas Howley during fiscal year 2006.

(2)
Options are subject to vesting based upon achievement of performance hurdles.

(3)
Options are subject to vesting over three years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information with respect to options exercised by each named executive officer during fiscal year 2006 and the number and value of unexercised options held by each named executive officer as of September 30, 2006.

Name	Shares Acquired on Exercise		Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End			Value of Unexercised In- the-Money Options at Fiscal Year-End(1)
W. Nicholas Howley Chief Executive Officer and Chairman of the Board of Directors	68,032	(2)	$1,374,927	Exercisable Unexercisable	1,970,572 698,692	(3)	Exercisable Unexercisable	$39,449,504 12,394,793
Robert S. Henderson Executive Vice President and President of AdelWiggins	64,203	(2)	1,198,028	Exercisable Unexercisable	342,484 120,067		Exercisable Unexercisable	6,906,602 1,986,437
Raymond F. Laubenthal President and Chief Operating Officer	27,162	(2)	506,300	Exercisable Unexercisable	436,691 238,086		Exercisable Unexercisable	8,439,068 3,290,549
Albert J. Rodriguez Executive Vice President—Mergers and Acquisitions	—		—	Exercisable Unexercisable	360,356 120,067		Exercisable Unexercisable	7,267,180 1,986,437
Gregory Rufus Executive Vice President and Chief Financial Officer	29,813	(2)	547,069	Exercisable Unexercisable	234,776 112,288		Exercisable Unexercisable	4,472,793 1,848,434

(1)
The value of an unexercised option equals the aggregate fair value of the shares underlying the option (based on a per share value of $24.42 at September 30, 2006), less the aggregate exercise price of such option.

(2)
All of the shares acquired upon exercise of stock options were sold to the public in connection with the Initial Public Offering at a price of $21.00 per share.

(3)
Includes options held by Bratenahl Investments, Ltd. Due to Mr. Howley's ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of options beneficially owned by Bratenahl Investment, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned.

Employment Related Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer and Chairman of the Board of Directors

        In connection with the closing of the Mergers, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Inc. (as the successor by merger with TransDigm Holdings) to serve as President, Chief Executive Officer and Chairman of the Board of Directors of each of TransDigm Inc. and TransDigm Holdings. Effective as of October 1, 2005, Mr. Howley ceased serving as the President of TransDigm Inc. and TransDigm Holdings, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. In addition, Mr. Howley served as the President of TD Group since July 2003 (relinquishing that title in December 2005), and in December 2005, was named Chief Executive Officer of TD Group.

        On February 24, 2006, we entered into an amendment to Mr. Howley's employment agreement. The amendment provides for, among other things, the use by Mr. Howley of our corporate aircraft and certain modifications to the indemnification provisions contained in his employment agreement, all as more fully described below.

        Unless earlier terminated by us or Mr. Howley, the initial term of Mr. Howley's employment agreement expires on July 22, 2008. However, unless we or Mr. Howley elect not to renew the initial term, upon the expiration of the initial term, Mr. Howley's employment agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $380,000, which annual base salary is subject to annual review. As of September 30, 2006, Mr. Howley's annual base salary was $480,000. In addition, under the terms of his employment agreement, Mr. Howley is entitled to receive an annual discretionary cash bonus and to participate in our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. The Board of Directors of TD Group (or a committee thereof), in consultation with senior management, determines the amount of each employee's annual cash bonus on a case by case basis. However, determinations regarding the amount of an individual employee's annual cash bonus are based on the satisfaction of Company and individual performance criteria established by the Board of Directors of TD Group (or a committee thereof). Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by us of certain membership fees in respect of one country club of Mr. Howley's choice, the payment by us of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such reasonable expenses do not exceed $28,500 per year, and the use of our corporate aircraft for personal purposes up to fourteen times per year.

        Mr. Howley's employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Howley's employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, including upon the occurrence of a change in control, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of eighteen months, (i) continue, in accordance with our regular payroll practices, Mr. Howley's salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Howley with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us. Under Mr. Howley's employment agreement, the term "change of control" is generally defined as a change in ownership or control of TD Group effected through a transaction or series of transactions (other than an offering of common stock to the general public) whereby any person or related group of persons (other than, among others, Warburg Pincus or its affiliates) directly or indirectly acquires beneficial ownership of securities of TD Group possessing more than 50% of the total combined voting power of TD Group's securities outstanding immediately after such acquisition.

        During the term of Mr. Howley's employment and following any termination of his employment, for a period of 18 months in the case of a termination without cause or for enumerated good reasons, or twenty-four months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Howley will be prohibited from engaging in any business that competes with any business of TD Group or any entity owned by TD Group. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley's employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the twelve-month period prior to the date of the termination of his employment, to terminate such person's employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, among other things, to indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

        Pursuant to Mr. Howley's employment agreement, we have agreed to propose Mr. Howley for re-election to the Board of Directors of TD Group. Under the terms of Mr. Howley's employment agreement, Warburg Pincus has agreed to vote all of the shares controlled by it in favor of Mr. Howley's re-election.

Employment Agreement with Raymond Laubenthal, President and Chief Operating Officer

        On November 18, 2005, effective October 1, 2005, Raymond Laubenthal entered into an employment agreement with us to serve as President and Chief Operating Officer of each of TransDigm Inc. and TransDigm Holdings. In addition, in December 2005, Mr. Laubenthal was appointed as the President and Chief Operating Officer of TD Group. On February 24, 2006, we entered into an amendment to Mr. Laubenthal's employment agreement. The amendment provides for certain modifications to the indemnification provisions contained in his employment agreement, which are described in more detail below.

        Unless earlier terminated by us or Mr. Laubenthal, the initial term of Mr. Laubenthal's employment agreement expires on October 1, 2010. However, unless we or Mr. Laubenthal elect not to renew the initial term, upon the expiration of the initial term, Mr. Laubenthal's employment agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreement, Mr. Laubenthal is entitled to receive an annual base salary of no less than $280,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Laubenthal is entitled to receive an annual discretionary cash bonus and to participate in our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. The Board of Directors of TD Group (or a committee thereof), in consultation with senior management, determines the amount of each employee's annual cash bonus on a case by case basis. However, determinations regarding the amount of an individual employee's annual cash bonus are based on the satisfaction of Company and individual performance criteria established by the Board of Directors of TD Group (or a committee thereof). Under the terms of his employment agreement, Mr. Laubenthal is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Laubenthal's choice.

        Mr. Laubenthal's employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Laubenthal's employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of twelve months, (i) continue, in accordance with our regular payroll practices, Mr. Laubenthal's salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Laubenthal with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

        During the term of Mr. Laubenthal's employment and following any termination of his employment, for a period of twelve months in the case of a termination without cause or for enumerated good reasons, or twenty-four months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Laubenthal will be prohibited from engaging in any business that competes with any business of TD Group or any entity owned by TD Group. In addition, during the term of his employment and for the two-year period following the termination of

Mr. Laubenthal's employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the twelve-month period prior to the date of the termination of his employment, to terminate such person's employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Laubenthal is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, among other things, to indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Gregory Rufus, Executive Vice President and Chief Financial Officer

        On November 18, 2005, effective October 1, 2005, Gregory Rufus entered into an employment agreement with us to serve as Executive Vice President and Chief Financial Officer of each of TransDigm Inc. and TransDigm Holdings. In addition, Mr. Rufus served as a Vice President of TD Group since July 2003 (relinquishing that title in December 2005), and in December 2005, was named Executive Vice President, Chief Financial Officer and Secretary of TD Group.

        On February 24, 2006, we entered into an amendment to Mr. Rufus' employment agreement. The amendment provides for certain modifications to the indemnification provisions contained in his employment agreement, which are described in more detail below.

        Unless earlier terminated by us or Mr. Rufus, the initial term of Mr. Rufus's employment agreement expires on October 1, 2010. However, unless we or Mr. Rufus elect not to renew the initial term, upon the expiration of the initial term, Mr. Rufus's employment agreement will automatically be extended for an additional two-year period. Under the terms of the employment agreement, Mr. Rufus is entitled to receive an annual base salary of no less than $233,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Rufus is entitled to receive an annual discretionary cash bonus and to participate in our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. The Board of Directors of TD Group, in consultation with senior management, determines the amount of each employee's annual cash bonus on a case by case basis. However, determinations regarding the amount of an individual employee's annual cash bonus are based on the satisfaction of Company and individual performance criteria established by the Board of Directors of TD Group (or a committee thereof). Under the terms of his employment agreement, Mr. Rufus is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Rufus's choice.

        Mr. Rufus's employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Rufus's employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or in the event of his termination due to his death or disability, we will, in addition to the amounts described in the preceding sentence, for a period of twelve months, (i) continue, in accordance with our regular payroll practices, Mr. Rufus's salary and pay the cash bonus he would have been entitled to receive had he continued his employment, (ii) continue to provide Mr. Rufus with certain perquisites he was receiving immediately prior to his termination and (iii) continue his (and his then eligible dependents) participation under the medical benefit plans sponsored by us.

        During the term of Mr. Rufus's employment and following any termination of his employment, for a period of twelve months in the case of a termination without cause or for enumerated good reasons, or twenty-four months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Rufus will be prohibited from engaging in any business that competes with any business of TD Group or any entity owned by TD Group. In addition, during the term of his employment and for the two-year period following the termination of Mr. Rufus's employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the twelve-month period prior to the date of the termination of his employment, to terminate such person's employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Rufus is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, among other things, to indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Retention Agreement with Howard Skurka, President of Skurka Aerospace Inc.

        In connection with the acquisition of certain assets and the assumption of certain liabilities of Skurka Engineering Company by Skurka, on December 31, 2004, Mr. Skurka entered into a retention agreement with TransDigm Inc. and TD Group. Mr. Skurka's retention agreement provides that he will serve as the President of Skurka. Under the terms of the retention agreement, Mr. Skurka is entitled to receive an annual base salary of no less than $165,000. In addition, under the terms of his retention agreement, Mr. Skurka was awarded options to purchase 89,760 shares of common stock of TD Group at an exercise price equal to $8.52 per share, representing the fair market value of a share of common stock of TD Group as of the date of grant. The number of shares of common stock subject to the options granted to Mr. Skurka and the per share exercise price thereof gives effect to the 149.60 for 1.00 stock split that was effected on March 14, 2006 in connection with the Initial Public Offering. Under the terms of his retention agreement, Mr. Skurka is also (i) eligible for an annual discretionary bonus based on his performance, the performance of Skurka and other factors taken into account by the board of directors of TransDigm Inc., with the target amount of each annual bonus being equal to $55,000 and (ii) entitled to health coverage, vacation and other benefits commensurate with his position and consistent with our policies.

        Under the terms of his retention agreement, and after giving effect to the bonus paid to Mr. Skurka in respect of fiscal year 2005, Mr. Skurka is eligible for an annual non-discretionary performance bonus in an aggregate amount of up to $1,300,000 over two years based upon the satisfaction of certain minimum financial thresholds for fiscal years 2006 and 2007. Mr. Skurka is eligible to receive a minimum bonus of $300,000 and $400,000 for fiscal years 2006 and 2007, respectively, and a maximum bonus of $450,000 and $850,000 for fiscal years 2006 and 2007, respectively, if certain financial thresholds as set forth in the retention agreement are met. In the event that Mr. Skurka's employment is terminated for cause or he voluntarily terminates his employment without one of the specifically enumerated good reasons, Mr. Skurka will not be entitled to the bonus payments for the fiscal year in which his termination occurs or thereafter. If Mr. Skurka's employment is terminated for any reason other than for cause or his voluntary termination without one of the specifically enumerated good reasons, Mr. Skurka will be entitled to payment of a pro-rated bonus based on the number of days he was employed for the fiscal year in which the termination occurs, but will not be entitled to a bonus payment in respect of any subsequent fiscal year.

Non-Compete Agreements with Howard Skurka, President of Skurka Aerospace Inc.

        In connection with the execution of the retention agreement by Mr. Skurka, on December 31, 2004, Mr. Skurka entered into two non-competition agreements with TransDigm Inc. and Skurka, one in his capacity as an employee of Skurka and the other in his capacity as a stockholder of Skurka Engineering Company. The terms of these non-competition agreements are substantially similar, except with respect to the duration of the period during which Mr. Skurka is prohibited from taking certain specified actions, which are described in more detail below. Under the terms of the non-competition agreement executed by Mr. Skurka in his capacity as an employee of Skurka, Mr. Skurka is prohibited from taking certain specified actions during the tenure of his employment. Under the terms of the non-competition agreement executed by Mr. Skurka in his capacity as a stockholder of Skurka Engineering Company, Mr. Skurka is prohibited from taking certain specified actions during the period ending on December 31, 2008, representing the four year anniversary of the date of the agreement (irrespective of Mr. Skurka's employment status). Under the terms of these non-competition agreements, Mr. Skurka will generally be prohibited from, among other things: (i) owning or participating in the ownership or operation of, or being employed by, any entity that competes with Skurka's business; (ii) selling or soliciting the sale of any product or service that is the same as, substantially similar to or that competes with or is intended to compete with any of Skurka's products or services; (iii) interfering with any customer or client of Skurka; and (iv) soliciting or hiring, directly or indirectly, any employee of Skurka. Under the terms of the non-competition agreements, Mr. Skurka is also subject to certain confidentiality and non-disclosure obligations.

Stock Option Plans

2003 Stock Option Plan

        In connection with the consummation of the Mergers, TD Group adopted a stock option plan for the benefit of our employees. The stock option plan has been amended and restated on several occasions, most recently effective as of November 10, 2005, and we refer to such stock option plan as it is currently in effect as the 2003 stock option plan.

        Upon the closing of the Mergers, certain employees rolled over certain then-existing options to purchase shares of common stock of TransDigm Holdings with an aggregate intrinsic value of approximately $35.7 million into a combination of options to purchase shares of common stock of TD Group, or rollover options, and interests in the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, which are described in more detail below. These employees were granted rollover options to purchase an aggregate of 3,870,141 shares of TD Group common stock, which gives effect to the 149.60 for 1.00 stock split that we effected on March 14, 2006 in connection with the Initial Public Offering. All rollover options granted in connection with the closing of the Mergers were fully vested on the date of grant. As of September 30, 2006, there were rollover options to purchase 2,788,321 shares of TD Group common stock issued and outstanding (after giving effect to the 149.60 for 1.00 stock split that we effected on March 14, 2006 in connection with the Initial Public Offering).

        In addition to the shares of TD Group common stock reserved for issuance upon exercise of rollover options, under the terms of the 2003 stock option plan, an aggregate of 5,469,301 shares of TD Group common stock are reserved for issuance upon exercise of new management options (after giving effect to the 149.60 for 1.00 stock split that we effected on March 14, 2006 in connection with the Initial Public Offering). As of September 30, 2006, there were new management options to purchase 5,319,569 shares of TD Group common stock issued and outstanding (after giving effect to the 149.60 for 1.00 stock split that we effected on March 14, 2006 in connection with the Initial Public Offering).

2006 Stock Incentive Plan

        Prior to the consummation of the Initial Public Offering, TD Group adopted a new stock incentive plan, or the 2006 stock incentive plan, designed to assist us in attracting, retaining, motivating and rewarding key employees, directors or consultants, and promoting the creation of long-term value for stockholders of TD Group by closely aligning the interests of these individuals with those of our stockholders. The 2006 stock incentive plan permits TD Group to award our key employees, directors or consultants stock options, restricted stock and other stock-based incentives. The total number of shares of TD Group common stock available for issuance or delivery under the 2006 stock incentive plan is 2,619,668, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event.

Rollover Deferred Compensation Plan

        In connection with the consummation of the Mergers, TD Group adopted the Rollover Deferred Compensation Plan for the benefit of our employees who were granted rollover options in connection with the Mergers. The plan provided that each person who was granted a rollover option converted an initial amount to his or her deferred compensation account. For so long as the Senior Unsecured Promissory Notes remained outstanding, each participant's deferred compensation account was credited with interest at the same rate as interest accrued on the Senior Unsecured Promissory Notes. The Rollover Deferred Compensation Plan required that upon retirement of all or a portion of the indebtedness outstanding under the Senior Unsecured Promissory Notes, TD Group would pay each participant a percentage of the amount credited to his or her deferred compensation account equal to the percentage of such indebtedness so retired. As described elsewhere in this prospectus, on November 10, 2005, TD Group prepaid the entire principal amount and all accrued and unpaid interest in respect of the Senior Unsecured Promissory Notes and, consequently, all participant deferred compensation account balances under the Rollover Deferred Compensation Plan became payable. The account balances, totaling approximately $23.0 million in the aggregate, were distributed to participants on November 10, 2005, and the Rollover Deferred Compensation Plan was terminated effective as of such date.

Management Deferred Compensation Plan

        In connection with the consummation of the Mergers, TD Group also adopted the Management Deferred Compensation Plan for the benefit of our employees who were granted new management options upon the closing of the Mergers. The plan provided that a participant's deferred compensation account would have a value equal to the participant's percentage of option holdings as compared to all new management options issued under the 2003 stock option plan multiplied by an amount based on the interest accrued on the Senior Unsecured Promissory Notes and the notional interest credited to participant accounts under the Rollover Deferred Compensation Plan. The deferred compensation accounts were vested to the same extent that the new management options granted under the 2003 stock option plan were vested. Upon retirement of all or a portion of the indebtedness outstanding under the Senior Unsecured Promissory Notes, TD Group was required to pay each participant a percentage of the amount credited to his or her vested deferred compensation account balance equal to the percentage of the debt so retired. As described elsewhere in this prospectus, on November 10, 2005, TD Group Holding prepaid the entire principal amount and all accrued and unpaid interest in respect of the Senior Unsecured Promissory Notes and, consequently, the vested portion of all participant deferred compensation account balances under the Management Deferred Compensation Plan became due. The vested account balances, totaling approximately $1.8 million in the aggregate, were distributed to participants on November 10, 2005. In addition, in connection with the closing of the TD Group Loan Facility, the compensation committee of TD Group's Board of Directors approved a distribution to participants of a portion of their unvested account balances equal to approximately $1.2 million in the aggregate and such distribution was made on November 10, 2005. The remaining unvested account balances were forfeited by participants under the Management Deferred Compensation Plan in connection with the adoption of the TD Holding Corporation 2005 New Management Deferred Compensation Plan, or the New Management Deferred Compensation Plan, which was adopted by TD Group on December 16, 2005. In addition, in connection with the adoption of the New Management Deferred Compensation, the Management Deferred Compensation Plan was terminated effective as of December 16, 2005.

New Management Deferred Compensation Plan

        TD Group adopted the New Management Deferred Compensation Plan in December 2005, in part, in connection with certain new requirements under Section 409A under the Internal Revenue Code of 1986. The New Management Deferred Compensation Plan is for the benefit of our employees who were granted new management options under our 2003 stock option plan. The New Management

Deferred Compensation Plan is administered by the compensation committee of TD Group's Board of Directors. The plan provides that a participant's deferred compensation account is fully distributable upon the earlier of December 31, 2008 or a Change in Control (as defined in the plan). If a participant's employment terminates by reason of death or disability, by the employee with good reason, or if a participant's employment is terminated by the Company without Cause (as defined in the plan), a pro rata portion of the deferred compensation account, based on a fraction equal to the number of days elapsed between January 1, 2006 and the termination date over 1,096 (representing the number of days during the period from January 1, 2006 through December 31, 2008) will be distributed. If a participant's employment is terminated for Cause or by the participant without good reason, the entire amount of the deferred compensation attributable to such participant will be forfeited. Any amount distributable under the plan will be distributed no later than two and a half months following the end of the year in which the participant became entitled to the distribution. On December 16, 2005, TD Group's Board of Directors approved contributions of $6.2 million, in the aggregate, to participant account balances under the plan.

Executive Retirement Savings Plan

        The TransDigm Inc. Executive Retirement Savings Plan was established by TransDigm Inc. effective January 1, 1997 to permit a group of management or highly compensated employees (as provided for under the Employee Retirement Income Security Act of 1974, as amended, or ERISA) to accumulate additional retirement income through a nonqualified deferred compensation plan. The plan was amended and restated on December 16, 2005 in an attempt to ensure compliance with the requirements of Section 409A under the Internal Revenue Code of 1986 (as amended and restated, such plan is referred to herein as the Savings Plan). TransDigm Inc.'s board of directors annually determines the employees who are eligible to participate in the Savings Plan. The Savings Plan is a "top hat" plan exempt from certain ERISA requirements.

        A participant may (i) make elective deferrals in addition to or in lieu of deferrals the participant may have otherwise made under the 401(k) Plan, and (ii) receive an allocation of any discretionary amount contributed to the Savings Plan by TransDigm Inc. Deferrals may be made from a participant's salary, bonus, or a combination thereof. Deferrals may not be made on any other compensation that a participant may earn. Deferrals, which are irrevocable, must be made no later than the last day of the year preceding the one in respect of which the deferrals will be made.

        TransDigm Inc. established a trust effective October 10, 1997 into which amounts deferred under the Savings Plan are set aside for participants. MetLife Trust Company, N.A. is the trustee of the trust. The trust was established as a grantor trust, within the meaning of the Internal Revenue Code. Accordingly, participants in the Savings Plan have no preferred claim on, or beneficial ownership interest in, any assets of the trust. Further, any rights created under the Savings Plan or the trust are unsecured contractual rights and all assets held by the trust are subject to the claims of TransDigm Inc.'s general creditors under applicable federal and state law.

Dividend Equivalent Plan

        On November 10, 2005, TD Group adopted a dividend equivalent plan that is intended to be compliant with the requirements of Section 409A under the Internal Revenue Code of 1986. The dividend equivalent plan was amended and restated on December 16, 2005 so that TD Group could fully avail itself of certain Section 409A provisions. Under the terms of this plan, in the event that TD Group declares a dividend in connection with a recapitalization or similar corporate event, participants in the dividend equivalent plan who hold vested options will be entitled to receive a cash divided equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had each vested option that is held by such participant been fully exercised immediately prior to such transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        TransDigm Inc. is a direct, wholly-owned subsidiary of TD Group. TransDigm Inc. does not have any outstanding options or convertible securities.

        The following table sets forth certain information regarding the beneficial ownership of the common stock of TD Group as of September 15, 2006, with respect to (i) each person known by us to beneficially own more than 5% of TD Group's outstanding common stock, (ii) each of TD Group's directors, (iii) each of TD Group's named executive officers and (iv) all of TD Group's directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such person that are exercisable within 60 days of September 15, 2006, but excludes shares underlying options held by any other person. The number of shares and percentages of beneficial ownership set forth below are based on 44,659,640 shares of TD Group's common stock outstanding as of September 15, 2006. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)
	Shares	Percentage
TD Group Holdings, LLC(3) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	31,093,057	69.62%
Warburg Pincus Private Equity VIII, L.P.(4) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	31,093,057	69.62%
Directors
David A. Barr(5) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	31,093,452	69.62%
Michael Graff(6) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	31,158,570	69.67%
W. Nicholas Howley(7)	2,142,728	4.60%
Sean P. Hennessy(8)	395	*
Kevin Kruse(9) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	31,093,452	69.62%

Kewsong Lee(10) c/o Warburg Pincus LLC 466 Lexington Avenue New York, NY 10017	31,093,452	69.62%
Douglas Peacock(11)	36,941	*
Named Executive Officers
Robert S. Henderson(12)	344,478	*
Raymond F. Laubenthal(13)	449,657	1.00%
Albert J. Rodriguez(14)	362,350	*
Gregory Rufus(15)	236,771	*
All directors and executive officers as a group (16 persons)(16)	35,275,428	72.48%

*
Less than one percent.

(1)
Unless otherwise indicated, the address of each listed person is c/o TransDigm Group Incorporated, 1301 East 9th Street, Suite 3710, Cleveland, Ohio 44114.

(2)
Includes shares that the listed beneficial owner is deemed to have the right to acquire beneficial ownership of under Rule 13d-3 under the Exchange Act, including shares which the listed beneficial owner has the right to acquire within 60 days of September 15, 2006.

(3)
On March 20, 2006, Warburg Pincus, A.S.F. Co-Investment Partners II, L.P., AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V., ML TD Holdings, LLC, Teachers Insurance and Annuity Association of America and Michael Graff, one of the TD Group's directors, contributed an aggregate of 31,093,057 shares of TD Group's common stock owned by them to TD Group Holdings, LLC in exchange for membership interests in the TD Group Holdings, LLC. All of the shares of TD Group's common stock that are owned by TD Group Holdings, LLC were acquired due to the contribution of such shares on March 20, 2006.

(4)
Warburg Pincus is the managing member of TD Group Holdings, LLC, and as such, has voting and investment power over the shares of TD Group's common stock held by TD Group Holdings, LLC, including the shares with respect to which Warburg Pincus does not have a pecuniary interest. Warburg Pincus disclaims beneficial ownership of all shares held by TD Group Holdings, LLC to which Warburg Pincus does not have a pecuniary interest. David A. Barr, Michael Graff, Kevin Kruse and Kewsong Lee, directors of TD Group, are general partners of Warburg Pincus & Co. and managing directors and members of Warburg Pincus LLC. Warburg Pincus Partners LLC and Warburg Pincus LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by Warburg Pincus. Warburg Pincus Partners LLC and Warburg Pincus LLC disclaim beneficial ownership of all shares held by Warburg Pincus. Charles R. Kaye and Joseph P. Landy are Managing General Partners of Warburg Pincus & Co. and Managing Members of Warburg Pincus LLC and may be deemed to control Warburg Pincus & Co, Warburg Pincus, Warburg Pincus Partners LLC and Warburg Pincus LLC (collectively, the "Warburg Entities"). Messrs. Kaye and Landy disclaim beneficial ownership of all shares of TD Group's common stock held by the Warburg Entities, except to the extent of any pecuniary interest therein. The address of the Warburg Entities is 466 Lexington Avenue, New York, New York 10017.

(5)
Includes 395 shares of restricted stock, which are subject to forfeiture with the forfeiture provisions lapsing as to one-third of the stock on the first, second and third anniversaries of the date of grant. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. David A. Barr, a director of TD Group, is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Barr (other than 395 shares of restricted stock that are held by Mr. Barr in his personal capacity) are included because of his affiliation with Warburg Pincus, which is the managing member of TD Group Holdings, LLC. Mr. Barr disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by TD Group Holdings, LLC, Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC, except to the extent of any pecuniary interest therein.

(6)
Includes 395 shares of restricted stock, which are subject to forfeiture with the forfeiture provisions lapsing as to one-third of the stock on the first, second and third anniversaries of the date of grant, and options to purchase 65,118 shares exercisable within 60 days of September 15, 2006. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Michael Graff, a director of TD Group, is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Graff (other than 395 shares of restricted stock and options to purchase 65,118 shares of common stock of TD Group that are held by Mr. Graff in his personal capacity) are included because of his affiliation with Warburg Pincus, which is the managing member of TD Group Holdings, LLC. Mr. Graff disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by TD Group Holdings, LLC, Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC, except to the extent of any pecuniary interest therein.

(7)
Includes options to purchase 1,970,572 shares exercisable within 60 days of September 15, 2006. Also includes options to purchase 283,720 shares exercisable within 60 days of September 15, 2006 that are held by Bratenahl Investments, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are beneficially owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

(8)
Includes 395 shares of restricted stock, which are subject to forfeiture with the forfeiture provisions lapsing as to one-third of the stock on the first, second and third anniversaries of the date of grant.

(9)
Includes 395 shares of restricted stock, which are subject to forfeiture with the forfeiture provisions lapsing as to one-third of the stock on the first, second and third anniversaries of the date of grant. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Kevin Kruse, a director of TD Group, is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Kruse (other than 395 shares of restricted stock that are held by Mr. Kruse in his personal capacity) are included because of his affiliation with Warburg Pincus, which is the managing member of TD Group Holdings, LLC. Mr. Kruse disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by TD Group Holdings, LLC, Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC, except to the extent of any pecuniary interest therein.

(10)
Includes 395 shares of restricted stock, which are subject to forfeiture with the forfeiture provisions lapsing as to one-third of the stock on the first, second and third anniversaries of the date of grant. In addition, represents shares that may be deemed to be beneficially owned by Warburg Pincus. Kewsong Lee, a director of TD Group, is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Lee (other than 395 shares of restricted stock that are held by Mr. Lee in his personal capacity) are included because of his affiliation with Warburg Pincus, which is the managing member of TD Group Holdings, LLC. Mr. Lee disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by TD Group Holdings, LLC, Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC, except to the extent of any pecuniary interest therein.

(11)
Includes 395 shares of restricted stock, which are subject to forfeiture with the forfeiture provisions lapsing as to one-third of the stock on the first, second and third anniversaries of the date of grant, and options to purchase 36,941 shares exercisable within 60 days of September 15, 2006.

(12)
Includes options to purchase 344,478 shares exercisable within 60 days of September 15, 2006.

(13)
Includes options to purchase 449,657 shares exercisable within 60 days of September 15, 2006.

(14)
Includes options to purchase 362,350 shares exercisable within 60 days of September 15, 2006.

(15)
Includes options to purchase 236,771 shares exercisable within 60 days of September 15, 2006.

(16)
Includes all shares of common stock of TD Group that may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by directors and executive officers, including 4,007,845 shares subject to options exercisable within 60 days of September 15, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tax Sharing Agreement

        TD Group, TransDigm Inc. and each domestic subsidiary of TransDigm Inc. are parties to a tax sharing agreement. Under the terms of the tax sharing agreement, TransDigm Inc. and each of TransDigm Inc.'s domestic subsidiaries are obligated to make payments to TD Group equal to the amount of federal and state income taxes that they would have owed if they did not file federal and state income tax returns on a consolidated or combined basis (as limited by their pro rata share of the actual consolidated or combined tax liability of the group).

Stockholders' Agreement

        In connection with the closing of the Mergers, TD Group, Warburg Pincus, certain of our employees and certain other investors named therein, entered into a stockholders' agreement. Effective upon the closing of the Initial Public Offering, substantially all of the operative provisions of the stockholders' agreement terminated. However, under the terms of the stockholders' agreement, TD Group's obligation to nominate and use its best efforts to have elected to its Board of Directors certain individuals designated by Warburg Pincus remained in effect following the closing of the Initial Public Offering. Specifically, so long as Warburg Pincus and its affiliates beneficially own at least 25% of TD Group's outstanding common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group's Board of Directors multiplied by the percentage of the outstanding shares of TD Group common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to such Board of Directors, or the Warburg Percentage. In addition, under the terms of the stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of TD Group's outstanding common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group's Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors. Finally, under the terms of the stockholders' agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of TD Group's outstanding common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors that number of individuals that are designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group's Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors.

Employment Agreements

        Information regarding employment agreements with several of our executive officers is set forth under "Management—Employment Agreements."

Registration Rights Agreement

        TD Group is a party to a registration rights agreement with TD Group Holdings, LLC, an entity controlled by Warburg Pincus, as assignee of certain investors named therein, certain other investors named therein and certain of our employees. Under the terms of the registration rights agreement, TD Group has, among other things:

  •
  agreed to use its diligent best efforts to effect up to two registered offerings upon request from TD Group Holdings, LLC;

  •
  agreed to use its best efforts to qualify for registration on Form S-3, following which TD Group Holdings, LLC will have the right to request up to three registrations on Form S-3; and

  •
  granted incidental or "piggyback" registration rights with respect to any registrable securities held by any party to the registration rights agreement.

        TD Group's obligation to effect any demand for registration by TD Group Holdings, LLC is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of $15 million (in the case of any demand for registration other than a demand for registration on Form S-3) and $10 million (in the case of any demand for registration on Form S-3). In connection with any registration effected pursuant to the terms of the registration rights agreement, TD Group will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. TD Group has also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Lease for Skurka Aerospace Inc.

        Skurka, a wholly-owned subsidiary of TransDigm Inc., is the tenant under a lease with a company in which Howard Skurka, President of Skurka, is an owner. Together with family members, Mr. Skurka owns 100% of H & M Properties, the lessor of the property located in Camarillo, California. The term of the lease is five years from its December 2004 commencement, although it may be sooner terminated by Skurka if Howard Skurka's employment with Skurka were terminated by Skurka for cause or voluntarily by Howard Skurka without good reason. The monthly base rental payment for the property is $50,500. Skurka may renew the lease for an additional five years, subject to an adjustment to the monthly base rental for the extended period to $54,000. TransDigm Inc. is a guarantor of Skurka's obligations under the lease.

FINANCING TRANSACTION

        We used the net proceeds from the offering and sale of the original notes, together with the initial borrowings under the New Senior Secured Credit Facility and a portion of our existing cash balances, to fund (1) the repayment of the entire $288.4 million of principal amount outstanding under the Former Senior Secured Credit Facility, (2) the repayment of the entire $200 million of principal amount outstanding under the TD Group Loan Facility, (3) the purchase of all of the 8 3/8% Senior Subordinated Notes that were tendered in connection with the tender offer for such notes totaling $399,670,000, (4) the payment of accrued and unpaid interest on all such indebtedness and (5) the payment of all premiums and transaction expenses associated therewith.

Former Senior Secured Credit Facility

        In connection with the Mergers, all of TransDigm Inc.'s borrowings (term loans) under its previous senior secured credit facility were repaid and a new senior secured credit facility was obtained. On April 1, 2004, TransDigm Inc.'s senior secured credit facility was amended and restated to refinance approximately $294 million of term loans then outstanding. The Former Senior Secured Credit Facility totaled $394 million, which consisted of (i) a $100 million revolving credit line (including a letter of credit sub-facility of $15 million) maturing in July 2009 and (ii) a $294 million term loan facility maturing in July 2010. Upon consummation of the Financing Transaction, the entire $288.4 million of principal outstanding under our Former Senior Secured Credit Facility, together with all accrued and unpaid interest thereon and all other amounts payable thereunder, was repaid.

TD Group Loan Facility

        On November 10, 2005, the lenders under the TD Group Loan Facility made loans to TD Group in an aggregate principal amount of $200 million, and on such date and after giving effect to the fees and expenses paid in connection with the consummation of such transactions, TD Group received aggregate net proceeds of approximately $193.8 million. The TD Group Loan Facility was unsecured and was not guaranteed by any direct or indirect subsidiaries of TD Group, including TransDigm Inc. The TD Group Loan Facility matured in November 2011. The principal amount of the indebtedness outstanding under the TD Group Loan Facility was not amortized and, therefore, the entire balance thereof was payable upon maturity in November 2011, subject to certain required prepayments. Upon consummation of the Financing Transaction, the entire $200 million of principal outstanding under the TD Group Loan Facility, together with all accrued and unpaid interest thereon and all other amounts payable thereunder, were repaid.

8 3/8% Senior Subordinated Notes due 2011

        On May 25, 2006, we commenced a tender offer to purchase for cash any and all of our outstanding 8 3/8% Senior Subordinated Notes and, in connection therewith, we solicited consents to amend the indenture governing such notes to, among other things, eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default. On June 23, 2006, we closed the tender offer and consent solicitation for the 8 3/8% Senior Subordinated Notes. In connection with the closing, we purchased all of the issued and outstanding 8 3/8% Senior Subordinated Notes that were validly tendered, totaling $399,670,000 in aggregate principal amount. There were $330,000 in aggregate principal amount of the 8 3/8% Senior Subordinated Notes outstanding after the tender offer. On August 7, 2006, we redeemed all of the 8 3/8% Senior Subordinated Notes that remained outstanding after the consummation of the tender offer for such notes.

New Senior Secured Credit Facility

        Simultaneously with the closing of the tender offer and consent solicitation for the 8 3/8% Senior Subordinated Notes, we entered into the New Senior Secured Credit Facility, which consists of a $650 million term loan facility, all of which was funded at the closing of the Financing Transaction, and a revolving loan facility with a total borrowing availability of $150 million, none of which was drawn at closing. See "Description of the New Senior Secured Credit Facility."

7 3/4% Senior Subordinated Notes due 2014

        On June 23, 2006, simultaneously with the consummation of the other transactions described above, we consummated the offering and sale of the original notes.

Intercompany Mergers

        In an effort to simplify our organizational structure, we effected two intercompany mergers in June 2006. On June 23, 2006, TD Finance Corporation, a wholly-owned subsidiary of TransDigm Inc., was merged with and into TransDigm Inc., with TransDigm Inc. continuing as the surviving corporation. TD Finance Corporation did not conduct any operations and did not have assets other than an intercompany note receivable from TransDigm Holdings. In addition, on June 26, 2006, TransDigm Holdings was merged with and into TransDigm Inc., with TransDigm Inc. continuing as the surviving corporation. TransDigm Holdings did not conduct any operations and did not have any significant assets other than its ownership interest in TransDigm Inc.

DESCRIPTION OF THE NEW SENIOR SECURED CREDIT FACILITY

        As part of the Financing Transaction, we entered into the New Senior Secured Credit Facility, which provides for a $650 million term loan facility and a $150 million revolving loan facility. Upon the closing of the Financing Transaction, the entire term loan facility was drawn to fund, together with the net proceeds from the offering of the original notes and a portion of our existing cash balances, (1) the repayment of the entire $288.4 million of principal amount outstanding under the Former Senior Secured Credit Facility, (2) the repayment of the entire $200 million of principal amount outstanding under the TD Group Loan Facility, (3) the purchase of all of the 8 3/8% Senior Subordinated Notes that were tendered in connection with the tender offer for such notes totaling $399,670,000, (4) the payment of accrued and unpaid interest on all such indebtedness and (5) the payment of all premiums and transaction expenses associated therewith. Under the terms of the New Senior Secured Credit Facility, TransDigm Inc. has the right to request (but no lender is committed to provide) additional term loans of up to $250 million, subject to the satisfaction of customary conditions, including pro forma compliance with the financial covenants contained in the New Senior Secured Credit Facility after giving effect to any such incremental term loan borrowings. As of July 1, 2006, $1.2 million of letters of credit were outstanding and $148.8 million of borrowings were available under the revolving loan facility under the New Senior Secured Credit Facility.

        All borrowings under the revolving loan facility are subject to the satisfaction of customary conditions, including the absence of a default and accuracy of representations and warranties.

Interest Rate and Fees

        The interest rates per annum applicable to loans, other than swingline loans, under the New Senior Secured Credit Facility is, at TransDigm Inc.'s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month (or to the extent available to each lender, nine or twelve month) interest periods chosen by TransDigm Inc., in each case, plus an applicable margin percentage. The alternate base rate is the greater of (1) Credit Suisse First Boston's prime rate or (2) 50 basis points over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve. The applicable margin percentage is a percentage per annum equal to (1) 1.00% for alternate base rate term loans, (2) 2.00% for adjusted LIBO rate term loans and (3) in the case of alternate base rate revolving loans and adjusted LIBO rate revolving loans, a percentage which varies based on the consolidated leverage ratio of TransDigm Inc. as of the relevant date of determination.

        Under the terms of the New Senior Secured Credit Facility, we are required to pay the administrative agent certain fees. In addition, on the last day of each calendar quarter we are required to pay a commitment fee in respect of any unused commitments under the revolving loan facility and certain other fees in respect of letters of credit that may be outstanding thereunder from time to time.

Mandatory Prepayments

        Subject to exceptions, the New Senior Secured Credit Facility requires mandatory prepayments of term loans based on certain percentages of excess cash flows, as defined, commencing 90 days after the end of fiscal year 2007. In addition, subject to exceptions (including in respect of reinvestment in productive assets), TransDigm Inc. will be required to offer to prepay the loans outstanding under the term loan facility at 100% of the principal amount thereof, plus accrued and unpaid interest, with the net proceeds of certain asset sales.

Maturity Date

        The term loan facility matures on June 23, 2013 and is not subject to interim scheduled amortization. The revolving loan facility matures and the commitments thereunder terminate on June 23, 2012.

Collateral and Guarantors

        The indebtedness outstanding under the New Senior Secured Credit Facility is guaranteed by TD Group and all of TransDigm Inc.'s current and future domestic restricted subsidiaries (other than immaterial subsidiaries), and is secured by a first priority security interest in substantially all of the existing and future property and assets, including inventory, equipment, general intangibles, intellectual property, investment property and other personal property (but excluding leasehold interests, deposit accounts and certain other assets) of TransDigm Inc. and all of TransDigm Inc.'s existing and future domestic restricted subsidiaries (other than immaterial subsidiaries), and a first priority pledge of the capital stock of TransDigm Inc. and TransDigm Inc.'s subsidiaries (other than foreign subsidiaries) and 65% of the voting capital stock of TransDigm Inc.'s foreign subsidiaries.

Certain Covenants

Financial Covenant

        The New Senior Secured Credit Facility includes a financial maintenance covenant requiring that TransDigm Inc. comply, on a pro forma basis, with a consolidated secured debt ratio test. Such covenant, however, inures only to the benefit of the revolving lenders.

        Consolidated secured debt ratio is defined in the New Senior Secured Credit Facility, as of any date, as the ratio of the total indebtedness of TransDigm Inc. on a consolidated basis on such date that is secured by first-priority liens on the same collateral as the collateral securing the New Senior Secured Credit Facility to Consolidated EBITDA (as defined) for the period of four consecutive fiscal quarters most recently ended on or prior to such date. The New Senior Secured Credit Facility provides that the secured debt ratio may not be greater than 4.75 to 1 for June 30, 2006 through September 30, 2007; 4.50 to 1 for October 1, 2007 through September 30, 2008; and 4.25 to 1 thereafter.

Certain Negative Covenants

        In addition, the New Senior Secured Credit Facility includes negative covenants restricting or limiting the ability of TD Group, TransDigm Inc. and TransDigm Inc.'s direct and indirect restricted subsidiaries to, among other things:

  •
  incur or guarantee additional indebtedness or issue preferred stock;

  •
  pay distributions on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt;

  •
  make investments;

  •
  sell assets;

  •
  enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

  •
  incur or suffer to exist liens;

  •
  consolidate, merge or transfer all or substantially all of our assets;

  •
  engage in transactions with affiliates;

  •
  create unrestricted subsidiaries; and

  •
  engage in certain business activities.

        Such negative covenants are subject to certain exceptions. The negative covenants are substantially identical to the corresponding negative covenants described under "Description of the Exchange Notes—Certain Covenants."

Representations, Warranties and Certain Events of Default

        The New Senior Secured Credit Facility contains certain customary representations and warranties. The New Senior Credit Facility also provides for certain events of default, including the following:

  •
  representations and warranties made in or in connection with the Loan Documents (as defined) prove to have been false or misleading in any material respect when made;

  •
  the failure to pay interest on any loans or on any disbursements made pursuant to a letter of credit when due if the default continues for a period of 30 days;

  •
  the failure to pay principal on any loans or disbursements made pursuant to a letter of credit when due, whether at maturity or otherwise;

  •
  defaults under the covenants contained in any Loan Document, with certain covenant defaults providing for no cure period and other covenant defaults providing for a cure period of 60 days after receipt of written notice thereof, subject to certain exceptions;

  •
  any Loan Party (as defined) fails to make any payment at final stated maturity beyond the applicable grace period with respect to any Material Indebtedness (as defined) or the acceleration of the final stated maturity of any such Material Indebtedness, or in the case of the revolving credit facility only, and subject to certain exceptions, the occurrence of any event or condition that enables or permits the holder of any Material Indebtedness to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

  •
  one or more judgments in an aggregate amount in excess of $20 million is rendered against TD Group, TransDigm Inc. or any Significant Subsidiary (as defined) and such judgment remains undischarged or unstayed for a period of 60 days;

  •
  in the case of the revolving loan facility only, the occurrence of a Change of Control (as defined); and

  •
  certain bankruptcy related events.

        If such an event of default occurs, the lenders under the New Senior Secured Credit Facility would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF THE EXCHANGE NOTES

        The original notes were, and the exchange notes will be, issued under an Indenture, dated as of June 23, 2006, among TransDigm Inc., TD Group, the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. The form and terms of the exchange notes are substantially identical to the form and terms of the original notes, except that the exchange notes:

  •
  will be registered under the Securities Act; and

  •
  will not bear any legends restricting transfer.

        You can find definitions of certain capitalized terms used in the following summary under "Certain Definitions" on page 139 of this prospectus. For purposes of this section, references to the word "Company" mean only TransDigm Inc. but not any of its Subsidiaries. References to "Exchange Notes" means the new registered 7 3/4% Senior Subordinated Notes due 2014. References to "Original Notes" means all of our outstanding unregistered 7 3/4% Senior Subordinated Notes due 2014. We refer to the exchange notes and the original notes collectively as the "Notes."

        The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, or the TIA, as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company.

Brief Description of the Notes

        These Notes:

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the Company;

  •
  are guaranteed by TD Group and each Domestic Restricted Subsidiary; and

  •
  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

        The Company will issue the Exchange Notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes, or the Holders. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest also may be paid by mailing a check to the Holder's registered address. Any Original Notes that remain outstanding after the completion of the Registered Exchange Offer, together with the Exchange Notes issued in connection with the Registered Exchange Offer, and any Additional Notes (as defined below) actually issued will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

        The Original Notes were, and the Exchange Notes will be, issued with a maximum aggregate principal amount of $275 million. The Notes will mature on July 15, 2014. Subject to the Company's compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, the Company is permitted to issue more notes under the Indenture, such notes, if issued, are referred to herein as the Additional Notes. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

        Interest on the Notes accrues at the rate of 7 3/4% per annum, and will be payable semi-annually in cash in arrears on each January 15 and July 15, commencing on January 15, 2007 and accruing from June 23, 2006. The Company will make interest payments to the persons who are registered holders at the close of business on January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date on which interest on the Notes was paid.

        Additional interest may accrue on the Original Notes in certain circumstances pursuant to the Registration Rights Agreement.

Redemption

Optional Redemption.

        Except as described below, the Notes are not redeemable before July 15, 2009.

        At any time prior to July 15, 2009, the Company may redeem all or a part of the Notes (which includes Additional Notes, if any), upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, or the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after July 15, 2009, the Company may redeem the Notes (which includes Additional Notes, if any) at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 15 of the year set forth below.

Year	Percentage
2009	105.813%
2010	103.875%
2011	101.938%
2012 and thereafter	100.000%

        In addition, the Company must pay all accrued and unpaid interest on the Notes redeemed.

Optional Redemption Upon Equity Offerings.

        Prior to July 15, 2009, the Company may at its option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107.750%, plus accrued and unpaid interest to the Redemption Date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

        (1)   at least $150 million of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

        (2)   each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

        (1)   in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed: or

        (2)   on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption "—Change of Control" and the "Limitation on Asset Sales" covenant. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

Senior Indebtedness versus Notes and Guarantees

        The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will be subordinate in right of payment to the prior payment in full of all Senior Debt of the Company or the relevant Guarantor, as the case may be, including, without limitation, the obligations of the Company and such Guarantor under the Credit Facility.

        As of July 1, 2006, after giving effect to the Transactions and the August 7, 2006 redemption of the existing Notes that remained outstanding following the completion of the tender offer for such Existing Notes:

        (1)   the Company's Senior Debt is approximately $651 million, all of which consists of secured indebtedness under the Credit Facility; and

        (2)   the Senior Debt of the Guarantors is approximately $651 million, all of which consists of their guarantees of the Company's indebtedness under the Credit Facility.

        In addition, the Company has additional availability of approximately $150 million for borrowing of Senior Debt under the revolving loan facility under the Credit Facility. As of July 1, 2006, $1.2 million of letters of credit were outstanding and $148.8 million of borrowings were available under the revolving loan facility under the Credit Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

Liabilities of Subsidiaries versus Notes and Guarantees

        Claims of creditors of Subsidiaries of the Company that are not Guarantors, including trade creditors holding Indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of creditors of the Company, including Holders of the Notes, even if such claims do not constitute Senior Debt. Accordingly, the Notes and each Guarantee will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by the Company's Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Certain Covenants—Limitation on Preferred Stock of Restricted Subsidiaries".

        As of the Issue Date, only one Subsidiary of the Company (which has inconsequential assets and liabilities) has not guaranteed the Notes.

Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company, TD Group or a Guarantor that constitutes Senior Debt will rank senior to the Notes and the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee will in all respects rank pari passu with all other senior subordinated Indebtedness of the Company, of TD Group and of the applicable Guarantor, respectively.

        The Company and the Guarantors have agreed in the Indenture that it and they will not incur or suffer to exist any Indebtedness that is senior in right of payment to the Notes or the applicable Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. See "—Certain Covenants—Prohibition on Incurrence of Senior Subordinated Debt". The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Debt merely because it is unsecured.

Subordination; Payment of Notes

        The Company is not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs, each being referred to as a Payment Default:

        (1)   any Designated Senior Debt of the Company is not paid in full in cash when due; or

        (2)   any other default on Designated Senior Debt of the Company occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash. Regardless of the foregoing, the Company is permitted to pay the Notes if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Debt with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Notes for a period, or a Payment Blockage Period, commencing upon the receipt by the Trustee (with a copy to us) of written notice, or a Blockage Notice, of such default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

        (1)   by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

        (2)   because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

        (3)   because such Designated Senior Debt has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Debt or the Representative of such Designated Senior Debt have accelerated the maturity of such Designated Senior Debt, the Company is permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Debt during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Debt (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-day consecutive period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

        (1)   the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of such Senior Debt before the Holders of the Notes are entitled to receive any payment;

        (2)   until the Senior Debt of the Company is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Debt as their interests may appear, except that Holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

        (3)   if a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interests may appear.

        If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Debt or the Representative of such Designated Senior Debt of the acceleration. If any Designated Senior Debt is outstanding, none of the Company, TD Group or any Guarantor may pay the Notes until five business days after the Representatives of all the issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

        The obligations of TD Group and the Guarantors under their respective Guarantees are senior subordinated obligations. As such, the rights of the Holders of the Notes to receive payment by TD Group or by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of TD Group or such Guarantor, as the case may be. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to TD Group and each Guarantor and the obligations of TD Group and such Guarantor under its Guarantee.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, TD Group or a Guarantor who are holders of Senior Debt of the Company, TD Group or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance," if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.

Guarantees

        TD Group and the Domestic Restricted Subsidiaries of the Company, other than an Immaterial Domestic Restricted Subsidiary, jointly and severally guarantee, on a senior subordinated basis, the Company's obligations under the Notes and the Indenture. The obligations of each Domestic Restricted Subsidiary under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes." Because TD Group is a holding company with no significant operations, the Guarantee by TD Group provides little, if any, additional credit support for the Notes and investors should not rely on the Guarantee by TD Group in evaluating an investment in the Notes.

        TD Group and each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor and TD Group in an amount equal to such other Guarantor's and TD Group' pro rata portion of such payment based on the respective net assets of all the Guarantors and TD Group at the time of such payment determined in accordance with GAAP (for purposes hereof, TD Group's net assets shall be those of all its consolidated Subsidiaries other than the Guarantors).

        If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including, without limitation, guarantees and other contingent liabilities) of TD Group or a Guarantor, as applicable, and, depending on the amount of such indebtedness, TD Group or a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and if that occurs, you may not receive any payments on the notes."

        Pursuant to the Indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants—Merger, Consolidation and Sale of Assets"; provided, however, that if such other Person is not the Company, such Guarantor's obligations under its Guarantee must be expressly assumed by such other Person, subject to the following paragraph.

        The Guarantee of a Guarantor will be released:

        (1)   upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

        (2)   upon the sale or disposition of all or substantially all the assets of a Guarantor;

        (3)   upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or

        (4)   if the Company exercises its Legal Defeasance option or Covenant Defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under "—Satisfaction and Discharge" (in which case the Guarantee of TD Group will also be released);

in the case of clauses (1) and (2), other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an officers' certificate to the Trustee to the effect that the Company will comply with its obligations under the "Limitation on Asset Sales" covenant in respect of such disposition.

Change of Control

        If a Change of Control occurs, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below, or the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (such payment date being referred to herein as the Change of Control Payment Date). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Credit Facility will prohibit the Company from purchasing any Notes (subject to certain limited exceptions) and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default under the revolving credit facility thereunder. Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

        (1)   repay in full all Indebtedness under the Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or

        (2)   obtain the requisite consents under the Credit Facility and all such other Senior Debt to permit the repurchase of the Notes as provided below.

TransDigm's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "—Events of Default" below which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions of the Indenture would likely restrict payment to the Holders of the Notes.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to incur additional Indebtedness are contained in the "Limitation on Incurrence of Additional Indebtedness" covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

        Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the Notes.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture.

Certain Covenants

        The Indenture contains, among others, the following covenants. During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a Covenant Suspension Event), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

        (1)   "—Limitation on Incurrence of Additional Indebtedness";

        (2)   "—Limitation on Restricted Payments";

        (3)   "—Limitation on Asset Sales";

        (4)   "—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries";

        (5)   "—Limitation on Preferred Stock of Restricted Subsidiaries";

        (6)   "—Prohibition on Incurrence of Senior Subordinated Debt";

        (7)   clause (2) of the first paragraph of "—Merger, Consolidation and Sale of Assets";

        (8)   "—Limitation on Transactions with Affiliates";

        (9)   "—Future Guarantees by Restricted Subsidiaries"; and

        (10) "—Conduct of Business."

(collectively, referred to herein as the Suspended Covenants). Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds with respect to any applicable Net Proceeds Offer

Trigger Date shall be set at zero at such date, such date being referred to herein as the Suspension Date. In addition, in the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date, or the Reversion Date, one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the Suspension Period. Within 30 days of the Reversion Date, any Restricted Subsidiary that would have been required during the Suspension Period but for the Suspended Covenants by the "Future Guarantees by Restricted Subsidiaries" covenant to execute a supplemental indenture will execute such supplemental indenture required by such covenant. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under paragraph (3) of the definition of Permitted Indebtedness. Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to the first paragraph of the "—Limitation on Restricted Payments" covenant.

        Furthermore, if (i) a Change of Control occurs that results in either (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or Group (as defined in the definition of Change of Control) other than an Affiliate of the Company or (b) any Person or Group other than an Affiliate of the Company becomes the beneficial owner, directly or indirectly, of shares representing 100% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company or TD Group and (ii) such Person or Group acquiring control pursuant to clause (i) above is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Company will not be subject to the first three paragraphs of the covenant described under "—Reports to Holders" from that time and so long as such Person or Group maintains Investment Grade Ratings from both Rating Agencies.

Limitation on Incurrence of Additional Indebtedness.

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0; provided, however, that the amount of Indebtedness (including Acquired Indebtedness) that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $50 million at any one time outstanding.

Limitation on Restricted Payments.

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1)   declare or pay any dividend or make any distribution on or in respect of shares of the Company's or any Restricted Subsidiary's Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

        (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than a Restricted Subsidiary of the Company) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

        (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than (x) any Indebtedness permitted under clause (6) of the definition of Permitted Indebtedness and (y) the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

        (4)   make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a Restricted Payment):

        if at the time of such Restricted Payment or immediately after giving effect thereto:

          (i)    a Default or an Event of Default shall have occurred and be continuing; or

          (ii)   the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (12) of the following paragraph) shall exceed the sum of, without duplication:

            (v)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to April 1, 2006 and on or prior to the date the Restricted Payment occurs, or the Reference Date (treating such period as a single accounting period); plus

            (w)  100% of the aggregate net cash proceeds (including the fair market value of property (as determined by the Company in good faith), other than cash, that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (other than Excluded Contributions); plus

            (x)   without duplication of any amounts included in clause (ii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to the Issue Date by the Company from a holder of the Company's Capital Stock; plus

            (y)   the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any

    Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

            (z)   an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

        (1)   the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

        (2)   any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (ii)(w) and (ii)(x) of the immediately preceding paragraph;

        (3)   the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

        (4)   payments to a direct or indirect parent of the Company for the purpose of permitting any of such entities to redeem or repurchase common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year the sum of (A) $5.0 million (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (B) of $10 million in any calendar year plus (B) any amounts not utilized in any preceding fiscal year following the Issue Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to members of the Company's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (ii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any "key-man" life insurance policies which are used to make such redemptions or repurchases); provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;

        (5)   the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company's direct or indirect parent companies to pay

          (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

          (B)  Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the amount that the Company and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Company to pay such taxes as a stand-alone taxpayer,

          (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries,

          (D)  general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, and

          (E)  reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;

        (6)   repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

        (7)   additional Restricted Payments in an aggregate amount not to exceed $75.0 million;

        (8)   Permitted Transaction Payments;

        (9)   payments of dividends on Disqualified Capital Stock issued in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

        (10) Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the "Limitation on Asset Sales" covenant (including after the making by the Company of any Net Proceeds Offer required to be made by the Company pursuant to such covenant and the application of the entire Net Proceeds Offer Amount to purchase Notes tendered therein);

        (11) upon occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to the "Change of Control" covenant (including the purchase of all

Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary; and

        (12) Restricted Payments that are made with Excluded Contributions.

        Notwithstanding any of the foregoing to the contrary, the Company and its Restricted Subsidiaries may make any Restricted Payment so long as (1) no Default or Event of Default has occurred and its continuing and (2) at the time of such Restricted Payment and after giving pro forma effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio would exceed 2.0 and 1.0; provided, however, that if at any time the criteria set forth in clause (2) of the preceding sentence cease to be satisfied, all Restricted Payments made by the Company or any of its Restricted Subsidiaries occurring on or after the date on which such criteria ceases to be satisfied shall be required to be made, to the extent permitted thereby, in compliance with the preceding paragraphs of this covenant, and the amount available for Restricted Payments pursuant to clause (ii) of the immediately preceding paragraph of this covenant on or after the date on which such criteria cease to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (ii) on such date without giving effect to any Restricted Payments made through such date pursuant to and in compliance with this paragraph; provided, further, that if the Company or any of its Restricted Subsidiaries become contractually obligated to make any Restricted Payment at the time criteria set forth in clauses (1) and (2) of the preceding sentence continues to be satisfied, then the Company or such Restricted Subsidiary, as the case may be, may continue to make such Restricted Payments, even if the criteria in clauses (1) and (2) of the preceding sentence ceases to be satisfied at the time such Restricted Payment is actually made, notwithstanding the limitation set forth in the preceding proviso, and the amount available for Restricted Payments pursuant to clause (ii) of the immediately preceding paragraph of this covenant on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (ii) on such date without giving effect to any Restricted Payments made on such date pursuant to and in compliance with this proviso.

        The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of "Unrestricted Subsidiary." For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Limitation on Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company);

        (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

          (a)   any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

          (b)   any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

          (c)   any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $50 million and 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this covenant; and

        (3)   upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Debt, or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)), (B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), or (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence, each referred to herein as a Net Proceeds Offer Trigger Date, such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and

(3)(C) of the next preceding sentence, each referred to herein as a Net Proceeds Offer Amount, shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase, or the Net Proceeds Offer, on a date, or the Net Proceeds Offer Payment Date, not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of any other Senior Subordinated Debt of the Company or a Restricted Subsidiary requiring the making of such an offer, on a pro rata basis, the maximum amount of Notes and such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt); provided, however, that if at any time any non-cash consideration (including any Designated Non-cash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $20.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $20.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $20.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

        Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

        (1)   at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and

        (2)   such Asset Sale is for fair market value; provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes and other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

        (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

        (2)   make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor; or

        (3)   transfer any of its property or assets to the Company or any Guarantor,

except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

          (a)   applicable law, rule, regulation or order;

          (b)   the Indenture, the Notes and the Guarantees;

          (c)   non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

          (d)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (e)   the Credit Facility as entered into on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans (under the relevant circumstances);

          (f)    agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Existing Notes;

          (g)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

          (h)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

          (i)    any agreement or instrument governing Capital Stock of any Person that is acquired;

          (j)    any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

          (k)   other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Issue Date or permitted to be issued or incurred under the Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances);

          (l)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

          (m)  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (d) and (f) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

          (n)   customary provisions in joint venture and other similar agreements; and

          (o)   customary provisions in leases and other agreements entered into in the ordinary course of business.

Limitation on Preferred Stock of Restricted Subsidiaries

        The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock. The provisions of this covenant will not apply to (w) any of the Guarantors, (x) any transaction as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock that is Disqualified Capital Stock and is issued in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

Limitation on Liens

        The Company will not, and will not cause or permit any Guarantor to, incur any Secured Debt that is not Senior Debt of such Person, unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Guarantee, as applicable, equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien (the "Initial Lien"). Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing the other Secured Debt and that holders of such other Secured Debt may exclusively control the disposition of property subject to the Initial Lien.

Prohibition on Incurrence of Senior Subordinated Debt

        The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

Merger, Consolidation and Sale of Assets

        The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) to any Person unless:

        (1)   either:

          (a)   the Company shall be the surviving or continuing corporation; or

          (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety, or the Surviving Entity:

             (x)  shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

             (y)  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

        (2)   except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant or the Consolidated Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

        (3)   except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

        (4)   the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this covenant.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) will be released from the provisions of the Indenture.

        The Company will not permit any Guarantor to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

        (1)   (except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an officers' certificate to the Trustee to the effect that the Company will comply with its obligations under the "Limitation on Asset Sales" covenant in respect of such disposition) the resulting, surviving or transferee Person (if not such Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

        (2)   except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

        (3)   the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        TD Group will not consolidate or merge with or into, or sell, assign, transfer, lease or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

        (1)   the resulting, surviving or transferee Person (if not TD Group) shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of TD Group, if any, under its Guarantee;

        (2)   except in the case of a merger entered into solely for reincorporating TD Group in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

        (3)   the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Limitations on Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates, or an Affiliate Transaction, involving aggregate payment or consideration in excess of $10.0 million, unless:

        (1)   such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company, and

        (2)   the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above.

        The restrictions set forth in the first paragraph of this covenant shall not apply to:

        (1)   reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

        (2)   transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the Indenture;

        (3)   any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company;

        (4)   Restricted Payments or Permitted Investments permitted by the Indenture;

        (5)   transactions effected as part of a Qualified Securitization Transaction;

        (6)   the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

        (7)   payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith;

        (8)   sales of Qualified Capital Stock;

        (9)   the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders' agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect;

        (10) transactions permitted by, and complying with, the provisions of the "Merger, Consolidation and Sale of Assets" covenant;

        (11) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

        (12) investments by the Permitted Holders in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

        (13) transactions in which the Company or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Company.

Future Guarantees by Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, create or acquire another Domestic Restricted Subsidiary unless such Domestic Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing for a senior subordinated guarantee of payment of the Notes by such Domestic Restricted Subsidiary; provided, however, that such Domestic Restricted Subsidiary need not execute and deliver such a supplemental indenture for so long as such Domestic Restricted Subsidiary is an Immaterial Domestic Restricted Subsidiary; provided, further, however, that the Company will cause a Domestic Restricted Subsidiary that was an Immaterial Domestic Restricted Subsidiary but has ceased to qualify as an Immaterial Domestic Restricted Subsidiary to execute and deliver a supplemental indenture to the Indenture, providing for a senior subordinated guarantee of payment of the Notes by such Domestic Restricted Subsidiary no later than 20 business days after the end of the most recently ended fiscal quarter of the Company in which such Domestic Restricted Subsidiary ceased to be an Immaterial Domestic Restricted Subsidiary; provided, further, however, that if at any time, Domestic Restricted Subsidiaries that are not Guarantors because they are Immaterial Domestic Restricted Subsidiaries constitute in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Company or more than 5% of Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Company, then the Company shall cause one or more such Domestic Restricted Subsidiaries to become Guarantors (notwithstanding that such Domestic Restricted Subsidiaries are, individually, Immaterial Domestic Restricted Subsidiaries), no later than 20 business days after the end of the most recently ended fiscal quarter in which such requirement was triggered, such that the foregoing condition ceases to be true.

Conduct of Business

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (which shall include, without limitation, engineered components businesses not within the aerospace industry).

Reports to Holders

        The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes:

        (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and

        (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

        In addition following the consummation of the Registered Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

        For so long as TD Group or another direct or indirect parent company of the Company is a guarantor of the Notes, the Indenture permits the Company to satisfy its obligations under this covenant by furnishing financial information relating to TD Group; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to TD Group, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

        In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

        (1)   the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

        (2)   the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

        (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (4)   the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20 million or more at any time;

        (5)   one or more judgments in an aggregate amount in excess of $20 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

        (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," or the Acceleration Notice, and the same:

        (1)   shall become immediately due and payable; or

        (2)   if there are any amounts outstanding under the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility and five business days after receipt by the Company and the Representative under the Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

        (1)   if the rescission would not conflict with any judgment or decree;

        (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

        (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

        (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

        (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that, such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes, or a Legal Defeasance. Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

        (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

        (2)   the Company's obligations with respect to the Notes concerning issuing temporary notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

        (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

        (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture, or a Covenant Defeasance, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the, Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

        (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that:

          (a)   the Company has received from, or there has been published by the Internal Revenue Service a ruling or

          (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (6)   the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

        (7)   the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

        (8)   the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

          (a)   the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture; and

          (b)   after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code; and

        (9)   certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

        (1)   either:

          (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or

          (b)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

        (2)   the Company has paid all other sums payable under the Indenture by the Company.

        The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture to:

        (1)   cure any ambiguity, defect or inconsistency;

        (2)   provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

        (3)   provide for the assumption of the Company's, TD Group' or a Guarantor's obligations to the Holders of the Notes by a successor to the Company, TD Group or a Guarantor pursuant to the "Merger, Consolidation and Sale of Assets" covenant;

        (4)   make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder of the Notes;

        (5)   comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

        (6)   provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in this Indenture;

        (7)   allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes;

        (8)   to provide for the issuance of exchange notes or private exchange notes; or

        (9)   to conform the text of the Indenture, the Guarantees or the Notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the Notes.

        Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

        (1)   reduce the amount of Notes whose Holders must consent to an amendment;

        (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

        (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

        (4)   make any Notes payable in money other than that stated in the Notes;

        (5)   make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

        (6)   after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred; or

        (7)   modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt of the Company, TD Group or a Guarantor then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change.

Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal Liability of Officers, Directors, Employees or Stockholders

        No director, officer, employee, incorporator or stockholder of TD Group, the Company or any Subsidiary of the Company (other than the Company, TD Group or any Guarantor) will have any liability for any obligations of TD Group, the Company or any Subsidiary of the Company under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

        "Applicable Premium" means, with respect to any Notes on any Redemption Date, the greater of:

        (1)   1.0% of the principal amount of the Note; or

        (2)   the excess, if any, of:

          (a)   the present value at such Redemption Date of (i) the redemption price of the Note at July 15, 2009 (such redemption price being set forth in the table appearing above under "Optional Redemption"), plus (ii) all required interest payments due on such Note through July 15, 2009 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

          (b)   the principal amount of such Note.

        "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:

        (1)   any Capital Stock of any Restricted Subsidiary of the Company, or

        (2)   any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

          (a)   a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

          (b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control;

          (c)   the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (d)   disposals or replacements of obsolete equipment in the ordinary course of business;

          (e)   the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under the "Limitation on Restricted Payments" covenant or pursuant to any Permitted Investment;

          (f)    sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash);

          (g)   dispositions of cash or Cash Equivalents; and

          (h)   the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

        "Board of Directors" means

        (1)   with respect to a corporation, the board of directors of the corporation;

        (2)   with respect to a partnership, the board of directors of the general partner of the partnership; and

        (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

        "Capital Stock" means:

        (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

        (2)   with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

        "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

        (1)   marketable direct obligations issued by or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

        (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody's;

        (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent thereof);

        (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

        (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

        (1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or TD Group to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to the Company (in the case of the assets of TD Group), the Permitted Holders or their Related Parties or any Permitted Group;

        (2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

        (3)   any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

        (4)   the first day on which a majority of the members of the Board of Directors of the Company or TD Group are not Continuing Directors.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's:

        (1)   Consolidated Net Income; and

        (2)   to the extent Consolidated Net Income has been reduced thereby:

          (a)   all income taxes and foreign withholding taxes and taxes based on capital and commercial activity (or similar taxes) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

          (b)   Consolidated Interest Expense;

          (c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

          (d)   restructuring costs, facilities relocation costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;

          (e)   any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions;

          (f)    any write offs, write downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

          (g)   the amount of any expense related to minority interests;

          (h)   the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsors to the extent permitted under "Certain Covenants—Transactions with Affiliates";

          (i)    the amount of any earn out payments or deferred purchase price in conjunction with acquisitions; and

          (j)    any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Qualified Capital Stock of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clauses (ii)(w) and (ii)(x) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments";

          (k)   the one-time special bonus payments in an amount not in excess of $6.23 million by the Company to members of management on November 10, 2005; and

        (3)   decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

        (1)   the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

        (2)   any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (6) of the definition of Consolidated Net Income), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

        (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

        (2)   notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an officers' certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication:

        (1)   Consolidated Interest Expense; plus

        (2)   the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus

        (3)   the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (3).

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

        (1)   the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Transaction and (iv) any redemption premium paid in connection with the redemption of the Existing Notes;

        (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

        (3)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

        (1)   gains and losses from Assets Sales (without regard to the $1.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

        (2)   gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

        (3)   all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

        (4)   the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP;

        (5)   any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

        (6)   the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company;

        (7)   solely for the purpose of determining the amount available for Restricted Payments under clause (ii) of the first paragraph of "Limitation on Restricted Payments," the net income (but not loss) of any Restricted Subsidiary of the Company (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

        (8)   the net loss of any Person, other than a Restricted Subsidiary of the Company;

        (9)   the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person;

        (10) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

        (11) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and

        (12) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to acquisition transactions.

        For purposes of clause (ii)(v) of the first paragraph of the "Limitation on Restricted Payments" covenant, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or TD Group who:

        (1)   was a member of such Board of Directors on the Issue Date; or

        (2)   was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Facility" means the credit agreement dated as of the Issue Date among the Company, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse Securities (USA) LLC, as joint bookrunner, joint lead arranger, administrative agent and collateral agent, Banc of America Securities LLC, as joint bookrunner and joint lead arranger, Bank of America, N.A., as syndication agent, and any other agent party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under the covenant "Limitation on Additional Indebtedness").

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

        "Designated Preferred Stock" means Preferred Stock that is so designated as Designated Preferred Stock pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (ii)(w) of the first paragraph of the "Limitation on Restricted Payments" covenant.

        "Designated Senior Debt" means

        (1)   Indebtedness under the Credit Facility; and

        (2)   any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

        "Disqualified Capital Stock" means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

        (1)   matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

        (2)   is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

        (3)   is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

        (1)   the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under the "Limitation on Asset Sales" covenant and "—Change of Control"; and

        (2)   any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

        The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

        "Domestic Restricted Subsidiary" means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Offering" means any offering of Qualified Capital Stock of TD Group or the Company; provided that:

        (1)   in the event of an offering by TD Group, TD Group contributes to the capital of the Company the portion of the net cash proceeds of such offering necessary to pay the aggregate redemption price (plus accrued interest to the Redemption Date) of the Notes to be redeemed pursuant to the provisions described under "—Redemption—Optional Redemption Upon Equity Offerings" and

        (2)   in the event such equity offering is not in the form of a public offering registered under the Securities Act, the proceeds received by the Company directly or indirectly from such offering are not less than $10.0 million.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Excluded Contribution" means net cash proceeds, Marketable Securities or Qualified Proceeds received by the Company from

        (1)   contributions to its common equity capital, and

        (2)   the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

        in each case designated as Excluded Contributions pursuant to an officers' certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (ii) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Existing Notes" means the Company's 8 3/8% Senior Subordinated Notes due 2011.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Issue Date.

        "Guarantee" means:

        (1)   the guarantee of the Notes by TD Group and the Domestic Restricted Subsidiaries of the Company in accordance with the terms of the Indenture; and

        (2)   the guarantee of the Notes by any Restricted Subsidiary required under the terms of the "Future Guarantees by Restricted Subsidiaries" covenant.

        "Guarantor" means any Restricted Subsidiary that incurs a Guarantee; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

        "Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

        "Immaterial Domestic Restricted Subsidiary" means, at any date of determination, any Restricted Subsidiary of the Company that (i) contributed 2.5% or less of Consolidated EBITDA of the Company for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination.

        "Indebtedness" means with respect to any Person, without duplication:

        (1)   all Obligations of such Person for borrowed money;

        (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3)   all Capitalized Lease Obligations of such Person;

        (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

        (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

        (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

        (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

        (8)   all Obligations under Currency Agreements and interest swap agreements of such Person; and

        (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Company or any Restricted Subsidiary to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Issue Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Issue Date" means June 23, 2006.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

        (1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

        (2)   all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

        (3)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

        (4)   all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and

        (5)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders' Agreements, as the same may be amended, modified or supplemented from time to time; provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the "beneficial owner" (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of the Company or TD Group (as applicable) that is "beneficially owned" (as defined above) by such group of investors.

        "Permitted Holders" means Warburg Pincus Private Equity VIII, L.P. and its Affiliates and any general or limited partners of Warburg Pincus Private Equity VIII, L.P., and TD Group Holdings, LLC and its affiliates and any members of TD Group Holdings, LLC.

        "Permitted Indebtedness" means, without duplication, each of the following:

        (1)   Indebtedness under the Notes (other than any Additional Notes);

        (2)   Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $1,050 million less:

          (A)  the aggregate amount of Indebtedness of Securitization Entities at the time outstanding,

          (B)  the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under a credit facility (excluding any such payments to the extent refinanced at the time of payment), and

          (C)  further reduced by any repayments of revolving credit borrowings under a credit facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder;

        provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facility in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facility in reliance on, and in accordance with, clauses (7), (13), (14) and (15) below;

        (3)   other indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

        (4)   Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

        (5)   Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

        (6)   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that:

          (a)   if the Company is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and

          (b)(1)   any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and

          (2)   any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under the Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

        (7)   Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed $10.0 million;

        (8)   Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of this definition);

        (9)   guarantees by the Company and its Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture; provided, further, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio, such guarantees are by the Company or a Guarantor only;

        (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness, incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (11) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

        (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

        (13) Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either

          (a)   the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio or

          (b)   the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

        (14) additional Indebtedness of the Company and the Guarantors (which amount may, but need not, be incurred in whole or in part under a credit facility) (it being understood that any Indebtedness incurred pursuant to this clause (14) shall cease to be deemed incurred or outstanding for purposes of this clause (14) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness pursuant to the first paragraph of this covenant without reliance on this clause (14)) in an aggregate principal amount that does not exceed $75 million at any one time outstanding;

        (15) additional Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount which (when combined with the liquidation value of all series of outstanding Permitted Subsidiary Preferred Stock) does not exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility) (it being understood that any Indebtedness incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this clause (15) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness pursuant to the first paragraph of this covenant without reliance on this clause (15));

        (16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

        (17) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

        (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest)

or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company;

        (2)   investments in cash and Cash Equivalents;

        (3)   loans and advances (including payroll, travel and similar advances) to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such person's purchase of Capital Stock of the Company or any direct or indirect parent of the Company pursuant to compensatory plans approved by the Board of Directors in good faith;

        (4)   Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the Indenture;

        (5)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

        (6)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

        (7)   Investments existing on the Issue Date;

        (8)   accounts receivable created or acquired in the ordinary course of business;

        (9)   guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under the Indenture;

        (10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (A) $50.0 million and (B) 4% of the Company's Total Assets;

        (11) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

        (12) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company; and

        (13) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business.

        "Permitted Subsidiary Preferred Stock" means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (15) of the definition of Permitted Indebtedness, does not exceed $5.0 million.

        "Permitted Transaction Payments" means, without duplication, the following payments: (i) payments at closing to consummate the Transactions; (ii) payments required to defease the Existing Notes in accordance with the terms of the indenture governing those notes and (iii) the payment of fees and expenses relating to the Transactions.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Productive Assets" means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

        "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

        (1)   a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

        (2)   any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody's or S&P or both, as the case may be.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not:

        (1)   directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

          (a)   to pay Required Premiums and related fees; or

          (b)   otherwise permitted to be incurred under the Indenture; and

        (2)   create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Company, TD Group, the Guarantors and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the initial purchasers.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Debt" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

        (1)   no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

          (a)   is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

          (b)   is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

          (c)   subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

        (2)   with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

        (3)   to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with foregoing conditions.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, TD Group or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to the Notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

           (x)  all monetary obligations of every nature of the Company, TD Group or any Guarantor under the Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

           (y)  all Interest Swap Obligations (and guarantees thereof); and

           (z)  all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

            (i)  any Indebtedness of the Company, TD Group or a Guarantor to the Company or to a Subsidiary of the Company;

           (ii)  any Indebtedness of the Company, TD Group or any Guarantor to, or guaranteed by the Company, TD Group or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company, TD Group or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facility;

          (iii)  any amounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations);

          (iv)  Indebtedness represented by Disqualified Capital Stock;

           (v)  any liability for Federal, state, local or other taxes owed or owing by the Company, any of the Guarantors or TD Group;

          (vi)  that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

         (vii)  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, any of the Guarantors or TD Group, as applicable; and

        (viii)  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, any of the Guarantors or TD Group.

        "Senior Subordinated Debt" means with respect to a Person, the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor or TD Group) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

        "Sponsor" means Warburg Pincus LLC and its Affiliates.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.

        "Stockholders' Agreement" means the Stockholders' Agreement dated as of July 22, 2003, by and among TD Holding Corporation (now known as TransDigm Group Incorporated) and the other parties named therein.

        "Subsidiary" with respect to any Person, means:

            (i)  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

           (ii)  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Assets" means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recently available internal consolidated balance sheet as of such date.

        "Transactions" means the offering of the Notes issued on the Issue Date, the tender offer for the Existing Notes, borrowings made on the Issue Date pursuant to the Credit Facility and the repayment of Indebtedness of the Company and TD Group with the proceeds of such borrowings and issuance of the Notes (including the tender offer).

        "Unrestricted Subsidiary" of any Person means:

        (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

        (1)   the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

        (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced by a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1)   the then outstanding aggregate principal amount of such Indebtedness; into

        (2)   the sum of the total of the products obtained by multiplying;

          (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

          (b)   the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY, DELIVERY AND FORM

        The original notes were sold to qualified institutional buyers in reliance on Rule 144A, such notes are referred to herein as the Rule 144A Notes, and in offshore transactions in reliance on Regulation S, such notes are referred to herein as the Regulation S Notes. The original notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

        Rule 144A Notes are currently represented by one or more global notes in registered form without interest coupons, or the Rule 144A Global Notes, and the Regulation S Notes are currently represented by one or more global notes in registered form without interest coupons, such notes are referred to herein as the Temporary Regulation S Global Notes. Beneficial ownership interests in a Temporary Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note, a permanent global note, or the Permanent Regulation S Global Note, or a definitive note in registered certificated form, or a Certificated Note, only after the expiration of the period through and including August 2, 2006, or the Distribution Compliance Period, and then only (i) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for a Certificated Note, in compliance with the requirements described under "—Exchange of Global Notes for Certificated Notes." The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the "Regulation S Global Notes" and the Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the "Global Notes". The Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "—Exchanges Between Regulation S Notes and Rule 144A Notes".

        The exchange notes issued in exchange for the original notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of exchange notes in certificated form.

        Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither the Company nor the Trustee takes any responsibility for these operations and procedures and investors are urged to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations, or the Participants, and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, such entities are referred to herein as the Indirect Participants). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

        (1)   upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

        (2)   ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

        Investors in the global notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the global notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

        (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

        (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

        Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for certificated notes if:

        (1)   DTC notifies the Company that it (a) is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either case DTC fails to appoint a successor depository;

        (2)   the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

        (3)   there has occurred and is continuing a Default with respect to the exchange notes.

        In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

        Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

        Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

        We will make payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The exchange notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange offer and the purchase, ownership and disposition of the exchange notes, and does not purport to be a complete analysis of all potential tax consequences relating thereto. This discussion does not address all the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons exchanging the original notes for exchange notes pursuant to the exchange offer. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

        The discussion is based on the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service, or the IRS, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

        We have not sought, nor will seek, any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Partnerships and other entities classified as partnerships for U.S. federal income tax purposes and persons holding notes through a partnerships and other entities classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the tax consequences of the exchange of notes pursuant to the exchange offer or the purchase, ownership and disposition of the notes.

        Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange Offer

        We believe that the exchange of original notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

  •
  a holder of original notes should not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer;

  •
  a holder's holding period with respect to the exchange notes will include the holder's holding period of the original notes surrendered in exchange therefor; and

  •
  a holder's adjusted tax basis in the exchange notes will be the same as such holder's adjusted tax basis in the original notes surrendered in exchange therefor.

Ownership and Disposition of Notes

U.S. Holders

        As used herein, "U.S. Holder" means a beneficial owner of the notes that is for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source;

  •
  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person; or

  •
  a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.

Interest

        A U.S. Holder must generally include interest on a note as ordinary income at the time such interest is received or accrued in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

Market Discount

        If a U.S. Holder purchased a note for an amount that is less than the principal amount payable at maturity on the note, the amount of the difference will be treated as a market discount, unless the amount of such market discount is less than a specified de minimis amount. Under the market discount rules, a U. S. Holder will be required to treat any gain realized on the disposition (including certain nontaxable transactions) of a note as ordinary income to the extent of the lesser of the amount of such gain and the market discount which has accrued on such note at the time of such disposition and has not previously been included in income. A U.S. Holder may also be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction for all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry a note with market discount. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note unless the U.S. Holder elects to accrue market discount using a constant-yield method.

        A U.S. Holder may elect to include market discount in income (generally as interest) currently as it accrues, in which case the rules relating to the recharacterization of disposition gains and deferral of interest deductions will not apply. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Amortizable Bond Premium

        If a U.S. Holder purchases a note for an amount that is greater than the amounts payable at maturity on the note or upon an optional redemption by us, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium." A United States Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest required to be included in respect of the note by the amortized amount of such premium. Any election to amortize bond premium applies to all taxable debt instruments held by the

U.S. Holder on or after the beginning of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Sale or Other Taxable Disposition of the Notes

        A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (excluding any amounts attributable to accrued and unpaid interest, which will be treated as ordinary interest income to the extent not previously included in such U.S. Holder's income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will be the U.S. Holder's cost therefor, increased by any market discount previously included in income by such holder with respect to the note, and decreased by the amount of amortizable bond premium previously taken by the U.S. Holder with respect to the note. Subject to the discussion of the market discount rules above, such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates (currently at a maximum rate of 15% but scheduled to increase to 20% for any taxable year beginning on or after January 1, 2011). A U.S. Holder's ability to deduct capital losses may be limited.

Contingent Payments

        In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. Our obligation to make payments of additional interest upon a registration default with respect to the original notes, as well as certain payments upon a change of control or certain redemptions, may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these payments, and our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rates on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Information Reporting and Backup Withholding

        A U.S. Holder may be subject to a backup withholding tax (currently at a rate of 28%) when such holder receives "reportable payments," including interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally exempt from backup withholding. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

  •
  fails to furnish us or our paying agent with its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN and we or our paying agent have received notice from the IRS of such incorrect TIN;

  •
  has failed to properly report payments of interest or dividends and we or our paying agent have received notice from the IRS of such failure; or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

        U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

        We, or our paying agent, generally will report to a U.S. Holder of notes and to the IRS the amount of any reportable payments made in respect of the notes for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note that is not a U.S. Holder, or a Non-U.S. Holder.

Interest

        Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  such holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

  •
  such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

  •
  such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

  •
  we, or our paying agent, receive appropriate documentation establishing that the Non-U.S. Holder is not a U.S. person.

        A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the notes.

Sale or Other Taxable Disposition of the Notes

        Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding

        Backup withholding will not apply to interest payments made to a Non-U.S. Holder in respect of the notes if such Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such holder's non-U.S. status. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments.

        The payment of the proceeds from a Non-U.S. Holder's disposition of notes by or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from a Non-U.S. Holder's disposition of a note by or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that has certain contacts with the United States, will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the Non-U.S. Holder establishes an exemption. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

        Neither information reporting nor backup withholding will apply to a payment of the proceeds of a Non-U.S. Holder's disposition of notes by or through a non-U.S. office of a non-U.S. broker that does not have certain contacts with the United States.

        Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability or may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                         , 2006, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of TD Group for fiscal years 2005 and 2004 and the related financial statement schedule appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of (i) TD Group for the period from July 8, 2003 (date of formation of TD Group) through September 30, 2003 and (ii) TransDigm Holdings for the period from October 1, 2002 through July 22, 2003 (date of merger of TD Acquisition Corporation with and into TransDigm Holdings) included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (the report on the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of TD Group expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 123, "Accounting for Stock-Based Compensation") and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

        On March 1, 2004, the Company, upon recommendation by its audit committee and approval by our Board of Directors, dismissed Deloitte & Touche LLP, or D&T, as its independent auditors. D&T's reports on the consolidated financial statements of TD Group and TransDigm Holdings for the periods ended September 30, 2003 and July 22, 2003, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the periods ended September 30, 2003 and July 22, 2003, respectively, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which if not resolved would have caused D&T to make reference to the subject matter of the disagreement in its report.

        On March 1, 2004, the Company, upon recommendation by its audit committee and approval by our Board of Directors, engaged Ernst & Young LLP as the Company's principal independent accountants to audit the financial statements of the Company for fiscal year 2004.

WHERE YOU CAN FIND MORE INFORMATION

        TD Group is subject to the periodic reporting and other informational requirements of the Exchange Act. In addition, under the terms of the Indenture, we have agreed that whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, we, or our parent, will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Notwithstanding the above, under the terms of the Indenture, subject to certain exceptions, if either TransDigm Inc. or TD Group is acquired by an entity that has received an investment grade rating from both Moody's Investors Service, Inc. and Standard & Poor's and that files current and periodic reports with the SEC, the requirements in the Indenture that either TransDigm Inc. or TD Group file current and periodic reports with the SEC will be suspended. See "Description of the Exchange Notes—Certain Covenants."

        A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
TRANSDIGM GROUP INCORPORATED

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at July 1, 2006 and September 30, 2005	F-2
Condensed Consolidated Statements of Operations for the Thirty-Nine Week Periods Ended July 1, 2006 and July 2, 2005	F-3
Condensed Consolidated Statement of Changes in Stockholders' Equity for the Thirty-Nine Week Period Ended July 1, 2006	F-4
Condensed Consolidated Statements of Cash Flows for the Thirty-Nine Week Periods Ended July 1, 2006 and July 2, 2005	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements
Reports of Independent Registered Public Accounting Firms	F-23
Consolidated Financial Statements:
Consolidated Balance Sheets at September 30, 2005 and 2004	F-26
Consolidated Statements of Operations for the Years Ended September 30, 2005 and 2004, the Period From July 8, 2003 (Date of Formation) Through September 30, 2003 and the Period From October 1, 2002 Through July 22, 2003 (Predecessor)	F-27
Consolidated Statements of Changes in Stockholders Equity/(Deficiency) for Years Ended September 30, 2005 and 2004, the Period From July 8, 2003 (Date of Formation) Through September 30, 2003 and the Period From October 1, 2002 Through July 22, 2003 (Predecessor)	F-28
Consolidated Statements of Cash Flows for Years Ended September 30, 2005 and 2004, the Period From July 8, 2003 (Date of Formation) Through September 30, 2003 and the Period From October 1, 2002 Through July 22, 2003 (Predecessor)	F-30
Notes to Consolidated Financial Statements	F-31

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 1, 2006	September 30, 2005
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,091	$104,221
Trade accounts receivable—Net	64,084	63,554
Income taxes receivable	22,642	—
Inventories	87,920	76,077
Deferred income taxes	13,752	12,746
Prepaid expenses and other	2,597	1,748

Total current assets	213,086	258,346
PROPERTY, PLANT AND EQUIPMENT—Net	63,833	63,624
GOODWILL	878,155	855,684
TRADEMARKS AND TRADE NAMES	125,497	125,497
OTHER INTANGIBLE ASSETS—Net	99,790	104,454
DEBT ISSUE COSTS—Net	14,332	19,340
OTHER	831	803

TOTAL ASSETS	$1,395,524	$1,427,748

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$330	$2,943
Accounts payable	18,972	16,419
Accrued liabilities	17,909	120,425

Total current liabilities	37,211	139,787
LONG-TERM DEBT—Less current portion	925,000	886,903
DEFERRED INCOME TAXES	81,623	64,950
OTHER NON-CURRENT LIABILITIES	4,935	3,001

Total liabilities	1,048,769	1,094,641

STOCKHOLDERS' EQUITY:
Common stock—$.01 par value; authorized 224,400,000 shares; issued 44,599,540 and 44,201,628 at July 1, 2006 and September 30, 2005, respectively	446	442
Additional paid-in capital	294,811	290,451
Retained earnings	52,445	42,550
Accumulated other comprehensive loss	(947)	(336)

Total stockholders' equity	346,755	333,107

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,395,524	$1,427,748

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Thirty-Nine Week Periods Ended
	July 1, 2006	July 2, 2005
NET SALES	$319,272	$269,289
COST OF SALES	156,445	136,866

GROSS PROFIT	162,827	132,423
OPERATING EXPENSES:
Selling and administrative	37,059	27,841
Amortization of intangibles	4,681	5,836
Refinancing costs	48,456	—

Total operating expenses	90,196	33,677

INCOME FROM OPERATIONS	72,631	98,746
INTEREST EXPENSE—Net	58,686	59,228

INCOME BEFORE INCOME TAXES	13,945	39,518
INCOME TAX PROVISION	4,050	14,858

NET INCOME	$9,895	$24,660

Net earnings per share:
Basic earnings per share	$0.22	$0.56
Diluted earnings per share	$0.21	$0.53
Weighted-average shares outstanding:
Basic	44,344	44,202
Diluted	47,285	46,408

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THIRTY-NINE WEEK PERIOD ENDED JULY 1, 2006
(Amounts in thousands, except share data)
(Unaudited)

	Common Stock
					Accumulated Other Comprehensive Loss
	Number of Shares	Par Value	Additional Paid-In Capital	Retained Earnings		Total
BALANCE, October 1, 2005	44,201,628	$442	$290,451	$42,550	$(336)	$333,107
Compensation expense recognized for employee stock options	—	—	1,446	—	—	1,446
Income tax benefit from exercise of stock options	—	—	1,820	—	—	1,820
Exercise of employee stock options	395,542	4	1,089	—	—	1,093
Restricted stock amortization	2,370	—	5	—	—	5
Comprehensive income—Net income	—	—	—	9,895	—	9,895
Interest rate swap	—	—	—	—	(617)	(617)
Other comprehensive income	—	—	—	—	6	6

Comprehensive income						9,284

BALANCE, JULY 1, 2006	44,599,540	$446	$294,811	$52,445	$(947)	$346,755

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Thirty-Nine Week Periods Ended
	July 1, 2006	July 2, 2005
OPERATING ACTIVITIES:
Net income	$9,895	$24,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,281	6,667
Amortization of intangibles	4,681	5,836
Amortization/write-off of debt issue costs	26,130	2,858
Noncash stock option and deferred compensation costs	1,446	520
Premium paid to redeem 8 3/8% senior subordinated notes	25,611	—
Changes in assets/liabilities, net of effects from acquisition of businesses:
Accounts receivable	995	(8,932)
Inventories	(9,217)	(3,090)
Other assets	(10,128)	1,196
Accounts payable	2,001	2,129
Accrued and other liabilities	(10,834)	3,410
Deferred compensation liability	(28,447)	4,337
Interest on unsecured promissory notes	(59,206)	21,380

Net cash (used in) provided by operating activities	(39,792)	60,971

INVESTING ACTIVITIES:
Capital expenditures	(5,567)	(5,520)
Acquisition of businesses	(27,157)	(63,082)
Purchase of marketable securities	—	(65,320)
Sales and maturity of marketable securities	—	68,355

Net cash used in investing activities	(32,724)	(65,567)

FINANCING ACTIVITIES:
Proceeds from 7 3/4% senior subordinated notes—net of fees	269,381	—
Proceeds from new senior secured credit facilities—net of fees	641,287	—
Repayment of amounts borrowed under the former credit facility	(289,849)	(2,206)
Repayment of 8 3/8% senior subordinated notes	(425,281)	—
Repayment of TD Group loan facility	(200,000)	—
Payoff of unsecured promissory notes	(199,997)	—
Proceeds from of TD Group loan facility—net of fees	193,752	—
Payment of license obligation	—	(1,500)
Proceeds from exercise of stock options	1,093	—

Net cash used in financing activities	(9,614)	(3,706)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(82,130)	(8,302)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	104,221	48,498

CASH AND CASH EQUIVALENTS, END OF PERIOD	$22,091	$40,196

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$124,995	$27,608

Cash paid during the period for income taxes	$12,741	$15,556

See notes to condensed consolidated financial statements.

TRANSDIGM GROUP INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THIRTY-NINE WEEK PERIODS ENDED JULY 1, 2006 AND JULY 2, 2005

(UNAUDITED)

1.    DESCRIPTION OF THE BUSINESS, INITIAL PUBLIC OFFERING AND MERGER

        Description of the Business—On January 19, 2006 TD Holding Corporation changed its legal name to TransDigm Group Incorporated ("TD Group"). This change was effected to ensure that investors recognize that TD Group is the ultimate owner of the TransDigm group of operating companies, as the TransDigm name is recognized in the industry in which TD Group's subsidiaries operate. TD Group, through its wholly-owned subsidiary, TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. TransDigm Inc., which includes the AeroControlex and Adel Wiggins Groups, along with its wholly-owned operating subsidiaries, MarathonNorco Aerospace, Inc., Adams Rite Aerospace, Inc., Champion Aerospace Inc., Avionic Instruments, Inc., Skurka Aerospace Inc. and Sweeney Engineering Corp. (collectively, with TD Group, the "Company" or "TransDigm") offers a broad range of proprietary aerospace components. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold open rods and locking devices, engineered connectors, engineered latches, cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

        TransDigm Holding Company ("TransDigm Holdings") was a wholly-owned subsidiary of TD Group and merged into TransDigm Inc. on June 26, 2006.

        TD Group was incorporated on July 8, 2003 by outside investors to acquire control of TransDigm Holdings through the Merger described below and had no operations prior to the Merger. TD Group has no material assets or operations other than its 100% ownership of TransDigm Inc.

        Initial Public Offering—On March 20, 2006, TD Group completed an initial public offering ("IPO") of its common stock (see Note 12). As a result of the IPO, TD Group's common stock is publicly traded on the New York Stock Exchange under the ticker symbol "TDG".

        On March 14, 2006, TD Group effected a 149.6 for 1 stock split and, in conjunction therewith, amended and restated its certificate of incorporation to increase the number of authorized shares of common stock and preferred stock. All common share and per common share amounts in these condensed consolidated financial statements prior to March 14, 2006 have been retroactively adjusted for all periods presented to give effect to the stock split, including reclassifying an amount equal to the increase in par value from additional paid-in capital to common stock.

        Merger—On July 22, 2003, an entity formed by Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") merged with and into TransDigm Holdings, with TransDigm Holdings continuing as the surviving corporation as a wholly-owned subsidiary of a newly formed corporation controlled by Warburg Pincus, TD Group (the "Merger").

2.    UNAUDITED INTERIM FINANCIAL INFORMATION

        The financial information included herein is unaudited; however, the information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the interim periods presented. These financial statements and notes should be read in conjunction with the financial statements and related notes for the year ended September 30, 2005 included in this prospectus. The September 30, 2005 condensed consolidated balance sheet was derived from the TD Group's audited financial statements. The results of operations for the thirteen and thirty-nine week periods ended July 1, 2006 are not necessarily indicative of the results to be expected for the full year.

3.    NEW ACCOUNTING STANDARDS

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 prescribes the minimum accounting and disclosure requirements of uncertain tax positions. FIN 48 also provides guidance on the derecognition, measurement, classification, interest and penalties, and transition of uncertain tax positions. FIN 48 is effective for fiscal periods after December 15, 2006. The Company is currently analyzing the expected impact of adoption of FIN 48 on its financial statements.

        During December 2004, the FASB issued Statement No. 123 (R), Share Based Payment ("SFAS 123(R)"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company anticipates adopting this pronouncement effective October 1, 2006. The Company anticipates that the adoption of this pronouncement will not have a material impact on its consolidated financial position or results of operations.

4.    ACQUISITIONS

        Sweeney—On June 12, 2006, TransDigm Inc. acquired all of the outstanding capital stock of Sweeney Engineering Corp. ("Sweeney") for $25.9 million in cash, subject to adjustment based on the level of working capital as of the closing of the acquisition. Sweeney designs and manufactures specialized aerospace valving used primarily in fuel, environmental control, and de-icing applications. The products are used on defense and commercial aircraft applications. Sweeney's product characteristics and market position fit well with TransDigm's overall direction. The acquired business will be consolidated into AeroControlex's existing business in Painesville, Ohio. The Company expects that the $21.4 million of goodwill recognized for the acquisition will not be deductible for tax purposes.

        Motor Product Line—On June 30, 2005, TransDigm Inc., through its wholly-owned Skurka Aerospace Inc. subsidiary, acquired an aerospace motor product line from Eaton Corporation for $9.6 million in cash. The Eaton business has been a long-time supplier of aerospace motors and related products. The motor products are used on a range of commercial aircraft, as well as military programs. The product line's proprietary products, market position, and aftermarket content fit well with TransDigm's overall direction. The acquired business was consolidated into Skurka's existing aerospace motor business in Camarillo, California. The Company expects that the $4.8 million of goodwill recognized for the acquisition will be deductible for income tax purposes.

        Fluid Regulators—On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators Corporation, a wholly-owned subsidiary of Esterline Technologies

Corporation, for $23.5 million in cash, net of a purchase price adjustment of $0.5 million received in April 2005. Fluid Regulators designs and manufactures highly engineered flight control and pressure valves used in hydraulic, fuel, lubrication and related applications. The products are used on a wide range of commercial and regional aircraft as well as many corporate and military aircraft. Fluid Regulator's product characteristics and market position fit well with TransDigm's overall direction. Fluid Regulators was merged into TransDigm Inc. on September 30, 2005. The Company expects that the $15.7 million in goodwill recognized in accounting for the acquisition will not be deductible for income tax purposes.

        Skurka—On December 31, 2004, TransDigm Inc., through its wholly-owned Skurka Aerospace Inc. subsidiary, acquired certain assets and assumed certain liabilities of Skurka Engineering Company ("Skurka") for $30.7 million in cash. Skurka designs and manufactures engineered aerospace components, primarily AC/DC electric motors and transducers. The products are used on a wide range of commercial and military aircraft, ships and ground vehicles. Skurka's product characteristics and market position fit well with TransDigm's overall direction. The Company expects that the $20.7 million of goodwill recognized in accounting for the acquisition will be deductible for income tax purposes.

        The Company accounted for the acquisitions of Sweeney, Skurka, Fluid Regulators and the motor product line (collectively, the "Acquisitions") as purchases and included the results of operations of the Acquisitions in its consolidated financial statements from the effective date of each acquisition. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets of Sweeney; thus, the values attributed to acquired assets in the consolidated financial statements are subject to adjustment. Proforma net sales and results of operations for the Acquisitions, had the Acquisitions occurred at the beginning of the thirteen and thirty-nine week periods ended July 1, 2006, are not significant and, accordingly, are not provided.

5.    INVENTORIES

        Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Inventories consist of the following (in thousands):

	July 1, 2006	September 30, 2005
Work-in-progress and finished goods	$47,580	$40,234
Raw materials and purchased component parts	47,496	42,581

Total	95,076	82,815
Reserve for excess and obsolete inventory	(7,156)	(6,738)

Inventories—net	$87,920	$76,077

6.    INTANGIBLE ASSETS

        Intangible assets subject to amortization consist of the following (in thousands):

	July 1, 2006
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$90,786	$11,621	$79,165
License agreement	9,373	1,547	7,826
Trade secrets	11,772	1,560	10,212
Patented technology	1,515	529	986
Order backlog	9,245	9,243	2
Other	1,827	228	1,599

Total	$124,518	$24,728	$99,790

	September 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$90,786	$8,488	$82,298
License agreement	9,373	1,150	8,223
Trade secrets	11,772	1,159	10,613
Patented technology	1,498	387	1,111
Order backlog	9,245	8,807	438
Other	1,827	56	1,771

Total	$124,501	$20,047	$104,454

        The total carrying amount of identifiable intangible assets not subject to amortization consists of $125.5 million of trademarks and trade names at both July 1, 2006 and September 30, 2005.

        The aggregate amortization expense on identifiable intangible assets for the thirteen and thirty-nine weeks ended July 1, 2006 and July 2, 2005 was approximately $1.4 million, $4.7 million, $2.1 million, and $5.8 million, respectively. The estimated amortization expense for fiscal 2006 is $6.1 million and for each of the five succeeding years 2007 through 2011 is $5.7 million, $5.7 million, $5.5 million, $5.5 million and $5.5 million, respectively.

        The following is a summary of changes to the carrying value of goodwill from September 30, 2005 through July 1, 2006 (in thousands):

Balance, September 30, 2005	$855,684
Additional goodwill recognized in accounting for the Acquisitions	22,471

Balance, July 1, 2006	$878,155

7.    PRODUCT WARRANTY

        The Company provides limited warranties in connection with the sale of its products. The warranty period for products sold varies among the Company's operations, ranging from 90 days to five years; however, the warranty period for the majority of the Company's sales generally does not exceed one year. A provision for the estimated cost to repair or replace the products is recorded at the time of sale and periodically adjusted to reflect actual experience.

        The following table presents a reconciliation of changes in the product warranty liability for the periods indicated below (in thousands):

	Thirty-Nine Weeks Ended
	July 1, 2006	July 2, 2005
Liability balance at beginning of period	$2,789	$2,829
Accruals for warranties issued	1,055	982
Warranty claims settled	(1,439)	(1,151)
Acquisitions	—	435

Liability balance at end of period	$2,405	$3,095

8.    DEBT

        On June 23, 2006 TransDigm completed a refinancing of its entire debt structure. The Company's results of operations for the period ended July 1, 2006 include a one-time charge of $48.5 million which consisted of the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million and the write-off of debt issue costs associated with the former senior credit facility, the 8 3/8% Senior Subordinated Notes and the TD Group Loan Facility (as defined below) of $22.9 million.

        A summary of the Company's long-term debt at July 1, 2006 and September 30, 2005 consisted of the following (in thousands):

	July 1, 2006	September 30, 2005
Term loans	$650,000	$289,849
7 3/4% Senior Subordinated Notes due 2014	275,000	—
8 3/8% Senior Subordinated Notes due 2011	330	400,000
12% Senior Unsecured Promissory Notes due 2008	—	199,997
TD Group Loan Facility	—	—

Total debt	925,330	889,846
Current maturities	(330)	(2,943)

Long-term portion	$925,000	$886,903

        Revolving Credit Facility and Term Loans—In connection with the refinancing, all of TransDigm Inc.'s borrowings (term loans) under the former senior secured credit facility were repaid and a new senior secured credit facility was obtained. TransDigm Inc.'s new senior secured credit facility ("New Senior Secured Credit Facility") totals $800 million, which consists of (1) a $150 million revolving credit line maturing in June 2012 and (2) a $650 million term loan facility maturing in June 2013. At July 1, 2006, the Company had $1.2 million of letters of credit outstanding and $148.8 million of borrowings available under the New Senior Secured Credit Facility.

        The interest rates per annum applicable to the loans under the New Senior Secured Credit Facility are equal to either an alternate base rate or an adjusted LIBO rate for one, two, three, or six-month (or to the extent available to each lender, nine or twelve month) interest periods chosen by TransDigm Inc. in each case, plus an applicable margin percentage. The alternate base rate is the greater of (1) Credit Suisse First Boston's prime rate or (2) 50 basis points over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan as adjusted for the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve. The applicable margin percentage is a percentage per annum equal to (1) 1.00% for alternate base rate term loans, (2) 2.00% for adjusted LIBO rate term loans, and (3) in the case of alternate base rate revolving loans and adjusted LIBO rate revolving loans, a percentage which varies based on the consolidated leverage ratio of TransDigm Inc. as of the relevant date of determination. The interest rate on the New Senior Secured Credit Facility at July 1, 2006 was 7.45%.

        The New Senior Secured Credit Facility is subject to mandatory prepayments of term loans based on certain percentages of excess cash flows, as defined, commencing 90 days after the end of fiscal 2007, subject to exceptions. In addition, subject to exceptions (including in respect of reinvestment in productive assets), TransDigm Inc. will be required to offer to prepay the loans outstanding under the term loan facility at 100% of the principal amount thereof, plus accrued and unpaid interest, with the net proceeds of certain asset sales.

        The New Senior Secured Credit Facility is guaranteed by TD Group and all of TransDigm Inc.'s current and future domestic restricted subsidiaries (other than immaterial subsidiaries), and is secured by a first priority security interest in substantially all of the existing and future property and assets, including inventory, equipment, general intangibles, intellectual property, investment property and other personal property (but excluding leasehold interests, deposit accounts and certain other assets) of TransDigm Inc. and all of TransDigm Inc.'s existing and future domestic restricted subsidiaries (other than immaterial subsidiaries), and a first priority pledge of the capital stock of TransDigm Inc. and TransDigm Inc.'s subsidiaries (other than foreign subsidiaries) and 65% of the voting capital stock of TransDigm Inc.'s foreign subsidiaries.

        The agreement also contains a number of restrictive covenants restricting or limiting the ability of TD Group, TransDigm Inc. and TransDigm Inc.'s direct and indirect restricted subsidiaries to, among other things, incur or guarantee additional indebtedness or issue preferred stock, pay distributions on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt, make investments, sell assets, enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us, incur liens, consolidate, merge or transfer all or substantially all of our assets, engage in transactions with affiliates, create unrestricted subsidiaries, and engage in certain business activities. Such negative covenants are subject to certain exceptions. The negative covenants are substantially identical to the corresponding negative covenants of the 7 3/4% Senior Subordinated Notes. In addition, the New Senior Secured Credit Facility includes a financial maintenance covenant requiring that TransDigm comply, on a pro forma basis, with a consolidated secured debt ratio test. Such covenant, however, inures only to the benefit of the revolving lenders. TransDigm is in compliance with all of the covenants contained in the New Senior Secured Credit Facility.

        Interest Rate Swap—In connection with the refinancing, TransDigm Inc. entered into an interest rate swap agreement with a financial institution to eliminate the variability of cash flows in interest payments on a portion of its new variable rate debt. The notional amount of the swap contract was $187 million, and will decrease to $170 million on September 23, 2007, and to $150 million on September 23, 2008. The interest rate swap effectively converts the variable rate interest on the notional amount of the New Senior Secured Credit Facility to a fixed rate of 5.63% plus the 2% margin percentage, over the term of the agreement.

        The interest rate swap qualifies as an effective cash flow hedge under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". Accordingly, changes in the fair value of the interest rate swap are recorded as other comprehensive income. The fair value of the interest rate swap as quoted by the financial institution, (the amount that TransDigm Inc. would pay to terminate the interest rate swap agreement) was $617,000 and is recorded in other-non current liabilities and other comprehensive income at July 1, 2006.

        Senior Subordinated Notes—In connection with the refinancing, $399.7 million of TransDigm Inc.'s 8 3/8% Senior Subordinated Notes due July 15, 2011 were repaid, the remaining $0.3 million will be redeemed in August 2006 and $275 million of new 7 3/4% Senior Subordinated Notes due July 15, 2014 (the "Notes") were issued. The Notes are unsecured obligations of TransDigm Inc. ranking subordinate to TransDigm Inc.'s senior debt, as defined in the indenture governing the Notes. Interest under the Notes is payable semi-annually.

        The Notes are redeemable by TransDigm after July 15, 2009, in whole or in part, at specified redemption prices, which decline from 105.813% to 100% over the remaining term of the Notes. Prior to July 15, 2009, TransDigm may redeem specified percentages of the Notes from the proceeds of equity offerings at a redemption price of 107.75%. If a change in control of the Company occurs, the holders of the Notes will have the right to demand that TransDigm Inc. redeem the Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest. The Notes contain many of the same restrictive covenants included in the New Senior Secured Credit Facility. TransDigm is in compliance with all of the covenants contained in the Notes.

        TD Group Loan Facility—On November 10, 2005, TD Group closed on a $200 million loan facility (the "TD Group Loan Facility"). TD Group used the net proceeds from the TD Group Loan Facility of approximately $193.8 million, together with substantially all of the proceeds received from a dividend payment from TransDigm Holdings to prepay the entire outstanding principal amount and all accrued and unpaid interest on its former 12% senior unsecured promissory notes totaling approximately

$262.7 million (see Note 11). In connection with the refinancing, the entire $200 million TD Group Loan Facility was repaid.

9.    RETIREMENT PLANS

        Defined Benefit Pension Plans—The Company has two non-contributory defined benefit pension plans, which together cover certain union employees. The plans provide benefits of stated amounts for each year of service. The Company's funding policy is to contribute actuarially determined amounts allowable under Internal Revenue Service regulations. The plans' assets consist primarily of guaranteed investment contracts with an insurance company.

        The components of net periodic benefit cost are detailed below (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Service cost	$23	$21	$69	$63
Interest cost	107	96	321	288
Expected return on plan assets	(65)	(67)	(195)	(201)
Net amortization and deferral	6	8	18	24

	$71	$58	$213	$174

        Deferred Compensation Plans—Certain management personnel of the Company participated in one or both of two deferred compensation plans of TD Group that were established in connection with the Merger. On November 10, 2005 and December 16, 2005, the Board of Directors of TD Group approved the termination of these deferred compensation plans. TD Group adopted the TD Holding Corporation 2005 New Management Deferred Compensation Plan (the "New Management Deferred Compensation Plan") in December 2005 in connection with certain new requirements under Section 409A of the Internal Revenue Code of 1986, as amended. The New Management Deferred Compensation Plan is for the benefit of certain management personnel of the Company who were granted new management options under the TD Group 2003 stock option plan. The New Management Deferred Compensation Plan provides that a participant's deferred compensation account is fully distributable upon the earlier of: December 31, 2008 or a Change in Control (as defined in the plan). On December 16, 2005, TD Group's Board of Directors approved contributions of $6.2 million, in the aggregate, to participant account balances under the New Management Deferred Compensation Plan. The cost of the plans totaled $1.5 million and $4.3 million for the thirty-nine week periods ended July 1, 2006 and July 2, 2005, respectively. The amount recognized during the thirty-nine week period ended July 1, 2006 includes a reversal of previously recorded charges of $3.8 million resulting from the termination of the two deferred compensation plans of TD Group discussed above. The obligations under the New Management Deferred Compensation Plan represent obligations of TD Group and are not guaranteed by TransDigm Inc. or any of its subsidiaries.

10.    INCOME TAXES

        At the end of each reporting period, the Company makes an estimate of its annual effective income tax rate. The estimate used in the year-to-date period may change in subsequent periods. The Company recorded an income tax benefit of $10.4 million in the thirteen week period ended July 1, 2006 compared to an income tax provision of $5.9 million in the prior year period. The effective tax rate for the thirteen week period ended July 1, 2006 was 43.9% compared to 38.4% for the comparable period in the prior year. The higher effective tax rate on the operating loss was primarily due to the adoption of a change in Texas tax law enacted in May 2006 resulting in a cumulative write-off of net deferred tax liabilities and a corresponding income tax benefit of $1.5 million, or 6.5% of the loss before income taxes, recorded in the quarter ended July 1, 2006.

        The effective tax rate for the thirty-nine week period ended July 1, 2006 was 29.0% compared to 37.6% for the comparable period in the prior year. The Company recorded an income tax provision of $4.1 million in the thirty-nine week period ended July 1, 2006 compared to an income tax provision of $14.9 million in the prior year period. The lower effective tax rate on income before income taxes was primarily due to the adoption of a change in Texas tax law enacted in May 2006 resulting in a cumulative write-off of net deferred tax liabilities and a corresponding income tax benefit of $1.5 million, or 11.1% of the income before income taxes, recorded in the thirty-nine week period ended July 1, 2006. Partially offsetting the decrease from the change in Texas tax law was the change in the federal extraterritorial law which phases out the foreign sales deduction by 2007 and an increase in state and local tax expense as a percentage of income before income taxes.

11.    DIVIDEND AND BONUS PAYMENTS

        On November 10, 2005, in connection with the closing of the TD Group Loan Facility (see Note 8), TransDigm Inc. paid a cash dividend to TransDigm Holdings and made bonus payments to certain members of TransDigm's management. The aggregate amount of the cash dividend and bonus payments made by TransDigm Inc. was approximately $104 million. TransDigm Holdings used all of the proceeds received by it from the payment of the cash dividend from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.8 million together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes that were issued by it in connection with the Merger in July 2003, with all such payments totaling approximately $262.7 million, (ii) make a distribution to participants under the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan (the "Rollover Deferred Compensation Plan") of their vested deferred compensation account balances, with all such distributions totaling approximately $23.0 million, and (iii) make a distribution to participants under the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan (the "Management Deferred Compensation Plan") of their vested and a portion of their unvested deferred compensation account balances, with all such distributions totaling approximately $3.0 million. In connection with the distributions under the Rollover Deferred Compensation Plan and the Management Deferred Compensation Plan, the Board of Directors of TD Group approved the termination of the Rollover Deferred Compensation Plan and the Management Deferred

Compensation Plan, with such terminations becoming effective on November 10, 2005 and December 16, 2005, respectively.

        The approximately $6.2 million in aggregate bonuses were allocated to each employee receiving a bonus based on the aggregate number of shares of the Company's common stock underlying rollover options and new management options granted to all employees receiving a bonus.

12.    CAPITAL STOCK

        Authorized capital stock of TD Group consists of 224,400,000 shares of $.01 par value common stock and 149,600,000 shares of $.01 par value preferred stock.

        On December 19, 2005, TD Group filed a registration statement on Form S-1 with the SEC for its proposed IPO in connection with the sale by certain selling stockholders of TD Group's common stock. The registration statement was declared effective by the Securities and Exchange Commission on March 14, 2006. The number of shares offered by the selling stockholders was 10,954,570. The selling stockholders also granted the underwriters a 30-day option to purchase up to 1,643,186 additional shares to cover any over-allotments. The underwriters' over-allotment option was exercised on March 15, 2006. The proceeds from the sale of shares of TD Group's common stock sold in the IPO were solely for the account of the selling stockholders. TD Group did not receive any proceeds from the sale of shares by the selling stockholders.

13.    EARNINGS PER SHARE CALCULATION

        The following table sets forth the computation of basic and diluted earnings per share:

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 1, 2006	July 2, 2005	July 2, 2006	July 2, 2005
	(in thousands, except per share data)
Basic Earnings Per Share Computation:
Net income	$(13,363)	$9,529	$9,895	$24,660

Weighted-average shares outstanding	44,578	44,202	44,344	44,202

Basic earnings per share	$(0.30)	$0.22	$0.22	$0.56

Diluted Earnings Per Share Computation:
Net income	$(13,363)	$9,529	$9,895	$24,660

Weighted-average shares outstanding	44,578	44,202	44,344	44,202
Effect of dilutive options outstanding(1)	—	2,238	2,941	2,206

Total weighted-average shares outstanding	44,578	46,440	47,285	46,408

Diluted earnings per share	$(0.30)	$0.21	$0.21	$0.53

(1)
Stock options and restricted stock totaling 5.6 million and 0.1 million outstanding at July 1, 2006 were excluded from the diluted earnings per share computation for the thirteen and thirty-nine week periods ended July 1, 2006, respectively, due to the anti-dilutive effect of such options and restricted stock.

14.    SUPPLEMENTAL GUARANTOR INFORMATION

        TransDigm Inc.'s 7 3/4% Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several and senior subordinated basis by TD Group and all direct and indirect subsidiaries of TransDigm Inc. (other than one wholly-owned, non-guarantor subsidiary that has minor assets, liabilities and equity) on a senior subordinated basis. The following supplemental consolidating condensed financial information presents the balance sheets of the Company as of July 1, 2006 and September 30, 2005 and its statements of income and cash flows for the thirty-nine weeks ended July 1, 2006 and July 2, 2005.

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF JULY 1, 2006
(Amounts in thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,664	$21,215	$(1,788)	$—	$22,091
Trade accounts receivable—Net	—	28,483	35,601	—	64,084
Income taxes receivable	—	22,642	—	—	22,642
Inventories	—	30,765	57,155	—	87,920
Deferred income taxes	—	13,752	—	—	13,752
Prepaid expenses and other	(1,724)	3,010	1,311	—	2,597

Total current assets	940	119,867	92,279	—	213,086
INVESTMENT IN SUBSIDIARIES AND INTERCOMPANY BALANCES	341,563	1,339,172	(19,665)	(1,661,070)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	25,886	37,947	—	63,833
GOODWILL	—	446,166	431,989	—	878,155
TRADEMARKS AND TRADE NAMES	—	52,997	72,500	—	125,497
OTHER INTANGIBLE ASSETS—Net	—	35,677	64,113	—	99,790
DEBT ISSUE COSTS—Net	—	14,332	—	—	14,332
OTHER	—	831	—	—	831

TOTAL ASSETS	$342,503	$2,034,928	$679,163	$(1,661,070)	$1,395,524

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$—	$330	$—	$—	$330
Accounts payable	—	11,302	7,670	—	18,972
Accrued liabilities	65	10,566	7,278	—	17,909

Total current liabilities	65	22,198	14,948	—	37,211
LONG-TERM DEBT—Less current portion	—	925,000	—	—	925,000
DEFERRED INCOME TAXES	(5,606)	87,229	—	—	81,623
OTHER NON-CURRENT LIABILITIES	1,289	2,646	1,000	—	4,935

Total liabilities	(4,252)	1,037,073	15,948	—	1,048,769

STOCKHOLDERS' EQUITY	346,755	997,855	663,215	(1,661,070)	346,755

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$342,503	$2,034,928	$679,163	$(1,661,070)	$1,395,524

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2005
(Amounts in thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$106,082	$(1,861)	$—	$104,221
Trade accounts receivable—Net	—	26,447	37,107	—	63,554
Inventories	—	24,673	51,404	—	76,077
Deferred income taxes	95	12,651	—	—	12,746
Prepaid expenses and other	—	564	1,184	—	1,748

Total current assets	95	170,417	87,834	—	258,346
INVESTMENTS IN SUBSIDIARIES AND INTERCOMPANY BALANCES	612,768	2,038,972	702,134	(3,353,874)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	24,844	38,780	—	63,624
GOODWILL	—	424,777	430,907	—	855,684
TRADEMARKS AND TRADE NAMES	—	52,997	72,500	—	125,497
OTHER INTANGIBLE ASSETS—Net	—	37,283	67,171	—	104,454
DEBT ISSUE COSTS—Net	—	19,340	—	—	19,340
OTHER	—	803	—	—	803

TOTAL ASSETS	$612,768	$2,769,433	$1,399,326	$(3,353,874)	$1,427,748

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$—	$2,943	$—	$—	$2,943
Accounts payable	—	9,093	7,326	—	16,419
Accrued liabilities	88,540	23,812	8,073	—	120,425

Total current liabilities	88,540	35,848	15,399	—	139,787
LONG-TERM DEBT—Less current portion	199,997	686,906	—	—	886,903
DEFERRED INCOME TAXES	(8,781)	73,731	—	—	64,950
OTHER NON-CURRENT LIABILITIES	—	2,001	1,000	—	3,001

Total liabilities	279,756	798,486	16,399	—	1,094,641

STOCKHOLDERS' EQUITY	333,107	1,970,947	1,382,927	(3,353,874)	333,107

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$612,863	$2,769,433	$1,399,326	$(3,353,874)	$1,427,748

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THIRTY-NINE WEEKS ENDED JULY 1, 2006
(Amounts in thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$133,763	$185,509	$—	$319,272
COST OF SALES	—	59,543	96,902	—	156,445

GROSS PROFIT	—	74,220	88,607	—	162,827
OPERATING EXPENSES:
Selling and administrative	2,650	19,971	14,438	—	37,059
Amortization of intangibles	—	1,630	3,051	—	4,681
Refinancing costs	5,531	42,925	—	—	48,456

Total operating expenses	8,181	64,526	17,489	—	90,196

INCOME FROM OPERATIONS	(8,181)	9,694	71,118	—	72,631
OTHER INCOME (EXPENSES):
Interest expense—Net	(16,564)	(35,852)	(6,270)	—	(58,686)
Equity in income of subsidiaries	28,085	46,043	—	(74,128)	—

INCOME BEFORE INCOME TAXES	3,340	19,885	64,848	(74,128)	13,945
INCOME TAX PROVISION (BENEFIT)	(6,555)	(8,200)	18,805	—	4,050

NET INCOME	$9,895	$28,085	$46,043	$(74,128)	$9,895

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THIRTY-NINE WEEKS ENDED JULY 2, 2005
(Amounts in thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$107,932	$161,357	$—	$269,289
COST OF SALES	—	48,656	88,210	—	136,866

GROSS PROFIT	—	59,276	73,147	—	132,423
OPERATING EXPENSES:
Selling and administrative	—	14,610	13,231	—	27,841
Amortization of intangibles	—	1,437	4,399	—	5,836

Total operating expenses	—	16,047	17,630	—	33,677

INCOME FROM OPERATIONS	—	43,229	55,517	—	98,746
OTHER INCOME (EXPENSES):
Interest expense—Net	(21,379)	(41,425)	3,576	—	(59,228)
Equity in income of subsidiaries	37,926	37,287	—	(75,213)	—

INCOME BEFORE INCOME TAXES	16,547	39,091	59,093	(75,213)	39,518
INCOME TAX PROVISION (BENEFIT)	(8,113)	1,165	21,806	—	14,858

NET INCOME	$24,660	$37,926	$37,287	$(75,213)	$24,660

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THIRTY-NINE WEEKS ENDED JULY 1, 2006
(Amounts in thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income	$9,895	$28,085	$46,043	$(74,128)	$9,895
Adjustments to reconcile net income to net cash (used in) provided by operating activities	(106,552)	(20,333)	3,070	74,128	(49,687)

Net cash (used in) provided by operating activities	(96,657)	7,752	49,113	—	(39,792)

INVESTING ACTIVITIES
Capital expenditures	—	(2,100)	(3,467)	—	(5,567)
Acquisition of businesses	—	(25,882)	(1,275)	—	(27,157)
Purchase of marketable securities	—	—	—	—	—
Sale and maturity of marketable securities	—	—	—	—	—

Net cash used in investing activities	—	(27,982)	(4,742)	—	(32,724)

FINANCING ACTIVITIES:
Changes in intercompany activities	298,228	(253,930)	(44,298)	—	—
Proceeds from 7 3/4% senior subordinated notes—net of fees		269,381			269,381
Proceeds from new senior secured credit facilities—net of fees		641,287			641,287
Repayment of amounts borrowed under the former credit facility	—	(289,849)	—	—	(289,849)
Repayment of 8 3/8% senior subordinated notes		(425,281)			(425,281)
Payment of license obligation	—	—	—	—	—
Payment of TD Group loan facility	(200,000)	—	—	—	(200,000)
Proceeds from exercise of stock options	1,093	—	—	—	1,093
Payoff of unsecured promissory notes		(199,997)			(199,997)
Proceeds from TD Group loan facility—net of fees	—	193,752	—	—	193,752

Net cash provided by (used in) financing activities	99,321	(64,637)	(44,298)	—	(9,614)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,664	(84,867)	73	—	(82,130)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	106,082	(1,861)	—	104,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,664	$21,215	$(1,788)	$—	$22,091

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THIRTY-NINE WEEKS ENDED JULY 2, 2005
(Amounts in thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income	$24,660	$37,926	$37,287	$(75,213)	$24,660
Adjustments to reconcile net income to net cash (used in) provided by operating activities	(24,660)	(15,124)	882	75,213	36,311

Net cash (used in) provided by operating activities	—	22,802	38,169	—	60,971

INVESTING ACTIVITIES
Purchase of marketable securities	—	(65,320)		—	(65,320)
Sales and maturity of marketable securities	—	68,355	—	—	68,355
Capital expenditures	—	(2,577)	(2,943)	—	(5,520)
Acquisition of new businesses	—	(63,082)	—	—	(63,082)

Net cash used in investing activities	—	(62,624)	(2,943)	—	(65,567)

FINANCING ACTIVITIES:
Changes in intercompany activities	—	34,182	(34,182)	—	—
Payment of amounts borrowed under former credit facility	—	(2,206)	—	—	(2,206)
Payment of license obligation	—	(1,500)	—	—	(1,500)

Net cash provided by (used in) financing activities	—	30,476	(34,182)	—	(3,706)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(9,346)	1,044	—	(8,302)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	50,148	(1,650)	—	48,498

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$40,802	$(606)	$—	$40,196

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
TransDigm Group Incorporated

        We have audited the accompanying consolidated balance sheet of TransDigm Group Incorporated and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders equity, and cash flows for each of the two years in the period ended September 30, 2005. Our audits also included the financial statement schedule for the years ended September 30, 2005 and 2004 included in Item 21. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransDigm Group Incorporated and subsidiaries at September 30, 2005 and September 30, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the years ended September 30, 2005 and 2004, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

Cleveland, Ohio
November 22, 2005
except for Note 22 and paragraphs 3 and 4 of Note 1, as to which the date is
June 19, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
TransDigm Group Incorporated (formerly, TD Holding Corporation)

        We have audited the accompanying consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of TransDigm Group Incorporated (formerly, TD Holding Corporation) and subsidiaries (the "Successor" and, together with its predecessor, TransDigm Holding Company, the "Company") for the period from July 8, 2003 (date of formation) through September 30, 2003. Our audit also included the financial statement schedule for the period from July 8, 2003 (date of formation) through September 30, 2003 listed in Item 21(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Successor for the period from July 8, 2003 (date of formation) through September 30, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements for the period from July 8, 2003 through September 30, 2003 taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 3 to the consolidated financial statements, effective July 23, 2003, the Company adopted a new method of accounting for stock options that had not been utilized by its predecessor, TransDigm Holding Company, prior to its merger with TD Acquisition Corporation, a subsidiary of TransDigm Group Incorporated.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
April 1, 2004 (June 19, 2006 as to Note 22 and as to the effects of the stock split described in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
TransDigm Holding Company

        We have audited the accompanying consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows of TransDigm Holding Company and subsidiaries (the "Predecessor" and, together with its successor, TransDigm Group Incorporated, formerly TD Holding Corporation, the "Company") for the period from October 1, 2002 through July 22, 2003 (date of merger with TransDigm Group Incorporated through TD Acquisition Corporation). Our audit also included the financial statement schedule for the period from October 1, 2002 through July 22, 2003 listed in Item 21(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Predecessor for the period from October 1, 2002 through July 22, 2003 (date of merger with TransDigm Group Incorporated through TD Acquisition Corporation) in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements for the period from October 1, 2002 through July 22, 2003 taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
December 19, 2003 (June 19, 2006 as to Note 22)

TRANSDIGM GROUP INCORPORATED
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2005 AND 2004

	Successor
	2005	2004
	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,221	$48,498
Marketable securities	—	50,601
Trade accounts receivable—Net	63,554	44,489
Inventories	76,077	64,385
Deferred income taxes	12,746	10,355
Prepaid expenses and other	1,748	1,851

Total current assets	258,346	220,179
PROPERTY, PLANT AND EQUIPMENT—Net	63,624	60,817
GOODWILL	855,684	812,460
TRADEMARKS AND TRADE NAMES	125,497	125,497
OTHER INTANGIBLE ASSETS—Net	104,454	103,101
DEBT ISSUE COSTS—Net	19,340	23,148
OTHER	803	710

TOTAL ASSETS	$1,427,748	$1,345,912

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$2,943	$4,431
Accounts payable	16,419	11,468
Accrued liabilities	120,425	24,895

Total current liabilities	139,787	40,794
LONG-TERM DEBT—Less current portion	886,903	889,845
DEFERRED INCOME TAXES	64,950	60,672
OTHER NON-CURRENT LIABILITIES	3,001	57,189

Total liabilities	1,094,641	1,048,500

STOCKHOLDERS EQUITY:
Common stock—$.01 par value; authorized 224,400,000 shares; issued 44,201,637 at September 30, 2005 and 2004, respectively	442	442
Preferred stock—$.01 par value; authorized 149,600,000 shares; issued 0 at September 30, 2005 and 2004, respectively	—	—
Additional paid-in capital	290,451	289,389
Retained earnings	42,550	7,863
Accumulated other comprehensive loss	(336)	(282)

Total stockholders equity	333,107	297,412

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$1,427,748	$1,345,912

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor
				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
	(Amounts in thousands, except per share data)
NET SALES	$374,253	$300,703	$52,083	$241,185
COST OF SALES (Including inventory purchase accounting charges of $1,493, $18,471, $12,038 and $855 for the periods ended September 30, 2005, September 30, 2004, September 30, 2003 and July 22, 2003, respectively)	189,983	164,198	40,399	126,516

GROSS PROFIT	184,270	136,505	11,684	114,669
OPERATING EXPENSES:
Selling and administrative	38,943	31,201	5,205	20,167
Amortization of intangibles	7,747	10,325	1,975	945
Merger expenses	—	—	—	176,003

Total operating expenses	46,690	41,526	7,180	197,115

INCOME (LOSS) FROM OPERATIONS	137,580	94,979	4,504	(82,446)
INTEREST EXPENSE—Net	80,266	74,675	14,233	28,224

INCOME (LOSS) BEFORE INCOME TAXES	57,314	20,304	(9,729)	(110,670)
INCOME TAX PROVISION (BENEFIT)	22,627	6,682	(3,970)	(40,701)

NET INCOME (LOSS)	$34,687	$13,622	$(5,759)	$(69,969)

Net earnings (loss) per share:
Basic earnings (loss) per share	$0.78	$0.31	$(0.13)	$(606.38)
Diluted earnings (loss) per share	$0.75	$0.29	$(0.13)	$(606.38)

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY)
Predecessor for the period from October 1, 2002 through July 22, 2003

	Common Stock	Additional Paid-In Capital	Warrant	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	(Amounts in thousands)
BALANCE—October 1, 2002	$1	$102,079	$1,934	$(180,506)	$(664)	$(77,156)
Comprehensive loss:
Net loss	—	—	—	(69,969)	—	(69,969)
Other comprehensive loss	—	—	—	—	(173)	(173)
Comprehensive loss						(70,142)
Cumulative redeemable preferred stock:
Dividends accrued	—	—	—	(2,443)	—	(2,443)
Accretion for original issuance discount	—	—	—	(226)	—	(226)
Adjustment of redeemable common stock	—	—	—	(2,743)	—	(2,743)
Elimination of historical stockholders deficiency in connection with the Merger	(1)	(102,079)	(1,934)	255,887	837	152,710
Equity contribution from TD Group:
Cash investment	—	471,300	—	—	—	471,300
Rollover equity investment	—	35,698	—	—	—	35,698

BALANCE—July 22, 2003	$—	$506,998	$—	$—	$—	$506,998

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY)
Successor for the years ended September 30, 2005 and 2004 and the period from July 8, 2003 (Date of Formation) through September 30, 2003

	Common Stock	Additional Paid Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	(Amounts in thousands)
BALANCE—July 8, 2003 (Date of Formation)	$—	$—	$—	$—	$—
Equity contributions:
Cash investment	442	270,861	—	—	271,303
Rollover equity investment	—	17,937	—	—	17,937
Compensation expense recognized for employee stock options	—	104	—	—	104
Comprehensive loss:
Net loss	—	—	(5,759)	—	(5,759)
Other comprehensive loss	—	—	—	(103)	(103)
Comprehensive loss					(5,862)
Proceeds from exercise of stock options	—	69	—	—	69

BALANCE—September 30, 2003	442	288,971	(5,759)	(103)	283,551
Compensation expense recognized for employee stock options	—	633	—	—	633
Comprehensive income:
Net income	—	—	13,622	—	13,622
Other comprehensive loss	—	—	—	(179)	(179)
Comprehensive income					13,443
Purchase of common stock	—	(239)	—	—	(239)
Proceeds from exercise of stock options	—	24	—	—	24

BALANCE—September 30, 2004	442	289,389	7,863	(282)	297,412
Compensation expense recognized for employee stock options	—	1,062	—	—	1,062
Comprehensive income:
Net income	—	—	34,687	—	34,687
Other comprehensive loss	—	—	—	(54)	(54)
Comprehensive income					34,633

BALANCE—September 30, 2005	$442	$290,451	$42,550	$(336)	$333,107

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor			Predecessor
	Year Ended September 30, 2005	Year Ended September 30, 2004	July 8, 2003 (Date of Formation) Through September 30, 2003	October 1, 2002 Through July 22, 2003
	(Amounts in thousands)
OPERATING ACTIVITIES:
Net income (loss)	$34,687	$13,622	$(5,759)	$(69,969)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Inventory purchase accounting charge	1,493	18,471	12,038	855
Depreciation	9,209	7,978	1,358	5,410
Amortization of intangibles	7,747	10,325	1,975	945
Amortization/write-off of debt issue costs and note premium	3,808	3,791	672	9,829
Interest accrued on Senior Unsecured Promissory Notes	28,806	25,734	4,666	—
Non-cash stock option and deferred compensation costs	6,848	6,169	1,033	35,698
Deferred income taxes	693	2,706	(4,255)	(20,393)
Loss on repayment of senior subordinated notes	—	—	—	16,595
Interest deferral on TransDigm Holdings PIK Notes	—	—	—	1,546
Changes in assets and liabilities, net of effects from Merger and acquisitions of businesses:
Trade accounts receivable	(15,576)	(5,134)	(658)	3,099
Inventories	(4,566)	(2,157)	1,603	(4,387)
Income taxes receivable and other assets	(1,534)	36,583	1,917	(42,448)
Accounts payable	4,031	(499)	(1,166)	(267)
Accrued and other liabilities	5,049	(6,450)	3,428	29,303

Net cash provided by (used in) operating activities	80,695	111,139	16,852	(34,184)

INVESTING ACTIVITIES:
Merger with TransDigm Holdings (net of cash balances existing at the date of the Merger)	—	—	(469,339)	—
Capital expenditures	(7,960)	(5,416)	(968)	(4,241)
Acquisition of businesses	(63,171)	(21,531)	988	(53,026)
Purchase of marketable securities	(65,374)	(94,675)	—	—
Sales and maturity of marketable securities	115,975	44,003	—	—

Net cash (used in) provided by investing activities	(20,530)	(77,619)	(469,319)	(57,267)

FINANCING ACTIVITIES:
Borrowings under credit facility—net of fees	—	—	—	306,744
Proceeds from senior subordinated notes—net of fees	—	—	—	386,973
Proceeds from issuance of Senior Unsecured Promissory Notes	—	—	199,997	—
Proceeds from issuance of common stock and exercise of stock options	—	24	271,372	471,300
Repayment of amounts borrowed under credit facility	(2,942)	(2,209)	—	(200,793)
Payment of license obligation	(1,500)	(1,500)	—	(2,600)
Repayment/defeasance of senior subordinated notes, including premium	—	—	—	(216,595)
Repayment of TransDigm Holdings PIK Notes	—	—	—	(32,802)
Redemption of preferred stock and warrant	—	—	—	(28,003)
Purchase of common stock	—	(239)	—	(599,725)
Payment of Merger costs incurred by stockholders of TD Group	—	—	—	(2,049)

Net cash (used in) provided by financing activities	(4,442)	(3,924)	471,369	82,450

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	55,723	29,596	18,902	(9,001)
CASH AND CASH EQUIVALENTS—Beginning of period	48,498	18,902	—	49,206

CASH AND CASH EQUIVALENTS—End of period	$104,221	$48,498	$18,902	$40,205

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$45,995	$45,535	$1,175	$31,998

Net cash paid (received) during the period for income taxes	$19,232	$(32,933)	$(23)	$16,771

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF THE BUSINESS, INITIAL PUBLIC OFFERING AND MERGER

        Description of the Business—On January 19, 2006, TD Holding Corporation changed its legal name to TransDigm Group Incorporated ("TD Group"). This change was effected to ensure that investors recognize that TD Group is the ultimate owner of the TransDigm group of operating companies, as the TransDigm name is recognized in the industry in which TD Group's subsidiaries operate. TD Group through its wholly-owned subsidiary, TransDigm Holding Company ("TransDigm Holdings"), and TransDigm Holdings' wholly-owned subsidiary, TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. TransDigm Inc., which includes the AeroControlex and Adel Wiggins Groups, along with its wholly-owned operating subsidiaries, MarathonNorco Aerospace, Inc. ("Marathon"), Adams Rite Aerospace, Inc., Champion Aerospace Inc., Avionic Instruments, Inc. and Skurka Aerospace Inc., offers a broad line of proprietary aerospace components. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical controls and actuators, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches, cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

        TD Group was incorporated on July 8, 2003 by outside investors to acquire control of TransDigm Holdings through the Merger described below and had limited operations prior to the Merger. TD Group has no material assets or operations other than its 100% ownership of TransDigm Holdings, which in turn has no material assets or operations other than its 100% ownership of TransDigm Inc. TD Group and all of its subsidiaries are collectively referred to herein as the "Successor." TransDigm Holdings prior to the Merger on July 22, 2003 is referred to as the "Predecessor." The Successor and the Predecessor are collectively referred to as the "Company." The Predecessor financial statements represent the financial statements of TransDigm Holdings and all of its subsidiaries prior to the Merger. As a result of purchase accounting for the Merger described below, the Predecessor balances and amounts presented in these consolidated financial statements and footnotes may not be comparable to the Successor balances and amounts.

        Initial Public Offering—On December 19, 2005, TD Group filed a registration statement on Form S-1 with the Securities and Exchange Commission for its proposed initial public offering ("IPO") in connection with the sale by certain selling stockholders of TD Group's common stock. The registration statement was declared effective by the Securities and Exchange Commission on March 14, 2006. The number of shares offered by the selling stockholders was 10,954,570. The selling stockholders also granted the underwriters a 30-day option to purchase up to 1,643,186 additional shares to cover any over-allotments. The underwriters' over-allotment option was exercised on March 15, 2006. The proceeds from the sale of the shares of TD Group's common stock sold in the IPO were solely for the account of the selling stockholders. TD Group did not receive any proceeds from the sale of the shares by the selling stockholders. On March 20, 2006, TD Group completed the IPO and, as a result, its common stock is publicly traded on the New York Stock Exchange under the ticker symbol "TDG".

        On March 14, 2006, TD Group effected a 149.6 for 1 stock split and, in conjunction therewith, amended and restated its certificate of incorporation to increase the number of authorized shares of common stock and preferred stock. All common share and per common share amounts of the Successor in these condensed consolidated financial statements prior to March 14, 2006 have been retroactively adjusted for all periods presented to give effect to the stock split, including reclassifying an amount equal to the increase in par value from additional paid-in capital to common stock. The common share and per common share amounts presented for the Predecessor for the period from October 1, 2002 through July 22, 2003 have not been retroactively adjusted to give effect to the stock split.

        Merger—On July 22, 2003, TD Group received $471.3 million of initial funding from Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") and certain other investors in the form of $271.3 million of cash equity contributions and approximately $200 million of borrowings under senior unsecured promissory notes. All of these funds were used to capitalize a newly formed, wholly-owned subsidiary of TD Group, TD Acquisition Corporation ("TD Acquisition"), that was merged with and into TransDigm Holdings, with TransDigm Holdings continuing as the surviving corporation and a wholly-owned subsidiary of TD Group (the "Merger"). The cash merger consideration of approximately $759.7 million paid to TransDigm Holdings' former common and preferred stockholders, holders of in-the-money stock options and the holder of a warrant to purchase TransDigm Holdings' common stock (including merger related expenses of approximately $29.1 million borne by the former equity holders of TransDigm Holdings and excluding the $35.7 million fair value of stock options rolled over in connection with the Merger), acquisition fees and expenses of approximately $34.7 million and the repayment of substantially all of TransDigm Inc.'s then existing long-term indebtedness was financed through: (1) the investment of $471.3 million in TD Group which was contributed as equity to TD Acquisition which then contributed such proceeds as equity to TD Funding Corporation, a wholly-owned subsidiary of TD Acquisition, which merged with and into TransDigm Inc. in connection with the Merger, with TransDigm Inc. continuing as the surviving corporation and a wholly-owned subsidiary of TransDigm Holdings; (2) $295.0 million of borrowings by TransDigm Inc. under a secured term loan facility; (3) $400.0 million of gross proceeds from the issuance by TransDigm Inc. of 8 3/8% Senior Subordinated Notes due 2011; and (4) the use of TransDigm Inc.'s existing cash balances. Following the Merger, Warburg Pincus, through its direct and indirect ownership, owns a majority of the outstanding common stock of TD Group. The 8 3/8% Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by TransDigm Holdings and all of TransDigm Inc.'s existing domestic subsidiaries.

        The Merger was accounted for as a purchase and fair value adjustments to the Company's assets and liabilities were recorded as of the date of the Merger. The purchase price paid by TD Group under the terms of the merger agreement was determined in a competitive bidding process. The excess of the purchase price over the fair value of the identifiable net assets resulted in the recognition of $800.0 million of goodwill; $673.4 million of which will not be deductible for income tax purposes. TransDigm Holdings consolidated cash flows and results of operations have been included in the accompanying consolidated financial statements of the Successor since the date of the Merger.

        The following table summarizes the fair values assigned to the Company's assets and liabilities in connection with the Merger (in thousands):

Assets:
Current assets	$218,861
Property, plant and equipment	60,732
Goodwill	799,983
Other intangible assets	238,516
Other assets	27,732

Total assets	1,345,824

Liabilities:
Current liabilities	82,100
Long-term debt	692,788
Deferred income taxes	60,472
Other liabilities	3,466

Total liabilities	838,826

TD Group investment in TransDigm Holdings	$506,998

        TD Group's investment in TransDigm Holdings is comprised of TD Group's cash equity contribution of $471.3 million plus the $35.7 million fair value of TransDigm Holdings' stock options rolled over into interests in certain deferred compensation plans of TD Group (see Note 11) and stock options of TD Group (see Note 15) in connection with the Merger. The $469.3 million of cash disbursed by TD Group in connection with the Merger, as reported in the accompanying consolidated statement of cash flows for the period ended September 30, 2003, is comprised of TD Group's $471.3 million cash equity contribution and $38.2 million of expenditures relating to the Merger made subsequent to July 22, 2003 less $40.2 million of cash balances of TransDigm Holdings and its subsidiaries acquired in connection with the Merger.

        The following table summarizes the unaudited, consolidated pro forma results of operations of the Company, as if the Merger and the Norco Acquisition (see Note 2) had occurred on the first day of the period presented (in thousands):

October 1, 2002 Through July 22, 2003
Net sales	$248,685
Operating loss	(125,948)
Net loss	(106,800)

        These pro forma results of operations include the effects of: (i) inventory purchase accounting adjustments that were charged to cost of sales in the year following the transactions as the inventory on hand as of the date of the transactions was sold; (ii) additional amortization expense that was recognized from the identifiable intangible assets recorded in accounting for the transactions; (iii) additional depreciation expense resulting from the write-up of the carrying value of property, plant and equipment to fair value in accounting for the transactions; (iv) additional compensation expense that resulted from the new stock option plan (see Note 15) and the deferred compensation plans of TD Group established in conjunction with the Merger (see Note 11) that cover certain management personnel of the Company; and (v) additional interest expense that resulted from the Company's increased indebtedness resulting from the transactions. This pro forma information is not necessarily indicative of the results that actually would have been obtained if the transactions had occurred as of the beginning of the periods presented and is not intended to be a projection of future results.

        The Company's results of operations for the period ended July 22, 2003 included a one-time charge of $176.0 million ($111.8 million after tax) that was recorded as a result of the Merger and consisted primarily of the following (in thousands):

Predecessor
Compensation costs recognized for stock options redeemed and rolled over in connection with the Merger	$137,538
Premium paid to redeem the 10 3/8% Senior Subordinated Notes	16,595
Write-off of debt issue costs associated with the 10 3/8% Senior Subordinated Notes	9,459
Investment banker fees	8,220
Other fees and expenses	4,191

Total Merger charge	$176,003

2.    ACQUISITIONS

        Eaton—On June 30, 2005, TransDigm Inc., through its wholly-owned subsidiary Skurka Aerospace Inc. ("Skurka"), acquired an aerospace motor product line from Eaton Corporation for $9.6 million in cash. The acquired Eaton business has been a long-time supplier of aerospace motors and related products. The motor products are used on a range of commercial aircraft, as well as military programs. The proprietary products, market position, and aftermarket content of the acquired business fit well with TransDigm Inc.'s overall business direction. The acquired business will be consolidated into Skurka's existing aerospace motor business in Camarillo, California. The purchase price consideration of $9.6 million in cash was funded through the use of the Company's existing cash balances. The Company expects that the goodwill of $4.8 million recognized in accounting for this acquisition will be deductible for income tax purposes.

        Fluid Regulators—On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators Corporation ("FRC") from Esterline Technologies Corporation, for $23.5 million in cash, net of a purchase price adjustment of $0.5 million received in April 2005. FRC designs and manufactures highly engineered flight control and pressure valves used in hydraulic, fuel, lubrication and related applications. The products are used on a wide range of commercial and regional aircraft as well as many corporate and military aircraft. FRC's product characteristics and market position fit well with TransDigm Inc.'s overall direction. In addition, in an attempt to reduce the combined operating costs of FRC and the AeroControlex division of TransDigm Inc., FRC was merged into TransDigm Inc. on September 30, 2005. The purchase price consideration of $23.5 million in cash was funded through the use of the Company's existing cash balances. The Company expects that the goodwill of $15.7 million recognized in accounting for this acquisition will not be deductible for income tax purposes.

        Skurka—On December 31, 2004, Skurka acquired certain assets and assumed certain liabilities of Skurka Engineering Company ("Skurka Engineering") for $30.7 million in cash. Skurka Engineering designs and manufactures engineered aerospace components, primarily AC/DC electric motors and transducers. The products are used on a wide range of commercial and military aircraft, ships and ground vehicles. Skurka Engineering's product characteristics and market position fit well with TransDigm Inc.'s overall direction. The purchase price consideration of $30.7 million in cash was funded through the use of the Company's existing cash balances. The Company expects substantially all of the goodwill of $20.7 million recognized in accounting for this acquisition to be deductible for income tax purposes.

        The Company accounted for the acquisition of the assets of Skurka Engineering, the stock of FRC and the motor product line (collectively, the "Acquisitions") as a purchase and included the results of operations of the acquired businesses in its consolidated financial statements from the effective date of the applicable acquisition. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets; thus, the values attributed to acquired assets in the consolidated financial statements are subject to adjustment. Pro forma net sales and results of operations for the Acquisitions, had the Acquisitions occurred at the beginning of the year ended September 30, 2005, are not significant and, accordingly, are not provided.

        Avionic Instruments—On July 9, 2004, TransDigm Inc. acquired all of the outstanding capital stock of Avionic Instruments, Inc. ("Avionic Instruments") and DAC Realty Corp. ("DAC") for approximately $20.9 million in cash, net of a purchase price adjustment of $0.6 million, net of fees, received in April 2005. Avionic Instruments designs and manufactures specialized power conversion devices for a wide range of aerospace applications. These products are used on most commercial and regional transports as well as many corporate and military aircraft. DAC is a realty company that holds title to the real property used in connection with the operation of the business of Avionic Instruments. Avionic Instruments' proprietary products, market position and aftermarket content fit well with TransDigm Inc.'s overall direction. In addition, the acquisition significantly enhances the Company's existing market position in aerospace power conversion devices.

        The purchase price consideration of $20.9 million in cash was funded through the use of the Company's existing cash balances. Goodwill of $13.1 million recognized in accounting for this acquisition will not be deductible for income taxes. The Company accounted for the acquisition as a purchase and has included the results of operations of the acquired company in its consolidated financial statements from the effective date of the acquisition.

        Pro forma net sales and results of operations for this acquisition, had the acquisition occurred at the beginning of the year ended September 30, 2004, are not significant and, accordingly, are not provided.

        Norco—On February 24, 2003, Marathon acquired certain assets and assumed certain liabilities of the Norco, Inc. ("Norco") business from TransTechnology Corporation for $51.0 million in cash (the "Norco Acquisition"). In addition, the Company was required to pay approximately $1.0 million of asset transfer tax payments in accordance with the purchase agreement and, during August 2003, a $1.1 million purchase price adjustment was received by Marathon from TransTechnology Corporation (excluding related fees and expenses of $0.1 million) based on a final determination of working capital as of the closing of the Norco Acquisition.

        Norco is a leading aerospace component manufacturer of proprietary engine hold open mechanisms and specialty connecting devices. Norco's proprietary aerospace components, significant aftermarket sales and large share of niche markets are consistent with TransDigm Inc.'s overall direction. In addition, as a result of the Norco Acquisition, Marathon reduced the combined operating costs through the relocation of the Norco manufacturing process into its existing Waco, Texas facility. During the fourth quarter of the twelve-month period ended September 30, 2003, the Company relocated Norco's manufacturing operations from Norco's former facility in Connecticut to Marathon's Waco, Texas facility. In connection with this relocation, Norco's lease at its Connecticut facility was cancelled.

        The initial purchase price consideration of $51.0 million in cash, $1.0 million of asset transfer tax payments and $1.0 million of costs associated with the Norco Acquisition were funded through the use of $28.2 million of the Company's existing cash balances and $24.8 million (net of fees of $0.2 million) of borrowings under TransDigm Inc.'s previous senior secured credit facility (the "Old Credit Facility"). All amounts outstanding under the Old Credit Facility were repaid in connection with the consummation of the Merger (see Note 1).

        The Company accounted for the Norco Acquisition as a purchase and included the results of operations of the acquired business in its consolidated financial statements from the effective date of the acquisition. Substantially all of the goodwill recognized in accounting for the Norco Acquisition is deductible for income tax purposes.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed in connection with the Norco Acquisition (in thousands):

Predecessor
Current assets	$8,487
Property, plant and equipment	834
Goodwill	27,981
Other intangible assets	17,137

Total assets acquired	54,439
Total liabilities assumed—current liabilities	2,401

Net assets acquired	$52,038

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Consolidation—The accompanying consolidated financial statements include the accounts of TD Group and its subsidiaries and, prior to the Merger, the accounts of TransDigm Holdings and its subsidiaries (Predecessor). All significant intercompany balances and transactions have been eliminated.

        Since the date of the Merger (see Note 1), the accompanying consolidated financial statements include fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment and the subsequent impact on cost of sales, amortization and depreciation expenses.

        Revenue Recognition and Related Allowances—The Company recognizes substantially all revenue based upon shipment of products to the customer, at which time title and risk of loss passes to the customer. Substantially all sales are made pursuant to firm, fixed-price purchase orders received from customers. Shipping and handling costs are included in cost of goods sold. Provisions for estimated returns, uncollectible accounts and the cost of repairs under contract warranty provisions are provided for in the same period as the related revenues are recorded and are principally based on historical results modified, as appropriate, by the most current information available. Due to uncertainties in the estimation process, it is possible that actual results may vary from the estimates and the differences could be material.

        Research and Development Costs—The Company expenses research and development costs as incurred and records these costs in operating expenses—selling and administration. The cost recognized for research and development costs for the years ended September 30, 2005 and September 30, 2004, and the periods ended September 30, 2003 and July 22, 2003 (Predecessor) was approximately $2.5 million, $2.2 million, $0.3 million and $1.5 million, respectively.

        Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

        Marketable Securities—Marketable securities consist of U.S. Treasury Notes, U.S. Government Agency mortgage-backed obligations, corporate bonds and asset backed securities. The Company accounts for its marketable securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which requires that marketable debt and equity securities be adjusted to market value at the end of each accounting period, except in the case of debt securities which a holder has the positive intent and ability to hold to maturity, in which case the debt securities are carried at cost. For marketable debt and equity securities carried at market value, unrealized market value gains and losses are charged or credited to a separate component of stockholders equity ("accumulated other comprehensive loss").

        The Company determines the proper classification of its marketable debt and equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. At September 30, 2004, all marketable securities were designated as available for sale. Accordingly, these securities were stated at market value at September 30, 2004, with unrealized gains and losses reported in accumulated other comprehensive loss. All marketable securities were sold during fiscal 2005. Realized gains and losses on sale of securities, as determined on a specific identification basis, were included in net income.

        Allowance for Uncollectible Accounts—The Company reserves for amounts determined to be uncollectible based on specific identification and historical experience. The allowance also incorporates a provision for the estimated impact of disputes with customers. The determination of the amount of the allowance for doubtful accounts is subject to significant levels of judgment and estimation by management. If circumstances change or economic conditions deteriorate or improve, the allowance for doubtful accounts could increase or decrease.

        Inventories—Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods. Provision for potentially obsolete or slow-moving inventory is made based on management's analysis of inventory levels and future sales forecasts. In accordance with industry practice, all inventories are classified as current assets even though a portion of the inventories may not be sold within one year.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives: land improvements from 10 to 20 years, buildings and improvements from 10 to 30 years, machinery and equipment from 3 to 10 years and furniture and fixtures from 3 to 10 years.

        The Company assesses the potential impairment of its property by determining whether the carrying value of the property can be recovered through projected, undiscounted cash flows from future operations over the property's remaining estimated useful life. Any impairment recognized is the amount by which the carrying amount exceeds the fair value of the asset.

        Debt Issue Costs, Premiums and Discounts—The cost of obtaining financing as well as premiums and discounts are amortized using the interest method over the terms of the respective obligations/securities.

        Intangible Assets—Intangible assets consist of identifiable intangibles acquired or recognized in accounting for the Merger and other acquisitions (trademarks, trade names, a license agreement, patented and unpatented technology, trade secrets and order backlog) and goodwill. Goodwill and certain other intangible assets that have indefinite useful lives are not amortized. Instead, they are tested for impairment at least annually. A two-step impairment test is used to identify potential goodwill impairment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit (as defined) with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired, and the second step of the goodwill impairment test is unnecessary. The second step measures the amount of impairment, if any, by comparing the carrying value of the goodwill associated with a reporting unit to the implied fair value of the goodwill derived from the estimated overall fair value of the reporting unit and the individual fair values of the other assets and liabilities of the reporting unit. The impairment test for indefinite lived intangible assets consists of a comparison between their fair values and carrying values. If the carrying amounts of intangible assets that have indefinite useful lives exceed their fair values, an impairment loss will be recognized in an amount equal to the sum of any such excesses. The Company's annual impairment test of goodwill and intangible assets that have indefinite useful lives is performed as of its fiscal year end.

        The Company assesses the recoverability of its amortizable intangible assets by determining whether the amortization over their remaining lives can be recovered through projected, undiscounted, cash flows from future operations.

        Stock Option and Deferred Compensation Plans—Prior to the Merger, the Company applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") and related interpretations in accounting for its stock option plans. No compensation cost was recognized for TransDigm Holdings' stock option plans because the exercise price of the options issued equaled the fair value of the common stock on the grant date. In connection with the Merger, TransDigm Holdings' outstanding stock options were either cancelled in return for cash consideration or exchanged for a combination of stock options of TD Group and interests in certain deferred compensation plans of TD Group.

        Effective with the consummation of the Merger and the issuance of the TD Group stock options described above, the Company adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of compensation expense under a stock option plan to be based on the estimated fair values of the awards under the plan on the grant dates and amortizes the expense over the options' vesting periods. In addition, the Company accounts for the cost of the deferred compensation plans in accordance with Opinion No. 12 of the Accounting Principles Board, which requires the cost of deferred compensation arrangements to be accrued over the service period of the related employees in a systematic and rational manner.

        Earnings Per Share—The Company is required to report both basic earnings per share ("EPS"), based upon the weighted average number of common shares outstanding, and diluted EPS, based on the basic EPS adjusted for all potentially dilutive shares issuable. The calculation of EPS is disclosed in Note 13.

        Income Taxes—The Company accounts for income taxes using an asset and liability approach. Deferred taxes are recorded for the difference between the book and tax basis of various assets and liabilities. A valuation allowance is provided when it is more likely than not that some or all of a deferred tax asset will not be realized.

        Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Comprehensive Income (Loss)—The term "comprehensive income (loss)" represents the change in stockholders equity/(deficiency) from transactions and other events and circumstances resulting from non-shareholder sources. The Company's accumulated other comprehensive loss, consisting principally of its minimum pension liability adjustment, is reported separately in the accompanying consolidated statements of changes in stockholders equity/(deficiency), net of taxes of $0.2 million, $0.1 million, $0.1 million, and $0.1 million for the years ended September 30, 2005 and September 30, 2004, the period from July 8, 2003 through September 30, 2003, and the period from October 1, 2002 through July 22, 2003 (Predecessor), respectively.

        Segment Reporting—In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," management evaluates the Company as one reporting segment in the aerospace industry. The Company is engaged in the design, manufacture and sale of engineered aircraft components through its wholly owned subsidiaries. The Company's product offerings consist primarily of highly engineered electro/mechanical components used in aerospace and defense applications. Substantially all of the Company's operations and assets are located within the United States.

        Reclassifications—Certain reclassifications have been made to the accompanying consolidated financial statements and footnote disclosures for fiscal year 2004 and the periods ended July 22, 2003 and September 30, 2003 to conform to the classifications used for the year ended September 30, 2005.

4.    MARKETABLE SECURITIES

        There were no marketable securities at September 30, 2005. At September 30, 2004 marketable securities consisted of the following (in thousands):

		Gross Unrealized
	Cost	Gains	Losses	Fair Value
Debt securities:
U.S. Treasury Notes	$19,212	$15	$13	$19,214
U.S. Government Agency mortgage-backed securities	11,055	13	20	11,048
Corporate bonds	8,689	3	71	8,621
Asset backed securities	11,715	24	21	11,718

Total	$50,671	$55	$125	$50,601

        Proceeds from the sale/maturity of marketable securities were $116.0 and $44.0 million during the years ended September 30, 2005 and September 30, 2004, respectively. Gross realized losses for the years ended September 30, 2005 and September 30, 2004 were $0.8 million and $0.1 million, respectively. The Company had no realized gains or losses from the sale/maturity of marketable securities during the periods ended July 22, 2003 (Predecessor) and September 30, 2003.

5.    SALES AND TRADE ACCOUNTS RECEIVABLE

        Sales—The Company's sales and receivables are concentrated in the aerospace industry. The Company's customers include distributors of aftermarket components, as well as commercial airlines, aircraft maintenance facilities, systems suppliers, and aircraft and engine original equipment manufacturers.

        For the year ended September 30, 2005, three customers accounted for approximately 11%, 10% and 9% of the Company's net sales, respectively. For the year ended September 30, 2004, three customers accounted for approximately 13%, 12% and 9% of the Company's net sales, respectively. For the period ended September 30, 2003, one customer accounted for approximately 13% and two customers each accounted for approximately 8% of the Company's net sales. For the period ended July 22, 2003, three customers accounted for approximately 14%, 12% and 10% of the Company's net sales, respectively. Export sales to customers, primarily in Western Europe, Canada and Asia, were $81.5 million during fiscal 2005, $69.9 million during fiscal 2004, $14.0 million during the period ended September 30, 2003 and $73.8 million during the period ended July 22, 2003 (Predecessor).

        Information concerning the Company's net sales by its major product offerings is as follows for the periods indicated below (in thousands):(1)

				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Ignition systems and components	$77,886	$76,872	$13,862	$56,787
Gear pumps	40,547	35,840	6,397	25,156
Mechanical/electro-mechanical actuators and controls	39,457	36,918	4,746	27,849
Engineered connectors	38,065	34,446	7,209	25,032
Specialized valves	31,444	16,299	2,161	13,532
Engineered latching and locking devices	29,368	26,585	5,382	48,754
NiCad batteries/chargers	25,112	23,620	4,762	18,675
Rods and locking devices	23,690	20,544	3,116	7,505
Lavatory hardware	19,049	16,334	2,410	9,738
Elastomers	17,661	10,339	2,038	8,157
Power conditioning devices	17,320	2,906	—	—
AC/DC electric motors	14,654	—	—	—

Total	$374,253	$300,703	$52,083	$241,185

(1)
The comparability of net sales of certain product offerings may vary from period to period due, in part, to the reclassification of a particular product into a different product category from the prior period.

        Trade Accounts Receivable—Trade accounts receivable consist of the following at September 30 (in thousands):

	2005	2004
Due from U.S. government or prime contractors under U.S. government programs	$7,224	$7,488
Commercial customers	57,440	37,865
Allowance for uncollectible accounts	(1,110)	(864)

Trade accounts receivable—net	$63,554	$44,489

        Approximately 34% of the Company's trade accounts receivable at September 30, 2005 was due from four customers. In addition, approximately 23% of the Company's trade accounts receivable was due from entities that principally operate outside of the United States. Credit is extended based on an evaluation of each customer's financial condition and collateral is generally not required.

6.    INVENTORIES

        Inventories consist of the following at September 30 (in thousands):

	2005	2004
Work-in-progress and finished goods	$40,234	$36,728
Raw materials and purchased component parts	42,581	34,314

Total	82,815	71,042
Reserve for excess and obsolete inventory	(6,738)	(6,657)

Inventories—net	$76,077	$64,385

7.    PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following at September 30 (in thousands):

	2005	2004
Land and improvements	$9,055	$8,886
Buildings and improvements	25,666	22,388
Machinery, equipment and other	45,283	36,459
Construction in progress	1,891	2,398

Total	81,895	70,131
Accumulated depreciation	(18,271)	(9,314)

Property, plant and equipment — net	$63,624	$60,817

8.    INTANGIBLE ASSETS

        Intangibles assets subject to amortization consisted of the following at September 30 (in thousands):

	2005
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$90,786	$8,488	$82,298
License agreement	9,373	1,150	8,223
Trade secrets	11,772	1,159	10,613
Patented technology	1,498	387	1,111
Order backlog	9,245	8,807	438
Other	1,827	56	1,771

Total	$124,501	$20,047	$104,454

	2004
	Gross Carrying Amount	Accumulated Amortization	Net
Unpatented technology	$85,186	$4,363	$80,823
License agreement	9,468	625	8,843
Trade secrets	11,772	623	11,149
Patented technology	1,345	209	1,136
Order backlog	7,630	6,480	1,150

Total	$115,401	$12,300	$103,101

        The total carrying amount of identifiable intangible assets not subject to amortization consisted of trademarks and trade names in the amount of $125.5 million at September 30, 2005 and September 30, 2004. The Company performed its annual impairment test of goodwill and intangible assets that have indefinite lives as of September 30, 2005 and 2004 and determined that no impairment had occurred.

        Intangible assets acquired during the year ended September 30, 2005 were as follows (in thousands):

	Year Ended September 30, 2005
	Cost	Amortization Period
Intangible assets not subject to amortization:
Goodwill	$41,207	None
Intangible assets subject to amortization:
Unpatented technology	5,600	20 years
Order backlog	1,615	1 year
Other	1,600	7 year

	8,815	14 years

Total	$50,022

        The changes in the carrying amount of goodwill for the period October 1, 2002 through July 22, 2003, the period July 23, 2003 through September 30, 2003 and the fiscal years ended September 30, 2004 and 2005 were as follows (in thousands):

Balance as of October 1, 2002 (Predecessor)	$158,453
Goodwill acquired during the period	27,981
Other	(14)

Balance as of July 22, 2003 (Predecessor)	186,420
Additional goodwill recognized in accounting for the Merger (Note 1)	621,294

Balance as of September 30, 2003	807,714
Goodwill acquired during the year	12,477
Reduction in goodwill recognized in accounting for the Merger (Note 1)	(7,731)

Balance as of September 30, 2004	812,460
Goodwill acquired during the year (Note 2)	41,207
Other	2,017

Balance as of September 30, 2005	$855,684

        Information regarding the amortization expense of amortizable intangible assets is detailed below (in thousands):

Aggregate amortization expense:
Year ended September 30, 2005	$7,747
Year ended September 30, 2004	10,325
Period ended September 30, 2003	1,975
Period ended July 22, 2003 (Predecessor)	945
Estimated amortization expense for the years ending September 30:
2006	$6,099
2007	5,661
2008	5,661
2009	5,549
2010	5,512

9.    ACCRUED LIABILITIES

        Summary—Accrued liabilities consist of the following at September 30 (in thousands):

	2005	2004
Interest	$70,109	$7,844
Deferred compensation obligations	29,736	—
Compensation and related benefits	8,858	6,533
Income taxes payable	2,881	146
Estimated losses on uncompleted contracts	2,361	3,450
Product warranties	2,789	2,829
Sales returns and rebates	739	881
Professional services	940	1,573
Other	2,012	1,639

Total	$120,425	$24,895

        Product Warranties—The Company provides limited warranties in connection with the sale of its products. The warranty period for products sold varies, ranging from 90 days to five years; however, the warranty period for the majority of the Company's sales generally does not exceed one year. A provision for the estimated cost to repair or replace the products is recorded at the time of sale and periodically adjusted to reflect actual experience. The following table presents a reconciliation of changes in the product warranty liability for the periods indicated below (in thousands):

				Predecessor
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Liability balance at beginning of period	$2,829	$3,070	$2,738	$2,356
Product warranty provision	1,512	1,350	758	1,455
Warranty costs incurred	(1,985)	(1,957)	(426)	(1,073)
Acquisitions	433	366	—	—

Liability balance at end of period	$2,789	$2,829	$3,070	$2,738

10.    DEBT

        Summary—The Company's long-term debt consists of the following at September 30 (in thousands):

	2005	2004
Term loans	$289,849	$292,791
8 3/8% Senior Subordinated Notes due 2011	400,000	400,000
12% Senior Unsecured Promissory Notes due 2008	199,997	199,997

Total debt	889,846	892,788
Current maturities (Note 12)	(2,943)	(2,943)

Long-term portion	$886,903	$889,845

        Revolving Credit Facility and Term Loans—In connection with the Merger (see Note 1), all of TransDigm Inc.'s borrowings (term loans) under the Old Credit Facility were repaid and a new senior secured credit facility was obtained. On April 1, 2004, TransDigm Inc.'s senior secured credit facility was amended and restated to refinance approximately $294 million of term loans then outstanding. TransDigm Inc.'s new amended and restated senior secured credit facility (the "Amended and Restated Senior Credit Facility") totals $394 million, which consists of (1) a $100 million revolving credit line (including a letter of credit sub-facility of $15 million) maturing in July 2009 and (2) a $294 million term loan facility maturing in July 2010. At September 30, 2005, TransDigm Inc. had a $0.85 million letter of credit outstanding and $99.15 million of borrowings available under the Amended and Restated Senior Credit Facility.

        The interest rates per annum applicable to loans, other than swingline loans, under the Amended and Restated Senior Credit Facility are, at TransDigm Inc.'s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month interest periods selected by TransDigm Inc., in each case, plus an applicable margin percentage. The applicable margin percentage is a percentage per annum equal to (1) 1.25% for alternate base rate term loans, (2) 2.25% for adjusted LIBO rate term loans and (3) in the case of alternate base rate revolving loans and adjusted LIBO rate revolving loans, a percentage ranging from 1.75% to 2.50% (in the case of alternate base rate revolving loans) and 2.75% to 3.50% (in the case of adjusted LIBO rate revolving loans), in each case depending upon the leverage ratio of TransDigm Inc. as of the relevant date of determination. The weighted average interest rate on outstanding borrowings under the Amended and Restated Senior Credit Facility at September 30, 2005 was 5.8%.

        The Amended and Restated Senior Credit Facility is subject to mandatory prepayment with a defined percentage of net proceeds from certain asset sales, insurance proceeds or other awards that are payable in connection with the loss, destruction or condemnation of any assets, certain new debt offerings and 50% of excess cash flow (as defined in the Amended and Restated Senior Credit Facility) over a predetermined amount defined in the Amended and Restated Senior Credit Facility. The first fiscal year for which excess cash flow may be calculated is the fiscal year ending September 30, 2006.

        All obligations under the Amended and Restated Senior Credit Facility are guaranteed by TransDigm Holdings and each of the domestic subsidiaries, direct and indirect, of TransDigm Inc. The indebtedness outstanding under the Amended and Restated Senior Credit Facility is secured by a pledge of the stock of TransDigm Inc. and all of its domestic subsidiaries and a perfected lien and security interest in substantially all of the assets (tangible and intangible) of TransDigm Inc., its direct and indirect subsidiaries and TransDigm Holdings. The agreement also contains a number of restrictive covenants that, among other things, restrict TransDigm Holdings, TransDigm Inc. and their subsidiaries from various actions, including mergers and sales of assets, use of proceeds, granting of liens, incurrence of indebtedness, voluntary prepayment of indebtedness, capital expenditures, payment of dividends, repurchase of capital stock, business activities, investments and acquisitions, and transactions with affiliates. The agreement also requires TransDigm Inc. to comply with certain financial covenants pertaining to fixed charge coverage, interest coverage and leverage. TransDigm Inc. was in compliance with all financial covenants of the Amended and Restated Senior Credit Facility as of September 30, 2005. TransDigm Inc.'s scheduled term loan principal repayments are $2.94 million annually in fiscal years 2006 through 2009 and $278.08 million in fiscal year 2010.

        Senior Subordinated Notes—In connection with the Merger (see Note 1), all of TransDigm Inc.'s 10 3/8% Senior Subordinated Notes were either repaid or defeased and $400 million of new 8 3/8% Senior Subordinated Notes due July 15, 2011 (the "Notes") were issued to assist in financing the Merger. The Notes are unsecured obligations of TransDigm Inc. ranking subordinate to TransDigm Inc.'s senior debt, as defined in the indenture governing the Notes. Interest under the Notes is payable semi-annually.

        The Notes are redeemable by TransDigm Inc. after July 15, 2006, in whole or in part, at specified redemption prices, which decline from 106.281% to 100% over the remaining term of the Notes, plus accrued and unpaid interest. Prior to July 15, 2006, TransDigm Inc. may redeem specified percentages of the Notes from the proceeds of equity offerings at a redemption price of 108.375% plus accrued and unpaid interest. If a Change in Control (as defined in the indenture governing the Notes) occurs, the holders of the Notes will have the right to demand that TransDigm Inc. redeem the Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest. The indenture governing the notes contains a number of restrictive covenants that, among other things, restrict TransDigm Inc. and its restricted subsidiaries from various actions, including incurring or guaranteeing additional debt, issuing preferred stock of restricted subsidiaries, paying dividends or making other equity distributions, purchasing or redeeming capital stock, making certain investments, entering into arrangements that restrict dividends from restricted subsidiaries, engaging in transactions with affiliates, selling or otherwise disposing of assets and merging into or consolidating with another entity.

        The Notes are fully and unconditionally guaranteed by TransDigm Holdings and all direct and indirect subsidiaries of TransDigm Inc. (other than one wholly-owned, non-guarantor subsidiary that has inconsequential assets, liabilities and equity) on a senior subordinated basis. The guarantee given by TransDigm Holdings and the direct and indirect subsidiaries of TransDigm Inc. (other than the subsidiary noted above) of the 8 3/8% Senior Subordinated Notes is subordinated to the guarantees issued by such entities in respect of TransDigm Inc.'s borrowings under the Amended and Restated Senior Credit Facility.

        The approximate $2.2 million of 10 3/8% Senior Subordinated Notes not repaid in connection with the Merger were defeased by TransDigm Inc. on July 22, 2003 by depositing sufficient cash with the trustee to enable the trustee to repay the notes on December 1, 2003, the first date on which the 10 3/8% Senior Subordinated Notes could be redeemed. Because TransDigm Inc. had not been legally released from being the primary obligor under the defeased notes as of September 30, 2003, the defeased notes were not considered extinguished by TransDigm Inc. until they were repaid in December 2003.

        Senior Unsecured Promissory Notes—In connection with the initial funding of TD Group (see Note 1), TD Group issued approximately $200 million of senior unsecured promissory notes due July 22, 2008 (the "Senior Unsecured Promissory Notes"). As discussed in Note 21, the Senior Unsecured Promissory Notes were repaid in their entirety on November 10, 2005. Interest on the Senior Unsecured Promissory Notes accrued at an annual fixed rate of 12% (compounding semi-annually) and was payable on the maturity date of the notes or the earlier prepayment thereof. The Senior Unsecured Promissory Notes were not guaranteed by TransDigm Holdings or its subsidiaries and the provisions of the Amended and Restated Senior Credit Facility and the indenture that governs the Notes restricted certain payments to TD Group from TransDigm Holdings, TransDigm Inc. and its subsidiaries.

        See Note 21 for information regarding certain indebtedness incurred by TD Group on November 10, 2005.

11.    RETIREMENT PLANS

        Defined Benefit Pension Plans—The Company has two non-contributory defined benefit pension plans, which together cover certain union employees. The plans provide benefits of stated amounts for each year of service. The Company's funding policy is to contribute actuarially determined amounts allowable under Internal Revenue Service regulations.

        The Company uses a September 30th measurement date for its defined benefit pension plans.

        Obligations and funded status for the defined benefit plans is provided below (in thousands):

	Years Ended September 30,
	2005	2004
Change in benefit obligation:
Benefit obligation, beginning of year	$6,897	$6,562
Service cost	86	78
Interest cost	395	380
Benefits paid	(391)	(372)
Actuarial losses	396	249

Benefit obligation, end of year	$7,383	$6,897

	Years Ended September 30,
	2005	2004
Change in plan assets:
Fair value of plan assets, beginning of year	$5,303	$5,080
Actual return on plan assets	220	213
Employer contribution	573	382
Benefits paid	(391)	(372)

Fair value of plan assets, end of year	$5,705	$5,303

	September 30,
	2005	2004
Funded status at September 30:
Funded status	$(1,678)	$(1,594)
Unamortized actuarial losses	818	439

Net amount recognized	$(860)	$(1,155)

	September 30,
	2005	2004
Amounts recognized in the consolidated balance sheets at September 30 consist of:
Unamortized prior service cost	$227	$—
Accrued liabilities	(480)	(572)
Other non-current liabilities (Note 12)	(1,198)	(1,022)
Accumulated other comprehensive loss	591	439

Net amount recognized	$(860)	$(1,155)

        The Company's accumulated benefit obligation for its defined benefit pension plans was $7.4 million and $6.9 million as of September 30, 2005 and 2004, respectively.

				Predecessor
	Year Ended September 30, 2005	Year Ended September 30, 2004	July 8, 2003 (Date of Formation) Through September 30, 2003	October 1, 2002 Through July 22, 2003
Components of net periodic benefit cost:
Service cost	$86	$78	$14	$72
Interest cost	395	380	63	306
Expected return on plan assets	(262)	(252)	(42)	(243)
Net amortization and deferral	58	33	5	116

Net periodic pension cost	$277	$239	$40	$251

	September 30,
	2005	2004	2003
Weighted-average assumptions as of September 30:
Discount rate	5.50%	5.75%	5.75%
Expected return on plan assets	4.50%	5.00%	5.00%

        The plans' assets consist of guaranteed investment contracts with an insurance company. It is the objective of the plan sponsor to ensure that the funds of the plans are prudently invested to preserve capital and provide necessary liquidity, while maximizing earnings. The Company's expected return on plan assets is based on the return of the guaranteed investment contracts.

        Contributions:    The Company expects to contribute $0.5 million to its pension plans in fiscal 2006.

Estimated Future Benefit Payments:

        The following pension plan benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Years Ending September 30,
2006	$436
2007	431
2008	432
2009	436
2010	430
2011—2015	2,613

        Defined Contribution Plans—The Company also sponsors certain defined contribution employee savings plans that cover substantially all of the Company's non-union employees. Under the plans, the Company contributes a percentage of employee compensation and matches a portion of employee contributions. The cost recognized for such contributions for the years ended September 30, 2005 and September 30, 2004 and the periods ended September 30, 2003 and July 22, 2003 (Predecessor) was approximately $1.8 million, $1.8 million $0.3 million, and $1.6 million, respectively.

        Deferred Compensation Plans—Prior to the termination of the deferred compensation plans discussed in Note 21, certain management personnel of the Company participated in one or both of two deferred compensation plans of TD Group that were established in connection with the Merger. Vested interests in a rollover deferred compensation plan equal to approximately $17.8 million of the $35.7 million fair value of the stock options rolled over in connection with the Merger were issued as partial compensation in exchange for such options (see Note 1). Management's interest in the rollover deferred compensation plan accreted at a rate of 12% per annum. Notional interests in a management deferred compensation plan were also issued to certain management personnel in connection with the Merger. The vesting provisions of the management deferred compensation plan were identical to the vesting provisions contained in the TD Group stock option plan and were based on the achievement of time and performance criteria over a five-year period. Management's interests in the management deferred compensation plan were initially valued at zero and accreted at a rate equal to 11.1% of the sum of the interest accrued on the Senior Unsecured Promissory Notes and the notional interest credited under the rollover deferred compensation plan. The cost recognized for the plans totaled $5.8 million for the year ended September 30, 2005, $5.6 million for the year ended September 30, 2004 and $0.9 million for the period ended September 30, 2003. The vested obligations under the deferred compensation plans represented obligations of TD Group and were not guaranteed by TransDigm Holdings or any of its subsidiaries.

        See Note 21 for information regarding the adoption of a new deferred compensation plan.

12.    OTHER LIABILITIES

        Current Portion of Long-Term Liabilities—The current portion of long-term liabilities consists of the following at September 30 (in thousands):

	2005	2004
Current portion of long-term debt (Note 10)	$2,943	$2,943
Current portion of license agreement obligation	—	1,488

Current portion of long-term liabilities	$2,943	$4,431

        Other Non-Current Liabilities—Other non-current liabilities consist of the following at September 30 (in thousands):

	2005	2004
Accrued pension costs (Note 11)	$1,198	$1,022
Obligation under license agreement (net of imputed interest of $12 in fiscal 2004)	—	1,488
Deferred compensation obligations (Note 11)	—	23,950
Interest Accrued on Senior Unsecured Promissory Notes (Note 10)	—	30,400
Other	1,803	1,817

Total	3,001	58,677
Current portion of license agreement obligation	—	(1,488)

Other non-current liabilities	$3,001	$57,189

13.    EARNINGS PER SHARE CALCULATION

        The following table sets forth the computation of basic and diluted earnings per share:

				Predecessor(1)
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
	(in thousands, except per share data)
Basic Earnings Per Share Computation:
Net income (loss)	$34,687	$13,622	$(5,759)	$(69,969)
Cumulative redeemable preferred stock dividends	—	—	—	(2,443)
Accretion for original issuance discount on cumulative redeemable preferred stock	—	—	—	(226)

Income (loss) available to common stockholders	$34,687	$13,622	$(5,759)	$(72,638)

Weighted average common shares outstanding	44,202	44,193	43,608	119.8

Basic earnings (loss) per share	$0.78	$0.31	$(0.13)	$(606.38)

				Predecessor(1)
			July 8, 2003 (Date of Formation) Through September 30, 2003
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
	(in thousands, except per share data)
Diluted Earnings Per Share Computation:
Income (loss) available to common stockholders	$34,687	$13,622	$(5,759)	$(72,638)

Weighted-average common shares outstanding	44,202	44,193	43,608	119.8
Effect of dilutive options outstanding	2,342	2,107	—	—

Total weighted-average shares outstanding	46,544	46,300	43,608	119.8

Diluted earnings (loss) per share	$0.75	$0.29	$(0.13)	$(606.38)

(1)
The common share and per common share amounts presented for the Predecessor for the period from October 1, 2002 through July 22, 2003 have not been adjusted to reflect the 149.6 for 1 stock split effected by TD Group on March 14, 2006 in connection with the IPO.

        There were approximately 7.3 million stock options outstanding at September 30, 2003 excluded from the diluted earnings computation due to the anti-dilutive effect of such options.

14.    INCOME TAXES

        Prior to the Merger, TransDigm Holdings filed its own consolidated federal income tax return. For periods subsequent to the Merger, TransDigm Holdings, TransDigm Inc. and its subsidiaries file a consolidated federal income tax return with TD Group. Accordingly, TransDigm Holdings, TransDigm Inc. and its subsidiaries have entered into a tax sharing agreement with TD Group under which each company's federal income tax liability for any period will equal the lesser of (1) each company's U.S. federal income taxes that would be payable by such company had the company filed a separate income tax return for that fiscal year based on the company's separate taxable income; or (2) the product of (a) the affiliated group of corporations consisting of TD Group, as the common parent, and each company's actual consolidated U.S. federal tax liability for such fiscal year and (b) a fraction, the numerator of which is such company's separate tax return liability for that fiscal year and the denominator of which is the sum of each company's separate tax return liability for that fiscal year.

        The Company's income tax provision (benefit) consists of the following for the periods shown below (in thousands):

			July 8, 2003 (Date of Formation) Through September 30, 2003	Predecessor
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Current	$21,934	$3,976	$285	$(20,308)
Deferred	(2,956)	(10,579)	(4,174)	(5,990)
Net operating loss and tax credit carryforwards	3,649	13,285	(81)	(14,403)

Total	$22,627	$6,682	$(3,970)	$(40,701)

        The differences between the income tax provision (benefit) at the federal statutory income tax rate and the tax provision (benefit) shown in the accompanying consolidated statements of operations for the periods shown below are as follows (in thousands):

			July 8, 2003 (Date of Formation) Through September 30, 2003	Predecessor
	Year Ended September 30, 2005	Year Ended September 30, 2004		October 1, 2002 Through July 22, 2003
Tax at statutory rate of 35%	$20,042	$7,106	$(3,405)	$(38,735)
State and local income taxes	2,012	911	(257)	(5,379)
Change in valuation allowance resulting from change in Ohio Tax Code	1,318	—	—	—
Nondeductible Merger expenses	—	—	—	4,236
Nondeductible goodwill amortization and interest expense	—	—	—	24
Research and development credits	(550)	(375)	(225)	(300)
Benefit from foreign sales	(698)	(1,146)	(158)	(1,207)
Other—net	503	186	75	660

Income tax provision (benefit)	$22,627	$6,682	$(3,970)	$(40,701)

        The components of the deferred taxes at September 30 consist of the following (in thousands):

	2005	2004
Deferred tax assets:
Employee compensation and other accrued obligations	$14,892	$17,658
Interest accrued on Senior Unsecured Promissory Notes	9,700	4,918
Net operating loss and tax credit carryforwards—federal and state income taxes	4,094	7,009
Estimated losses on uncompleted contracts	581	1,375
Inventory	2,130	1,670
Employee benefits	7,558	1,699
Sales returns and repairs	1,116	1,308
Other accrued liabilities	439	1,358
Transaction costs	1,494	2,433

Total deferred tax assets	42,004	39,428
Less valuation allowance	(2,729)	(750)

Total deferred tax assets	39,275	38,678

Deferred tax liabilities:
Intangible assets	81,362	79,325
Property, plant and equipment	10,117	9,670

Total deferred tax liabilities	91,479	88,995

Total net deferred tax liabilities	$52,204	$50,317

        The Company's net operating loss carryforwards as of September 30, 2005 expire as follows (in thousands):

Fiscal Year of Expiration	Federal	State	Local
2008	$—	$—	$70,853
2009	—	—	328
2013	—	12,758	—
2023	—	31,423	—

        The $70,853 of local net operating losses have only a 5 year carryforward period and it is unlikely that the Company will be able to utilize the entire balance by the expiration of the carryforward period. Therefore, a valuation allowance has been established equal to the amount of the net operating loss that the Company believes will not be utilized. It is also unlikely that the $31,423 of state net operating losses will be utilized by the Company prior to 2023 because a change in the Ohio tax law eliminates the corporate income tax and replaces it with a commercial activity tax by 2010. Again, a valuation allowance has been established that is equal to the amount of the net operating loss that the Company believes will not be utilized.

15.    CAPITAL STOCK, WARRANT, AND OPTIONS

        Capital Stock—Authorized capital stock of TD Group consists of 224.4 million shares of $.01 par value common stock and 149.6 million shares of $.01 par value preferred stock. The total number of shares of common stock of TD Group outstanding at September 30, 2005 and 2004 was 44.2 million.

There were no shares of preferred stock outstanding at September 30, 2005 and 2004. The terms of the preferred stock have not been established.

        Prior to the IPO (see Note 1), under certain circumstances, management personnel of the Company who owned shares of TD Group common stock or vested options to purchase shares of TD Group common stock had put rights and TD Group had call rights if their employment with the Company was terminated. The funds necessary to satisfy a properly executed put or call right were expected to be transferred to TD Group by TransDigm Inc., if permitted under restrictions regarding the repurchase of capital stock contained in TransDigm Inc.'s long-term debt agreements (see Note 10). Under TD Group's Management Stockholders' Agreement, if TD Group was unable to access sufficient funds to enable it to repurchase the stock or vested options, TD Group was not permitted to make such purchase until all prohibitions lapsed, and was required to then pay such management shareholder, in addition to the repurchase price, a specified rate of interest on the repurchase price. Upon the closing of the IPO, the Management Stockholders' Agreement terminated and the foregoing provisions ceased to have any further force or effect.

        Common Stock Options Issued by TD Group—In conjunction with the Merger, certain executives and key employees of the Company were granted stock options under a stock option plan of TD Group. In addition to the stock options issued under the plan covering the Company's employees, a member of the Company's board of directors has also been granted stock options of TD Group. TD Group has reserved 9,156,995 shares of its common stock for issuance to the Company's employees under the plans, 8,230,020 of which had been issued as of September 30, 2005. The options generally vest upon: (1) the achievement of certain earnings targets, (2) a change in the control of TD Group, or (3) certain specified dates in the option agreements. Unless terminated earlier, the options expire ten years from the date of grant.

        The Company accounts for the TD Group stock option activity in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and, accordingly, measures compensation expense under the plan based on the estimated fair value of the awards on the grant dates and amortizes the expense over the options' vesting periods. The fair value of the option awards is determined using the Black-Scholes option pricing model and the following assumptions: risk-free interest rate ranging from 2.5% to 4.10%, expected option life ranging from four to five years and no expected volatility or dividend yield.

        Option activity was as follows during the fiscal years ended September 30, 2005 and September 30, 2004 and the period from July 23, 2003 through September 30, 2003:

	Year Ended September 30, 2005		Year Ended September 30, 2004		July 23, 2003 Through September 30, 2003
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	7,216,557	$4.80	7,310,774	$4.69	—	$—
Granted in exchange for rollover stock options (Note 1)	—	—	—	—	3,870,131	2.05
Granted following closing of Merger	462,788	10.39	209,440	6.68	3,954,377	6.68
Exercised/cancelled	—	—	(303,657)	3.58	(513,734)	0.13

Outstanding at end of period	7,679,345	5.13	7,216,557	4.80	7,310,774	4.69

Exercisable at end of period	4,663,559	4.04	4,026,487	3.30	3,785,061	2.83

        During the fiscal years ended September 30, 2005 and September 30, 2004 and the period from July 23, 2003 through September 30, 2003, the weighted average fair value of each option granted was $1.46, $0.93 and $0.79, respectively. Non-cash stock option compensation expense recognized during these periods was $0.7 million, $0.6 million and $0.1 million, respectively.

        The following table summarizes information about stock options outstanding at September 30, 2005:

Exercise Price	Outstanding	Options Outstanding Weighted-Average Remaining Contractual Life (In Years)	Number Exercisable
$0.45	27,577	4.25	27,577
0.75	94,740	4.25	94,740
0.79	260,204	4.25	260,204
2.34	622,264	4.25	622,264
2.36	297,122	4.25	297,122
2.38	902,929	4.25	902,929
2.38	222,397	4.25	222,397
2.65	187,259	4.83	187,259
3.15	96,075	5.57	96,075
3.35	392,305	6.59	392,305
3.39	20,015	6.80	20,015
5.80	64,494	7.15	64,494
6.68	4,029,177	7.86	1,254,994
8.52	284,240	9.25	42,636
13.37	178,547	4.90	178,548

	7,679,345		4,663,559

        At September 30, 2005, 926,975 remaining options were available for award under TD Group's stock option plan.

        Common Stock Options Issued by TransDigm Holdings—Prior to the Merger, TransDigm Holdings granted options to purchase common stock to certain employees of TransDigm Inc. Such options generally vested upon the passage of time and/or TransDigm Holdings' attainment of certain financial targets, including a "change in control," if any, on or prior to September 30, 2003, pursuant to which certain investor return targets were satisfied. These investor return targets were satisfied in connection with the Merger and all unvested stock options became vested. In addition, in conjunction with the Merger, all of TransDigm Holdings' stock options were either cancelled in return for cash consideration or exchanged for a combination of stock options of TD Group and interests in deferred compensation plans of TD Group.

        A summary of the status of TransDigm Holdings' stock option plans for the period October 1, 2002 through July 22, 2003 is presented below:

	Predecessor
	October 1, 2002 Through July 22, 2003
	Shares	Weighted-Average Exercise Price
Outstanding at beginning of period	31,706	$698
Granted	400	2,580
Exercised/cancelled	(32,106)	722

Outstanding at end of period	—	—

Exercisable at end of period	—	—

        The Company applied APB No. 25 and related interpretations in accounting for stock options that were outstanding prior to the Merger. No compensation cost was recognized for such stock options prior to the Merger because the exercise price of the options equaled the fair value of the common stock on the grant date. The exchange of stock options for cash consideration, stock options of TD Group and an interest in a rollover TD Group deferred compensation plan in conjunction with the Merger resulted in the recognition of $137.5 million of compensation expense under the provisions of APB No. 25 during the period ended July 22, 2003. Had compensation cost for TransDigm Holdings' stock option plan been determined based on the fair value of awards granted under such plans consistent with the method specified in SFAS No. 123, the effect on the Company's net loss for the period from October 1, 2002 through July 22, 2003 would not have been material.

        Warrant to Purchase Common Stock    At September 30, 2002, a warrant to purchase 1,381.87 shares of TransDigm Holdings' common stock was outstanding. The warrant was issued in connection with the acquisition of Champion Aerospace Inc. in fiscal 2001 and was recorded at its estimated fair value at the date of issuance. The warrant was exercised in connection with the Merger at an exercise price of $.01 per share and the related common stock was cancelled in exchange for cash consideration of approximately $6.9 million.

        Cumulative Redeemable Preferred Stock    At September 30, 2002, the authorized preferred stock of TransDigm Holdings consisted of 75,000 shares of 16% cumulative redeemable preferred stock with a par value of $.01 per share. As of September 30, 2002, 17,496 shares of the preferred stock were issued and outstanding. Preferred stock issued by TransDigm Holdings had a stated liquidation preference of $1,000 per share. Dividends accrued and accumulated at 16% per annum, based on the liquidation preference amount, and were payable semi-annually in cash or delivery of additional shares of preferred stock. The recorded value of the preferred stock at September 30, 2002 included $0.9 million of accrued dividends that were paid-in-kind, and was net of remaining, unamortized original issuance discount and issuance costs of $2.3 million. The preferred stock was cancelled in connection with the Merger in exchange for cash consideration of approximately $21.1 million.

16.    LEASES

        TransDigm Inc. leases office space for its corporate headquarters. TransDigm Inc. also leases two manufacturing facilities. The office space leases require rental payments of $0.1 million per year through fiscal 2011. TransDigm Inc. may also be required to share in the operating costs of the facility under certain conditions. The facility leases require annual rental payments ranging from approximately $1.3 million to $1.4 million through January 2013. TransDigm Inc. also has commitments under operating leases for vehicles and equipment. Rental expense under operating leases was $1.9 million for the year ended September 30, 2005, $1.4 million for the year ended September 30, 2004, $0.5 million during the period from July 8, 2003 (date of formation) through September 30, 2003 and $1.2 million during the period from October 1, 2002 through July 22, 2003 (Predecessor). Future, minimum rental commitments at September 30, 2005 under operating leases having initial or remaining non-cancelable lease terms exceeding one year are $2.2 million in fiscal 2006, $2.2 million in fiscal 2007, $1.6 million in fiscal 2008, $1.5 million in fiscal 2009, $1.1 million in fiscal 2010, and $2.0 million thereafter.

17.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company has various financial instruments, including cash and cash equivalents, marketable securities (see Note 4), accounts receivable and payable, accrued liabilities and long-term debt. The carrying value of the Company's cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximates their fair value due to the short-term maturities of these assets and liabilities. The Company also believes that the aggregate fair value of its term loan under the Amended and Restated Senior Credit Facility approximates its carrying amount because the interest rates on the debt are reset on a frequent basis to reflect current market rates. The estimated fair value of TransDigm Inc.'s 8 3/8% Senior Subordinated Notes approximated $422.0 million at September 30, 2005 based upon the quoted market prices.

18.    CONTINGENCIES

        During the ordinary course of business, the Company is from time to time threatened with, or may become a party to, legal actions and other proceedings. While the Company is currently involved in certain legal proceedings, it believes the results of these proceedings will not have a material adverse effect on its financial condition, results of operations, or cash flows. The Company believes that, where applicable, its potential exposure to such legal actions is adequately covered by its aviation product and general liability insurance.

19.    QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter Ended January 1, 2005	Second Quarter Ended April 2, 2005	Third Quarter Ended July 2, 2005	Fourth Quarter Ended September 30, 2005
	(In Thousands)
Year Ended September 30, 2005
Net sales	$80,270	$91,392	$97,627	$104,964
Gross profit	39,473	45,058	47,892	51,847
Net income	6,367	8,764	9,529	10,027
	First Quarter Ended December 27, 2003	Second Quarter Ended March 27, 2004	Third Quarter Ended June 26, 2004	Fourth Quarter Ended September 30, 2004
	(In Thousands)
Year Ended September 30, 2004
Net sales	$67,682	$71,903	$76,348	$84,770
Gross profit	16,063	37,637	39,811	42,994
Net income (loss)	(7,664)	5,309	7,243	8,734

20.    NEW ACCOUNTING STANDARDS

        In June 2005, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS 154"). This Statement requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the basis of the new accounting principle, unless it is impracticable to do so. FAS 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company does not anticipate that the adoption of this statement will have a material impact on the Company results of operation or financial condition.

        During December 2004, the FASB issued Statement No. 123 (R), Share Based Payment ("SFAS 123(R)"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company anticipates adopting this pronouncement effective October 1, 2006. The Company anticipates the adoption of this pronouncement will not have a material impact on its consolidated financial position or results of operations.

        In November 2004, the FASB issued Statement No. 151, "Inventory Costs" ("SFAS 151"), which requires abnormal amounts of inventory costs related to idle facility, freight handling and wasted material expense to be recognized as current period charges. Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The standard is effective for fiscal years beginning after June 15, 2005. The

Company believes the adoption of this pronouncement will not have a material impact on its consolidated financial position or results of operations.

21.    SUBSEQUENT EVENTS—TD GROUP LOAN FACILITY AND RELATED TRANSACTIONS

        On November 10, 2005, TD Group closed on a $200 million loan facility (the "TD Group Loan Facility"). The TD Group Loan Facility is unsecured and is not guaranteed by TransDigm Holdings or any of its direct or indirect subsidiaries, including TransDigm Inc. The interest rates per annum applicable to the loans are equal to an adjusted LIBO rate for three-month interest periods plus an applicable margin percentage. The initial interest rate was 9.3%. In connection with the closing of the TD Group Loan Facility, on November 10, 2005, TransDigm Inc. and TransDigm Holdings entered into an amendment to the Amended and Restated Senior Credit Facility (the "Amendment"). Among other things, the Amendment authorized (i) the payment of the cash dividends by TransDigm Inc. and TransDigm Holdings referred to in the immediately following paragraph and (ii) TransDigm Inc. and TransDigm Holdings to make certain distributions to TD Group from time to time, so long as certain conditions are satisfied and the proceeds of such distributions to TD Group are used, directly or indirectly, by TD Group to pay interest in respect of the indebtedness outstanding under the TD Group Loan Facility.

        In connection with the closing of the TD Group Loan Facility, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holdings and made certain bonus payments in the aggregate amount of approximately $6.2 million to certain members of management. TransDigm Holdings used all of the proceeds received by it from the payment of the cash dividend from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group used the net proceeds received from the TD Group Loan Facility of approximately $193.8 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on the Senior Unsecured Promissory Notes, with all such payments totaling approximately $262.7 million, (ii) make a distribution to participants under the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan of their vested deferred compensation account balances and (iii) make certain distributions to participants under the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan of their vested and a portion of their unvested deferred compensation account balances. The aggregate distributions with respect to deferred compensation account balances totaled approximately $26.0 million. In connection with the distributions under the TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan, the Board of Directors of TD Group approved the termination of such plan, with such termination becoming effective on November 10, 2005. The TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan was terminated effective as of December 16, 2005 in connection with the adoption by TD Group of the TD Holding Corporation 2005 New Management Deferred Compensation Plan.

        In connection with the closing of the TD Group Loan Facility, TD Group also amended and restated its stock option plan. The significant changes made in connection with the amendment and restatement of the stock option plan were to (i) remove certain dividend equivalent rights provisions to ensure that the plan is in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), (ii) adjust the applicable performance vesting targets to reflect certain acquisitions made by the Company and (iii) increase the number of shares of common stock of TD Group reserved for issuance thereunder by 182,437 shares. In addition, in connection with the amendment and restatement of the stock option plan, TD Group adopted a dividend equivalent plan that is intended to be compliant with the requirements of Section 409A, which plan was subsequently amended and restated. The dividend equivalent plan contains the same economic terms as the dividend equivalent rights provisions that were removed from TD Group's previous stock option plan in connection with the adoption of the stock option plan.

        Assuming the debt related transactions described above occurred on October 1, 2004, interest expense for the year ended September 30, 2005 would have been lower by $9.0 million.

22.    SUBSEQUENT EVENTS—REFINANCING

        In June 2006, the Company completed its refinancing and an offering memorandum for the placement of 7 3/4% Senior Subordinated Notes due 2014 (the "Senior Subordinated Notes"). The Senior Subordinated Notes will be fully and unconditionally guaranteed on a joint and several and senior subordinated basis by TD Group and all direct and indirect subsidiaries of TransDigm Inc. (other than one wholly-owned, non-guarantor subsidiary that has minor assets, liabilities and equity). TD Group's guarantee and the guarantees provided by the guaranteeing subsidiaries of TransDigm Inc. in respect of the Senior Subordinated Notes will be subordinated to TD Group's and such guaranteeing subsidiaries' guarantees of TransDigm Inc.'s obligations under a new senior secured credit facility expected to be executed upon the issuance of the Senior Subordinated Notes. In addition, TransDigm Holdings will be merged into TransDigm Inc. as part of the transactions contemplated in the offering of the Senior Subordinated Notes. The following supplemental consolidating condensed financial information presents the balance sheets of TD Group as of September 30, 2005 and September 30, 2004 and its statements of operations and cash flows for the fiscal years ended September 30, 2005 and September 30, 2004 and the periods from July 8, 2003 (date of formation) through September 30, 2003 and October 1, 2002 through July 22, 2003 (Predecessor).

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2005
(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$106,082	$(1,861)	$—	$104,221
Marketable securities	—	—	—	—	—	—
Trade accounts receivable—Net	—	—	26,447	37,107	—	63,554
Inventories	—	—	24,673	51,404	—	76,077
Deferred income taxes	95	—	12,651	—	—	12,746
Prepaid expenses and other	—	—	564	1,184	—	1,748

Total current assets	95	—	170,417	87,834	—	258,346
INVESTMENT IN SUBSIDIARIES AND INTERCOMPANY BALANCES	612,768	612,768	2,038,972	702,134	(3,966,642)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	—	24,844	38,780	—	63,624
GOODWILL	—	—	424,777	430,907	—	855,684
TRADEMARKS AND TRADE NAMES	—	—	52,997	72,500	—	125,497
OTHER INTANGIBLE ASSETS—Net	—	—	37,283	67,171	—	104,454
DEBT ISSUE COSTS—Net	—	—	19,340	—	—	19,340
OTHER	—	—	803	—	—	803

TOTAL ASSETS	$612,768	$612,768	$2,769,433	$1,399,326	$(3,996,642)	$1,427,748

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$—	$—	$2,943	$—	$—	$2,943
Accounts payable	—	—	9,093	7,326	—	16,419
Accrued liabilities	58,804	—	23,812	8,073	—	90,689

Total current liabilities	58,804	—	35,848	15,399	—	110,051
LONG-TERM DEBT—Less current portion	199,997	—	686,906	—	—	886,903
DEFERRED INCOME TAXES	(8,781)	—	73,731	—	—	64,950
OTHER NON-CURRENT LIABILITIES	29,736	—	2,001	1,000	—	32,737

Total liabilities	279,756	—	798,486	16,399	—	1,094,641

STOCKHOLDERS' EQUITY	333,107	612,768	1,970,947	1,382,927	(3,966,642)	333,107

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$612,863	$612,768	$2,769,433	$1,399,326	$(3,966,642)	$1,427,748

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2004
(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary	Eliminations Guarantors	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$50,148	$(1,650)	$—	$48,498
Marketable securities	—	—	50,601	—	—	50,601
Trade accounts receivable—Net	—	—	17,508	26,981	—	44,489
Inventories	—	—	19,690	44,695	—	64,385
Deferred income taxes	263	—	10,092	—	—	10,355
Prepaid expenses and other	—	—	1,283	568	—	1,851

Total current assets	263	—	149,322	70,594	—	220,179
INVESTMENT IN SUBSIDIARIES AND INTERCOMPANY BALANCES	546,618	549,688	1,964,550	656,196	(3,717,052)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	—	22,185	38,632	—	60,817
GOODWILL	—	—	404,277	408,183	—	812,460
TRADEMARKS AND TRADE NAMES	—	—	52,997	72,500	—	125,497
OTHER INTANGIBLE ASSETS—Net	—	—	36,721	66,380	—	103,101
DEBT ISSUE COSTS—Net	—	—	23,148	—	—	23,148
OTHER	—	—	710	—	—	710

TOTAL ASSETS	$546,881	$549,688	$2,653,910	$1,312,485	$(3,717,052)	$1,345,912

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term liabilities	$—	$—	$4,431	$—	$—	$4,431
Accounts payable	—	—	6,199	5,269	—	11,468
Accrued liabilities	95	—	17,079	7,721	—	24,895

Total current liabilities	95	—	27,709	12,990	—	40,794
LONG-TERM DEBT—Less current portion	199,997	—	689,848	—	—	889,845
DEFERRED INCOME TAXES	(4,973)	—	65,645	—	—	60,672
OTHER NON-CURRENT LIABILITIES	54,350	—	1,732	1,107	—	57,189

Total liabilities	249,469	—	784,934	14,097	—	1,048,500

STOCKHOLDERS' EQUITY	297,412	549,688	1,868,976	1,298,388	(3,717,052)	297,412

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$546,881	$549,688	$2,653,910	$1,312,485	$(3,717,052)	$1,345,912

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2005
(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$—	$160,544	$213,709	$—	$374,253
COST OF SALES	—	—	75,043	114,940	—	189,983

GROSS PROFIT	—	—	85,501	98,769	—	184,270

OPERATING EXPENSES:
Selling and administrative	—	—	21,678	17,265	—	38,943
Amortization of intangibles	—	—	2,255	5,492	—	7,747

Total operating expenses	—	—	23,933	22,757	—	46,690

INCOME FROM OPERATIONS	—	—	61,568	76,012	—	137,580
OTHER INCOME (EXPENSES):
Interest expense—Net	(28,806)	(11,999)	(44,038)	4,577	—	(80,266)
Equity in income of subsidiaries	53,121	60,522	49,709	—	(163,352)	—

INCOME BEFORE INCOME TAXES	24,315	48,523	67,239	80,589	(163,352)	57,314
INCOME TAX PROVISION (BENEFIT)	(10,372)	(4,598)	6,717	30,880	—	22,627

NET INCOME	$34,687	$53,121	$60,522	$49,709	$(163,352)	$34,687

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2004
(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$—	$129,438	$171,265	$—	$300,703
COST OF SALES	—	—	61,584	102,614	—	164,198

GROSS PROFIT	—	—	67,854	68,651	—	136,505

OPERATING EXPENSES:
Selling and administrative	—	—	19,142	12,059	—	31,201
Amortization of intangibles	—	—	4,609	5,716	—	10,325

Total operating expenses	—	—	23,751	17,775	—	41,526

INCOME FROM OPERATIONS	—	—	44,103	50,876	—	94,979
OTHER INCOME (EXPENSES):
Interest Expense—Net	(25,739)	(11,999)	(42,669)	5,732	—	(74,675)
Equity in income of subsidiaries	29,610	37,325	36,401	—	(103,336)	—

INCOME BEFORE INCOME TAXES	3,871	25,326	37,835	56,608	(103,336)	20,304
INCOME TAX PROVISION (BENEFIT)	(9,751)	(4,284)	510	20,207	—	6,682

NET INCOME	$13,622	$29,610	$37,325	$36,401	$(103,336)	$13,622

TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 8, 2003 (DATE OF FORMATION)

THROUGH SEPTEMBER 30, 2003

(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$—	$21,733	$30,350	$—	$52,083
COST OF SALES	—	—	13,536	26,863	—	40,399

GROSS PROFIT	—	—	8,197	3,487	—	11,684

OPERATING EXPENSES:
Selling and administrative	—	—	3,035	2,170	—	5,205
Amortization of intangibles	—	—	894	1,081	—	1,975

Total operating expenses	—	—	3,929	3,251	—	7,180

INCOME FROM OPERATIONS	—	—	4,268	236	—	4,504
OTHER INCOME (EXPENSES):
Interest expense—Net	(4,666)	(2,005)	(6,229)	(1,333)	—	(14,233)
Equity in income (loss) of subsidiaries	(2,788)	(1,528)	(548)	—	4,864	—

INCOME (LOSS) BEFORE INCOME TAXES	(7,454)	(3,533)	(2,509)	(1,097)	4,864	(9,729)
INCOME TAX PROVISION (BENEFIT)	(1,695)	(745)	(981)	(549)	—	(3,970)

NET INCOME (LOSS)	$(5,759)	$(2,788)	$(1,528)	$(548)	$4,864	$(5,759)

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FROM OCTOBER 1, 2002 THROUGH JULY 22, 2003 (PREDECESSOR)

(Amounts in thousands)

	TransDigm Holdings	TransDigm Inc	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$95,957	$145,228	$—	$241,185
COST OF SALES	—	41,821	84,695	—	126,516

GROSS PROFIT	—	54,136	60,533	—	114,669

OPERATING EXPENSES:
Selling and administrative	—	10,489	9,678	—	20,167
Amortization of intangibles	—	504	441	—	945
Merger expenses	—	176,003	—	—	176,003

Total operating expenses	—	186,996	10,119	—	197,115

INCOME (LOSS) FROM OPERATIONS	—	(132,860)	50,414	—	(82,446)
OTHER INCOME (EXPENSES):
Interest expense—Net	(1,755)	(19,722)	(6,747)	—	(28,224)
Equity in income (loss) of subsidiaries	(68,865)	27,452	—	41,413	—

INCOME (LOSS) BEFORE INCOME TAXES	(70,620)	(125,130)	43,667	41,413	(110,670)
INCOME TAX PROVISION (BENEFIT)	(651)	(56,265)	16,215	—	(40,701)

NET INCOME (LOSS)	$(69,969)	$(68,865)	$27,452	$41,413	$(69,969)

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 2005
(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$34,687	$53,121	$60,522	$49,709	$(163,352)	$34,687
Adjustments to reconcile net income (loss) to net cash provided by operating activities	(34,687)	(60,522)	(24,020)	1,885	163,352	46,008

Net cash provided by (used in) operating activities	—	(7,401)	36,502	51,594	—	80,695

INVESTING ACTIVITIES:
Capital expenditures	—	—	(3,516)	(4,444)	—	(7,960)
Other	—	—	(12,570)	—	—	(12,570)

Net cash used in investing activities	—	—	(16,086)	(4,444)	—	(20,530)

FINANCING ACTIVITIES:
Changes in intercompany activities	—	7,401	39,960	(47,361)	—	—
Proceeds from senior subordinated notes	—	—	—	—	—	—
Repayment of amounts borrowed under credit facility	—	—	(2,942)	—	—	(2,942)
Payment of license obligation	—	—	(1,500)	—	—	(1,500)
Purchase of common stock	—	—	—	—	—	—

Net cash provided by (used in) financing activities	—	7,401	35,518	(47,361)	—	(4,442)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	55,934	(211)	—	55,723
CASH AND CASH EQUIVALENTS—Beginning of year	—	—	50,148	(1,650)	—	48,498

CASH AND CASH EQUIVALENTS—End of year	$—	$—	$106,082	$(1,861)	$—	$104,221

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED SEPTEMBER 30, 2004
(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income	$13,622	$29,610	$37,325	$36,401	$(103,336)	$13,622
Adjustments to reconcile net income (loss) to net cash provided by operating activities	(13,903)	(622)	(4,571)	13,277	103,336	97,517

Net cash provided by (used in) operating activities	(281)	28,988	32,754	49,678	—	111,139

INVESTING ACTIVITIES:
Capital expenditures	—	—	(2,117)	(3,299)	—	(5,416)
Purchase of marketable securities	—	—	(94,675)	—	—	(94,675)
Sale and maturity of marketable securities	—	—	44,003	—	—	44,003
Business acquisitions	—	—	(21,531)	—	—	(21,531)

Net cash used in investing activities	—	—	(74,320)	(3,299)	—	(77,619)

FINANCING ACTIVITIES:
Changes in intercompany activities	—	(28,492)	76,071	(47,579)	—	—
Payment of license obligation	—	—	(1,500)	—	—	(1,500)
Proceeds from issuance of common stock	—	24	—	—	—	24
Repayment of amounts borrowed under credit facility	—	—	(2,209)	—	—	(2,209)
Purchase of common stock	281	(520)	—	—	—	(239)

Net cash provided by (used in) financing activities	281	(28,988)	72,362	(47,579)	—	(3,924)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	30,796	(1,200)	—	29,596
CASH AND CASH EQUIVALENTS—
Beginning of year	—	—	19,352	(450)	—	18,902

CASH AND CASH EQUIVALENTS—
End of year	$—	$—	$50,148	$(1,650)	$—	$48,498

TRANSDIGM GROUP INCORPORATED CONDENSED
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 8, 2003 (DATE OF FORMATION)
THROUGH SEPTEMBER 30, 2003
(Amounts in thousands)

	TD Group	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(5,759)	$(2,788)	$(1,528)	$(548)	$4,864	$(5,759)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	38,474	2,561	(22,420)	8,860	(4,864)	22,611

Net cash provided by (used in) operating activities	32,715	(227)	(23,948)	8,312	—	16,852

INVESTING ACTIVITIES:
Merger with Holdings (net of Holdings cash balances)	(509,544)	4,287	33,288	2,630	—	(469,339)
Capital expenditures	—	—	(183)	(785)	—	(968)
Acquisition of Norco net assets	—	—	—	988	—	988

Net cash provided by (used in) investing activities	(509,544)	4,287	33,105	2,833	—	(469,319)

FINANCING ACTIVITIES:
Changes in intercompany activities	5,529	(4,129)	10,195	(11,595)	—	—
Proceeds from promissory notes	199,997	—	—	—	—	199,997
Proceeds from issuance of common stock	271,303	—	—	—	—	271,303
Proceeds from exercise of stock options	—	69	—	—	—	69

Net cash provided by (used in) financing activities	476,829	(4,060)	10,195	(11,595)	—	471,369

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	19,352	(450)	—	18,902
CASH AND CASH EQUIVALENTS—
Beginning of period	—	—	—	—	—	—

CASH AND CASH EQUIVALENTS—
End of period	$—	$—	$19,352	$(450)	$—	$18,902

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 1, 2002 THROUGH JULY 22, 2003 (PREDECESSOR)
(Amounts in thousands)

	TransDigm Holdings	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
OPERATING ACTIVITIES:
Net income (loss)	$(69,969)	$(68,865)	$27,452	$41,413	$(69,969)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	70,620	8,732	(2,154)	(41,413)	35,785

Net cash provided by (used in) operating activities	651	(60,133)	25,298	—	(34,184)

INVESTING ACTIVITIES:
Capital expenditures	—	(2,014)	(2,227)	—	(4,241)
Acquisition of Norco net assets	—	—	(53,026)	—	(53,026)

Net cash used in investing activities	—	(2,014)	(55,253)	—	(57,267)

FINANCING ACTIVITIES:
Changes in intercompany activities	194,915	(229,160)	34,245	—	—
Borrowings under credit facility, net of fees	—	306,744	—	—	306,744
Proceeds from senior subordinated notes, net of fees	—	386,973	—	—	386,973
Proceeds from issuance of common stock	471,300	—	—	—	471,300
Repayment of amounts borrowed under credit facility	—	(200,793)	—	—	(200,793)
Repayment of license obligation	—	(2,600)	—	—	(2,600)
Repayment/(defeasance) of senior subordinated notes, including premium	—	(216,595)	—	—	(216,595)
Repayment of Holdings PIK Notes	(32,802)	—	—	—	(32,802)
Redemption of preferred stock and warrant	(28,003)	—	—	—	(28,003)
Purchase of common stock	(599,725)	—	—	—	(599,725)
Payment of merger costs incurred by stockholders of TD Holding	(2,049)	—	—	—	(2,049)

Net cash provided by financing activities	3,636	44,569	34,245	—	82,450

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,287	(17,578)	4,290	—	(9,001)
CASH AND CASH EQUIVALENTS—
Beginning of period	—	50,866	(1,660)	—	49,206

CASH AND CASH EQUIVALENTS—
End of period	$4,287	$33,288	$2,630	$—	$40,205

TransDigm Inc.

        All tendered original senior subordinated notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:
THE BANK OF NEW YORK TRUST COMPANY, N.A.
By Facsimile:
(212) 298-1915

Confirm by telephone:
(212) 815-5098

By Mail, Hand or Courier:
The Bank of New York Trust Company, N.A.
Corporate Trust Department
Reorganization Unit
101 Barclay Street
Floor 7 East
New York, New York 10286
Attn: Mr. Randolph Holder

TransDigm Inc.

OFFER TO EXCHANGE

Up to $275,000,000 aggregate principal amount of its 7 3/4% Senior Subordinated Notes due 2014 registered under the Securities Act of 1933 for

any and all outstanding 7 3/4% Senior Subordinated Notes due 2014

PROSPECTUS

        Until            , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        TransDigm Inc., TransDigm Group Incorporated, MarathonNorco Aerospace, Inc., Champion Aerospace Inc., Avionic Instruments Inc. and Skurka Aerospace Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        ZMP, Inc., Adams Rite Aerospace, Inc., Christie Electric Corp. and Sweeney Engineering Corp. are incorporated under the laws of the State of California. Section 317 of the California General Corporation Law provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain derivative actions as described below, by reason of the fact that he or she is or was a director, officer, employee or other agent of the corporation, or is or was serving at the corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, against expenses, including attorneys' fees, judgments, fines, settlements and other amounts actually or reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of his or her duty to the corporation and its shareholders unless and only to the extent that the court in which action or suit is or was pending shall determine that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for these expenses which this court shall deem proper. Section 317 further provides that to the extent that the director, officer, employee or agent of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually or reasonably incurred by him or her in connection with such defense.

        DAC Realty Corp. is incorporated under the laws of the State of New Jersey. Section 14A:2-7(3) of the New Jersey Business Corporation Act, or the NJBCA, permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Section 14A:3-5 of the NJBCA provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (i) a disinterested majority of the Board of Directors, (ii) independent legal counsel, or (iii) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

        TransDigm Inc.'s certificate of incorporation and bylaws and the certificates of incorporation and bylaws of TransDigm Group Incorporated, MarathonNorco Aerospace, Inc. Champion Aerospace Inc., Avionic Instruments Inc. and Skurka Aerospace Inc. generally provide for the indemnification of their respective officers and directors to the fullest extent permitted under Delaware law. Similarly, the articles of incorporation and bylaws of ZMP, Inc., Adams Rite Aerospace Inc., Christie Electric Corp. and Sweeney Engineering Corp. generally provide for the indemnification of their respective officers and directors to the fullest extent permitted under California law. DAC Realty Corp.'s certificate of incorporation provides for the indemnification of its officers and directors to the fullest extent permitted under New Jersey law.

        TransDigm Group Incorporated also maintains a directors' and officers' insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.(s)
2.1	Agreement and Plan of Merger, dated as of June 6, 2003, by and between TD Acquisition Corporation and TransDigm Holding Company.(c)
2.2	Amendment No. 1, dated as of July 9, 2003, to the Agreement and Plan of Merger, by and between TD Acquisition Corporation and TransDigm Holding Company.(c)
2.3	Agreement and Plan of Merger, dated as of July 22, 2003, by and between TransDigm Inc. and TD Funding Corporation.(d)
2.4	Agreement and Plan of Merger, dated as of September 30, 2005, by and between TransDigm Inc. and Fluid Regulators Corporation.(n)
3.1	Certificate of Incorporation, filed on July 8, 2003, of TD Holding Corporation (now known as TransDigm Group Incorporated). (o)
3.2	Certificate of Amendment to Certificate of Incorporation, filed on January 19, 2006, of TD Holding Corporation (now known as TransDigm Group Incorporated). (q)

3.3	Amended and Restated Certificate of Incorporation, filed on March 14, 2006, of TransDigm Group Incorporated.(s)
3.4	Amended and Restated Bylaws of TransDigm Group Incorporated.(s)
3.5	Certificate of Incorporation, filed on July 2, 1993, of NovaDigm Acquisition, Inc. (now known as TransDigm Inc.).(a)
3.6	Certificate of Amendment, filed on July 22, 1993, of the Certificate of Incorporation of NovaDigm Acquisition, Inc. (now known as TransDigm Inc.).(a)
3.7	Certificate of Ownership and Merger, filed on September 13, 1993, merging IMO Aerospace Company with and into TransDigm Inc.(a)
3.8	Certificate of Ownership and Merger, filed on June 23, 2006, merging TD Finance Corporation with and into TransDigm Inc.*
3.9	Certificate of Ownership and Merger, filed on June 26, 2006, merging TransDigm Holding Company with and into TransDigm Inc.*
3.10	Bylaws of NovaDigm Acquisition, Inc. (now known as TransDigm Inc.).(a)
3.11	Certificate of Incorporation, filed on March 28, 1994, of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.12	Certificate of Amendment, filed on May 18, 1994, of the Certificate of Incorporation of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.13	Certificate of Amendment, filed on May 24, 1994, of the Certificate of Incorporation of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.14	Bylaws of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.15	Amended and Restated Articles of Incorporation, filed on April 23, 1999, of ZMP, Inc. (a)
3.16	Amended and Restated Bylaws of ZMP, Inc.(a)
3.17	Articles of Incorporation, filed on July 30, 1986, of ARP Acquisition Corporation (now known as Adams Rite Aerospace, Inc.).(a)
3.18	Certificate of Amendment, filed on September 12, 1986, of the Articles of Incorporation of ARP Acquisition Corporation (now known as Adams Rite Aerospace, Inc.).(a)
3.19	Certificate of Amendment, filed on January 27, 1992, of the Articles of Incorporation of Adams Rite Products, Inc. (now known as Adams Rite Aerospace, Inc.).(a)
3.20	Certificate of Amendment, filed on December 31, 1992, of the Articles of Incorporation of Adams Rite Products, Inc. (now known as Adams Rite Aerospace, Inc.).(a)
3.21	Certificate of Amendment, filed on August 11, 1997, of the Articles of Incorporation of Adams Rite Sabre International, Inc. (now known as Adams Rite Aerospace, Inc.).(a)
3.22	Amended and Restated Bylaws of Adams Rite Aerospace, Inc.(a)
3.23	Certificate of Incorporation, filed on April 16, 2001, of Aviation Acquisition Corporation (now known as Champion Aerospace Inc.).(b)
3.24	Certificate of Amendment, filed on June 1, 2001, to the Certificate of Incorporation of Aviation Acquisition Corporation (now known as Champion Aerospace Inc.).(b)

3.25	Bylaws of Aviation Acquisition Corporation (now known as Champion Aerospace Inc.).(b)
3.26	Articles of Incorporation, filed on December 6, 1929, of McColpin — Christie Electric Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.27	Certificate of Amendment, filed on November 3, 1947, of the Articles of Incorporation of McColpin—Christie Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.28	Certificate of Amendment, filed on May 26, 1952, of the Articles of Incorporation of McColpin—Christie Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.29	Certificate of Amendment, filed on May 1, 1956, of the Articles of Incorporation of McColpin—Christie Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.30	Certificate of Amendment, filed on May 1, 1979, of the Articles of Incorporation of Christie Electric Corp.(b)
3.31	Certificate of Ownership, filed on April 16, 1985, of Christie Electric Corp.(b)
3.32	Certificate of Amendment, filed on September 29, 1993, of the Articles of Incorporation of Christie Electric Corp.(b)
3.33	Bylaws of Christie Electric Corp.(b)
3.34	Certificate of Incorporation, filed on October 10, 1986, of Avionic Instruments, Inc.*
3.35	Agreement and Plan of Merger, filed on December 18, 1986, merging Avionic Instruments Inc., a New York corporation, with and into Avionic Instruments Inc., a Delaware corporation.*
3.36	Certificate of Amendment of Certificate of Incorporation, filed on April 9, 1987, of Avionic Instruments Inc.*
3.37	Certificate of Merger, filed on December 31, 1996, merging REA International Corp. with and into Avionic Instruments Inc.*
3.38	Certificate of Amendment of Certificate of Incorporation, filed on December 24, 1997, of Avionic Instruments Inc.*
3.39	Certificate of Change of Location of Registered Office and of Registered Agent, filed on March 13, 1998, of Avionic Instruments Inc.*
3.40	Certificate of Change of Registered Agent and Registered Office, filed on August 2, 2005, of Avionic Instruments Inc.*
3.41	Bylaws of Avionic Instruments, Inc.*
3.42	Certificate of Incorporation, filed on July 28, 1986, of DAC Realty Corp.,*
3.43	Bylaws of DAC Realty Corp.*
3.44	Certificate of Incorporation, filed on December 22, 2004, of Skurka Aerospace Inc.*
3.45	Bylaws of Skurka Aerospace Inc.*
3.46	Articles of Incorporation, filed on November 10, 1980, of Sweeney Engineering Corp.*
3.47	Certificate of Amendment of Articles of Incorporation, filed on October 6, 1982, of Sweeney Engineering Corp.*
3.48	Amended and Restated Bylaws of Sweeney Engineering Corp.*

4.1	Form of Stock Certificate.(s)
4.2
Indenture, dated as of July 22, 2003, among TransDigm Inc. (as the successor by merger to TD Funding Corporation), TransDigm Holding Company (as the successor by merger to TD Acquisition Corporation), the Guarantors named therein, and The Bank of New York, as trustee.(d)
4.3	Form of 8 3/8% Senior Subordinated Note due 2011.(d)
4.4
First Supplemental Indenture, dated as of October 9, 2003, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(e)
4.5
Second Supplemental Indenture, dated as of February 10, 2005, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(i)
4.6
Third Supplemental Indenture, dated as of May 24, 2005, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(j)
4.7
Fourth Supplemental Indenture, dated as of September 30, 2005, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(k)
4.8	Fifth Supplemental Indenture, dated as of June 22, 2006, among TransDigm Inc., the guarantors listed on the signature pages thereto and The Bank of New York, as trustee.(t)
4.9	Indenture, dated as of June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee.(t)
4.11
Registration Rights Agreement, dated June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. named therein and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives for the several initial purchasers.(t)
4.12	Form of 7 3/4% Senior Subordinated Notes due 2014 (included in Exhibit 4.9).
4.13	Form of Exchange Agent Agreement*
5.1	Form of Opinion of Willkie Farr & Gallagher LLP.†
8.1	Form of Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters.*
10.1
Stockholders' Agreement, dated as of July 22, 2003, by and among TD Holding Corporation, Warburg Pincus Private Equity VIII, L.P., the other institutional investors whose names and addresses are set forth on Schedule I thereto and the employees of TransDigm Inc. and certain of its subsidiaries whose names and addresses are set forth on Schedule II thereto.(d)
10.2
Management Stockholders' Agreement, dated as of July 22, 2003, by and among TD Holding Corporation, Warburg Pincus Private Equity VIII, L.P. and the employees of TransDigm Inc. and certain of its subsidiaries whose names and addresses are set forth on Schedule I thereto.(d)
10.3	Registration Rights Agreement, dated as of July 22, 2003, among the institutional investors whose names and addresses are set forth on Schedule I thereto, the employees of TransDigm

Inc. and certain of its subsidiaries whose names and addresses are set forth on Schedule II thereto and TD Holding Corporation.(d)
10.4	Employment Agreement, dated as of June 6, 2003, by and between W. Nicholas Howley and TransDigm Holding Company.(d)
10.5	Amendment No. 1 to Employment Agreement, dated as of February 24, 2006, between TransDigm Holding Company and W. Nicholas Howley.(r)
10.6	Employment Agreement, dated as of November 18, 2005, by and between Raymond Laubenthal and TransDigm Holding Company.(m)
10.7	Amendment No. 1 to Employment Agreement, dated as of February 24, 2006, between TransDigm Holding Company and Raymond Laubenthal.(r)
10.8	Employment Agreement, dated as of November 18, 2005, by and between Gregory Rufus and TransDigm Holding Company.(m)
10.9	Amendment No. 1 to Employment Agreement, dated as of February 24, 2006, between Transdigm Holding Company and Gregory Rufus.(r)
10.10	Severance Agreement, dated as of December 10, 2004, by and between Skurka Engineering Company and Howard Skurka.(n)
10.11	Retention Agreement, dated as of December 31, 2004, by and between TD Holding Corporation, TransDigm Inc. and Howard Skurka.(n)
10.12	Noncompetition Agreement, dated as of December 31, 2004, by and among Skurka Aerospace Inc., TransDigm Inc. and Howard Skurka.(n)
10.13	Noncompetition Agreement, dated as of December 31, 2004, by and among Skurka Aerospace Inc., TransDigm Inc. and Howard Skurka.(n)
10.14	TD Holding Corporation Third Amended and Restated 2003 Stock Option Plan.(l)
10.15
Letter, dated February 24, 2006, from David Barr, Member of the Compensation Committee of the Board of Directors of TransDigm Group Incorporated, to W. Nicholas Howley, Chief Executive Officer of TransDigm Group Incorporated. (r)
10.16	TransDigm Group Incorporated 2006 Stock Incentive Plan.(s)
10.17	TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan.(d)
10.18	TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan(d)
10.19	TD Holding Corporation 2005 New Management Deferred Compensation Plan.(p)
10.20	Amended and Restated TD Holding Corporation Dividend Equivalent Plan.(p)
10.21	Form of Management Option Agreement, between TD Holding Corporation and the applicable executive regarding the rollover options granted to such executive.(d)
10.22	Form of Management Option Agreement, between TD Holding Corporation and the applicable executive regarding the time vested options granted to such executive.(d)
10.23	Form of Management Option Agreement, between TD Holding Corporation and the applicable executive regarding the performance vested options granted to such executive.(d)

10.24	Form of Option Agreement under TransDigm Group Incorporated 2006 Stock Incentive Plan.(s)
10.25	Demand Promissory Note, dated July 22, 2003, made by TransDigm Holding Company in favor of TransDigm Inc. and subsequently assigned by TransDigm Inc. to TD Finance Corporation.(d)
10.26
Amendment Agreement, dated as of April 1, 2004, among TransDigm Holding Company, TransDigm Inc., the lenders from time to time party thereto and Credit Suisse First Boston, as administrative agent and collateral agent.(n)
10.27
Amended and Restated Credit Agreement, dated as of April 1, 2004, among TransDigm Holding Company, TransDigm Inc., the lenders from time to time party thereto and Credit Suisse First Boston, as administrative agent and collateral agent.(h)
10.28
Amendment No. 1, dated as of November 10, 2005, to the Amended and Restated Credit Agreement, dated as of April 1, 2004, among TransDigm Inc., TransDigm Holding Company, the lenders from time to time party thereto and Credit Suisse (formerly known as Credit Suisse First Boston), as administrative agent and as collateral agent.(l)
10.29
Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Holding Company (as the successor by merger to TD Acquisition Corporation), TransDigm Inc. (as the successor by merger to TD Funding Corporation), the Subsidiaries Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(d)
10.30
Supplement No. 1, dated as of October 9, 2003, to the Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Inc., TransDigm Holding Company, the Subsidiary Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(e)
10.31
Supplement No. 2, dated as of February 10, 2005, to the Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Inc., TransDigm Holding Company, the Subsidiary Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(i)
10.32
Supplement No. 3, dated as of May 24, 2005, to the Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Inc., TransDigm Holding Company, the Subsidiary Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(j)
10.33
Tax Sharing Agreement, dated as of July 22, 2003, by and among TD Holding Corporation, TransDigm Holding Company, TransDigm Inc. and such direct and indirect subsidiaries of TD Holding Corporation that are listed on Exhibit A thereto.(e)
10.34	Contribution and Assignment Agreement, dated as of October 13, 2003, by and between TransDigm Inc. and TD Finance Corporation.(f)
10.35	Standard Industrial/Commercial Single-Tenant Lease—Net, dated as of December 31, 2004, between VHEM, LLC, d/b/a H&M Properties, and Skurka Aerospace Inc.(n)
10.36	Guaranty of Lease, dated as of December 31, 2004, by TransDigm Inc. in favor of VHEM, LLC, d/b/a H&M Properties.(n)
10.37	Amended and Restated TransDigm Inc. Executive Retirement Savings Plan.(p)
10.38	Loan Agreement, dated as of November 10, 2005, among TD Holding Corporation, the lenders named therein and Banc of America Bridge LLC, as administrative agent. (r)
10.39	Purchase Agreement, dated June 20, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. named therein and Banc of America

Securities LLC and Credit Suisse Securities (USA) LLC, as representatives for the several initial purchasers named therein.(t)
10.40
Credit Agreement, dated as of June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. from time to time party thereto, the financial institutions from time to time party thereto, as lenders, Credit Suisse, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, and Barclays Bank plc, General Electric Capital Corporation and UBS Securities LLC, as co-documentation agents.(t)
10.41
Guarantee and Collateral Agreement, dated as of June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. named therein and Credit Suisse, as administrative agent and collateral agent.(s)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.*
16.1	Letter of Deloitte & Touche LLP regarding its dismissal.(e)
21.1	Subsidiaries of TransDigm Group Incorporated.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in 5.1 above). †
24.1	Power of Attorney with respect to TransDigm Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to TransDigm Group Incorporated (included in the signature pages hereto).
24.1	Power of Attorney with respect to Champion Aerospace Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to ZMP, Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Adams Rite Aerospace Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Christie Electric Corp. (included in the signature pages hereto).
24.1	Power of Attorney with respect to MarathonNorco Aerospace, Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Avionic Instruments Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to DAC Realty Corp. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Skurka Aerospace Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Sweeney Engineering Corp. (included in the signature pages hereto).
25.1	Statement of Eligibility of Trustee.*
99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Clients.*
99.4	Form of Letter to Nominees.*

*
Filed herewith.

†
To be filed by amendment.

(a)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed January 29, 1999 (File No. 333-71397), as amended by Amendment No. 1, filed February 5, 1999, Amendment No. 2, filed March 24, 1999, and Amendment No. 3, filed April 23, 1999.

(b)
Incorporated by reference TransDigm Inc. and TransDigm Holding Company's Form S-4 filed June 28, 2002 (File No. 333-91574), as amended by Amendment No. 1, filed July 19, 2002.

(c)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on July 30, 2003 (File No. 333-71397).

(d)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed on August 29, 2003 (File No. 333- 10834006).

(e)
Incorporated by reference to Amendment No. 1 to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed on October 30, 2003 (File No. 333-10834006).

(f)
Incorporated by reference to Amendment No. 2 to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed on November 10, 2003 (File No. 333-10834006).

(g)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on March 5, 2004 (File No. 333-108340).

(h)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 10-Q filed on May 5, 2004 (File No. 333- 10834006).

(i)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on February 16, 2005 (File No. 333- 108340).

(j)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on May 27, 2005 (File No. 333- 108340).

(k)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on October 6, 2005 (File No. 333- 108340).

(l)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on November 15, 2005 (File No. 333- 108340).

(m)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on November 23, 2005 (File No. 333- 108340).

(n)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 10-K filed on November 30, 2005 (File No. 333-10834006).

(o)
Incorporated by reference to TransDigm Group Incorporated's Form S-1 filed on December 20, 2005 (File No. 333-130483).

(p)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on December 22, 2005 (File No. 333-10834006).

(q)
Incorporated by reference to Amendment No. 1 to TransDigm Group Incorporated's Form S-1 filed on February 2, 2006 (File No. 333-130483).

(r)
Incorporated by reference to Amendment No. 2 to TransDigm Group Incorporated's Form S-1 filed on February 27, 2006 (File No. 333-130483).

(s)
Incorporated by reference to Amendment No. 3 to TransDigm Group Incorporated's Form S-1 filed on March 13, 2006 (File No. 333-130483).

(t)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on June 28, 2006 (File No. 333-108340).

(b)
Financial Statement Schedules

TRANSDIGM GROUP INCORPORATED
VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004, THE PERIOD FROM JULY 8, 2003 THROUGH SEPTEMBER 30, 2003 (SUCCESSOR), AND THE PERIOD FROM OCTOBER 1, 2002 THROUGH JULY 22, 2003 (PREDECESSOR)

Column A	Column B	Column C Additions		Column D	Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Acquisitions	Deductions From Reserve(1)	Balance at End of Period
	(Amounts in Thousands)
Successor:
Year Ended September 30, 2005
Allowance for doubtful accounts	$864	$424	$78	$256	$1,110
Reserve for excess and obsolete inventory	6,657	865	728	1,512	6,738
Year Ended September 30, 2004
Allowance for doubtful accounts	1,240	(230)	324	470	864
Reserve for excess and obsolete inventory	7,041	715	77	1,176	6,657
Period July 8, 2003 though September 30, 2003
Allowance for doubtful accounts	—	15	1,485	260	1,240
Reserve for excess and obsolete inventory	7,046	143	200	348	7,041
Predecessor:
Period October 1, 2002 through July 22, 2003
Allowance for doubtful accounts	1,305	193	110	123	1,485
Reserve for excess and obsolete inventory	7,115	358	219	646	7,046

(1)
The amounts in this column represent charge-offs net of recoveries.

Item 22. Undertakings

        Each of the undersigned registrants hereby undertakes:

        (a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

        (c)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, TransDigm Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

TRANSDIGM INC.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 10, 2006
/s/ RAYMOND F. LAUBENTHAL Raymond F. Laubenthal	President, Chief Operating Officer and Director	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, TransDigm Group Incorporated has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

TRANSDIGM GROUP INCORPORATED
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 10, 2006
/s/ DAVID BARR David Barr	Director	October 10, 2006

/s/ MICHAEL GRAFF Michael Graff	Director	October 10, 2006
/s/ KEVIN KRUSE Kevin Kruse	Director	October 10, 2006
/s/ KEWSONG LEE Kewsong Lee	Director	October 10, 2006
/s/ DOUGLAS PEACOCK Douglas Peacock	Director	October 10, 2006
/s/ SEAN P. HENNESSY Sean P. Hennessy	Director	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Champion Aerospace Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

CHAMPION AEROSPACE INC.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ BERNT G. IVERSON Bernt G. Iverson	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, ZMP, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

ZMP, INC.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ JOHN F. LEARY John F. Leary	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Adams Rite Aerospace, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

ADAMS RITE AEROSPACE, INC.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ JOHN F. LEARY John F. Leary	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Christie Electric Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

CHRISTIE ELECTRIC CORP.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ ALBERT J. RODRIGUEZ Albert J. Rodriguez	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, MarathonNorco Aerospace, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

MARATHONNORCO AEROSPACE, INC.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ RALPH MCCLELLAND Ralph McClelland	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Avionic Instruments Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

AVIONIC INSTRUMENTS INC.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ RAYMOND F. LAUBENTHAL Raymond F. Laubenthal	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, DAC Realty Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

DAC REALTY CORP.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ RAYMOND F. LAUBENTHAL Raymond F. Laubenthal	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Skurka Aerospace Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

SKURKA AEROSPACE INC.
By:	/s/ W. NICHOLAS HOWLEY Name: W. Nicholas Howley Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes W. Nicholas Howley and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ W. NICHOLAS HOWLEY W. Nicholas Howley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 10, 2006
/s/ HOWARD SKURKA Howard Skurka	President	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	October 10, 2006
/s/ ROBERT S. HENDERSON Robert S. Henderson	Director	October 10, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Sweeney Engineering Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of October, 2006.

SWEENEY ENGINEERING CORP.
By:	/s/ RAYMOND F. LAUBENTHAL Name: Raymond F. Laubenthal Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes Raymond F. Laubenthal and Gregory Rufus, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant's Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ RAYMOND F. LAUBENTHAL Raymond F. Laubenthal	Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2006
/s/ JAMES RILEY James Riley	President and Director	October 10, 2006
/s/ GREGORY RUFUS Gregory Rufus	Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	October 10, 2006

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.(s)
2.1	Agreement and Plan of Merger, dated as of June 6, 2003, by and between TD Acquisition Corporation and TransDigm Holding Company.(c)
2.2	Amendment No. 1, dated as of July 9, 2003, to the Agreement and Plan of Merger, by and between TD Acquisition Corporation and TransDigm Holding Company.(c)
2.3	Agreement and Plan of Merger, dated as of July 22, 2003, by and between TransDigm Inc. and TD Funding Corporation.(d)
2.4	Agreement and Plan of Merger, dated as of September 30, 2005, by and between TransDigm Inc. and Fluid Regulators Corporation.(n)
3.1	Certificate of Incorporation, filed on July 8, 2003, of TD Holding Corporation (now known as TransDigm Group Incorporated). (o)
3.2	Certificate of Amendment to Certificate of Incorporation, filed on January 19, 2006, of TD Holding Corporation (now known as TransDigm Group Incorporated). (q)
3.3	Amended and Restated Certificate of Incorporation, filed on March 14, 2006, of TransDigm Group Incorporated.(s)
3.4	Amended and Restated Bylaws of TransDigm Group Incorporated.(s)
3.5	Certificate of Incorporation, filed on July 2, 1993, of NovaDigm Acquisition, Inc. (now known as TransDigm Inc.).(a)
3.6	Certificate of Amendment, filed on July 22, 1993, of the Certificate of Incorporation of NovaDigm Acquisition, Inc. (now known as TransDigm Inc.).(a)
3.7	Certificate of Ownership and Merger, filed on September 13, 1993, merging IMO Aerospace Company with and into TransDigm Inc.(a)
3.8	Certificate of Ownership and Merger, filed on June 23, 2006, merging TD Finance Corporation with and into TransDigm Inc.*
3.9	Certificate of Ownership and Merger, filed on June 26, 2006, merging TransDigm Holding Company with and into TransDigm Inc.*
3.10	Bylaws of NovaDigm Acquisition, Inc. (now known as TransDigm Inc.).(a)
3.11	Certificate of Incorporation, filed on March 28, 1994, of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.12	Certificate of Amendment, filed on May 18, 1994, of the Certificate of Incorporation of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.13	Certificate of Amendment, filed on May 24, 1994, of the Certificate of Incorporation of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.14	Bylaws of MPT Acquisition Corp. (now known as MarathonNorco Aerospace, Inc.).(a)
3.15	Amended and Restated Articles of Incorporation, filed on April 23, 1999, of ZMP, Inc. (a)
3.16	Amended and Restated Bylaws of ZMP, Inc.(a)
3.17	Articles of Incorporation, filed on July 30, 1986, of ARP Acquisition Corporation (now known as Adams Rite Aerospace, Inc.).(a)

3.18	Certificate of Amendment, filed on September 12, 1986, of the Articles of Incorporation of ARP Acquisition Corporation (now known as Adams Rite Aerospace, Inc.).(a)
3.19	Certificate of Amendment, filed on January 27, 1992, of the Articles of Incorporation of Adams Rite Products, Inc. (now known as Adams Rite Aerospace, Inc.).(a)
3.20	Certificate of Amendment, filed on December 31, 1992, of the Articles of Incorporation of Adams Rite Products, Inc. (now known as Adams Rite Aerospace, Inc.).(a)
3.21	Certificate of Amendment, filed on August 11, 1997, of the Articles of Incorporation of Adams Rite Sabre International, Inc. (now known as Adams Rite Aerospace, Inc.).(a)
3.22	Amended and Restated Bylaws of Adams Rite Aerospace, Inc.(a)
3.23	Certificate of Incorporation, filed on April 16, 2001, of Aviation Acquisition Corporation (now known as Champion Aerospace Inc.).(b)
3.24	Certificate of Amendment, filed on June 1, 2001, to the Certificate of Incorporation of Aviation Acquisition Corporation (now known as Champion Aerospace Inc.).(b)
3.25	Bylaws of Aviation Acquisition Corporation (now known as Champion Aerospace Inc.).(b)
3.26	Articles of Incorporation, filed on December 6, 1929, of McColpin — Christie Electric Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.27	Certificate of Amendment, filed on November 3, 1947, of the Articles of Incorporation of McColpin—Christie Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.28	Certificate of Amendment, filed on May 26, 1952, of the Articles of Incorporation of McColpin—Christie Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.29	Certificate of Amendment, filed on May 1, 1956, of the Articles of Incorporation of McColpin—Christie Corporation, LTD. (now known as Christie Electric Corp.).(b)
3.30	Certificate of Amendment, filed on May 1, 1979, of the Articles of Incorporation of Christie Electric Corp.(b)
3.31	Certificate of Ownership, filed on April 16, 1985, of Christie Electric Corp.(b)
3.32	Certificate of Amendment, filed on September 29, 1993, of the Articles of Incorporation of Christie Electric Corp.(b)
3.33	Bylaws of Christie Electric Corp.(b)
3.34	Certificate of Incorporation, filed on October 10, 1986, of Avionic Instruments, Inc.*
3.35	Agreement and Plan of Merger, filed on December 18, 1986, merging Avionic Instruments Inc., a New York corporation, with and into Avionic Instruments Inc., a Delaware corporation.*
3.36	Certificate of Amendment of Certificate of Incorporation, filed on April 9, 1987, of Avionic Instruments Inc.*
3.37	Certificate of Merger, filed on December 31, 1996, merging REA International Corp. with and into Avionic Instruments Inc.*
3.38	Certificate of Amendment of Certificate of Incorporation, filed on December 24, 1997, of Avionic Instruments Inc.*
3.39	Certificate of Change of Location of Registered Office and of Registered Agent, filed on March 13, 1998, of Avionic Instruments Inc.*

3.40	Certificate of Change of Registered Agent and Registered Office, filed on August 2, 2005, of Avionic Instruments Inc.*
3.41	Bylaws of Avionic Instruments, Inc.*
3.42	Certificate of Incorporation, filed on July 28, 1986, of DAC Realty Corp.,*
3.43	Bylaws of DAC Realty Corp.*
3.44	Certificate of Incorporation, filed on December 22, 2004, of Skurka Aerospace Inc.*
3.45	Bylaws of Skurka Aerospace Inc.*
3.46	Articles of Incorporation, filed on November 10, 1980, of Sweeney Engineering Corp.*
3.47	Certificate of Amendment of Articles of Incorporation, filed on October 6, 1982, of Sweeney Engineering Corp.*
3.48	Amended and Restated Bylaws of Sweeney Engineering Corp.*
4.1	Form of Stock Certificate.(s)
4.2
Indenture, dated as of July 22, 2003, among TransDigm Inc. (as the successor by merger to TD Funding Corporation), TransDigm Holding Company (as the successor by merger to TD Acquisition Corporation), the Guarantors named therein, and The Bank of New York, as trustee.(d)
4.3	Form of 8 3/8% Senior Subordinated Note due 2011.(d)
4.4
First Supplemental Indenture, dated as of October 9, 2003, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(e)
4.5
Second Supplemental Indenture, dated as of February 10, 2005, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(i)
4.6
Third Supplemental Indenture, dated as of May 24, 2005, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(j)
4.7
Fourth Supplemental Indenture, dated as of September 30, 2005, to Indenture, dated as of July 22, 2003, by and among TransDigm Inc., TransDigm Holding Company, the Guarantors named therein, and The Bank of New York, as trustee.(k)
4.8	Fifth Supplemental Indenture, dated as of June 22, 2006, among TransDigm Inc., the guarantors listed on the signature pages thereto and The Bank of New York, as trustee.(t)
4.9	Indenture, dated as of June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee.(t)
4.11
Registration Rights Agreement, dated June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. named therein and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives for the several initial purchasers.(t)
4.12	Form of 7 3/4% Senior Subordinated Notes due 2014 (included in Exhibit 4.9).
4.13	Form of Exchange Agent Agreement*
5.1	Form of Opinion of Willkie Farr & Gallagher LLP.†
8.1	Form of Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters.*

10.1
Stockholders' Agreement, dated as of July 22, 2003, by and among TD Holding Corporation, Warburg Pincus Private Equity VIII, L.P., the other institutional investors whose names and addresses are set forth on Schedule I thereto and the employees of TransDigm Inc. and certain of its subsidiaries whose names and addresses are set forth on Schedule II thereto.(d)
10.2
Management Stockholders' Agreement, dated as of July 22, 2003, by and among TD Holding Corporation, Warburg Pincus Private Equity VIII, L.P. and the employees of TransDigm Inc. and certain of its subsidiaries whose names and addresses are set forth on Schedule I thereto.(d)
10.3
Registration Rights Agreement, dated as of July 22, 2003, among the institutional investors whose names and addresses are set forth on Schedule I thereto, the employees of TransDigm Inc. and certain of its subsidiaries whose names and addresses are set forth on Schedule II thereto and TD Holding Corporation.(d)
10.4	Employment Agreement, dated as of June 6, 2003, by and between W. Nicholas Howley and TransDigm Holding Company.(d)
10.5	Amendment No. 1 to Employment Agreement, dated as of February 24, 2006, between TransDigm Holding Company and W. Nicholas Howley.(r)
10.6	Employment Agreement, dated as of November 18, 2005, by and between Raymond Laubenthal and TransDigm Holding Company.(m)
10.7	Amendment No. 1 to Employment Agreement, dated as of February 24, 2006, between TransDigm Holding Company and Raymond Laubenthal.(r)
10.8	Employment Agreement, dated as of November 18, 2005, by and between Gregory Rufus and TransDigm Holding Company.(m)
10.9	Amendment No. 1 to Employment Agreement, dated as of February 24, 2006, between Transdigm Holding Company and Gregory Rufus.(r)
10.10	Severance Agreement, dated as of December 10, 2004, by and between Skurka Engineering Company and Howard Skurka.(n)
10.11	Retention Agreement, dated as of December 31, 2004, by and between TD Holding Corporation, TransDigm Inc. and Howard Skurka.(n)
10.12	Noncompetition Agreement, dated as of December 31, 2004, by and among Skurka Aerospace Inc., TransDigm Inc. and Howard Skurka.(n)
10.13	Noncompetition Agreement, dated as of December 31, 2004, by and among Skurka Aerospace Inc., TransDigm Inc. and Howard Skurka.(n)
10.14	TD Holding Corporation Third Amended and Restated 2003 Stock Option Plan.(l)
10.15
Letter, dated February 24, 2006, from David Barr, Member of the Compensation Committee of the Board of Directors of TransDigm Group Incorporated, to W. Nicholas Howley, Chief Executive Officer of TransDigm Group Incorporated. (r)
10.16	TransDigm Group Incorporated 2006 Stock Incentive Plan.(s)
10.17	TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan.(d)
10.18	TD Holding Corporation 2003 Rollover Deferred Compensation and Phantom Stock Unit Plan(d)
10.19	TD Holding Corporation 2005 New Management Deferred Compensation Plan.(p)
10.20	Amended and Restated TD Holding Corporation Dividend Equivalent Plan.(p)

10.21	Form of Management Option Agreement, between TD Holding Corporation and the applicable executive regarding the rollover options granted to such executive.(d)
10.22	Form of Management Option Agreement, between TD Holding Corporation and the applicable executive regarding the time vested options granted to such executive.(d)
10.23	Form of Management Option Agreement, between TD Holding Corporation and the applicable executive regarding the performance vested options granted to such executive.(d)
10.24	Form of Option Agreement under TransDigm Group Incorporated 2006 Stock Incentive Plan.(s)
10.25	Demand Promissory Note, dated July 22, 2003, made by TransDigm Holding Company in favor of TransDigm Inc. and subsequently assigned by TransDigm Inc. to TD Finance Corporation.(d)
10.26
Amendment Agreement, dated as of April 1, 2004, among TransDigm Holding Company, TransDigm Inc., the lenders from time to time party thereto and Credit Suisse First Boston, as administrative agent and collateral agent.(n)
10.27
Amended and Restated Credit Agreement, dated as of April 1, 2004, among TransDigm Holding Company, TransDigm Inc., the lenders from time to time party thereto and Credit Suisse First Boston, as administrative agent and collateral agent.(h)
10.28
Amendment No. 1, dated as of November 10, 2005, to the Amended and Restated Credit Agreement, dated as of April 1, 2004, among TransDigm Inc., TransDigm Holding Company, the lenders from time to time party thereto and Credit Suisse (formerly known as Credit Suisse First Boston), as administrative agent and as collateral agent.(l)
10.29
Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Holding Company (as the successor by merger to TD Acquisition Corporation), TransDigm Inc. (as the successor by merger to TD Funding Corporation), the Subsidiaries Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(d)
10.30
Supplement No. 1, dated as of October 9, 2003, to the Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Inc., TransDigm Holding Company, the Subsidiary Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(e)
10.31
Supplement No. 2, dated as of February 10, 2005, to the Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Inc., TransDigm Holding Company, the Subsidiary Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(i)
10.32
Supplement No. 3, dated as of May 24, 2005, to the Guarantee and Collateral Agreement, dated as of July 22, 2003, among TransDigm Inc., TransDigm Holding Company, the Subsidiary Guarantors (as defined therein) and Credit Suisse First Boston, as collateral agent.(j)
10.33
Tax Sharing Agreement, dated as of July 22, 2003, by and among TD Holding Corporation, TransDigm Holding Company, TransDigm Inc. and such direct and indirect subsidiaries of TD Holding Corporation that are listed on Exhibit A thereto.(e)
10.34	Contribution and Assignment Agreement, dated as of October 13, 2003, by and between TransDigm Inc. and TD Finance Corporation.(f)
10.35	Standard Industrial/Commercial Single-Tenant Lease—Net, dated as of December 31, 2004, between VHEM, LLC, d/b/a H&M Properties, and Skurka Aerospace Inc.(n)
10.36	Guaranty of Lease, dated as of December 31, 2004, by TransDigm Inc. in favor of VHEM, LLC, d/b/a H&M Properties.(n)
10.37	Amended and Restated TransDigm Inc. Executive Retirement Savings Plan.(p)

10.38	Loan Agreement, dated as of November 10, 2005, among TD Holding Corporation, the lenders named therein and Banc of America Bridge LLC, as administrative agent. (r)
10.39
Purchase Agreement, dated June 20, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. named therein and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives for the several initial purchasers named therein.(t)
10.40
Credit Agreement, dated as of June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. from time to time party thereto, the financial institutions from time to time party thereto, as lenders, Credit Suisse, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, and Barclays Bank plc, General Electric Capital Corporation and UBS Securities LLC, as co-documentation agents.(t)
10.41
Guarantee and Collateral Agreement, dated as of June 23, 2006, among TransDigm Inc., TransDigm Group Incorporated, the subsidiaries of TransDigm Inc. named therein and Credit Suisse, as administrative agent and collateral agent.(s)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.*
16.1	Letter of Deloitte & Touche LLP regarding its dismissal.(e)
21.1	Subsidiaries of TransDigm Group Incorporated.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in 5.1 above).†
24.1	Power of Attorney with respect to TransDigm Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to TransDigm Group Incorporated (included in the signature pages hereto).
24.1	Power of Attorney with respect to Champion Aerospace Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to ZMP, Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Adams Rite Aerospace Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Christie Electric Corp. (included in the signature pages hereto).
24.1	Power of Attorney with respect to MarathonNorco Aerospace, Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Avionic Instruments Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to DAC Realty Corp. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Skurka Aerospace Inc. (included in the signature pages hereto).
24.1	Power of Attorney with respect to Sweeney Engineering Corp. (included in the signature pages hereto).
25.1	Statement of Eligibility of Trustee.*

99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Clients.*
99.4	Form of Letter to Nominees.*

*
Filed herewith.

†
To be filed by amendment.

(a)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed January 29, 1999 (File No. 333-71397), as amended by Amendment No. 1, filed February 5, 1999, Amendment No. 2, filed March 24, 1999, and Amendment No. 3, filed April 23, 1999.

(b)
Incorporated by reference TransDigm Inc. and TransDigm Holding Company's Form S-4 filed June 28, 2002 (File No. 333-91574), as amended by Amendment No. 1, filed July 19, 2002.

(c)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on July 30, 2003 (File No. 333-71397).

(d)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed on August 29, 2003 (File No. 333- 10834006).

(e)
Incorporated by reference to Amendment No. 1 to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed on October 30, 2003 (File No. 333-10834006).

(f)
Incorporated by reference to Amendment No. 2 to TransDigm Inc. and TransDigm Holding Company's Form S-4 filed on November 10, 2003 (File No. 333-10834006).

(g)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on March 5, 2004 (File No. 333-108340).

(h)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 10-Q filed on May 5, 2004 (File No. 333- 10834006).

(i)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on February 16, 2005 (File No. 333- 108340).

(j)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on May 27, 2005 (File No. 333- 108340).

(k)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on October 6, 2005 (File No. 333- 108340).

(l)
Incorporated by referenced to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on November 15, 2005 (File No. 333- 108340).

(m)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on November 23, 2005 (File No. 333- 108340).

(n)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 10-K filed on November 30, 2005 (File No. 333-10834006).

(o)
Incorporated by reference to TransDigm Group Incorporated's Form S-1 filed on December 20, 2005 (File No. 333-130483).

(p)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on December 22, 2005 (File No. 333-10834006).

(q)
Incorporated by reference to Amendment No. 1 to TransDigm Group Incorporated's Form S-1 filed on February 2, 2006 (File No. 333-130483).

(r)
Incorporated by reference to Amendment No. 2 to TransDigm Group Incorporated's Form S-1 filed on February 27, 2006 (File No. 333-130483).

(s)
Incorporated by reference to Amendment No. 3 to TransDigm Group Incorporated's Form S-1 filed on March 13, 2006 (File No. 333-130483).

(t)
Incorporated by reference to TransDigm Inc. and TransDigm Holding Company's Form 8-K filed on June 28, 2006 (File No. 333-108340).

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SCHEDULE A
TABLE OF CONTENTS
NOTICE TO INVESTORS
NOTICE TO NEW HAMPSHIRE RESIDENTS
PROSPECTUS SUMMARY
Our Company
Industry and Market Overview
Our Competitive Strengths
Our Business Strategy
Financing Transaction
Recent Development
Summary of the Exchange Offer
Summary of the Terms of the Exchange Notes
Regulatory Approvals
Risk Factors
Principal Offices
Summary Historical Consolidated Financial Data
RISK FACTORS
Risks Relating to the Notes
Risks Associated with the Exchange Offer
Risks Relating to Our Business
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Business Strategy
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
FINANCING TRANSACTION
DESCRIPTION OF THE NEW SENIOR SECURED CREDIT FACILITY
DESCRIPTION OF THE EXCHANGE NOTES
BOOK-ENTRY, DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS TRANSDIGM GROUP INCORPORATED
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share data) (Unaudited)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THIRTY-NINE WEEK PERIOD ENDED JULY 1, 2006 (Amounts in thousands, except share data) (Unaudited)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)
TRANSDIGM GROUP INCORPORATED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS THIRTY-NINE WEEK PERIODS ENDED JULY 1, 2006 AND JULY 2, 2005 (UNAUDITED)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING BALANCE SHEET AS OF JULY 1, 2006 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING BALANCE SHEET AS OF SEPTEMBER 30, 2005 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THIRTY-NINE WEEKS ENDED JULY 1, 2006 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THIRTY-NINE WEEKS ENDED JULY 2, 2005 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE THIRTY-NINE WEEKS ENDED JULY 1, 2006 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE THIRTY-NINE WEEKS ENDED JULY 2, 2005 (Amounts in thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSDIGM GROUP INCORPORATED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2005 AND 2004
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY) Predecessor for the period from October 1, 2002 through July 22, 2003
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY/(DEFICIENCY) Successor for the years ended September 30, 2005 and 2004 and the period from July 8, 2003 (Date of Formation) through September 30, 2003
TRANSDIGM GROUP INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS
TRANSDIGM GROUP INCORPORATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING BALANCE SHEET AS OF SEPTEMBER 30, 2005 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING BALANCE SHEET AS OF SEPTEMBER 30, 2004 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2005 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2004 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE PERIOD FROM JULY 8, 2003 (DATE OF FORMATION) THROUGH SEPTEMBER 30, 2003 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE PERIOD FROM OCTOBER 1, 2002 THROUGH JULY 22, 2003 (PREDECESSOR) (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30, 2005 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30, 2004 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JULY 8, 2003 (DATE OF FORMATION) THROUGH SEPTEMBER 30, 2003 (Amounts in thousands)
TRANSDIGM GROUP INCORPORATED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE PERIOD FROM OCTOBER 1, 2002 THROUGH JULY 22, 2003 (PREDECESSOR) (Amounts in thousands)
TransDigm Inc.
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
TRANSDIGM GROUP INCORPORATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004, THE PERIOD FROM JULY 8, 2003 THROUGH SEPTEMBER 30, 2003 (SUCCESSOR), AND THE PERIOD FROM OCTOBER 1, 2002 THROUGH JULY 22, 2003 (PREDECESSOR)
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